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As filed with the Securities and Exchange Commission on October 20, 2004

Registration No. 333-118658

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VWR INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	5049	91-1319190
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1310 Goshen Parkway
P.O. Box
2656 West Chester, PA 19380
(610) 431-1700
(Address, including ZIP Code, and telephone number,
including area code, of registrant's principal executive offices)

Stephen Kunst
General Counsel
VWR International, Inc.
1310 Goshen Parkway
P.O. Box 2656
West Chester, PA 19380 (610) 431-1700
(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

With a copy to:
David A. Brittenham, Esq.
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
(212) 909-6000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
        If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
        If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete these exchange offers or issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                        , 2004

PROSPECTUS

VWR International, Inc.

Offers to Exchange
$200,000,000 Outstanding
6 7/8% Senior Notes due 2012
for $200,000,000 Registered
6 7/8% Senior Notes due 2012
and
$320,000,000 Outstanding
8% Senior Subordinated Notes due 2014
for $320,000,000 Registered
8% Senior Subordinated Notes due 2014

The New Notes:

  •
  The terms of the new senior notes and the new senior subordinated notes offered in the exchange offers are substantially identical to the terms of the old senior notes and the old senior subordinated notes, respectively, except that the new senior notes and the new senior subordinated notes are registered under the Securities Act of 1933 and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old senior notes and the old senior subordinated notes, respectively, and will not entitle their holders to registration rights.

        Investing in the new notes involves risks. You should carefully review the risk factors beginning on page 10 of this prospectus.

The Exchange Offers:

  •
  Our offers to exchange old senior notes and old senior subordinated notes for new senior notes and new senior subordinated notes, respectively, will be open until 5:00 p.m., New York City time, on                        , 2004, unless extended.

  •
  No public market currently exists for the notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

TABLE OF CONTENTS

Summary	1
Risk Factors	10
Forward-Looking Statements	21
Market and Industry Data	22
The Exchange Offers	23
Use of Proceeds	31
Capitalization	32
Unaudited Pro Forma Condensed Consolidated Financial Statements	33
Selected Historical Financial Data	39
Management's Discussion and Analysis of Financial Condition and Results of Operations	41
Global Research Laboratory Industry	64
Business	65
Management	74
Security Ownership of Certain Beneficial Owners	84
Certain Relationships and Related Party Transactions	86
Description of Senior Secured Credit Facility	89
Description of Notes	92
Material United States Federal Tax Considerations	153
Plan of Distribution	159
Legal Matters	160
Experts	160
Where You Can Find More Information	160
Glossary of Terms	161
Index to Financial Statements	F-1

        We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in the prospectus. If you are given any information or representation about these matters that is not discussed, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

        In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

        In connection with the exchange offers, we have filed with the SEC a registration statement on Form S-4, under the Securities Act, relating to the new notes to be issued in each exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offers, you should refer to the registration statement, including its exhibits.

        The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the internet at the SEC's website at http://www.sec.gov. The SEC's website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the public reference

ii

room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offers' registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

VWR International, Inc.
1310 Goshen Parkway
P.O. Box 2656
West Chester, PA 19380
(610) 431-1700

        In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by                        , 2004.

iii

SUMMARY

        This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in the notes. You should carefully read the entire prospectus, including the section titled "Risk Factors" and the financial statements and notes related to those statements included elsewhere in this prospectus, before making an investment decision. The financial statements included in this prospectus include the consolidated and combined financial statements of VWR International Corporation, the former parent of VWR International, Inc., which merged with and into VWR International, Inc., with VWR International, Inc. surviving. In this prospectus, unless the context requires otherwise, references to "we," "us" and "our" mean VWR International, Inc. and its consolidated subsidiaries, and references to the "issuer" or the "Company" mean VWR International, Inc. See "Glossary of Terms" for definitions of a number of terms that we use in this prospectus.

Our Business

        We are a leader in the global research laboratory industry. We provide distribution and other value-added services to a highly fragmented supply chain by offering in excess of 750,000 products from more than 5,000 manufacturers to over 250,000 customers. Our business is highly diversified across products and services, geographic regions and customer segments. Products we distribute include chemicals, glassware, instruments, protective clothing and other assorted laboratory products. We support our customers by providing customized services, including storeroom management, product procurement, supply chain systems integration and laboratory bench top delivery. We maintain operations in North America and in 15 European countries and process an average of 50,000 order lines daily from 16 strategically located distribution centers. Our principal customers are major pharmaceutical, biotechnology, chemical, technology, food processing and consumer product companies; universities and research institutes; governmental agencies; environmental testing organizations; and primary and secondary schools. Based on estimates by Laboratory Product Association or LPA, a trade organization for manufacturers and marketers of lab equipment, and by management, we believe that we had an approximate 11% share of the global research laboratory market, with the #1 market share in Europe and the #2 market share in North America in 2003.

Our Industry

        The global research laboratory market had industry-wide revenues of approximately $22 billion in 2003, based on management estimates. Market growth has been driven by many factors, including increasing R&D spending and positive demographic trends. The market is highly diversified across geographic regions, products and end-markets. LPA estimated that 41%, 33% and 26% of 2003 industry revenues were derived from North America, Europe and the rest of the world, respectively, and that the industry product revenue split among chemicals, equipment and instruments, and consumables was 29%, 30% and 41% in 2003, respectively. In addition, the industry comprises a diversified collection of segments of the economy focused on R&D, including pharmaceutical, biotechnology, chemical, education, medical research, government and environmental testing.

* * * *

        Our principal executive offices are located at 1310 Goshen Parkway, West Chester, PA 19380. Our phone number is (610) 431-1700.

The Transactions

        The following transactions were consummated in connection with the issuance of the old notes:

  •
  CD&R Fund VI, a private equity fund managed by CD&R, formed a corporation named CDRV Investors, Inc., which had a direct wholly-owned subsidiary named CDRV Holdings, Inc., and indirect wholly-owned subsidiaries named CDRV Acquisition Corporation, CDRV International Holdings, Inc. and VWR International Holdings, Inc. that were held through CDRV Holdings, Inc. CD&R Fund VI is our indirect majority stockholder. See "Security Ownership of Certain Beneficial Owners."

  •
  On April 7, 2004, CDRV Holdings, Inc., (i) acting through CDRV Acquisition Corporation and VWR International Holdings, Inc., acquired us and an approximately 4% equity ownership interest in VWR International Immobilien GmbH that we did not hold for total consideration of approximately $1,683.4 million, consisting of approximately $1,669.1 million in cash and approximately $14.3 million of assumed debt, and (ii) acting through CDRV International Holdings, Inc., acquired the remaining approximately 6% equity ownership interest in VWR International Immobilien GmbH that we did not hold for consideration of approximately $0.8 million.

  •
  In connection with the Acquisition, CDRV Acquisition Corporation issued the old notes and entered into a Senior Secured Credit Facility, consisting of a $150.0 million multi-currency revolving credit facility, a $415.0 million U.S. dollar-denominated term loan and a €145.0 million Euro-denominated term loan ($176.6 million as of June 30, 2004, on a U.S. dollar equivalent basis). See "Description of Certain Indebtedness."

  •
  The net proceeds of the purchase of stock in CDRV Investors, Inc. by CD&R Fund VI and its coinvestors, the offering of the old notes and the borrowings under our Senior Secured Credit Facility were used, among other things, to pay Merck KGaA the cash consideration for the Acquisition, including the repayment of outstanding intercompany debt owed to Merck KGaA.

  •
  Following the completion of the Acquisition, we entered into a series of internal reorganizations, pursuant to which, among other things, (i) VWR International Corporation merged with and into VWR International, Inc., with VWR International, Inc. surviving, and (ii) thereafter, CDRV Acquisition Corporation merged with and into VWR International, Inc., with VWR International, Inc. surviving and assuming the obligations of CDRV Acquisition Corporation under the old notes and our Senior Secured Credit Facility.

Summary of the Terms of the Exchange Offers

        On April 7, 2004, VWR International, Inc. completed an offering of $200,000,000 aggregate principal amount of 6 7/8% senior notes due 2012, or the old senior notes, and $320,000,000 aggregate principal amount of 8% senior subordinated notes due 2014, or the old senior subordinated notes. In this prospectus, we refer to (1) the old senior notes and the old senior subordinated notes together as the old notes, (2) the new senior notes and the new senior subordinated notes together as the new notes, (3) the old senior notes and the new senior notes together as the senior notes, (4) the old senior subordinated notes and the new senior subordinated notes together as the senior subordinated notes, and (5) the old notes and the new notes together as the notes. The offering of old notes was made only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, and accordingly was exempt from registration under the Securities Act of 1933.

Securities Offered	Up to $200,000,000 aggregate principal amount of new 6 7/8% senior notes due 2012, or the new senior notes, which have been registered under the Securities Act.
Up to $320,000,000 aggregate principal amount of new 8% senior subordinated notes due 2014, or the new senior subordinated notes, which have been registered under the Securities Act.

The terms of the new senior notes and the new senior subordinated notes offered in the exchange offers are substantially identical to those of the old senior notes and the old senior subordinated notes, respectively, except that the new senior notes and the new senior subordinated notes are registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old senior notes and the old senior subordinated notes, respectively, and will not entitle their holders to registration rights.
The Exchange Offers	You may exchange old senior notes and old senior subordinated notes for new senior notes and new senior subordinated notes, respectively.
Resale of the New Notes
We believe the new notes that will be issued in these exchange offers may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading "The Exchange Offers" for further information regarding the exchange offers and resale of the new notes.
Registration Rights Agreements
We have undertaken these exchange offers pursuant to the terms of the exchange and registration rights agreements entered into with the initial purchasers of the old notes. We have agreed to use our reasonable best efforts to cause the registration statement of which this prospectus is a part to become effective within 240 days after the issue date of the old notes, and consummate the exchange offers within 270 days after the issue date of the old notes. See "The Exchange Offers" and "Description of Notes—Exchange Offers; Registration Rights."

Consequence of Failure to Exchange the Old Notes	You will continue to hold old notes that remain subject to their existing transfer restrictions if:
• you do not tender your old notes; or
• you tender your old notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register the old notes after we consummate the applicable exchange offer. See "The Exchange Offers—Terms of the Exchange Offers" and "—Consequences of Failure to Exchange."
Expiration Date
Each exchange offer will expire at 5:00 p.m., New York City time, on , 2004, or the expiration date, unless we extend it, in which case expiration date means the latest date and time to which such exchange offer is extended.
Interest on the New Notes
The new notes of each series will accrue interest from the most recent date to which interest has been paid or provided for on the old notes of such series or, if no interest has been paid on the old notes of such series, from the date of original issue of the old notes of such series.
Condition to the Exchange Offers
Each exchange offer is subject to several customary conditions, which we may waive. We will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend an exchange offer if:
•
we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or any order of any governmental agency or court of competent jurisdiction;
• at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part; or
• at any time any stop order is threatened or in effect with respect to the qualification of the indenture governing the relevant notes under the Trust Indenture Act of 1939, as amended.
See "The Exchange Offers—Conditions." We reserve the right to terminate or amend the exchange offers at any time prior to the expiration date upon the occurrence of any of the foregoing events.

Procedures for Tendering Old Notes
If you wish to accept the exchange offers, you must submit required documentation and effect a tender of old notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal. See "The Exchange Offers—Procedures for Tendering," "—Book Entry Transfer" and "—Guaranteed Delivery Procedures."
Guaranteed Delivery Procedures
If you wish to tender your old notes, but cannot properly do so prior to the applicable expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in "The Exchange Offers—Guaranteed Delivery Procedures."
Withdrawal Rights
Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the applicable expiration date. To withdraw a tender of old notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in "The Exchange Offers—Exchange Agent" prior to 5:00 p.m. on the applicable expiration date.
Acceptance of Old Notes and Delivery of New Notes
Except in some circumstances, any and all old notes that are validly tendered in an exchange offer prior to 5:00 p.m., New York City time, on the applicable expiration date will be accepted for exchange. The new notes issued pursuant to the applicable exchange offer will be delivered promptly following the applicable expiration date. We may reject any and all notes that we determine have not been properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We may waive any irregularities in or conditions to the tender of the old notes. See "The Exchange Offers—Terms of the Exchange Offers". Subject to some limited exceptions, we will have no obligation to register the old notes after we consummate the exchange offer. See "Description of Notes—Registration Covenant; Exchange Offer."
Material U.S. Federal Tax Considerations	We believe that the exchange of the old notes for the new notes will not constitute a taxable exchange for U.S. federal income tax purposes. See "Material United States Federal Tax Considerations."
Exchange Agent	Wells Fargo Bank, National Association, is serving as the exchange agent.

Summary of the Terms of the Notes

        The terms of the new senior notes and the new senior subordinated notes offered in the exchange offers are identical in all material respects to the terms of the old senior notes and the old senior subordinated notes, respectively, except that the new notes:

  •
  are registered under the Securities Act and therefore will not be subject to restrictions on transfer;

  •
  will not be subject to provisions relating to additional interest;

  •
  will not entitle their holders to registration rights; and

  •
  will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

Maturity Dates	Senior notes: April 15, 2012. Senior subordinated notes: April 15, 2014.
Interest Payment Dates	April 15 and October 15, commencing on October 15, 2004.
Ranking and Subordination	The senior notes will be our general unsecured obligations and will rank:
	•	equal in right of payment to all of our existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the senior notes;
	•	senior in right of payment to any of our future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the senior notes; and
	•	effectively subordinated to all of our secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness and other obligations.

The senior notes will be guaranteed, on a senior basis, by each significant domestic subsidiary of the issuer that guarantees our obligations under our Senior Secured Credit Facility. See "Description of Notes—Subsidiary Guarantees." At present, the senior notes are not guaranteed by any subsidiary because none constitutes a significant domestic subsidiary. The senior note guarantee of each guarantor will be an unsecured senior obligation of that guarantor and will rank:
•
equal in right of payment to all existing and future unsecured indebtedness and other obligations of that guarantor that are not, by their terms, expressly subordinated in right of payment to the senior note guarantee;

•	senior in right of payment to any future indebtedness and other obligations of that guarantor that are, by their terms, expressly subordinated in right of payment to the senior note guarantee; and
•	effectively subordinated to all secured indebtedness and other secured obligations of that guarantor to the extent of the value of the assets securing such indebtedness and other obligations.
The senior subordinated notes will be our unsecured senior subordinated obligations and will rank:
•	equal in right of payment to all of our existing and future unsecured senior subordinated indebtedness and other obligations;
•	senior in right of payment to any of our future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the senior subordinated notes; and
•
subordinated in right of payment to all of our existing and future senior indebtedness and other senior obligations, and effectively subordinated to all of our secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness and other obligations.

The senior subordinated notes will be guaranteed, on a senior subordinated basis, by each significant domestic subsidiary of the issuer that guarantees our obligations under our Senior Secured Credit Facility. See "Description of Notes—Subsidiary Guarantees." At present, the senior subordinated notes are not guaranteed by any subsidiary because none constitutes a significant domestic subsidiary. The senior subordinated note guarantee of each guarantor will be an unsecured senior subordinated obligation of that guarantor and will rank:
•	equal in right of payment to all existing and future unsecured senior subordinated indebtedness and other obligations of that guarantor;
•
senior in right of payment to any future indebtedness and other obligations of that guarantor that are, by their terms, expressly subordinated in right of payment to the senior subordinated note guarantee; and

•
subordinated in right of payment to all existing and future senior indebtedness and other senior obligations of that guarantor, and effectively subordinated to all secured indebtedness and other secured obligations of that guarantor to the extent of the value of the assets securing such indebtedness and other obligations.

As of June 30, 2004, we had indebtedness on our consolidated balance sheet of approximately $1,131.5 million. Of this indebtedness, approximately $598.1 million was secured, approximately $12.8 million was debt of our subsidiaries and structurally senior to the senior notes and the senior subordinated notes, approximately $320.0 million was subordinated to the senior notes and approximately $810.9 million was senior to the senior subordinated notes. We may incur additional debt, including secured debt, under the Senior Secured Credit Facility and otherwise. As of June 30, 2004, we had $142.8 million of additional borrowing capacity on a revolving credit basis under our Senior Secured Credit Facility, which if drawn, would rank equal in right of payment with the senior notes and senior in right of payment to the senior subordinated notes. See "Capitalization."
Mandatory Sinking Fund	None.
Optional Redemption
We may redeem the senior notes and the senior subordinated notes, in whole or in part, at our option, at any time (1) before April 15, 2008 and April 15, 2009, respectively, at a redemption price equal to 100% of their principal amount plus the applicable make-whole premium described under "Description of Notes—Optional Redemption" and (2) on or after April 15, 2008 and April 15, 2009, respectively, at the redemption prices listed under "Description of Notes—Optional Redemption."

In addition, on or before April 15, 2007, we may on one or more occasions, at our option, use the net proceeds from one or more equity offerings to redeem up to 35% of the senior notes or the senior subordinated notes at the redemption prices listed under "Description of Notes—Optional Redemption."

Change of Control
If we experience a change of control, as described under "Description of Notes—Change of Control," we must offer to repurchase all of the senior notes and the senior subordinated notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. There can be no assurance that sufficient funds will be available if necessary to make any required repurchase.
Certain Covenants
We will issue the new senior notes and new senior subordinated notes under separate indentures. The indentures governing the notes contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur more debt;
	•	pay dividends, redeem stock or make other distributions;
	•	make investments;
	•	create liens (which, in the case of the senior subordinated notes, would be limited in applicability to liens securing pari passu or subordinated indebtedness);
	•	transfer or sell assets;
	•	merge or consolidate; and
	•	enter into transactions with our affiliates.
These covenants are subject to important exceptions and qualifications, which are described under "Description of Notes—Certain Covenants" and "Description of Notes—Merger and Consolidation."

Risk Factors

        You should consider carefully all of the information set forth in this prospectus and, in particular, the information under the heading "Risk Factors" beginning on page 10 in evaluating the exchange offers and making an investment in the new notes.

RISK FACTORS

        You should carefully consider the risk factors set forth below, as well as the other information included in this prospectus before making an investment decision. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such a case, you may lose all or part of your investment in the notes.

Risks Related to the Notes

We have substantial existing debt and may incur substantial additional debt, which could adversely affect our financial health and our ability to obtain financing in the future, react to changes in our business and make payments on the notes.

        As of June 30, 2004, we had an aggregate principal amount of approximately $1,131.5 million of outstanding debt, and stockholders' equity of approximately $541.4 million.

        The indentures for the notes permit us to incur or guarantee additional indebtedness, including indebtedness under our Senior Secured Credit Facility, subject to specified limitations. For a description of these limitations, see "Description of Notes." We have additional borrowing capacity on a revolving credit basis under our Senior Secured Credit Facility ($142.8 million as of June 30, 2004), which these limitations permit us to incur. We may incur substantial additional debt in the future.

        Our substantial debt could have important consequences to holders of the notes. Because of our substantial debt:

  •
  our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes and our ability to satisfy our obligations with respect to the notes may be impaired in the future;

  •
  a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

  •
  we will be exposed to the risk of increased interest rates because a portion of our borrowings will be at variable rates of interest; and

  •
  our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, and we may be more vulnerable to a downturn in general economic conditions or our business or be unable to carry out capital spending that is necessary or important to our growth strategy and our efforts to improve operating margins.

The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business and adversely affect the holders of the notes.

        Our Senior Secured Credit Facility contains covenants that, among other things, restrict our ability to:

  •
  dispose of assets;

  •
  incur additional indebtedness;

  •
  incur guarantee obligations;

  •
  prepay other indebtedness or amend other debt instruments;

  •
  pay dividends;

  •
  create liens on assets;

  •
  enter into sale and leaseback transactions;

  •
  make investments, loans or advances;

  •
  make acquisitions;

  •
  engage in mergers or consolidations;

  •
  change the business conducted by us; and

  •
  engage in certain transactions with affiliates.

        In addition, under our Senior Secured Credit Facility, we are required to comply with financial covenants, comprised of leverage and interest coverage ratio requirements, as well as limitations on the amount of our capital expenditures. For a description of these financial covenants, see "Description of Senior Secured Credit Facility—Covenants." Our ability to comply with these covenants in future periods will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond our control, and will be substantially dependent on the selling prices for our products, the prices at which our products are supplied to us, our success at implementing cost reduction initiatives and our ability to successfully implement our overall business strategy.

        The indentures governing the notes also contain restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

  •
  incur more debt;

  •
  pay dividends, redeem stock or make other distributions;

  •
  make investments;

  •
  create liens;

  •
  transfer or sell assets;

  •
  merge or consolidate; and

  •
  enter into transactions with our affiliates.

        Our ability to comply with the covenants and restrictions contained in our Senior Secured Credit Facility and our indentures may be affected by economic, financial and industry conditions beyond our control. The breach of any of these covenants or restrictions could result in a default under either our Senior Secured Credit Facility or our indentures that would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. In any such case, we may be unable to make borrowings under our Senior Secured Credit Facility and may not be able to repay the amounts due under our Senior Secured Credit Facility and our notes. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

Our ability to generate the significant amount of cash needed to pay interest and principal on the notes and service our other debt and our ability to refinance all or a portion of our indebtedness or obtain additional financing, depends on many factors beyond our control.

        Our ability to make scheduled payments or to refinance our obligations with respect to our debt will depend on our financial and operating performance which, in turn, is subject to prevailing economic and competitive conditions and to the following financial and business factors, some of which may be beyond our control:

  •
  operating difficulties;

  •
  increased operating costs;

  •
  decreased demand for our products;

  •
  market cyclicality;

  •
  product prices;

  •
  the response of competitors;

  •
  regulatory developments;

  •
  failure to successfully integrate acquisitions; and

  •
  delays in implementing strategic projects.

        If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to further reduce or delay capital expenditures, sell assets or seek to obtain additional equity capital, or restructure our debt. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. We also cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. If required, we cannot be sure as to the timing of such sales or the proceeds that we could realize therefrom.

The notes will be unsecured and structurally subordinated to some of our obligations. Further, guarantees of the senior subordinated notes will be junior to all of the guarantors' existing senior indebtedness and possibly all their future borrowings.

        The indentures governing our notes permit us to incur certain secured indebtedness, including indebtedness under our Senior Secured Credit Facility, which is secured by a lien on substantially all of our assets (other than assets of foreign subsidiaries), including pledges of all or a portion of the capital stock of certain of our subsidiaries. The notes are unsecured and therefore do not have the benefit of such collateral. Accordingly, if an event of default occurs under our Senior Secured Credit Facility, the senior secured lenders will have a prior right to our assets, to the exclusion of the holders of the notes. In such event, such assets would first be used to repay in full all indebtedness and other obligations secured by such assets (including all amounts outstanding under our Senior Secured Credit Facility), resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of notes and other unsecured indebtedness.

        The notes are also structurally subordinated to all indebtedness and other obligations of our subsidiaries (other than subsidiaries that may in the future guarantee the notes), including certain of our domestic subsidiaries that guarantee our obligations under our Senior Secured Credit Facility. These subsidiaries principally consist of the subsidiaries that operate the U.S. portion of our Science Education segment. For further information on this segment, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." Subsidiaries that do not guarantee the notes will be permitted to incur or guarantee additional debt in the future under the indentures governing the notes. See "Description of Notes." In particular, these subsidiaries generally will be able to incur or guarantee any of the indebtedness described under paragraph (b) of the covenant described under "Description of Notes—Certain Covenants—Limitation on Indebtedness." Accordingly, these subsidiaries may incur or guarantee substantial additional debt in the future. In addition, the senior subordinated notes rank junior in right of payment to all of our existing and future senior debt, including the senior notes and all borrowings under our Senior Secured Credit Facility.

        All payments on the senior subordinated notes and the guarantees of the senior subordinated notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt. As a result of the foregoing, in the event of our bankruptcy, insolvency, liquidation or reorganization, holders of senior subordinated notes will participate with trade creditors and all other holders of our and the guarantors' subordinated indebtedness in the assets remaining after we and the guarantors have paid all of our senior debt. Because the indentures governing the senior subordinated notes require that amounts otherwise payable to holders of senior subordinated notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of senior subordinated notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of senior subordinated notes may receive less, ratably, than the holders of our senior debt, and may not be fully paid and may not be paid at all even though other creditors may receive full payment for their claims. See "Description of Notes."

        As of June 30, 2004, we had indebtedness on our consolidated balance sheet of approximately $1,131.5 million. Of the $1,131.5 million of indebtedness, approximately $598.1 million was secured, approximately $12.8 million was debt of our subsidiaries and structurally senior to the senior notes and the senior subordinated notes, approximately $320.0 million was subordinated to the senior notes and approximately $810.9 million was senior to the senior subordinated notes. We also had $7.2 million in undrawn letters of credit under our Senior Secured Credit Facility and had availability under our Senior Secured Credit Facility for additional borrowings of up to $142.8 million, all of which are secured. See "Capitalization."

We may be unable to raise funds necessary to finance the change of control repurchase offers required by the indentures governing the notes.

        If we experience specified changes of control, we are required to make an offer to purchase all of the outstanding notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The occurrence of specified events that would constitute a change of control constitutes a default under our Senior Secured Credit Facility. In addition, our Senior Secured Credit Facility prohibits the purchase of the notes by us in the event of a change of control, unless and until such time as the indebtedness under our Senior Secured Credit Facility is repaid in full or, after an offer to repay such indebtedness has been made by us, payment in full has been made to each lender or the Administrative Agent under the Senior Secured Credit Facility which has accepted such offer. In addition, our failure to purchase the notes after a change of control in accordance with the terms of the indentures, would result in a default under our Senior Secured Credit Facility.

        The inability to repay the indebtedness under our Senior Secured Credit Facility would also constitute an event of default under the indentures for the notes, which could have materially adverse consequences to us and to the holders of the notes. In the event of a change of control, we cannot assure you that we would have sufficient assets to satisfy all of our obligations under our Senior Secured Credit Facility and the notes. Our future indebtedness may also require such indebtedness to be repurchased upon a change of control.

Our being subject to certain fraudulent transfer and conveyance statutes may have adverse implications for the holders of the notes.

        If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of the issuer, a court were to find that, at the time the notes were issued by the issuer:

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  the issuer issued the notes with the intent of hindering, delaying or defrauding current or future creditors, or the issuer received less than reasonably equivalent value or fair consideration for issuing the notes; and

  •
  the issuer:

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  was insolvent or was rendered insolvent by reason of the incurrence of the indebtedness constituting the notes,

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  was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital,

    —
    intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, or

    —
    was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment the judgment is unsatisfied,

such court could void or subordinate the notes to presently existing and future indebtedness of the issuer, and take other action detrimental to the holders of the notes including, under certain circumstances, invalidating the notes.

        The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, the issuer would be considered insolvent if, at the time it incurs the indebtedness constituting the notes, either:

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  the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

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  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

        We cannot give you any assurance as to what standards a court would use to determine whether the issuer was solvent at the relevant time, or whether, whatever standard was used, the notes would not be voided on another of the grounds described above.

        We believe that at the time the old notes were, or the new notes are initially issued by the issuer, the issuer was, and will be, neither insolvent nor rendered insolvent thereby, and was, and will be, in possession of sufficient capital to run its businesses effectively, incurring debts within its ability to pay as the same mature or become due, and had and, will have, sufficient assets to satisfy any probable money judgment against it in any pending action. In reaching these conclusions, we have relied upon our analysis of internal cash flow projections, which, among other things, assume that we will in the future realize certain selling price and volume increases and favorable changes in product mix, and estimated values of assets and liabilities. However, a court passing on such questions may not reach the same conclusions.

There currently exists no market for the notes. We cannot assure you that an active trading market will develop for the notes.

        The notes are new securities for which there presently is no established market. Although the Initial Purchasers have informed us that they intend to make a market for the new notes, the Initial Purchasers are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, we cannot give you any assurance as to the development or liquidity of any market for the new notes. We expect that the new notes will be eligible for trading by qualified institutional buyers in The PORTALsm Market. We do not intend to apply for listing of the new notes on any securities exchange or for quotation of the notes through any national securities association. The liquidity of, and trading market for, the new notes also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

You may have difficulty selling the old notes that you do not exchange.

        If you do not exchange your old notes for the new notes offered in the exchange offers, your old notes will continue to be subject to significant restrictions on transfer. Those transfer restrictions are described in the indentures governing the notes and arose because we originally issued the old notes under exemptions from the registration requirements of the Securities Act.

        The old notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the

Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We did not register the old notes under the Securities Act, and we do not intend to do so. If you do not exchange your old notes, your ability to sell those notes will be significantly limited.

        If a large number of outstanding old notes are exchanged for new notes issued in the exchange offers, it may be more difficult for you to sell your unexchanged old notes due to the limited amounts of old notes that would remain outstanding following the exchange offers.

Risks Related to Our Business

A significant stockholder controls our business and its interests may not be in line with yours.

        CD&R Fund VI beneficially owns approximately 74.82% (after giving effect to purchases of common stock that occurred on September 30, 2004 under our management equity offering) of the outstanding common stock of CDRV Investors, Inc., which is our ultimate parent company, and exercises control over matters requiring stockholders' approval and control over our policies and affairs. It has the right to nominate for election all members of our board of directors. In addition, CD&R, which manages CD&R Fund VI, provides us with financial advisory and management consulting services. See "Certain Relationships and Related Party Transactions." We have not instituted any formal plans to address any conflicts of interest that may arise.

The demand for our products depends on our customers' R&D and other scientific endeavors. Our business, financial condition and results of operations may be harmed if our customers spend less on these activities.

        Our customers are engaged in research, development and production in the pharmaceutical, biotechnology, industrial, education and other markets. The amount of customer spending on research, development and production has a large impact on our sales and profitability. Our customers determine the amounts that they will spend on the basis of, among other things, available resources and their need to develop new products, which, in turn, is dependent upon a number of factors, including their competitors' research, development and production initiatives. In addition, consolidation in the industries in which our customers operate may have an impact on such spending as customers integrate acquired operations, including R&D departments and their budgets. Our customers finance their R&D spending from private and public sources. Government funding of scientific research and education has varied for several reasons, including general economic conditions, growth in population, political priorities, changes in the number of students and other demographic changes. A reduction in spending by our customers could have a material adverse effect on our business, financial condition and results of operations.

We compete in a highly competitive market. Failure to compete successfully could have a material adverse effect on our business, financial condition and results of operations.

        We compete with one other major distributor, Fisher Scientific International Inc., as well as many smaller regional, local and specialty distributors, and with manufacturers selling directly to their customers. The bases upon which we compete include price, service and delivery, breadth of customer support, e-business capabilities and the ability to meet the special requirements of customers.

        Some of our competitors may have greater financial and other resources than we do. Most of our products are available from several sources, and some of our customers have relationships with several distributors. Our agreements with customers generally provide that the customer can terminate the agreement or reduce the scope of services provided pursuant to the agreement with short or no notice. The unavailability of products, stemming from either our inability to acquire products or interruptions in the supply of products from manufacturers, could have a material adverse effect on our ability to compete. Our competitors could also obtain exclusive rights to distribute some products, thereby foreclosing our ability to distribute these products. Vertically integrated distributors may also have an advantage with respect to the total delivered product cost of certain of their captive products. Additionally, manufacturers could increase their efforts to sell directly to consumers and effectively bypass distributors like us. Consolidation in the research laboratory distribution business could result in existing competitors increasing their market share through business combinations, which could have a material adverse effect on our business, financial condition and results of operations. The entry of new distributors in the industry could also have a material adverse effect on our ability to compete.

Our business, financial condition and results of operations depend upon maintaining our relationships with manufacturers.

        We currently offer approximately 750,000 products from approximately 5,000 manufacturers. We are dependent on these manufacturers for our supply of products. Merck KGaA, which is our largest manufacturer, supplied products that accounted for approximately 13.6% of our net sales in 2003 and 13.2% of our net sales for the six months ended June 30, 2004. Our ten largest manufacturers, excluding Merck KGaA, accounted for approximately 25% of our net sales in 2003 and approximately 24% of our net sales for the six months ended June 30, 2004.

        Our ability to sustain our gross margins has been, and will continue to be, dependent in part upon our ability to obtain favorable terms from our manufacturers. These terms may be subject to changes from time to time by manufacturers and such changes could adversely affect our gross margins over time.

        The loss of one or more of our large manufacturers, a material reduction in their supply of products to us, or material changes in the terms we obtain from them, could have a material adverse effect on our business, financial condition and results of operations.

        Some of our competitors, including Fisher Scientific International Inc., are increasing their manufacturing operations both internally and through acquisitions of manufacturers, including manufacturers that supply products to us. To date, we have not experienced an adverse impact on our ability to continue to source products from manufacturers that have been vertically integrated, although there is no assurance that we will not experience such an impact in the future. Fisher Scientific International Inc. recently acquired Apogent Technologies, Inc. These two companies, taken together, supplied us with products that accounted for approximately 7% of our net sales in 2003. See "Business—Competition."

We may be unable to manage certain operational functions of our business if we are not able to replace the transition, administrative and other services that are provided to us by Merck KGaA after our agreements with them expire or are terminated. Further, any disruptions in Merck KGaA's operations may negatively impact our operations.

        We are dependent on Merck KGaA to provide us with certain of our administrative and other services pursuant to a three-year transition services agreement entered into in connection with the Transactions. These services include accounting, financial reporting and other services we require in the ordinary course of business. We are also dependent on Merck KGaA for certain information technology services pursuant to a five-year information services master agreement as well as warehousing and logistics services pursuant to a logistics service level agreement. For our European subsidiaries, these services comprise a significant portion of our operational infrastructure, including the operation and support of the main enterprise resource planning and business warehouse software and databases. If Merck KGaA terminates any of these agreements at the end of their respective terms or otherwise, we will need to find an alternative supplier of, or create our own infrastructure for, these services. While we have already replaced some of these services, we may not be able to create our own infrastructure in a timely or cost-effective manner or obtain replacement services for the remaining services on terms that are as favorable to us as the current arrangements or on acceptable terms, if at all. In addition, any disruptions in the operational infrastructure or operations of Merck KGaA may negatively impact our operations.

If we do not comply with or become subject to more onerous government regulations, we could be adversely affected.

        Some of the products we offer and our operations are subject to a number of complex and stringent laws and regulations governing the production, handling, transportation and distribution of chemicals, drugs and other similar products, including the operating and security standards of the United States Drug Enforcement Administration, the Bureau of Alcohol, Tobacco, Firearms and Explosives, the Food and Drug Administration, the Bureau of Industry and Security and various state boards of pharmacy as well as comparable state and foreign agencies. In addition, our logistics activities must comply with the rules and regulations of the Department of Transportation, the Federal Aviation Administration and similar foreign agencies. While we believe we are in compliance in all material respects with such laws and regulations, any non-compliance could result in substantial fines or otherwise restrict our ability to provide competitive distribution services and thereby have an adverse impact on our financial condition.

        We cannot assure you that existing laws and regulations will not be revised or that new more restrictive laws will not be adopted or become applicable to us or the products that we distribute. We cannot assure you that the manufacturers of products that may become subject to more stringent laws will not try to recover any or all increased costs of compliance from us by increasing the prices at which we purchase products from them, or, that we will be able to recover any such increased prices from our customers. We cannot further assure you that our business and financial condition will not be materially and adversely affected by future changes in applicable laws and regulations.

If any of our operations are found not to comply with applicable antitrust or competition laws, our business may suffer.

        Our operations are subject to applicable antitrust and competition laws in the countries in which we conduct our business, in particular the U.S. and the E.U. These laws prohibit, among other things, anticompetitive agreements and practices. If any of our commercial agreements are found to violate or infringe such laws, we may be subject to civil and other penalties and/or third party claims for damages. Further, agreements that infringe these laws may be void and unenforceable, in whole or in part, or require modification in order to be lawful and enforceable. If we are unable to enforce any of our commercial agreements, whether at all or in material part, our business could be adversely affected.

We are subject to environmental, health and safety laws and regulations, and costs to comply with such laws and regulations, or any liability or obligation imposed under such laws or regulations, could negatively impact our business, financial condition and results of operations.

        We are subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations, including those pertaining to air emissions, water discharges, the handling, disposal and transport of solid and hazardous materials and wastes, the investigation and remediation of contamination and otherwise relating to health and safety and the protection of the environment and natural resources. As our global operations involve and have involved the handling, transport and distribution of materials that are or could be classified as toxic or hazardous, there is some risk of contamination and environmental damage inherent in our operations and the products we handle, transport and distribute. Our environmental, health and safety liabilities and obligations may result in significant capital expenditures and other costs, which could negatively impact our business, financial condition and results of operations. We may be fined or penalized by regulators for failing to comply with environmental, health and safety laws and regulations. In addition, contamination resulting from our current or past operations may trigger investigation or remediation obligations, which may have a material adverse effect on our business, financial condition and results of operations.

        Based on current information, we believe that any costs we may incur relating to environmental matters will not be material. We cannot be certain, however, that identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory authorities or other unanticipated events will not arise in the future and give rise to additional environmental liabilities, compliance costs or penalties which could have a material adverse effect on our business, financial condition or results of operations. In addition, environmental laws and regulations are constantly evolving and it is not possible to predict accurately the effect they may have in future periods.

We are subject to product liability and other claims in the ordinary course of business.

        Our business involves a risk of product liability and other claims in the ordinary course of business. We maintain insurance policies, including product liability insurance, and in many cases we have indemnification rights against such claims from the manufacturers of the products we distribute. We cannot assure you that our insurance coverage or the manufacturers' indemnity will be available in all pending or any future cases brought against us. In addition, our ability to recover under insurance or indemnification arrangements is subject to the financial viability of the insurers and manufacturers. Insurance for some liabilities, including asbestos, is not available. Accordingly, we could be subject to uninsured and unindemnified future liabilities, and an unfavorable result in a case for which adequate insurance or indemnification is not available could result in a material adverse effect on our business, financial condition and results of operations.

        From time to time, we are named as a defendant in cases as a result of our distribution of scientific supplies, including litigation resulting from the distribution of products containing asbestos by us and certain of our predecessors. While the impact of this litigation on us has typically been immaterial, there can be no assurance that the impact of the pending and any future claims will not be material to our business, financial condition or results of operations in the future. For further information, see "Business—Legal Proceedings."

The loss of key personnel could harm our business, financial condition and results of operations.

        We depend heavily on the services of our senior management, including our President and Chief Executive Officer, Walter Zywottek. Certain members of our management (excluding Mr. Zywottek) have a right to return to employment at Merck KGaA. We believe that our future success will depend upon the continued services of our management. Our business may be harmed by the loss of one or more members of our management. We currently do not maintain key-man life insurance with respect to our executive officers.

Our international operations pose currency risks.

        While we report our financial results in U.S. dollars, we derive a significant portion of our sales from our operations outside the United States. For 2003 and the six months ended June 30, 2004, approximately 40% of our net sales came from our operations outside the United States, primarily from our operations in Europe and Canada. Because the notes and the majority of our other debt are denominated in U.S. dollars, fluctuations in exchange rates between non-U.S. currencies (principally the Euro, the British pound sterling and the Canadian dollar) relative to the U.S. dollar could make it more difficult for us to pay amounts due on the notes.

The international scope of our operations may adversely affect our business.

        We derive approximately 40% of our net sales from our operations outside the United States and, as such, we face certain risks, including:

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  restrictions on foreign ownership of subsidiaries;

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  tariffs and other trade barriers;

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  political risks;

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  differing laws or administrative practices; and

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  potentially adverse tax consequences of operating in multiple jurisdictions.

        In addition, an adverse change in laws or administrative practices in countries within which we operate could have a material adverse effect on us.

Failure of our information technology systems could significantly disrupt our operations, which could reduce our customer base and could harm our business, financial condition and results of operations.

        Our success depends, in part, on the secure and uninterrupted performance of our information technology systems. Our computer systems as well as those of our service providers are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. Moreover, despite network security measures, some of our servers and those of our service providers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. For example, certain of our service providers' science education websites were attacked in 2003 and several thousand credit card numbers belonging to our customers were stolen. While we notified the proper authorities and the affected customers and we have taken appropriate steps to reinforce the security of our websites, there can be no guarantee that such attacks will not occur in the future. Failure to maintain a secure web-based procurement system could have a material adverse effect on our business, financial condition and results of operations.

        Despite the precautions we have taken, unanticipated problems may nevertheless cause failures in our information technology systems. Sustained or repeated system failures that interrupt our ability to process orders and deliver products in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

        Additionally, we are in the process of implementing major technology systems upgrades in some of our European operations. We expect to complete such upgrades in 2005. We currently operate multiple versions of the software that we use for financial systems, customer relationship management, supply chain management, procurement and other business operations that are not completely compatible. Our Mexican business operates using a separate and partially proprietary Merck KGaA system that is not compatible with the rest of our operations. We are continuing to implement a single technology platform in Europe and intend to migrate our Mexican operations to a stand-alone system in the next eight months. If these technology systems upgrades are not properly executed or the upgraded systems encounter problems or fail, it could have a material adverse effect on our business, financial condition and results of operations.

We have not registered and in some cases do not own the existing applications and registrations for our material trademarks or service marks in every country in which we do business.

        We maintain operations in 18 countries. We also export products from our distribution facilities in North America and Europe to markets in Central America, South America, British Commonwealth countries, North Africa, the Middle East and the Pacific Rim. We have not sought to register our material trademarks and service marks in all of these countries and may be blocked from doing so by others who have already registered identical or similar marks for similar goods or services. In addition, if we do business in countries where other companies may have registered identical or similar trademarks or service marks, we run the risk of being sued for infringement.

        We are not the record owner of a significant number of our material trademarks or service marks used outside of the United States. Under the terms of the Acquisition, Merck KGaA continues to own the registrations and applications for the VWR, VWR International, and other marks used in and identified with our business. While Merck KGaA and its affiliates are in the process of transferring these marks and the registrations and applications to us at its cost, the cost of recording these transfers could be substantial and there is no guarantee that Merck KGaA will successfully cause its affiliates to actually assign these registrations and applications in a timely manner or that it will in all cases be able to do so. If we are not assigned ownership in a timely matter, we may not be able to appropriately maintain existing registrations and applications and may become subject to conflicts and claims of infringement if another company acquires registrations or applications in the marks.

        The failure to own and have enforceable rights in the trademarks and service marks used in our business could have a material adverse effect on our business, financial condition and results of operations.

We may no longer receive the favorable rates or treatment that were provided to us during our affiliation to Merck KGaA.

        As a wholly-owned subsidiary of Merck KGaA prior to the consummation of the Transactions, we were able to take advantage of Merck KGaA's size and purchasing power in procuring various goods and services. Merck KGaA has agreed to assist us in obtaining third party suppliers' consents to continue to benefit from its group purchasing contracts following the completion of the Acquisition. However, we cannot assure you that all such consents will be obtained and that we will be able to continue to obtain such goods and services on terms as favorable as those that were previously available to us.

We rely upon third parties to manufacture and ship products to us and to our customers and interruptions in their operations could harm our business, financial condition and results of operations.

        We are dependent on third party manufacturers to supply us products. In addition, we ship substantially all our orders through various independent package delivery providers. Strikes or other service interruptions by our manufacturers or carriers could cause our operating expenses to rise or seriously harm our ability to fulfill our customers' orders or deliver products on a timely basis or both, which could have a material adverse effect on our business, financial condition and results of operations.

If we engage in acquisitions or business combinations, we will incur a variety of other risks that could harm our business.

        We may engage in selective acquisitions from time to time. Any future acquisitions could result in a variety of other risks:

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  we may need to spend substantial operational, financial and management resources in integrating new businesses, technologies and products, and management may encounter difficulties in integrating the operations, personnel or systems of the acquired business;

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  future acquisitions or business combinations might have a material adverse effect on our business relationships with customers or manufacturers, or both, and could lead to a termination of or otherwise affect our relationships with such customers or manufacturers;

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  we may assume substantial actual or contingent liabilities;

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  we may incur substantial unanticipated costs or other problems associated with acquired businesses; and

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  we may not be able to retain the key personnel, customers and suppliers of the acquired business.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions. Forward-looking statements include the information in this prospectus regarding, among other things:

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  management forecasts;

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  efficiencies and cost savings;

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  income and margins;

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  growth;

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  economies of scale;

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  the economy;

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  future economic performance;

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  future acquisitions and dispositions;

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  litigation;

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  potential and contingent liabilities;

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  management's plans;

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  taxes; and

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  refinancing of debt.

        Forward-looking statements are not guarantees of performance. You should not place undue reliance on these statements. You should understand that the following important factors, in addition to those discussed in "Risk Factors" and elsewhere in this prospectus, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

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  actions by manufacturers, customers, carriers and other third parties;

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  our ability to maintain our relationships with manufacturers;

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  loss of our key executive officers;

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  our ability to consummate and integrate potential acquisitions;

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  the effect of political and economic conditions, inflation and interest rates worldwide;

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  the effect of changes in laws and regulations, including changes in accounting standards, trade, tax, price controls and other regulatory matters;

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  increased competition from other companies in our industry and our ability to retain or increase our market shares in our principal geographical markets; and

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  the other factors included in "Risk Factors."

        All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET AND INDUSTRY DATA

        Information in this prospectus about the global research laboratory industry, including our general expectations concerning the industry and our market position and market share, are based on estimates prepared using data from various sources and on assumptions made by us. We believe data regarding the global research laboratory industry and our market position and market share within the industry are inherently imprecise, but based on management's understanding of the markets in which we compete, management believes that such data is generally indicative of our position and market share within the industry. Our estimates, in particular as they relate to our general expectations concerning the global research laboratory industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption "Risk Factors."

THE EXCHANGE OFFERS

        The following contains a summary of the material provisions of the exchange and registration rights agreements, or the registration rights agreements. It does not contain all of the information that may be important to an investor in the notes. Reference is made to the provisions of the registration rights agreements, which have been filed as exhibits to the registration statement. Copies are available as set forth under the heading "Where You Can Find More Information."

Terms of the Exchange Offers

        General.    In connection with the issuance of the old notes pursuant to the purchase agreement, dated as of April 7, 2004, between us and the initial purchasers, the holders of the notes from time to time became entitled to the benefits of the registration rights agreements.

        Under the registration rights agreements, we have agreed (1) to use our reasonable best efforts to file with the SEC within 150 calendar days following the issue date of the old notes, the registration statement, of which this prospectus is a part, with respect to registered offers to exchange the old notes of a series for the new notes of the same series; and (2) to use our reasonable best efforts to cause the registration statement to become effective under the Securities Act within 240 calendar days following the issue date of the old notes. We will keep the exchange offers open for the period required by applicable law.

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the applicable expiration date will be accepted for exchange. Relevant new notes will be issued in exchange for an equal principal amount of outstanding old notes accepted in the applicable exchange offer. Old notes may be tendered only in integral multiples of $1,000. This prospectus, together with the letter of transmittal, is being sent to all registered holders as of                        , 2004. Each exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the obligation to accept old notes for exchange pursuant to the exchange offers is subject to certain customary conditions as set forth herein under "—Conditions."

        Old notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes and delivering new notes to such holders.

        Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offers may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an "affiliate" of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  such new notes are acquired in the ordinary course of business;

  •
  at the time of the commencement of the exchange offers such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

  •
  such holder is not engaged in, and does not intend to engage in, a distribution of such new notes.

        We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offers, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in previous no-action letters.

        By tendering old notes in exchange for relevant new notes, and executing the letter of transmittal for such notes, each holder will represent to us that:

  •
  any new notes to be received by it will be acquired in the ordinary course of business;

  •
  it has no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act; and

  •
  it is not our "affiliate," as defined in Rule 405 under the Securities Act.

        If such holder is a broker-dealer, it will also be required to represent that it will receive the new notes for its own account in exchange for old notes acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus in connection with any resale of new notes and that it has not entered into any arrangement or understanding with us or an affiliate of ours to distribute the new notes in connection with any resale of such new notes. See "Plan of Distribution." If such holder is not a broker-dealer, it will be required to represent that it is not engaged in and does not intend to engage in the distribution of the new notes. Each holder, whether or not it is a broker-dealer, shall also represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If a holder of old notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

        Each broker-dealer that holds old notes for its own account as a result of market-making activities or other trading activities and receives new notes pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Each letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after each applicable expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        Upon consummation of the exchange offers, any old notes not tendered will remain outstanding and continue to accrue interest at the rate of 6 7/8% in the case of old senior notes, and 8% in the case of old senior subordinated notes, but, with limited exceptions, holders of old notes who do not exchange their old notes for new notes pursuant to the applicable exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from or in a transaction not subject to, the Securities Act and applicable state securities laws. With limited exceptions, we will have no obligation to effect a subsequent registration of the old notes.

        Expiration Date; Extensions; Amendments; Termination.    The expiration date for each exchange offer shall be 5:00 p.m., New York City time, on                        , 2004, unless VWR International, Inc., in its sole discretion, extends an exchange offer, in which case the expiration date for such exchange offer shall be the latest date to which such exchange offer is extended.

        To extend an expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of the relevant old notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for such exchange offer. Such an announcement may state that we are extending the exchange offers for a specified period of time.

        In relation to each exchange offer, we reserve the right to

  (1)
  extend such exchange offer, delay acceptance of any applicable old notes due to an extension of such offer or terminate such exchange offer and not permit acceptance of applicable old notes not previously accepted if any of the conditions set forth under "—Conditions" shall have occurred and shall not have been waived by us prior to 5:00 p.m., New York City time, on the applicable expiration date, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

  (2)
  amend the terms of such exchange offer in any manner deemed by us to be advantageous to the holders of the old notes.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such delay, extension or termination or amendment to the exchange agent. If the terms of an exchange offer are amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the relevant old notes of such amendment, and we will extend the offer so that at least five business days remain in the offer from the date notice of such material change is given.

        Without limiting the manner in which we may choose to make public an announcement of any delay, extension or termination of the exchange offers, we shall have no obligations to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

  Interest on the New Notes

        The new senior notes will accrue interest at the rate of 6 7/8% per annum and the new senior subordinated notes will accrue interest at the rate of 8% per annum, each accruing interest from the last interest payment date on which interest was paid on the corresponding old note surrendered in exchange for such new note to the day before the consummation of the applicable exchange offer and thereafter, at the rate of 6 7/8% per annum for the new senior notes and 8% per annum for the new senior subordinated notes, provided, that if an old note is surrendered for exchange on or after a record date for the applicable notes for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the new note received in exchange for such old note will accrue from the date of such interest payment date. Interest on the new notes is payable on April 15 and October 15 of each year, commencing October 15, 2004. No additional interest will be paid on old notes tendered and accepted for exchange.

  Procedures for Tendering

        To tender in each exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of such letter of transmittal, have the signatures on such letter of transmittal guaranteed if required by such letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the applicable expiration date. In addition, either

  •
  certificates of old notes must be received by the exchange agent along with the applicable letter of transmittal;

  •
  a timely confirmation of a book-entry transfer of old notes, if such procedures are available, into the exchange agent's account at the book-entry transfer facility, The Depository Trust Company, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the applicable expiration date with the applicable letter of transmittal; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        We will only issue new notes in exchange for old notes that are timely and properly tendered. The method of delivery of old notes, letter of transmittal and all other required documents is at the election and risk of the note holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery and you should carefully follow the instructions on how to tender the old notes. No old notes, letters of transmittal or other required documents should be sent to us. Delivery of all old notes (if applicable), letters of transmittal and other documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your old notes or the tenders thereof.

        The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the old notes tendered pursuant to such letter of transmittal or notice of withdrawal, as the case may be, are tendered (1) by a registered holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an Eligible Institution.

        If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit with such letter of transmittal evidence satisfactory to us of their authority to so act.

        All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, such determination being final and binding on all parties. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or defects with respect to tender as to particular old notes. Our interpretation of the terms and conditions of each of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the applicable expiration date.

        In addition, we reserve the right in our sole discretion, subject to the provisions of each indenture pursuant to which the notes are issued:

  •
  to purchase or make offers for any old notes that remain outstanding subsequent to the applicable expiration date or, as set forth under "—Conditions," to terminate the applicable exchange offer;

  •
  to redeem the relevant old notes as a whole or in part at any time and from time to time, as set forth under "Description of Notes—Optional Redemption;" and

  •
  to the extent permitted under applicable law, to purchase the relevant old notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any such purchases or offers could differ from the terms of the exchange offers.

  Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to an exchange offer all old notes properly tendered will be accepted promptly after the applicable expiration date, and the new notes of the same series will be issued promptly after acceptance of such old notes. See "—Conditions." For purposes of each of the exchange offers, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such series of old notes will receive a new note of the same series having a principal amount equal to that of the surrendered old note.

        In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the applicable exchange offer will be made only after timely receipt by the exchange agent of:

  •
  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at the applicable book-entry transfer facility;

  •
  a properly completed and duly executed letter of transmittal; and

  •
  all other required documents.

        If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the applicable exchange offer, such unaccepted or such non-exchanged old notes will be returned without expense to the tendering holder of such notes, if in certificated form, or credited to an account maintained with such book-entry transfer facility promptly after the expiration or termination of such exchange offer.

  Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offers within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account for the relevant notes at the book-entry transfer facility in accordance with such book-entry transfer facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under "—Exchange Agent" on or prior to the applicable expiration date or the guaranteed delivery procedures described below must be complied with.

  Exchanging Book-Entry Notes

        The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program ("ATOP") procedures to tender old notes.

        Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account for the relevant notes in accordance with the book-entry transfer facility's ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of such old notes into the exchange agent's account for the relevant notes, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

  Guaranteed Delivery Procedures

        If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the tender is made through an Eligible Institution;

  •
  prior to the applicable expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, which

  (1)
  sets forth the name and address of the holder of the old notes and the principal amount of old notes tendered;

  (2)
  states the tender is being made thereby; and

  (3)
  guarantees that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

  Withdrawal of Tenders

        Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the applicable expiration date.

        For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the applicable expiration date at the address set forth below under "—Exchange Agent." Any such notice of withdrawal must:

  •
  specify the name of the person having tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the principal amount of such old notes;

  •
  in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

  •
  contain a statement that such holder is withdrawing its election to have such old notes exchanged;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender; and

  •
  specify the name in which such old notes are registered, if different from the person who tendered such old notes.

        All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, in our sole discretion, such determination being final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the applicable exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder of such notes without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "—Procedures for Tendering" and—Book-Entry Transfer" above at any time on or prior to 5:00 p.m., New York City time, on the applicable expiration date.

  Conditions

        Notwithstanding any other provision in each of the exchange offers, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend either or both exchange offers if at any time prior to 5:00 p.m., New York City time, on the applicable expiration date, we determine in our reasonable judgment that the exchange offers violate applicable law, any applicable interpretation of the Staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at anytime and from time to time, prior to the applicable expiration date, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights prior to 5:00 p.m., New York City time, on the applicable expiration date shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to 5:00 p.m., New York City time, on the applicable expiration date. If we waive a condition to an exchange offer and determine that such waiver constitutes a material change, we will extend the offer so that at least five business days remain in the offer from the date notice of such material change is given.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at any such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of each of the indentures governing the notes under the Trust Indenture Act of 1939, as amended. We are required to use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time.

  Exchange Agent

        Wells Fargo Bank, National Association has been appointed as exchange agent for each of the exchange offers. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered/Certified Mail, Hand Delivery or Overnight Courier:	For Information Call: (800) 344-5128
Wells Fargo Bank, National Association Corporate Trust Operations Sixth & Marquette MAC N9303-121 Minneapolis, MN 55479 Attn: Bondholder Communications	Facsimile Number: (612) 667-6282

  Fees and Expenses

        The expenses of soliciting tenders pursuant to the exchange offers will be borne by us. The principal solicitation for tenders pursuant to the exchange offers is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

        We will not make any payments to or extend any commissions or concessions to any broker or dealer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

        The expenses to be incurred by us in connection with the exchange offers will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

        We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offers. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the applicable exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

  Consequences of Failure to Exchange

        Holders of old notes who do not exchange their old notes for new notes pursuant to the applicable exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on such old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted pursuant to the applicable exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected due to the liquidity of the old note market being diminished; the restrictions on transfer will make the old notes less attractive to potential investors than the new notes.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new notes under the exchange offers. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the relevant old notes in like principal amount, the terms of which are identical in all material respects to the relevant new notes. Old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness or capital stock.

        The net proceeds of the sale of the old notes (net of sales commissions and underwriting discounts) were $500.1 million. We used the net proceeds from the sale of the old notes, together with borrowings under our Senior Secured Credit Facility and the proceeds of the sale of stock in CDRV Investors, Inc., to:

  •
  pay Merck KGaA the cash consideration for the Acquisition, including the repayment of outstanding intercompany debt owed to Merck KGaA; and

  •
  pay related transaction fees and expenses.

For further information concerning the cash consideration for the Acquisition and related transaction fees and expenses, see Note 2 to the Unaudited Pro Forma Condensed Consolidated Financial Statements appearing elsewhere in this prospectus.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2004. You should read the following table in conjunction with the information in this prospectus under the captions "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Selected Historical Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with the consolidated and combined financial statements and related notes included elsewhere in this prospectus.

As of June 30, 2004
(Dollars in millions)
Cash and cash-equivalents:	$88.7

Total debt:
Senior Secured Credit Facility:
Multi-currency revolving credit facility	$—
U.S. dollar-denominated term loan	415.0
Euro-denominated term loan	176.6
Senior Notes	200.0
Senior Subordinated Notes	320.0
Loan from CDRV Holdings, Inc.	0.6
Other third-party debt and capital leases	19.3

Total debt	$1,131.5
Total shareholders' equity	541.4

Total capitalization	$1,672.9

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated financial statements have been derived from our audited historical consolidated financial statements included elsewhere in this prospectus, as adjusted to give effect to the Transactions. They represent our pro forma condensed consolidated statements of operations for the six months ended June 30, 2004 and the year ended December 31, 2003.

        The unaudited pro forma condensed consolidated income statement data gives effect to the Transactions as if they occurred on January 1, 2003.

        The unaudited pro forma condensed consolidated financial statements include adjustments directly attributable to the Transactions that are expected to have a continuing impact on us. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The pro forma information is derived from the historical consolidated financial statements. The pro forma information has been prepared in accordance with the rules and regulations of the SEC and is provided for comparison and analysis purposes only. The unaudited pro forma condensed consolidated financial statements do not purport to represent our results of operations or financial condition had the Transactions actually occurred as of such dates or of the results that we would have achieved after the Transactions.

        The Acquisition was accounted for using the purchase method of accounting. Under this method, assets and liabilities are recorded at their fair values on the date of purchase. The total purchase price plus acquisition costs in excess of the fair value of the assets acquired and liabilities assumed results in goodwill. The unaudited pro forma condensed consolidated financial statements are based on preliminary analyses and are subject to change. The fair value adjustments included in the unaudited pro forma condensed consolidated financial information represent management's determination of these adjustments based upon available information. We cannot assure you that our actual results will be the same or similar to those presented in the following unaudited pro forma condensed consolidated financial information.

        The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information included in this prospectus under the captions "Use of Proceeds," "Capitalization," "Selected Historical Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with the historical consolidated financial statements and the notes thereto.

VWR International, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2003
(Dollars in millions)

	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$2,794.2	$—		$2,794.2
Cost of goods sold	2,078.1	—		2,078.1

Gross profit	716.1	—		716.1
Selling, general and administrative expenses	583.4	3.6	A	588.5
		1.5	B

Operating income	132.7	(5.1)		127.6
Interest income	(1.7)	—		(1.7)
Interest expense	26.1	46.0	C	72.1
Other (income) expense, net	(3.0)	—		(3.0)

Income before income taxes	111.3	(51.1)		60.2
Income tax provision (benefit)	46.2	(20.4)	D	25.8

Net income	$65.1	$(30.7)		$34.4

For the Six Months Ended June 30, 2004
(Dollars in millions)

	Historical	Pro Forma Adjustments		Pro Forma
Net sales:	$1,469.2	$—		$1,469.2
Cost of goods sold	1,092.9	—		1,092.9

Gross profit	376.3	—		376.3
Selling, general and administrative expenses	303.1	1.0	A	304.5
		0.4	B

Operating income	73.2	(1.4)		71.8
Interest income	(0.3)	—		(0.3)
Interest expense	21.8	13.0	C	34.8
Other (income) expense, net	0.6	—		0.6

Income before income taxes	51.1	(14.4)		36.7
Income tax provision (benefit)	21.9	(5.8)	D	16.1

Net income	$29.2	$(8.6)		$20.6

See notes to unaudited pro forma condensed consolidated financial statements.

VWR International, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(Dollar in millions)
(Unaudited)

1.    Basis of Presentation

        These unaudited condensed consolidated pro forma financial statements have been prepared pursuant to the rules and regulations of the SEC and present our pro forma results of operations based upon historical financial information after giving effect to the Transactions, including the adjustments described in these footnotes. Certain footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results of operations that would have been achieved had the Transactions actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated and combined financial statements described below which are included in this prospectus.

        The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 has been prepared by adjusting our consolidated statement of operations assuming the Transactions had occurred on January 1, 2003. The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2004 has been prepared by combining the Company's operations prior to the change in control from January 1, 2004 to April 6, 2004 (Predecessor) with operations subsequent to the change in control from April 7, 2004 to June 30, 2004 (Successor).

        The unaudited pro forma condensed consolidated financial statements do not reflect incremental costs and operational and administrative cost savings that our management estimates may be achieved as a result of the Transactions.

2.    Pro Forma Transactions

        On February 15, 2004, Merck KGaA and CDRV Acquisition Corporation entered into a Stock Purchase Agreement, whereby CDRV Acquisition Corporation would directly or indirectly acquire all of our issued and outstanding shares from Merck KGaA and an approximately 4% equity interest in our subsidiary VWR International Immobilien GmbH that we did not hold. On the closing date of April 7, 2004, CDRV Acquisition Corporation paid approximately $1,683.4 million to Merck KGaA less approximately $14.3 million of assumed debt plus estimated direct transaction costs of approximately $77.5 million. Transaction costs are comprised of CD&R Fund VI's financial advisory, financing, legal, due diligence and other fees and expenses. Total net cost of the Acquisition was $1,746.6 million. In connection with the Acquisition, substantially all of our existing Merck KGaA intercompany and bank debt was replaced with third party debt.

        The purchase consideration was allocated to assets acquired and liabilities assumed based on the estimated fair value of our tangible and intangible assets and liabilities. A preliminary allocation of the purchase cost has been made to major categories of assets and liabilities in the accompanying unaudited pro forma condensed consolidated pro forma financial statements based on estimates. The actual allocation of purchase cost and its effect on results of operations may differ significantly from the pro forma amounts included herein. The excess of the purchase cost over the net tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill.

        The preliminary allocation of the purchase consideration as of April 7, 2004 is reflected in the historical June 30, 2004 consolidated balance sheet. The preliminary allocation is subject to change based on a final valuation of the assets acquired and liabilities assumed as of the Acquisition closing date, is as follows:

Current assets assumed(1)	$567.5
Inventories	263.2
Property and equipment	152.0
Customer relationships	310.0
Trademarks and tradenames	220.0
Supply contracts with Merck KGaA	30.0
Favorable leasehold interests	2.0
Deferred debt issuance costs	40.0
Other assets	56.4
Current liabilities assumed	(426.3)
Pension and other post-retirement liabilities	(75.3)
Non-current deferred tax liabilities	(243.6)
Other liabilities	(6.1)
Assumed bank debt and capital lease obligations	(21.5)
Cost of equity issuance	18.7
Goodwill	859.6

Estimated total purchase price	$1,746.6

(1)
Includes $130.8 million of cash on hand at the date of the Acquisition.

        The Acquisition is a non-taxable transaction and as a result, the historical tax basis of the assets and liabilities have been carried over. The purchase price allocated to the assets acquired and the liabilities assumed in accordance with purchase accounting differ from their tax basis.

3.    Pro Forma Adjustments to Unaudited Condensed Consolidated Statements of Operations

        The unaudited pro forma condensed consolidated statements of operations give effect to the Transactions, as if they had occurred on January 1, 2003. The unaudited pro forma condensed consolidated statements of operations do not include any non-recurring charges that will arise as a result of the Transactions. Adjustments in the unaudited pro forma condensed consolidated statements of operations are as follows:

        A.    The amortization of the identifiable intangible assets (customer relationships, favorable leasehold interests and supply contracts with Merck KGaA) is reflected as a pro forma adjustment to the unaudited pro forma condensed consolidated statement of operations. We expect to amortize the estimated fair value of the identifiable intangibles, excluding indefinite-lived trademarks and tradenames of approximately $342.0 million, on a straight-line basis over an estimated useful life of 10-33 years resulting in an increase in amortization expense over historical results. In addition, we expect to depreciate the fair value of property and equipment on a straight-line basis over an estimated useful life of approximately 5-35 years resulting in a net decrease in depreciation expense as compared to historical results.

        The net effect of these changes resulted in net increased amortization and depreciation of $3.6 million for the year ended December 31, 2003, as follows:

	Historical	Pro Forma	Net Increase/ (Decrease)
Depreciation	$31.9	$22.3	$(9.6)
Amortization	1.0	14.2	13.2

Total	$32.9	$36.5	$3.6

        The net effect of these changes resulted in net increased amortization and depreciation of $1.0 million for the six months ended June 30, 2004, as follows:

	Historical	Pro Forma	Net Increase/ (Decrease)
Depreciation	$13.3	$10.9	$(2.4)
Amortization	3.7	7.1	3.4

Total	$17.0	$18.0	$1.0

        The historical condensed consolidated statement of operations for the six months ended June 30, 2004 include the reduced depreciation and increased amortization from April 7, 2004, the date of Acquisition. As a result, the pro forma adjustment is reduced.

        The increase in depreciation and amortization is reflected in selling, general and administrative expenses on the unaudited pro forma condensed consolidated statement of operations.

        B.    Subsequent to the Acquisition, we pay CD&R a consulting fee of $1.5 million annually.

        C.    The Merck KGaA intercompany debt and bank debt were replaced with third party debt in connection with the Acquisition.

        The pro forma adjustments reflect the increase in interest expense associated with the replacement of the Merck KGaA intercompany debt and bank debt with our Senior Secured Credit Facility and the notes. The pro forma interest expense reflects an average variable interest rate of 4.24% for the year ended December 31, 2003 and 4.19% for the six months ended June 30, 2004 for our Senior Secured Credit Facility, the 6 7/8% interest rate on our senior notes, and the 8% interest rate on our senior subordinated notes. A 1/8% change in the variable interest rate related to our Senior Secured Credit

Facility would change annual pro forma interest expense by approximately $0.7 million for the year ended December 31, 2003 and approximately $0.4 million for the six months ended June 30, 2004.

	Outstanding Debt as of April 6, 2004 Prior to Acquisition	Outstanding Debt as of April 7, 2004 After Acquisition
Short-term bank debt and current portion of capital lease obligations	$15.6	$15.6
Push down debt due Merck KGaA	773.3	—
Loans from Merck KGaA	210.1	—
Capital lease obligations—long term	5.9	5.9
Multi-currency revolving credit facility	—	—
U.S. dollar-denominated term loan	—	415.0
Euro-denominated term loan	—	175.5
Senior notes	—	200.0
Senior subordinated notes	—	320.0

Total	$1,004.9	$1,132.0

        As of the closing date of April 7, 2004, total available cash was approximately $130.8 million. We used approximately $70.1 million of this available cash to pay Transaction-related fees and expenses as well as to pay a small portion of the cash consideration for the Acquisition. As a result, we did not draw upon our multi-currency revolving credit facility on the closing of the Acquisition.

        D.    An income tax benefit on the pro forma adjustments has been provided at an estimated effective income tax rate of 40%.

SELECTED HISTORICAL FINANCIAL DATA

        The selected historical financial data below for each of the years in the five-year period ended December 31, 2003 are derived from our historical consolidated and combined financial statements. Those consolidated and combined financial statements for the years ended December 31, 2001, 2002 and 2003 have been audited by KPMG LLP, an independent registered public accounting firm, and are included elsewhere in this prospectus. The selected historical data for each of the six month periods ended June 30, 2003 and 2004 were derived from our unaudited consolidated financial statements and are included elsewhere in this prospectus. You should read the following selected historical financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated and combined financial statements and related notes included elsewhere in this prospectus. The term "predecessor" refers to VWR International Corporation prior to the Acquisition. The term "successor" refers to VWR International, Inc. following the Acquisition.

	Predecessor							Successor
							Six Months Ended June 30,
	Year Ended December 31,					Six Months Ended June 30,	January 1- April 6,	April 7- June 30,
	1999	2000	2001	2002	2003	2003	2004	2004
	(Combined) (Unaudited)	(Combined) (Unaudited)	(Combined)	(Combined)	(Consolidated)	(Consolidated) (Unaudited)	(Consolidated) (Unaudited)	(Consolidated) (Unaudited)
		(Dollars in millions)
Income Statement Data:
Net sales	$2,312.5	$2,295.3	$2,522.4	$2,624.1	$2,794.2	$1,363.7	$793.2	$676.0
Cost of goods sold	1,703.3	1,693.3	1,886.1	1,950.1	2,078.1	1,011.7	588.0	504.9

Gross profit	609.2	602.0	636.3	674.0	716.1	352.0	205.2	171.1
Selling, general and administrative expenses(1)	545.4	565.2	573.7	560.0	583.4	292.1	163.7	139.4
Restructuring and other charges(2)	27.4	22.4	11.5	—	—	—	—	—

Operating income	36.4	14.4	51.1	114.0	132.7	59.9	41.5	31.7
Interest expense, net	74.2	99.2	74.1	39.4	24.4	13.6	5.6	15.9
Other expense (income), net(3)	(1.4)	19.5	2.4	0.6	(3.0)	(2.5)	0.1	0.5

Income (loss) before income taxes and cumulative effect of a change in accounting principle and minority interest	(36.4)	(104.3)	(25.4)	74.0	111.3	48.8	35.8	15.3
Income tax provision (benefit)	3.3	(31.7)	7.0	29.7	46.2	20.3	15.1	6.8

Income (loss) before cumulative effect of a change in accounting principle and minority interest	(39.7)	(72.6)	(32.4)	44.3	65.1	28.5	20.7	8.5
Cumulative effect of a change in accounting principle(1)	—	—	—	(43.8)	—	—	—	—
Minority interest	(1.9)	—	—	—	—	—	—	—

Net income (loss)	$(41.6)	$(72.6)	$(32.4)	$0.5	$65.1	$28.5	$20.7	$8.5

Other Financial Data:
Depreciation and amortization(1)	$61.2	$82.3	$82.6	$32.6	$32.9	$16.3	$8.9	$8.1
Capital expenditures	32.2	29.6	28.2	41.0	16.6	10.3	3.3	3.0
Gross profit as a percentage of net sales	26.3%	26.2%	25.2%	25.7%	25.6%	25.8%	25.9%	25.3%
Ratio of earnings to fixed charges(4)	—	—	—	2.4x	4.1x	3.6x	6.0x	1.9x

	Predecessor						Successor
	December 31,					June 30,
	1999	2000	2001	2002	2003	2003	2004
	(Combined) (Unaudited)	(Combined) (Unaudited)	(Combined)	(Combined)	(Consolidated)	(Consolidated) (Unaudited)	(Consolidated) (Unaudited)
		(Dollars in millions)

Balance Sheet Data:
Total assets	$2,163.5	$1,836.9	$1,783.9	$1,705.2	$1,767.9	$1,743.2	$2,458.6
Total debt	1,345.5	1,348.5	1,239.5	1,100.6	1,026.0	1,075.2	1,131.5
Shareholders' equity	377.7	171.8	170.2	176.9	265.4	215.4	541.4

(1)
We adopted SFAS 142, Goodwill and Other Intangible Assets, effective January 1, 2002. SFAS No. 142 requires that goodwill and certain intangibles with indefinite lives not be amortized, but subject to an impairment test on an annual basis or when facts and circumstances suggest that it may be impaired. As a result of the transitional goodwill impairment evaluation as of January 1, 2002, we recognized a noncash transitional impairment loss of $43.8 million, which is not deductible for tax purposes. In addition, we ceased amortization of goodwill effective January 1, 2002. Included in selling, general and administrative expenses in 1999, 2000 and 2001 is amortization expense of $36.4 million, $51.9 million and $52.0 million, respectively, for goodwill.

(2)
During 1999, we recorded a restructuring charge of $16.6 million and incremental expenses of $10.8 million related to Merck KGaA's acquisition of VWR Scientific Products Corporation. During 2000, we recorded a restructuring charge of $4.8 million and a provision of $17.6 million related to the writedown of certain North American Lab segment trade accounts receivables.

During 2001, we recorded a restructuring charge of $11.5 million that includes a $3.7 million charge for a reorganization of the businesses and a charge of $7.8 million for the impairment of certain trade names in the North American Lab segment.

(3)
During 2000, we recognized a $19.6 million loss related to an impairment and sale of an investment in NexPrise, Inc. (formerly known as Ventro Corporation).

(4)
For purposes of calculating the ratio of earnings to fixed charges, (1) earnings is defined as income before income taxes and cumulative effects of change in accounting principle and equity method earnings or losses plus fixed charges and distributed earnings of investees, and (2) fixed charges is defined as interest expense (including amortization of debt issuance costs) and one-third of rental expense (which we believe is representative of the interest component of rent expense). Earnings were insufficient to cover fixed charges for the years ended December 31, 1999, 2000 and 2001 by $36.4 million, $104.3 million and $25.4 million, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of our historical financial condition and results of operations together with the audited consolidated and combined financial statements and notes to the financial statements for the years ended December 31, 2003, 2002 and 2001, the unaudited consolidated financial statements and notes to the financial statements for the six months ended June 30, 2004 and 2003 and other financial information appearing elsewhere in this prospectus, including "Capitalization" and "Selected Historical Financial Data."

History

        The roots of our business date back to 1852. Following a series of business combinations over the years, we became part of Univar Corporation. In 1986, we became a publicly-traded company following a spin-off from Univar and embarked on a substantial expansion program, which included both internal and acquisition growth initiatives. Our most significant acquisition occurred in 1995 when we purchased Baxter International's industrial distribution business, more than doubling our revenue base. In connection with this acquisition, Merck KGaA acquired 49.9% of our outstanding shares and in 1999, Merck KGaA took us private by acquiring the remainder. During the period from 1995 through 1999, Merck KGaA actively built its scientific supplies distribution business in Europe through a series of acquisitions. In 2001, Merck KGaA combined the operations of the two businesses, and in 2002, consolidated them under a common U.S. parent company, creating a leader in the global research laboratory industry. On April 7, 2004, we were acquired from Merck KGaA by CDRV Holdings, Inc. See "Summary—The Transactions."

Business and Segments

        We provide distribution and other value-added services to a highly fragmented supply chain by offering in excess of 750,000 products from more than 5,000 manufacturers to over 250,000 customers. Our business is diversified across products and services, customer groups and geographic regions. Products we distribute include chemicals, glassware, instruments, protective clothing and other assorted laboratory products. We support our customers by providing customized services, including storeroom management, product procurement, supply chain systems integration and laboratory bench top delivery. Our principal customers are pharmaceutical, biotechnology, chemical, technology, food processing, and consumer product companies; universities and research institutes; government agencies; environmental testing organizations; and primary and secondary schools. Approximately 75% of our revenues in 2001, 2002 and 2003 were derived from sales of consumable products, which are recurring in nature.

        We operate in North America (United States, Canada and Mexico) and in 15 European countries (Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom), processing an average of 50,000 order lines daily from 16 strategically located distribution centers.

        We report our financial results on the basis of the following three business segments: North American laboratory distribution, or North American Lab, European laboratory distribution, or European Lab, and Science Education. Both the North American Lab and European Lab segments are comprised of the distribution of scientific supplies to customers in the pharmaceutical, biotechnology, chemical, technology and food processing industries; governmental agencies; universities and research institutes; and environmental organizations. Science Education is comprised of the manufacture and distribution of scientific supplies and specialized kits principally to primary and secondary schools in North America.

        In 2003, the North American Lab segment recorded operating income as a percentage of net sales, or operating margins, that was approximately 92 basis points (or 0.92%) higher than the European Lab segment operating margin. While the European Lab's operating income has historically been lower than North American Lab operating income, the European Lab segment has historically generated higher gross profit as a percentage of net sales, or gross margins, due to a more fragmented customer base and greater concentration of high quality, higher margin chemical sales. These higher gross margins in Europe, however, are offset by higher selling, general and administrative expenses required to maintain the appropriate infrastructure to serve a multi-lingual and multi-cultural marketplace, resulting in lower operating margins than in the North American Lab segment. For the six months ended June 30, 2004, this differential increased to 296 basis points (or 2.96%), mainly because of increased losses in France and higher product costs for certain chemicals. The increased French losses were mainly a result of an approximate 5% sales decline for the six months ended June 30, 2004 compared to the same period of 2003, while operating infrastructure costs remained relatively constant. Science Education operating margins benefit from the segment's positioning as both a manufacturer and a distributor, thus benefiting from the profitability characteristics of both aspects of the supply chain.

Basis of Financial Statement Presentation

        On December 31, 2002, Merck KGaA entered into a series of reorganization transactions whereby all of its legal entities that comprised our North American and European businesses, were contributed to VWR International Corporation and became its wholly-owned subsidiaries. These reorganization transactions are referred to in this prospectus as the "Reorganization." The formation of VWR International Corporation and the transfer of our North American and European businesses to it through the Reorganization were transactions between companies under common control and have been accounted for in a manner similar to a pooling of interests. The financial statements for the years ended December 31, 2002 and 2001 represent the combined financial statements of the two businesses that have been derived from the consolidated financial statements and accounting records of Merck KGaA using the historical results of operations and historical basis of the assets and liabilities of the individual businesses following a carve-out process for the European business in 2002 and 2001. The financial statements for the year ended December 31, 2003 are consolidated as they consist of the financial statements of the wholly-owned subsidiaries of VWR International Corporation. All intercompany accounts and transactions have been eliminated.

        The purchase price paid by Merck KGaA for the businesses was pushed down to VWR International Corporation's financial statements from the date of acquisition and has resulted in the allocation of the purchase price to the assets and liabilities acquired and the recognition of either push down debt due Merck KGaA or a contribution to shareholders' equity for cash consideration. Interest expense is recorded on this push down debt based upon Merck KGaA's intercompany interest rates, which are not necessarily indicative of rates we would have obtained if we were not an ultimate subsidiary of Merck KGaA. Interest expense, including tax effects, on push down debt has been included in the statements of operations, and presented as a non-cash item in the accompanying statements of cash flows and a capital contribution in the statement of shareholders' equity, as this interest is not required to be paid to Merck KGaA.

        Equity transactions with Merck KGaA represent cash and non-cash transactions between us and Merck KGaA associated with carve-out, push down, and other equity transactions prior to the Reorganization. Because a direct ownership relationship did not exist among all the various units comprising us prior to December 31, 2002, Merck KGaA's net investment in us is shown as Invested Equity in the combined financial statements prior to the Reorganization. We began accumulating retained earnings subsequent to the date of the Reorganization.

        Management believes the assumptions underlying the 2002 and 2001 combined financial statements are reasonable. However, the financial statements, for all periods presented, do not include allocations of Merck KGaA general corporate expenses or charges for financial reporting, tax, and treasury services, as such costs were not charged to us. Management does not believe that charges for such services would have been material. The historical financial information does not reflect the added costs that we will incur as a separate company. These additional costs will include costs for new information technology systems to operate as a separate company, costs of periodic reporting to the SEC when we become an SEC registrant, as well as the costs related to a global tax and treasury staff and compliance with the Sarbanes-Oxley Act of 2002. The historical financial information also does not reflect the incremental costs associated with changes that will occur in our capital structure and operations. We expect to become an SEC registrant, upon the effectiveness of the registration statement of which this prospectus forms a part.

        Merck KGaA sold its investment in us to CDRV Acquisition Corporation on April 7, 2004. In order to provide a meaningful basis of comparing our results of operations for the three months and six months ended June 30, 2004, the results of operations for the "predecessor" period (January 1, 2004 through April 6, 2004) have been combined with the results of operations for the "successor" period (April 7, 2004 through June 30, 2004).

Effects of the Acquisition

        The Acquisition has been accounted for using the purchase method of accounting. As such, our assets and liabilities were adjusted, as of the Acquisition, to their respective fair values. This resulted in the recognition of significant identified intangible assets relating to customer relationships, trademarks and tradenames, an increase in pension and post-retirement liabilities for existing plans, the recognition of other fair value adjustments and the impact of the new debt and equity structure.

        The recognition of the fair value of assets acquired resulted in higher net non-cash depreciation and amortization expense. The new debt outstanding resulted in a significant increase in interest expense. The cash outflow for interest expense will be partially offset by reduced current income taxes payable, to the extent they offset current taxes payable generated from operations.

        See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

Transition and Information Technology Services Agreements

        We and Merck KGaA have historically performed corporate services for each other, including certain financial, administrative and information technology functions. In order to maintain continuous and efficient operations, effective as of April 7, 2004, we entered into a transition services agreement and an information services master agreement with Merck KGaA to maintain these relationships following the Acquisition until such time as these services can be obtained internally or from other sources. The term of the transition services agreement is three years and will expire on April 7, 2007, although the recipient of the services in most cases has the right to terminate individual services upon notice as early as January 1, 2005. Certain services may be terminated on an earlier date. If required third-party consent is not obtained, we may no longer benefit from certain group rates available to Merck KGaA. We and Merck KGaA also continue to provide each other with certain environmental and other regulatory compliance services for a transition period following the Acquisition.

        Following the completion of the Acquisition, we and Merck KGaA have also continued to provide certain information technology services to each other consistent with the arrangements in place prior to the Acquisition, including Merck KGaA's operation and support of the main enterprise resource planning and business warehouse software and databases for our European companies. The information services master agreement continues for an initial five-year period from the closing date of the Acquisition and will expire on April 7, 2009, although individual services may be terminated during the term following a notice period.

        Merck KGaA may terminate each of the transition services agreement and the information services master agreement if certain events occur including, among others, if we acquire a controlling interest in certain competitive manufacturers, or certain competitive manufacturers acquire a controlling interest in us.

        The transition services agreement does not apply to certain other arrangements involving Merck KGaA and us, which continue on for their existing terms following the completion of the Acquisition. For example, Merck KGaA continues to provide logistics services to certain of our subsidiaries until the end of 2007. Unless earlier terminated following a notice period, such logistics service arrangements will be automatically renewed for an additional three years.

        Certain subsidiaries of Merck KGaA and certain of our subsidiaries also continue to lease or sublease from one another, or otherwise share, space in various offices and warehouses in Europe and in Mexico following the Acquisition. The terms of these leasing and subleasing arrangements range from less than one year to up to six or more years and are generally at market rents and conditions. Certain other existing intercompany contracts also remained in place following the Acquisition, and have not been replaced by the transition services agreement.

Business Environment

        Industries.    We estimated that the 2003 industry-wide revenues of the global research laboratory market in which our North American Lab and European Lab segments operate were approximately $22 billion. Management estimates that the industry has grown at mid-single digit rates. We expect this growth to continue in the future, driven by increasing R&D spending from a diversified collection of end-markets, including pharmaceutical, biotechnology, chemical, education, medical research, government and environmental testing. Our net sales are influenced by, but not directly correlated with, the growth of R&D spending, and we expect that results may vary by end-market.

        In relation to our Science Education segment, we estimated that the 2003 revenues for the North American market for scientific supplies for primary and secondary schools were approximately $450.0 million. Industry sales levels are subject to fluctuations driven by changes in state and local government funding, the timing of the state-by-state new textbook adoption cycle and population changes.

        Foreign Currency Exposure.    We maintain operations in North America and in 15 European countries. Approximately 40% of our net sales for the six months ended June 30, 2004 originated in currencies other than the U.S. dollar, principally the Euro, the British pound sterling and the Canadian dollar. As a result, fluctuations in exchange rates have an impact on our results of operations and the translation of our balance sheet accounts. For example, in 2002, 2003 and the six months ended June 30, 2004, the strength of the Euro relative to the U.S. dollar had a significant positive impact on our results of operations. Importantly, net sales and costs tend to be incurred in the same currency, and therefore mitigate local currency risks. In addition, as of June 30, 2004, we had an approximately $176.6 million Euro-denominated term loan and a $150.0 million multi-currency revolving credit facility forming part of our Senior Secured Credit Facility, as well as borrowings under certain local credit facilities, each of which will mitigate our currency risk with respect to future debt service.

        The consolidated and combined financial statements appearing elsewhere in this prospectus were prepared using average exchange rates for the relevant period to translate the results of operations and the end of period exchange rates to translate balance sheet accounts.

Seasonality

        Our results of operations are subject to seasonal trends primarily affecting our Science Education segment, which tend to result in increased net sales and operating income in the third quarter in comparison to other quarters of the year. For example, in 2003, approximately 30% of our total operating income was generated in the fiscal quarter ending September 30. This stronger quarterly performance is typically due to higher sales and operating income in our Science Education segment, as schools purchase supplies in preparation for the beginning of the new school year, offset by a seasonal slowdown in our European Lab segment. Quarterly sales are also influenced by the number of shipping days in a given fiscal quarter.

Results of Operations

        Our net sales are derived primarily from the sale of scientific supplies, including laboratory supplies, research chemicals, apparatus, laboratory furniture and services. Freight costs that are billed to our customers are also included in net sales.

        Our cost of sales consists primarily of the cost of inventory shipped and our cost of labor for services provided on-site at our customer's locations, such as storeroom management and product delivery. Cost of sales also includes freight expenses incurred to deliver products to customers as well as credits for rebates earned from suppliers.

        Selling, general and administrative expenses primarily reflect the costs of operations dedicated to generating new sales, maintaining existing customer relationships, enhancing technology capabilities, receiving customer orders and maintaining our distribution center facilities. These expenses also include depreciation and amortization.

        Restructuring charges reflected in our historical financial statements consist of costs related to streamlining our operations in North America and Europe and non-cash charges for the impairment of intangible assets in 2001. From time to time, as we pursue certain of our productivity and profitability improvement initiatives, we may incur additional restructuring charges in the future in certain of our operations.

        During the past three and a half years, inflation has not had a significant impact on our results of operations.

Results of Operations For the Three and Six Months Ended June 30, 2004 and 2003

  Net Sales

        Net sales for the three and six month periods ended June 30, 2004 increased 5.1% and 7.7% to $735.4 million and $1,469.2 million, respectively, from $699.7 million and $1,363.7 million for the comparable periods of 2003. Excluding the effects of foreign exchange totaling $17.8 million and $58.1 million for the three and six month periods ended June 30, 2004, net sales increased by 2.6% and 3.5%, respectively, from the comparable periods of 2003. The sales growth for the three and six month periods ended June 30, 2004 was mainly from the North American Lab segment and was broad based across most product categories. This broad based sales growth was primarily attributable to increased demand from organic market growth.

  Gross Profit

        Gross profit for the three and six month periods ended June 30, 2004 increased 3.7% and 6.9% to $186.2 million and $376.3 million, respectively, from $179.6 million and $352.0 million for the comparable periods of 2003. Gross profit grew $24.3 million or 6.9% for the first six months of 2004 compared to the same period of 2003. Approximately $17.9 million of this growth is attributable to the effect of currency translation and the balance was primarily comprised of the margin effect associated with organic sales growth. Gross profit as a percent of sales for the six month periods was 25.6% in 2004 and 25.8% in 2003. The North American sales mix resulted in a slight deterioration in the gross profit percentage, as lower margined equipment sales comprised a slightly higher proportion of the total product mix and we also experienced a decline in higher margined Science Education sales for the first half of 2004 compared to the first half of 2003. We also incurred higher product costs for certain chemicals in our European Lab segment.

        Gross profit grew $6.6 million or 3.7% for the three months ended June 30, 2004 compared to the same period of 2003. Approximately $5.3 million of the increase was attributable to the effect of currency translation. Gross profit as a percent of sales was 25.3% in 2004 and 25.7% in 2003. The North American sales mix and higher European chemical product costs contributed to the decline in gross margin as a percent of sales in for the three months ended June 30, 2004 compared to the same period of 2003.

  Selling, General, and Administrative Expenses

        Selling, general, and administrative, or SG&A, expenses for the three and six month periods ended June 30, 2004 increased 2.9% and 3.8% to $151.1 million and $303.1 million, respectively, from $146.8 million and $292.1 million for the comparable periods of 2003. Excluding the effects of foreign exchange totaling $5.1 million and $15.2 million for the three and six month periods ended June 30, 2004, SG&A decreased by 0.5% and 1.4%, respectively, from the comparable periods of 2003. Excluding the effects of strengthening foreign currencies, the decline in SG&A resulted from the impact of productivity improvements, which mainly consisted of the effect of resulting staffing reductions, initiated during the second and third quarters of 2003.

  Operating Income

        Operating income for the three and six month periods ended June 30, 2004 increased 7.0% and 22.2% to $35.1 million and $73.2 million, respectively, from $32.8 million and $59.9 million for the comparable periods of 2003. Excluding the effects of foreign exchange totaling $0.2 million and $2.7 million for the three and six month periods ended June 30, 2004, respectively, operating income increased by 6.4% and 17.7%, respectively, from the comparable periods of 2003. Most of the increase was in the North American Lab segment where the sales growth rate exceeded the expense growth rate.

  Interest Expense, net of Interest Income

        Interest expense, net of interest income for the three and six month periods ended June 30, 2004 increased to $16.2 million and $21.5 million, respectively, from $6.4 million and $13.6 million for the comparable periods of 2003. The increase resulted from the new capital structure that was established following the Acquisition which resulted in a higher level of outstanding debt and an increase in interest rates. Interest expense since the Acquisition includes a 50 basis point (or 0.50%) fee on any undrawn balance of our $150 million multi-currency revolving credit facility. As of June 30, 2004 we did not have any borrowings outstanding under this facility, and $7.2 million of outstanding undrawn letters of credit reduced the availability under this facility to $142.8 million. The weighted average interest rate associated with the new capital structure is approximately 6.1% for the three months ended June 30, 2004. We repaid $50 million of our term loan facility during July 2004. Prior to April 7, 2004, essentially all of our debt was from Merck KGaA and interest rates were based on Merck KGaA intercompany borrowing rates which averaged less than 3%. Interest on push down debt did not represent a cash payment of interest to Merck KGaA and was recorded as a capital contribution by Merck KGaA, net of tax. In addition, we incurred $0.9 million of interest expense resulting from amortization of deferred financing fees associated with the Acquisition debt after April 6, 2004.

  Other Expense (Income), Net

        Other expense (income), net for the three and six month periods ended June 30, 2004 totaled $0.9 million and $0.6 million, respectively, compared to ($0.8) million and ($2.5) million for the comparable periods of 2003. The major components of other expense (income) are income associated with our European equity investment and realized and unrealized exchange gains (2003) and losses (2004) on foreign currency transactions. For the six months ended June 30, 2003 there was also $1.0 million of income related to an insurance recovery.

  Income Taxes

        The effective income tax rate for the three and six month periods ended June 30, 2004 was 43.9% and 42.8%, respectively, compared to 41.5% and 41.6% for the comparable periods in 2003. The post-Acquisition effective tax rate was 44.4% and is reflective of our present estimate of our tax rate for the final three quarters of 2004. For the three months ended June 30, 2004 there was an increase in the effective tax rate relating to pretax losses in France for which no tax benefit was recognized as a result of the continued need for a valuation allowance. In addition there were generally higher taxes recognized in our European operations and increases in local taxes associated with our Puerto Rican business. For the six months ended June 30, 2004, there was an approximate increase of 1.4% in the effective tax rate relating to foreign withholding taxes associated with funds repatriation. This increase was offset by decreases in the effective tax rate as a result of reduced first quarter losses in both Mexico and France, which had been generating losses that were not tax benefited due to valuation allowances during 2003 and a refund of a state tax.

Segment Analysis

  Net Sales

        The following table presents sales and sales growth by reportable segment for the three and six month periods ended June 30, 2004 and 2003 (dollars in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2004	% Change	2003	2004	% Change	2003
Net Sales
North American Lab	$463.6	4.9%	$442.0	$914.1	6.6%	$857.7
European Lab	242.7	7.4%	226.0	504.1	11.4%	452.7
Science Education	29.1	(8.2)%	31.7	51.0	(4.3)%	53.3

Total	$735.4	5.1%	$699.7	$1,469.2	7.7%	$1,363.7

        Net sales in the North American Lab segment for the three and six months ended June 30, 2004 increased 4.9%, or $21.6 million, and 6.6%, or $56.4 million, to $463.6 million and $914.1 million, respectively from $442.0 million and $857.7 million for the comparable periods of 2003. Foreign currency changes accounted for $1.0 million and $6.6 million of the increase for the three and six month periods ended June 30, 2004. Organic growth for North America was relatively broad based across most product groups, especially chemicals and equipment/instruments.

        Net sales in the European Lab segment for the three and six months ended June 30, 2004 increased 7.4%, or $16.7 million, and 11.4%, or $51.4 million, to $242.7 million and $504.1 million, respectively from $226.0 million and $452.7 million for the comparable periods of 2003. The increase was due to the impact of favorable currency exchange rates, as sluggish economic conditions throughout Europe caused growth in net sales expressed in local currencies to be essentially flat. Foreign currency changes accounted for $16.7 million and $51.6 million of the increase for the three and six month periods ended June 30, 2004.

        Net sales in the Science Education segment for the three and six months ended June 30, 2004 decreased 8.2% and 4.3% to $29.1 million and $51.0 million, respectively from $31.7 million and $53.3 million for the comparable periods of 2003. The decrease was primarily driven by budget constraints by several state and local governments, which limited the amount of funds available for the purchase of scientific supplies for school laboratories.

  Operating Income

        The following table presents operating income and operating income as a percentage of net sales by reportable segment for the three and six month periods ended June 30, 2004 and 2003 (dollars in millions):

	Three Months Ended June 30,				Six Months Ended June 30,
	2004	% of Net Sales	2003	% of Net Sales	2004	% of Net Sales	2003	% of Net Sales
Operating Income
North American Lab	$28.9	6.2%	$21.8	4.9%	$55.2	6.0%	$40.3	4.7%
European Lab	3.6	1.5%	6.7	3.0%	15.5	3.1%	16.8	3.7%
Science Education	2.6	8.9%	4.3	13.6%	2.5	4.9%	2.8	5.3%

Total	$35.1	4.8%	$32.8	4.7%	$73.2	5.0%	$59.9	4.4%

        Operating income for the three and six months ended June 30, 2004 increased 7.0% and 22.2% to $35.1 million and $73.2 million, respectively from $32.8 million and $59.9 million for the comparable periods of 2003. Excluding the effects of strengthening foreign currencies, operating income would have increased by 6.5% and 17.7% for the three and six month periods ended June 30, 2004, respectively over the comparable periods of 2003. Operating income expressed as a percentage of net sales ("operating margin") improved to 4.8% and 5.0% for the three and six month periods ended June 30, 2004, respectively, compared to 4.7% and 4.4% for the comparable periods of 2003. The improvement in operating margins was primarily due to sales and gross profit growth rates exceeding the growth rates of SG&A expenses.

        Operating income in the North American Lab segment for the three and six months ended June 30, 2004 increased 32.6% and 37.0% to $28.9 million and $55.2 million, respectively from $21.8 million and $40.3 million for the comparable periods of 2003. Operating margin improved to 6.2% and 6.0% for the three and six month periods ended June 30, 2004, respectively, compared to 4.9% and 4.7% for the comparable periods of 2003. The improvement in operating margin was primarily due to sales and gross profit growth rates exceeding the growth rates of SG&A expenses because of productivity initiatives taken to reduce costs during the third quarter of 2003. Strengthening foreign currencies positively affected operating income by $0.1 million and $1.1 million for the three and six month periods ended June 30, 2004 compared to the comparable periods of 2003.

        Operating income in the European Lab segment for the three and six months ended June 30, 2004 decreased to $3.6 million and $15.5 million, respectively from $6.7 million and $16.8 million for the comparable periods of 2003. Operating margin declined to 1.5% and 3.1% for the three and six month periods ended June 30, 2004, respectively, compared to 3.0% and 3.7% for the comparable periods of 2003. Strengthening European currencies positively affected operating income by $1.6 million for the six month period ended June 30, 2004 compared to the comparable period of 2003. The European Lab segment has been adversely affected by changes in pricing for certain chemicals purchased from Merck KGaA and losses in our French operations.

        Operating income in the Science Education segment for the three and six months ended June 30, 2004 decreased to $2.6 million and $2.5 million, respectively from $4.3 million and $2.8 million for the comparable periods of 2003. Operating margin decreased to 8.9% and 4.9% for the three and six month periods ended June 30, 2004, respectively, compared to 13.6% and 5.3% for the comparable periods of 2003. The decline was primarily driven by budget constraints of several state and local governments, which limited the amount of funds available for the purchase of scientific supplies for school laboratories.

Results of Operations For the Years Ended December 31, 2003, 2002 and 2001

  Sales

        The following table presents sales and sales growth by reportable segment for the years ended December 31, 2003, 2002 and 2001 (dollars in millions):

	Years Ended December 31,
	2003	% Change	2002	% Change	2001
Net Sales
North American Lab	$1,734.3	2.4%	$1,694.1	4.5%	$1,621.9
European Lab	932.6	17.4%	794.1	4.0%	763.7
Science Education	127.3	(6.3)%	135.9	(0.7)%	136.8

Total	$2,794.2	6.5%	$2,624.1	4.0%	$2,522.4

        Net sales for 2003 increased to $2,794.2 million from $2,624.1 million in 2002, an increase of $170.1 million, or 6.5%. The increase was driven primarily by sales growth in the North American Lab segment and the impact of favorable currency exchange rates on the European Lab segment, offset by a decline in our Science Education segment. Net sales for 2002 increased to $2,624.1 million from $2,522.4 million in 2001, an increase of $101.7 million, or 4.0%. The increase was driven primarily by sales growth in the North American Lab segment and the impact of favorable currency exchange rates on the European Lab segment.

        Sales in the North American Lab segment for 2003 increased to $1,734.3 million from $1,694.1 million in 2002, an increase of $40.2 million, or 2.4%. The increase was primarily driven by higher sales to our pharmaceutical, biotechnology, university and government customers. North American Lab sales also benefited from strong sales growth in Canada, a portion of which was the result of favorable currency exchange rate movements between the U.S. dollar and Canadian dollar. North American Lab sales for 2002 increased to $1,694.1 million from $1,621.9 million in 2001, an increase of $72.2 million, or 4.5%. The increase was primarily driven by higher sales to our pharmaceutical, biotechnology, university and general industrial customers.

        Sales in the European Lab segment for 2003 increased to $932.6 million from $794.1 million in 2002, an increase of $138.5 million, or 17.4%. The increase was substantially due to the impact of favorable currency exchange rates, as sluggish economic conditions throughout Europe caused growth in net sales expressed in local currencies to be essentially flat. European Lab segment sales for 2002 increased to $794.1 million from $763.7 million in 2001, an increase of $30.4 million, or 4.0%. The increase in net sales was substantially driven by the impact of favorable currency exchange rates.

        Sales in the Science Education segment for 2003 declined to $127.3 million from $135.9 million in 2002, a decrease of $8.6 million, or 6.3%. The decline was primarily driven by budget reductions by several state and local governments, which limited the amount of funds available for the purchase of scientific supplies for school laboratories. Industry-wide textbook publisher sales also declined in 2003, which has an impact on the sales of a portion of our products that are sold in connection with new textbooks. Science Education segment sales for 2002 decreased to $135.9 million from $136.8 million in 2001, a decrease of $0.9 million or 0.7%. The decrease was principally due to a decline in textbook publisher sales.

  Gross Profit

        The following table presents gross profit for the years ended December 31, 2003, 2002 and 2001 (dollars in millions):

	Years Ended December 31,
	2003	2002	2001
Gross profit	$716.1	$674.0	$636.3
Percentage of net sales	25.6%	25.7%	25.2%

        Gross profit for 2003 increased to $716.1 million from $674.0 million in 2002, an increase of $42.1 million, or 6.2%, primarily as a result of the positive impact of currency exchange rates and higher net sales in our North American Lab segment, partially offset by lower gross profit in our Science Education segment. Gross profit as a percentage of net sales (gross margin) was 25.6% in 2003 and 25.7% in 2002.

        Gross profit for 2002 increased to $674.0 million from $636.3 million in 2001, an increase of $37.7 million, or 5.9%, primarily as a result of the positive impact of currency exchange rates and higher rebates from suppliers, primarily in our European Lab segment. In addition, improving product and customer mix in the North American Lab and European Lab segments contributed to an increase in gross margin from 25.2% in 2001 to 25.7% in 2002, which was partially offset by a slight decline in the Science Education segment gross margin.

  Selling, General and Administrative Expenses

        The following table presents selling, general and administrative expenses, goodwill amortization and restructuring charges for the years ended December 31, 2003, 2002 and 2001 (dollars in millions):

	Years Ended December 31,
	2003	2002	2001
Selling, general and administrative expenses	$583.4	$560.0	$573.7
Percentage of net sales	20.9%	21.3%	22.7%
Selling, general and administrative expenses, excluding $52.0 of goodwill amortization in 2001	583.4	560.0	521.7
Percentage of net sales	20.9%	21.3%	20.7%

        SG&A expenses for 2003 increased to $583.4 million from $560.0 million in 2002, an increase of $23.4 million, or 4.2%. The dollar increase in SG&A expenses was primarily due to the impact of currency exchange rates, offset by lower expenses in the North American Lab segment, and lower expenses in the European Lab segment as expressed in local currencies. SG&A expenses as a percentage of net sales decreased from 21.3% in 2002 to 20.9% in 2003. This decline reflects ongoing productivity and cost control programs as well as economies of scale associated with our revenue growth. In the North American Lab segment, productivity improvements combined with lower product liability costs of $5.0 million offset increases in employee benefit and insurance expenses of $7.3 million and bad debt expense of $1.9 million. In Europe, improvements were generated through increased operating efficiencies and cost containment programs primarily focused on centralizing functions, which reduced our logistics, field force and administrative expenses as expressed in local currencies. In addition, SG&A expenses in Europe for 2003 benefited from adjustments to previously established reserves related to estimates of sales returns, severance payments and other items, which resulted in a decrease in SG&A expenses by $2.9 million in 2003. SG&A expenses as a percentage of our Science Education segment net sales increased slightly due to lower sales volumes not offset by a corresponding decline in SG&A expenses.

        SG&A expenses for 2002 decreased to $560.0 million from $573.7 million in 2001, a decrease of $13.7 million, or 2.4%. Excluding the impact of goodwill amortization in 2001, SG&A expenses increased by $38.3 million or 7.3%. This dollar increase was the result of higher compensation, benefits and information technology (IT) expenses for each of our business segments and the impact of currency exchange rates. SG&A expenses as a percentage of net sales decreased from 22.7% in 2001 to 21.3% in 2002. However, excluding the impact of goodwill amortization in 2001, SG&A expenses as a percentage of net sales would have been 20.7% in 2001 compared to 21.3% in 2002.

  Restructuring and Other Charges

        During 2001, we recorded a restructuring charge of $11.5 million that includes a $3.7 million charge for a reorganization of our businesses and a charge of $7.8 million for the impairment of certain trade names in the North American Lab segment.

  Operating Income

        The following table presents operating income and operating income as a percentage of net sales by reportable segment for the years ended December 31, 2003, 2002 and 2001 (dollars in millions):

	Years Ended December 31,			Percent of Net Sales
	2003	2002	2001	2003	2002	2001
Operating Income
North American Lab	$82.8	$71.2	$23.1	4.8%	4.2%	1.4%
European Lab	35.9	24.0	7.8	3.8%	3.0%	1.0%
Science Education	14.0	18.8	20.2	11.0%	13.8%	14.8%

Total	$132.7	$114.0	$51.1	4.7%	4.3%	2.0%

        Primarily as a result of the factors described above, operating income for 2003 increased to $132.7 million from $114.0 million in 2002, an increase of $18.7 million, or 16.4%. The improvement in operating margin to 4.7% in 2003 from 4.3% in 2002 was primarily due to the decrease in SG&A expenses as a percentage of net sales. Similarly, operating income for 2002 increased to $114.0 million from $51.1 million in 2001, an increase of $62.9 million, or 123.1%. Excluding $52.0 million in goodwill amortization and $11.5 million in restructuring charges recorded in 2001, operating income declined $0.6 million, or 0.5%, from 2001 to 2002, and operating income as a percentage of net sales declined from 4.5% in 2001 to 4.3% in 2002. This decline was mainly caused by higher compensation, benefits and IT expenses for each of our business segments.

        Operating income in the North America Lab segment for 2003 increased to $82.8 million from $71.2 million in 2002, an increase of $11.6 million, or 16.3%, primarily as a result of the factors described above. North American Lab segment operating income for 2002 increased to $71.2 million from $23.1 million in 2001, an increase of $48.1 million, or 208.2%. Excluding restructuring charges of $10.3 million and goodwill amortization of $42.3 million in 2001, operating income for 2002 declined $4.5 million, or 5.9%, from 2001.

        Operating income in the European Lab segment for 2003 increased to $35.9 million from $24.0 million in 2002, an increase of $11.9 million, or 49.6%, primarily as a result of the factors described above and continued general weakness in our French operations. European Lab segment operating income for 2002 increased to $24.0 million from $7.8 million in 2001, an increase of $16.2 million, or 207.7%. Excluding restructuring charges of $1.2 million and goodwill amortization of $7.4 million in 2001, growth in European Lab segment operating income for 2002 was 46.3%.

        Operating income in the Science Education segment for 2003 decreased to $14.0 million from $18.8 million in 2002, a decrease of $4.8 million, or 25.5%, primarily as a result of the factors described above. Operating income in the Science Education segment for 2002 decreased to $18.8 million from $20.2 million in 2001, a decrease of $1.4 million, or 6.9%. Excluding goodwill amortization of $2.3 million in 2001, the decline in the Science Education segment operating income was $3.7 million or 16.4%.

  Interest Expense, net of Interest Income

        Interest expense, net of interest income was $24.4 million, $39.4 million and $74.1 million for 2003, 2002 and 2001, respectively. This decline was a result of the reduction of debt through cash generated from operations and lower interest rates. Interest rates on push down debt declined to 2.0% in 2003 from 3.4% in 2002 and from 6.0% in 2001. Interest on push down debt did not represent a cash payment of interest to Merck KGaA and was recorded as a capital contribution by Merck KGaA, net of tax. Following the Acquisition, interest expense is expected to increase. See "—Liquidity and Capital Resources," "—Schedule of Contractual Obligations," "—Effects of the Acquisition" and "Unaudited Pro Forma Condensed Consolidated Financial Statements."

  Other Expense/(Income)

        Other expense/(income) was ($3.0) million, $0.6 million and $2.4 million for 2003, 2002 and 2001, respectively. Other expense/(income) increased in 2003 principally as a result of gains related to the sale of property offset by the loss on the sales of certain assets. The major component of other expense in 2001 was a loss on an investment of approximately $1.8 million.

  Income Tax Provision

        Our effective rate in 2003 was 41.5% up from 40.1% in 2002. The difference is primarily due to the lower effective rates of foreign income taxes in 2003 offset by the increase in the valuation allowance of $3.1 million for French and Mexican net operating loss carryforwards. For the year ended December 31, 2001, we recorded tax expense on a pre-tax loss, which was caused by non-deductible goodwill amortization and other non-deductible expenses, including net operating losses for which a tax benefit was not recorded.

        Prior to the Reorganization as of December 31, 2002, we were, in certain cases, included in consolidated tax returns with Merck KGaA affiliates, and certain of our entities were included in tax-sharing agreements. For purposes of the consolidated and combined financial statements included elsewhere in this prospectus, our income taxes have been calculated on a separate tax return basis.

  Impact of Goodwill Accounting

        Goodwill represents the excess of costs over fair value of assets of businesses acquired. We adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002 and discontinued amortization of goodwill. SFAS No. 142 also requires that goodwill be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amounts. We have elected to perform its annual test for indications of goodwill impairment in the third quarter of each year.

        Upon adoption of SFAS No. 142, in 2002, we recorded a transitional impairment charge of $43.8 million. Goodwill amortization in 2001 was $52.0 million on a pre-tax basis.

  Statement of Financial Position

        Working capital, excluding cash and debt, was $239.5 million, $346.2 million and $335.9 million, or 8.2%, 12.4% and 12.8% of net sales as of June 30, 2004 (on an annualized basis) and December 31, 2003 and 2002, respectively.

        Trade receivables, inventories and trade accounts payable, three important elements of working capital, are discussed below.

        Trade Accounts Receivable.    Days sales outstanding in accounts receivable were 49.2, 48.9 and 49.7 days as of June 30, 2004 and December 31, 2003 and 2002, respectively. Trade receivables are higher in Europe due to the extended payment practices in the countries in which we operate. Trade receivables tend to increase in the third quarter as a result of higher sales of our Science Education segment to primary and secondary schools.

        Inventories.    Days supply of inventory declined to 43.6 days as of June 30, 2004 compared to 46.6 days as of December 31, 2003 and 50.9 days as of December 31, 2002 due primarily to continuous efforts to reduce inventory levels while maintaining customer service levels. Inventories tend to increase during the second quarter to support higher sales in the third quarter due in part to higher sales to primary and secondary schools in the third quarter.

        Trade Accounts Payable.    Trade accounts payable are primarily with suppliers whose products we distribute. Payment terms are negotiated and in cases where economic early payment discounts are offered, we make payments to earn the discounts. Days payable outstanding are generally higher in Europe due to the extended payment practices in the countries in which we operate. Depending on the timing of payments and inventory purchases, trade accounts payable can vary each quarter and from year to year. Days payable outstanding were 52.9 days as of June 30, 2004 compared to 41.1 days as of December 31, 2003 and 41.7 days as of December 31, 2002, mainly due to continued efforts to reduce working capital. By increasing our days payable outstanding, our accounts payable balance has increased, which has the effect of reducing our working capital.

        The following is a discussion of other balance sheet accounts:

        Property and Equipment.    Property and equipment consists mainly of certain owned facilities utilized as distribution centers, leasehold improvements, equipment used within the distribution centers, and information systems investments. The June 30, 2004 balance represents the fair value of property and equipment acquired which approximates their historical cost. Capital expenditures consist of two principal components: expenditures for facilities, and expenditures for technology to support the business. Capital expenditures were $6.3 million for the six months ended June 30, 2004 compared to $10.3 million for the six months ended June 30, 2003 and $16.6 million in 2003, $41.0 million in 2002 and $28.2 million in 2001. The decrease in 2003 related to fewer expenditures related to both facilities and technology when compared to prior years.

        Other Assets (Current and Non-Current).    Other assets include deferred catalog costs, deferred loan fees associated with the issuance of new debt, and an investment accounted for under the equity method. The increase in other assets from $60.7 million at December 31, 2003 to $86.6 million at June 30, 2004 results from the addition of $39.1 million of net capitalized debt issuance costs associated with the issuance of new debt as of April 7, 2004, which is offset by the transfer back to Merck KGaA of a $21.4 million cash deposit and corresponding loan associated with our 24% equity investment in an independent European distribution company during the first quarter of 2004.

        Loans from Merck KGaA and affiliates.    The decline in loans from Merck KGaA and affiliates from $236.0 million at December 31, 2003 to zero at June 30, 2004, is due to the transfer back to Merck KGaA of our approximate $21.4 million loan associated with our 24% equity investment in an independent European distribution company and the satisfaction of all loans from Merck KGaA as a result of the Acquisition.

        Other Long Term Liabilities.    Other long term liabilities increased to $80.5 million at June 30, 2004 from $53.3 million at December 31, 2003 mainly because of recording additional pension liabilities in accordance with purchase accounting as a result of the Acquisition.

        Long-Term Deferred Income Taxes, Net.    Net long-term deferred income tax liabilities increased to $206.7 million at June 30, 2004 from $45.8 million at December 31, 2003 primarily as the result of the tax affects recorded on the various purchase accounting entries.

        Debt (Short-Term and Long-Term).    As of June 30, 2004, our total debt (short-term and long-term) increased to $1.131.5 million from $1,026.0 million at December 31, 2003. The increase was due to the Acquisition and the new capital structure that was established. As of December 31, 2003, the $773.3 million of intercompany debt represents debt pushed down to our financial statements related to our acquisition by Merck KGaA with the balance consisting of other intercompany borrowings and bank borrowings. All of the debt bore interest at variable rates. Interest expense, on push down debt, was not paid to Merck KGaA and was recorded, net of tax, as a capital contribution from Merck KGaA. A portion of the cash consideration for the Acquisition was used to repay all debt owed to Merck KGaA at the closing date of the Acquisition.

Historical Cash Flows

        The following table presents cash flow from operations related to operations and working capital (dollars in millions):

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
Cash flow from operations, excluding working capital	$55.2	$59.1	$123.7	$108.5	$99.0
Cash flow from working capital changes, net	89.1	7.5	31.4	48.3	24.5

Cash flow from operations	$144.3	$66.6	$155.1	$156.8	$123.5

        We generated $144.3 million of cash flow from operations during the six months ended June 30, 2004 compared to $66.6 million during the same period of 2003. The improvement in cash from operations was primarily the result of improvements in working capital management and improved net income. The significant improvement in cash flow from working capital changes was the result of increased focus by the Company's management in the areas of accounts payable and inventory as described earlier.

        Operating income increased to $132.7 million in 2003 from $114.0 million and $103.1 million in 2001 before amortization of goodwill of $52.0 million. Increased levels of operating income resulted in higher levels of cash flow from operations, excluding working capital, in each of the three years in the period ended December 31, 2003. The increase in cash flow from working capital changes of $31.4 million in 2003 resulted primarily from reductions of inventories and increases in accrued expenses. The increase of $48.3 million in cash flow from working capital changes in 2002 resulted primarily from reductions in accounts receivable and increases in accounts payable. The 2001 increase in cash flow from working capital changes of $24.5 million was due to reductions in accounts receivable, other receivables and inventories and increases in accounts payable.

        Net cash used in investing activities was $1,565.7 million for the six months ended June 30, 2004 compared to $8.4 million for the comparable period of 2003. This increase was the result of the

Acquisition, which was offset by a $4.0 million reduction of capital expenditures, primarily lower technology investments. Fluctuations in the level of capital expenditures, which are primarily related to technology investments, depend on the timing of different initiatives and may vary period to period.

        Capital expenditures were $16.6 million in 2003, $41.0 million in 2002 and $28.2 million in 2001. Capital expenditures decreased in 2003 from 2002 by $24.4 million primarily due to lower expenditures for both facilities and technology. Capital expenditures increased in 2002 from 2001 by $12.8 million primarily due to higher expenditures, which are primarily related to technology investments, depend on the timing of different initiatives and may vary year to year. The timing of warehouse expansions may also cause a variance in year to year capital expenditures.

        Net cash provided by financing activities was $1,613.3 million for the six months ended June 30, 2004 compared to net cash used in financing activities of $51.8 million for the comparable period of 2003. The net cash provided in 2004 was primarily a result of the Acquisition and the new capital structure we established. The 2003 usage was primarily related to the net repayment of debt.

Liquidity and Capital Resources

        We broadly define liquidity as our ability to generate sufficient funds from both internal and external sources to meet our obligations and commitments. In addition, liquidity includes the ability to obtain appropriate debt and equity financing and to convert into cash those assets that are no longer required to meet existing strategic and financial objectives. Therefore, liquidity cannot be considered separately from capital resources that consist of current or potentially available funds for use in achieving long-range objectives and meeting debt service commitments.

        As of June 30, 2004, we had outstanding indebtedness of approximately $1,131.5 million. The $1,131.5 million of total indebtedness consists primarily of $520.0 million aggregate principal amount of notes, a $415.0 million U.S. dollar-denominated term loan and an approximately $176.6 million Euro-denominated term loan. Cash paid for interest during the six months ended June 30, 2004, was $5.2 million. Our debt levels and related interest rates increased as a result of the Acquisition and our cash paid for interest expense will increase significantly from April 7, 2004 onward. Based on borrowings outstanding and interest rates in effect as of June 30, 2004, interest expense for the notes and the term loans is expected to be approximately $71.0 million for the 12 months ended June 30, 2005 (including $4.4 million of amortization of debt issue costs). Prior to the Acquisition, interest on our push down debt did not represent cash interest as we were not required to pay Merck KGaA interest. The interest expense associated with the push down debt was recorded as a capital contribution by Merck KGaA, net of tax. See "Capitalization." For further information concerning our Senior Secured Credit Facility and the Notes, see "Description of Certain Indebtedness" and "Description of Notes."

        As of June 30, 2004, we had $7.2 million of undrawn letters of credit and our remaining borrowing availability under the $150.0 million multi-currency revolving credit facility forming part of our Senior Secured Credit Facility was $142.8 million. Undrawn amounts under the multi-currency revolving credit facility will be available to meet future working capital and our other business needs. As borrowings under the multi-currency revolving credit facility will fluctuate with our working capital and other business needs, and the borrowings thereunder bear interest at variable rates, interest expense for this facility will fluctuate as well.

        Prior to April 7, 2004, cash flow from operating activities and after investing activities was used to pay down debt or to pay dividends to Merck KGaA. Following the Acquisition on April 7, 2004, our capital structure changed significantly. Under the credit agreement for our Senior Secured Credit Facility, beginning in the fiscal year ending December 31, 2006, Excess Cash Flow (as defined in the credit agreement) will be required to be used to prepay credit agreement debt, in addition to scheduled principal payments. Based upon current levels of operations and expectations as to future growth, we believe that cash generated from operations, together with amounts available under our $150.0 million multi-currency revolving credit facility which is a component of our Senior Secured Credit Facility, will be adequate to permit us to meet our debt service obligations, capital expenditure requirements, ongoing operating costs and working capital needs until the maturity of our Senior Secured Credit Facility, although no assurance can be given in this regard. Our future financial and operating performance, ability to service or refinance our debt and ability to comply with covenants and restrictions contained in our debt agreements will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control and will be substantially dependent on the global economy, demand for our products, and our ability to successfully implement our overall business and profitability strategies.

Schedule of Contractual Obligations

        The following tables detail the payment schedule for debt, capital leases and operating leases as of June 30, 2004 and December 31, 2003:

	As of June 30, 2004
	< 1 year	1-3 years	4-5 years	> 5 years	Total
	(Payments due by period in millions)
Senior Secured Credit Facility	$50.0	$10.9	$10.9	$519.8	$591.6
Senior Notes	—	—	—	200.0	200.0
Senior Subordinated Notes	—	—	—	320.0	320.0
Loan from CDRV Holdings, Inc.	—	—	—	0.6	0.6
Bank Loans	12.8	—	—	—	12.8
Capital leases	0.9	1.5	1.2	2.9	6.5
Operating leases	21.0	26.8	16.2	26.6	90.6

Total	$84.7	$39.2	$28.3	$1,069.9	$1,222.1

	As of December 31, 2003
	< 1 year	1-3 years	4-5 years	> 5 years	Total
	(Payments due by period in millions)
Push down debt due Merck KGaA	$—	$773.3	$—	$—	$773.3
Loans from Merck KGaA and affiliates	—	236.0	—	—	236.0
Bank loans	9.8	—	—	—	9.8
Capital leases	0.9	1.5	1.2	3.3	6.9
Operating leases	20.6	29.0	17.9	29.5	97.0

Total	$31.3	$1,039.8	$19.1	$32.8	$1,123.0

Indebtedness Prior to the Acquisition

        The following is a summary of our indebtedness prior to the Acquisition:

	Pricing	Average Rate 2003	Maturity
Push down debt due Merck KGaA	Merck KGaA intercompany rates	2.0%	2005
Loans from Merck KGaA and affiliates	Merck KGaA intercompany notes	2.8%	2005
Bank loans	Various	2.8%	2004

        The push down debt reflects the debt incurred by Merck KGaA as a result of its acquisition of us. The push down debt has been classified as long-term because Merck KGaA represented to us in writing that it would not require payment on the debt before 12 months. We also had various loans from Merck KGaA outstanding prior to the Acquisition. The contractual maturities of these loans are current, but these loans have been classified as long-term because Merck KGaA represented to us in writing that it would not require payment on the debt before 12 months. A portion of the cash consideration for the Acquisition was used to repay all debt owing to Merck KGaA outstanding on April 7, 2004.

Indebtedness Following the Acquisition

        Senior Secured Credit Facility.    The Senior Secured Credit Facility consists of (1) a term loan facility providing for a loan denominated in Euros in an aggregate principal amount equal to €145.0 million (approximately $176.6 million on a U.S. Dollar equivalent basis as of June 30, 2004), (2) a term loan facility providing for a term loan denominated in U.S. Dollars in an aggregate principal amount equal to $415.0 million, and (3) a multi-currency revolving credit facility, providing for up to $150.0 million in multi-currency revolving loans (including standby and commercial letters of credit) outstanding at any time. As of June 30, 2004, the full amount under the term loan facilities was outstanding, nothing was drawn under the multi-currency revolving credit facility and we had $7.2 million in undrawn letters of credit. Undrawn amounts under the multi-currency revolving credit facility are available on a revolving credit basis for general corporate purposes of the borrower and its subsidiaries. For further information concerning our Senior Secured Credit Facility, see "Description of Certain Indebtedness."

        Notes.    We have $200.0 million aggregate principal amount of senior notes and $320.0 aggregate principal amount of senior subordinated notes. For further information concerning the notes, see "Description of Notes."

        European Subsidiaries.    Our European subsidiaries operate without formal agreements with foreign banks. There are no existing financial covenants related to the bank loans to these subsidiaries.

Credit Agreement Financial Covenants; Credit Agreement EBITDA

        Borrowings under our Senior Secured Credit Facility are a key source of our liquidity. Our ability to borrow under our Senior Secured Credit Facility is dependent upon, among other things, our compliance with the financial covenants set forth in the credit agreement for our Senior Secured Credit Facility. The financial covenants include a specified debt to Credit Agreement EBITDA leverage ratio and a specified Credit Agreement EBITDA to interest expense coverage ratio for specified periods. Failure to comply with these financial ratio covenants would result in a default under the credit agreement for our Senior Secured Credit Facility and, absent a waiver or an amendment from our lenders, would permit the acceleration of all outstanding borrowings under our Senior Secured Credit Facility. We are in compliance with these financial covenants as of June 30, 2004. For further information on the terms of the Senior Secured Credit Facility, see "Description of Certain Indebtedness."

        Credit Agreement EBITDA as presented herein is a financial measure that is used in the credit agreement for our Senior Secured Credit Facility. Credit Agreement EBITDA is not a defined term under GAAP and should not be considered as an alternative to operating income or net income as a measure of operating results or cash flows as a measure of liquidity. Credit Agreement EBITDA differs from the term "EBITDA" as it is commonly used. Credit Agreement EBITDA generally is defined as consolidated net income before consolidated net interest expense, consolidated income taxes, consolidated depreciation and amortization, other non-cash charges deducted in determining consolidated net income (loss), non-cash provisions for reserves for discontinued operations, extraordinary, unusual or non-recurring items, gain or loss associated with the sale or write down of assets not in the ordinary course of business and the cumulative effect of accounting changes and earnings of, but including cash dividends or distributions from, non-controlled affiliates. Credit Agreement EBITDA is reduced by the amount of certain permitted dividends to CDRV Holdings, Inc.

        Credit Agreement EBITDA is not used in the indentures for the notes. The term "Consolidated EBITDA" is used in the indentures as part of the calculation of the term "Consolidated Coverage Ratio", which is used for a number of purposes, including determining our ability to incur additional indebtedness, and may include certain cost savings or synergies. See "Description of Notes—Certain Definitions." "Consolidated EBITDA" is not the same as Credit Agreement EBITDA.

        The calculation of Credit Agreement EBITDA for the periods indicated is set forth below on a pro forma basis.

	Year Ended December 31, 2003	12 Months Ended June 30, 2004
	(Consolidated) (Unaudited)	(Consolidated) (Unaudited)
	(Dollars in millions)
Net income(1)	$34.4	$45.5
Income tax provision(1)	25.8	34.3
Interest expense, net(1)	70.4	63.8
Depreciation and amortization(1)	36.5	34.4
Non-cash charges(2)	12.7	14.0
Other extraordinary, unusual or non-recurring items (3)	4.3	2.9

Credit Agreement EBITDA	$184.1	$194.9

(1)
Credit Agreement EBITDA for the twelve months ended June 30, 2004 and December 31, 2003 is calculated on a pro forma basis as if the credit agreement for our Senior Secured Credit Facility was in effect with respect to such periods. Pro forma income adjustments are consistent with those included in the "Unaudited Pro Forma Condensed Consolidated Financial Statements" included in this prospectus.

(2)
Non-cash charges include pension, postretirement and postemployment benefit expenses, net of cash contributed to the respective benefit plans in that year; amortization of direct response catalog costs for those catalogs with useful lives greater than one year; and LIFO adjustments.

(3)
Other extraordinary, unusual or non-recurring items include one-time severance costs; non-routine inventory reserve adjustments; gains or losses on the sale of businesses or facilities; and other extraordinary, unusual or non-recurring gains, losses, charges or credits.

        The test periods for compliance with the financial covenants in the credit agreement for our Senior Secured Credit Facility began on July 1, 2004. The financial covenants specify, among other things, the following requirements for each four quarter period ended during the following test periods:

Test Period	Consolidated Debt to Credit Agreement EBITDA Leverage Ratio Not More Than	Credit Agreement EBITDA to Interest Expense Ratio Not Less Than
July 1, 2004–December 30, 2005	7.25 to 1.00	1.80 to 1.00
December 31, 2005–December 30, 2006	7.00 to 1.00	1.90 to 1.00
December 31, 2006–December 30, 2007	6.50 to 1.00	2.00 to 1.00
December 31, 2007–December 30, 2008	6.00 to 1.00	2.10 to 1.00
December 31, 2008–December 30, 2009	5.50 to 1.00	2.20 to 1.00
December 31, 2009–December 30, 2010	5.00 to 1.00	2.30 to 1.00
December 31, 2010 and thereafter	5.00 to 1.00	2.40 to 1.00

        The table below sets forth the specified debt to Credit Agreement EBITDA leverage ratio and Credit Agreement EBITDA to interest expense ratio for the year ended December 31, 2003 and the twelve months ended June 30, 2004, on a pro forma basis.

	Pro Forma
	Year Ended December 31, 2003	Twelve Months Ended June 30, 2004
Consolidated Debt to Credit Agreement EBITDA Leverage Ratio	6.1	5.8
Credit Agreement EBITDA to Credit Agreement Interest Expense Ratio (1)	2.8	3.3

(1)
For purposes of calculating the pro forma compliance ratios noted above, credit agreement interest expense for the year ended December 31, 2003 was based on pro forma interest expense for the period then ended, net of interest income and reduced by amortization of deferred financing fees.

For
the twelve months ended June 30, 2004, credit agreement interest expense was based on actual interest expense for the three months ended June 30, 2004 (net of interest income and reduced by amortization of deferred financing fees) multiplied by four, as defined in the Credit Agreement.

Critical Accounting Policies

        The policies discussed below are considered by management to be critical to an understanding of our financial statements because their application places the most significant demands on management's judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. For all these policies, management cautions that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

        Accounts Receivable and Reserves.    The carrying amount of accounts receivable reflects a reserve representing our best estimate of the amounts that will not be collected for losses due to uncollectibility and for estimated sales returns and allowances. In addition to reviewing delinquent accounts receivable, we consider many factors in estimating our reserve, including historical data, experience, customer types, credit worthiness, and economic trends. From time to time, we may adjust our assumptions for anticipated changes in any of these or other factors expected to affect collectibility.

        Inventories.    Inventories are valued at the lower of cost or market, cost being determined principally by the last-in, first-out ("LIFO") method for the U.S. subsidiaries and the average cost or the first-in, first-out ("FIFO") method for all other subsidiaries. During the year, estimates of the impact of LIFO are used based upon full year estimates of the impact of LIFO and such estimates may change during the course of the year based upon various factors such as price increases and inventory turnover. We review our inventory realization based upon several factors, including customer demand, supply of inventory and competitive activity and record reserves for obsolescence based upon those and other factors. From time to time, we may adjust our assumptions for anticipated changes in any of these or other factors.

        Rebates from Suppliers.    We earn rebates from several of our suppliers for the achievement of certain goals or milestones such as sales growth and purchases. To the extent that rebates relate to inventory on hand, the inventory cost is reduced to reflect the lower cost. During the course of the year, estimates made concerning the achievement of these goals or milestones can vary from quarter to quarter. Generally, a proportionally larger amount of rebates are earned in the fourth quarter of each year.

        Agreements with Customers.    We have agreements with several of our customers which contain provisions related to pricing, volume purchase incentives and other items. During the course of the year, estimates are made concerning customer contracts and changes in estimates related to these contracts may vary from quarter to quarter and are recorded as a reduction to sales.

        Impairment of Goodwill.    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, effective December 30, 2001, goodwill is no longer amortized, but rather, is evaluated for impairment on an annual basis. To accomplish this, we are required to identify our reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. We are required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit during the third quarter of each year. Fair value is determined using a combination of discounted cash flows and multiple of earnings valuation techniques. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit, we would be required to perform the second step of the transitional impairment test, as this is an indication that the reporting unit goodwill may be impaired. Fair value is determined using a combination of discounted cash flow and multiple of earnings valuation techniques. Our estimates are based upon historical trends, management's knowledge and experience and overall economic factors. While we believe our estimates are reasonable, different assumptions regarding items such as future cash flows and volatility in the markets we serve could affect our evaluations and result in write-downs to the carrying amount of our goodwill.

        Product Liability.    We are subject to product liability and other claims in the ordinary course of business. Our business involves a risk of product liability and other claims in the ordinary course of business, and from time to time we are named as a defendant in cases as a result of our distribution of scientific supplies. While the impact on us of this litigation has typically been immaterial, there can be no assurance that the impact of the pending and any future claims will not be material to our business, financial condition or results of operations in the future. For further information, see "Business—Legal Proceedings."

        Environmental Liabilities.    We record accruals for environmental liabilities based on current interpretations of environmental laws and regulations when it is probable that a liability has been incurred and the amount can be reasonably estimated. Our estimates are based upon several factors, including reports prepared by environmental specialists and management's knowledge and experience with these environmental matters. Inherent uncertainties exist in these estimates due to unknown conditions, changing laws and regulations and changes in the manner or method of enforcement of such laws and regulations. Accrued liabilities and payments related to environmental liabilities have not been material. Although management uses its best estimates when establishing accruals for environmental liabilities, if interpretations of applicable laws and regulations, cleanup methods or the extent of our responsibility change from our current estimates, revisions to our estimated environmental liability may be required.

        Pension Plans.    We have defined benefit pension plans covering a significant number of domestic and international employees. Accounting for these plans requires the use of assumptions, including estimates on the expected long-term rate of return on assets, discount rates and the average rate of increase in employee compensation. In order to make informed assumptions, management consults with actuaries and reviews public market data and general economic information. We continually assess these assumptions based on market conditions, and if those conditions change, our pension cost and pension obligation may be adjusted accordingly.

        Estimates and Other Accounting Policies.    The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgments, including those related to product returns, investments, intangible assets, income taxes, warranty obligations, restructuring costs, insurance costs, and contingencies and litigation. While actual results could differ from those estimates, management believes that the estimates are reasonable.

New Accounting Standards

        SFAS No. 143, Accounting for Asset Retirement Obligations, was issued in June 2001. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost should be allocated to expense using a systematic and rational method. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We adopted SFAS No. 143 on January 1, 2003, and the effect on our financial statements was not material.

        In September 2001, Emerging Issues Task Force (EITF) Issue No. 01-09, Accounting for Consideration Given By a Vendor to a Customer or a Reseller of the Vendor's Products, was issued. This new guidance affects the measurement and presentation of payments made to customers by vendors and requires such payments be recorded as a reduction of vendor revenues. EITF Issue No. 01-09 became effective as of December 31, 2001 for us. Since we had historically recorded rebate, risk sharing, and related payments as reductions of revenue, the adoption of EITF Issue No. 01-09 did not have a material impact on the statements of operations.

        In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally EITF Issue No. 94-3. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost was recognized at the date of our commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing the future restructuring costs as well as the amounts recognized. We adopted the provisions of SFAS No. 146 for restructuring activities initiated after December 31, 2002, and the effect on our financial statements was not material.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an Interpretation of FASB Statements No. 5, 57, and 107 and a Rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and have not had a material effect on our financial statements.

        Effective July 1, 2003, we adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, and the effect on our financial statements was not material.

        In December 2003, the Financial Accounting Standards Board issued revised Interpretation No. 46, Consolidation of Variable Interest Entities. As disclosed in note 3 to the financial statements for the six months ended June 30, 2004, included elsewhere in this prospectus, we do not believe that our 24% equity investment in an independent distribution company qualifies as a variable interest entity.

        In December 2003, the FASB issued Staff Position No. 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, (the "Act") ("FSP 106-1"). FSP 106-1 permits a sponsor of a post-retirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the Act. The election to defer accounting for the Act must be made before net periodic postretirement benefit costs for the period that includes the Act's enactment are first included in reported financial information. In accordance with FSP 106-1, the Company elected to defer the accounting for the Act until final guidance is issued by the FASB. In May 2004, the FASB issued final guidance in the form of FSP106-2. The Company will be required to adopt FSP106-2 beginning with the third quarter of 2004. The adoption of this staff position is not anticipated to have a material effect on the Company's financial position or results of operations.

        In March 2004, the FASB issued Proposed Statement of Financial Accounting Standards, Share Based Payment, an amendment of FASB Statements No. 123 and 95. During August 2004, our ultimate parent introduced a share-based compensation arrangement as a component of its compensation plans for our employees. The potential impact on future operating results of the Company from the proposed standard is not known at this time.

        During June 2004, the FASB issued Proposed Interpretation Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143. This proposed Interpretation would clarify that a legal obligation to perform an asset retirement activity that is conditional on a future event is within the scope of FASB Statement No. 143. If the Interpretation is issued, its adoption is not expected to have a material effect on the Company's financial position or results of operations.

        Also during June 2004, the FASB issued a Proposed Statement of Financial Accounting Standards, Fair Value Measurements. The proposed Statement provides guidance for how to measure fair value and would apply broadly to financial and non-financial assets and liabilities measured at fair value under other pronouncements. The potential impact of this proposed statement on future operating results is not known at this time.

        During July 2004, the FASB instructed its staff to research the cost-benefit considerations of eliminating the exception to recognizing deferred taxes on investments in foreign subsidiaries, as allowed in SFAS No. 109, "Accounting for Income Taxes". Eliminating the exception for investments in foreign subsidiaries could significantly increase the amount of tax expense and deferred tax liabilities we recognize.

Quantitative and Qualitative Disclosure about Market Risk

        Interest Rates.    We are exposed to changes in interest rates, primarily as a result of our existing short-term and long-term debt with both fixed and floating interest rates. Prior to the Acquisition, we did not enter into agreements related to interest rate risk. A 100 basis points (or 1.00%) change in variable rate debt outstanding as of June 30, 2004 would, on an annualized basis, affect net income by approximately $3.2 million.

        In the future, we expect to use interest rate swaps or other derivatives to manage interest rate risk on future income caused by interest rate changes on the variable rate facilities under our Senior Secured Credit Facility. If swaps are used, the differential to be paid or received under the agreements is recognized as an adjustment to interest expense related to the debt. Our Senior Secured Credit Facility requires us to enter into interest rate protection agreements which, together with fixed interest rates then applicable to our consolidated funded indebtedness, will provide interest rate protection with respect to at least 50% of our consolidated funded indebtedness for a period of time. Effective July 21, 2004, we entered into an interest rate cap to hedge a portion of the variability of cash flows related to potential changes in interest rates on € 35.0 million of our Euro denominated term loan facility.

        Foreign Currency Hedging.    The value of certain foreign currencies as compared to the U.S. dollar may affect our financial results. Fluctuations in exchange rates may positively or negatively affect our net sales, gross margins, operating expenses, cash flows and retained earnings, all of which are expressed in U.S. dollars. However, net sales and costs tend to be incurred in the same currency, and therefore, mitigate local currency risks.

        Where we deem it prudent, we have engaged in hedging programs, using primarily foreign currency forward contracts, aimed at limiting the impact of foreign currency exchange rate fluctuations on earnings. Cash flows from currency forward contracts accounted for as hedges are classified in the statement of cash flows in the same category as the item being hedged or on a basis consistent with the nature of the instrument. These activities have not been material to our financial statements. We may purchase short-term foreign currency forward contracts to protect against currency exchange risks associated with long-term intercompany loans due from our international subsidiaries and the payment of merchandise purchases to foreign vendors. The majority of our debt, including the notes, is denominated in U.S. dollars, and accordingly, the majority of our future debt service needs will be U.S. dollar denominated. We have a Euro-denominated term loan in an aggregate principal amount equal to €145.0 million (approximately $176.6 million as of June 30, 2004, on a U.S. dollar equivalent basis) and a $150.0 million multi-currency revolving credit facility forming part of our Senior Secured Credit Facility, as well as borrowings under certain local credit facilities, each of which partially mitigates our currency risk with respect to future debt service.

Review of Controls and Procedures

        As of June 30, 2004, we carried out an evaluation, under the supervision and with the participation of company management, including the Chief Executive Officer and the Vice President—Finance, of the effectiveness of the design and operation of our disclosure controls and procedures. Based on that evaluation, management, including the Chief Executive Officer and the Vice President—Finance, has concluded that our disclosure controls and procedures are effective.

        There were no changes in our internal control over financial reporting that occurred during the quarter ended June 30, 2004 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Subsequent Events

        In connection with the Acquisition, CDRV Investors, Inc. (our ultimate parent company) adopted the CDRV Investors, Inc. Stock Incentive Plan, and made an initial offering of awards under the plan to certain of our officers, employees and non-employee directors. Certain officers and employees were offered the opportunity to purchase shares of CDRV Investors, Inc. common stock, and to receive a grant of a number of options to purchase additional shares based on the number of shares of common stock purchased. As part of the initial offering, directors who are not also our employees were each offered the opportunity to purchase up to 2,500 shares of CDRV Investors, Inc. common stock.

        On September 30, 2004, CDRV Investors, Inc. closed the purchase of shares and grant of options in respect of the majority of officers and employees offered the opportunity to participate in the initial offering, and also closed the purchase of shares by certain non-employee directors. CDRV Investors, Inc. expects to close its initial offering of shares and options to other officers and employees shortly, and expects to close the purchases of common stock by non-employee directors prior to the end of calendar year 2004.

        In connection with the share purchase program, various non-executive officers and employees of the Company and its subsidiaries who choose to purchase stock of CDRV Investors, Inc. are provided the option of participating in a loan program provided by Bank of America to assist in the payment of a portion of the purchase price. The payment obligations of borrowers under the Bank of America loan program are guaranteed by the Company up to an aggregate principal amount of $8.0 million. As of September 30, 2004, the total amount of loans provided by Bank of America and guaranteed by the Company was $4,571,250. In certain limited cases, some non-executive officers and employees of the Company or its subsidiaries received loans directly from the Company.

        See "Management—New Stock Incentive Plan."

GLOBAL RESEARCH LABORATORY INDUSTRY

        The global research laboratory market had industry-wide revenues of approximately $22 billion in 2003, based on management estimates. Market growth has been driven by many factors, including increasing R&D spending and positive demographic trends. The market is highly diversified across geographic regions, products and end-markets. LPA estimated that 41%, 33% and 26% of 2003 industry revenues were derived from North America, Europe and the rest of the world, respectively, and that the industry product revenue split among chemicals, equipment and instruments and consumables was 29%, 30% and 41% in 2003, respectively. In addition, the industry comprises a diversified collection of segments of the economy focused on R&D, including pharmaceutical, biotechnology, chemical, education, medical research, government and environmental testing. The following table sets forth the percentage breakdown by end-market of industry product revenue, based on LPA estimates:

End-Market	Percentage of 2003 Industry Product Revenue
Pharmaceutical	25%
Biotechnology	11%
Chemical	18%
Education/Medical Research	18%
Government	6%
Environmental Testing	6%
Other	16%

        Management estimates that the global research laboratory industry has grown at mid-single digit rates. Its growth is influenced by, although not directly correlated with, the growth of R&D spending. The principal drivers underlying the historical and projected growth in R&D spending include the following: increasing general industry R&D spending, increasing pharmaceutical and biotechnology spending driven by the shift to genomics and proteomics, increasing government focus on safety, such as bio-defense and homeland security, and demographic trends.

        Currently, approximately 63% of products in the U.S. and approximately 72% of products globally are distributed through the direct channel and through smaller regional or niche distributors, according to estimates by LPA and our management. These products primarily consist of highly technical products such as high-value reagents and analytical instruments. We believe that third-party distribution has historically increased its market share in comparison to direct distribution and the regional and specialty players, as manufacturers optimized their distribution networks and customers consolidated their vendor relationships. We believe that the third-party distribution trend will remain positive as customers continue to consolidate purchasing around fewer and fewer vendors, thereby compelling suppliers to pursue third-party distribution to maintain access to their customers.

BUSINESS

Overview

        We are a leader in the global research laboratory industry. We provide distribution and other value-added services to a highly fragmented supply chain by offering in excess of 750,000 products from more than 5,000 manufacturers to over 250,000 customers. Our business is highly diversified across products and services, geographic regions and customer segments. Products we distribute include chemicals, glassware, instruments, protective clothing and other assorted laboratory products. We support our customers by providing customized services, including storeroom management, product procurement, supply chain systems integration and laboratory bench top delivery. We maintain operations in North America and in 15 European countries and process an average of 50,000 order lines daily from 16 strategically located distribution centers. Our principal customers are major pharmaceutical, biotechnology, chemical, technology, food processing and consumer product companies; universities and research institutes; governmental agencies; environmental testing organizations; and primary and secondary schools. Based on estimates by LPA and by management, we believe that we have an approximate 11% share of the global research laboratory market, with the #1 market share in Europe and the #2 market share in North America in 2003.

Corporate History

        The roots of our business date back to 1852. Following a series of business combinations over the years, we became part of Univar Corporation. In 1986, we became a publicly-traded company following a spin-off from Univar and embarked on a substantial expansion program, which included both internal and acquisition growth initiatives. Our most significant acquisition occurred in 1995 when we purchased Baxter International's industrial distribution business, more than doubling our revenue base. In connection with this acquisition, Merck KGaA acquired 49.9% of our outstanding shares and in 1999, Merck KGaA took us private by acquiring the remainder. During this period, Merck KGaA actively built its scientific supplies distribution business in Europe through a series of acquisitions. In 2001, Merck KGaA combined the operations of the two businesses and in 2002, consolidated them under a common U.S. parent company, creating a leader in the global research laboratory industry. On April 7, 2004, we were acquired from Merck KGaA by CDRV Holdings, Inc. See "Summary—The Transactions."

Customers

        We maintain a diverse and stable customer base. Our 250,000 customers include major pharmaceutical, biotechnology, chemical, technology, food processing and consumer products companies. They also include universities and research institutes, governmental agencies, environmental testing organizations and primary and secondary schools. We serve our customers through our operations in North America and in 15 European countries. We also export products from our distribution facilities in North America and Europe to customers in Central America, South America, British Commonwealth countries, North Africa, the Middle East and the Pacific Rim.

        We seek to be the principal provider of scientific supplies to our customer base. We are a principal provider of scientific supplies to a majority of the world's 20 largest pharmaceutical companies, as well as three of the largest North American biotechnology buying consortia. Pharmaceutical and biotechnology companies represented more than a third of our 2003 net sales, and together with universities and colleges, accounted for less than one-half of our 2003 net sales. In 2003, our top 20 customers accounted for approximately 24% of our net sales, with no single customer representing more than 3% of our net sales.

        We have developed long-term relationships with our customers. We provide a wide array of value-added services that closely integrates us with our customers, which we believe, provides our customers with meaningful incentives to continue purchasing through us. Our customized service offering includes outsourcing of customer's purchasing, delivery, receiving and inventory management functions, which creates a tightly integrated relationship between us and our customers, strengthening our leadership position in the research laboratory market. See "Products and Managed Services—Managed Services."

Products and Managed Services

  Products

        We offer more than 750,000 products, including chemicals, glassware, plasticware, instruments and other laboratory equipment, protective clothing, laboratory furniture and scientific educational materials for primary and secondary schools. The vast majority of our products cost less than $1,000. Many of our products, including chemicals, laboratory consumables, production supplies and science education products, are consumable in nature. These products are basic and essential supplies required by research laboratories and represented approximately 75% of our net sales in 2001, 2002 and 2003. Historically, this aspect of our business has resulted in a predictable stream of revenue that is relatively insulated from R&D budget fluctuations. We also offer durable products, including centrifuges, fume hoods and workstations, ovens, microscopes and cold storage equipment. We also have a strong market position for the distribution of chemical supplies, especially in Europe.

        The following table summarizes our product lines:

Product Line	Products
Laboratory Consumables	Glassware/plasticware, test kits, beakers, test tubes, life science disposable products, equipment accessories and other less technical equipment required by all research laboratories
Chemicals	Over 200,000 chemical products for various academic, research and industrial markets, including high purity chemicals, reagents and specialty products for the life sciences market
Equipment & Instruments	Laboratory equipment and instrumentation, including centrifuges, spectrometers, microplate readers, fume hoods and workstations, liquid handling, meters/probes and chromatography instruments
Production Supplies	Products in clean room environments, primarily in the semiconductor, electronic, medical device and pharmaceutical markets
Science Education	Educational products, tools and support materials (excluding textbooks) for the educational system, from elementary to college level

        We offer customers a large selection of products designed to meet their individual needs for a combination of premium, "value-for-money" and lower cost products. Approximately 90% of our current global net sales consist of manufacturer branded products, with the remainder comprised of our private label products, primarily in the "value-for-money" category. Our management continually seeks to update and improve product offerings to address current customer requirements. While there will continue to be differences in products from market to market due to local suppliers and buying preferences, we intend to continue to increase the standardization of our product offerings from country to country to further enhance economies of scale and operating efficiencies.

  Managed Services

        We offer services that can be tailored to meet the diversified needs of customers ranging from single-site laboratories to large multinational corporations. These services include the following:

  •
  software solutions for all aspects of on-site supply-chain management including inventory management, demand monitoring, procurement and replenishment;

  •
  paperless e-business solutions to integrate customer systems with our systems, providing customized reporting and order tracking;

  •
  hazardous materials tracking systems which automate regulatory paperwork and data flow;

  •
  storeroom management operations including deliveries, usage tracking, order replenishment and billing by utilizing our on-site personnel and stockroom management system; and

  •
  purchases from third parties of products not normally supplied by us.

        The development and delivery of these and other services require extensive knowledge of customer requirements in the areas of laboratory science, the procurement process and information technology. We have trained specialists in the areas of distribution and inventory logistics, as well as a team of information technology professionals who work directly with customers and manufacturers to ensure value and quality.

        Although managed services account for a small fraction of our net sales, we believe that they are an integral part of our customer integration strategy and result in higher product sales.

Distribution Network

        Our distribution network consists of 16 strategically located distribution centers, more than 20 smaller regional service centers and additional "Just-In-Time" facilities for customer specific requirements. Most of our distribution centers include a customer contact center. The distribution centers receive products from manufacturers, manage inventory and fill and ship customer orders. The customer contact centers have responsibility for order entry and customer service. We also contract with Merck KGaA and other third parties to provide us with additional distribution facilities and services in Europe, including facilities in Darmstadt, Germany, Mollet del Valles, Spain and Milan, Italy. The table below lists our 16 strategically located distribution centers:

North America	Europe
Batavia, Illinois	Briare, France
Bridgeport, New Jersey	Bruchsal, Germany
Brisbane, California	Darmstadt, Germany
Buffalo, New York	Haasrode, Belgium
Denver, Colorado	Karlskoga, Sweden
Mississauga, Ontario, Canada	Lutterworth, United Kingdom
Rochester, New York	Milan, Italy
Suwanee, Georgia	Mollet del Valles, Spain

        Our distribution center operations are operated with warehouse management systems, most of which are paperless. The paperless system uses radio frequency hand-held electronic devices and bar-coded labels that identify location, routing and inventory picking and replacement, allowing us to monitor inventory and track individual customer orders throughout our distribution system. These systems provide customized levels of customer service while allowing us to operate the centers efficiently and economically.

        Our regional service centers and "Just-in-Time" facilities are adjacent to selected customer locations and are designed to supply a limited number of products to those customers that require higher-than-standard service levels.

        We ship our products primarily through more than 60 third-party carriers, such as UPS, Airborne Express, FedEx and others. We do not have exclusive relationships with any of our service providers, as we seek to mitigate potential service disruptions stemming from reliance on a single vendor. Our largest service provider in North America represented less than 25% of our North American shipments by net sales in 2003.

        Our management believes that we differentiate ourselves by the overall quality and reliability of our distribution services. We have developed a leading logistics platform that allows us to quickly and cost efficiently service the worldwide needs of our customer base. We currently handle an average of approximately 50,000 order lines per day on a global basis.

        We believe that we are also a pioneer in the development and use of information technology in the scientific supplies distribution business. Our information systems are readily scalable and are compatible with the systems of most of our customers. Upon the request of our customers, we fully integrate our systems with their infrastructure to provide a seamless procurement management process, together with up-to-date product and pricing information. We have integrated our systems with more than 150 of our customers' procurement systems.

Sales and Marketing

        We market to customers through our global sales force, our websites, and our library of catalogs. We have a global sales force of over 1,300 employees, with approximately 400 employees providing key services, including storeroom management, product management, product procurement, supply chain systems integration and laboratory bench top delivery. Our field sales organization is divided into two groups. The first group is focused on servicing large or global accounts and the second group is responsible for general sales. Supporting the field sales organization are specialist groups for e-business integrations, customized services, laboratory furniture, safety, environment, microbiology, chromatography and life science.

        The Internet has become an increasingly important tool for us. During 2003, approximately 40% and 20%, respectively, of the North American and European portions of the 50,000 average daily order lines received, were derived from e-business sales and marketing channels. Our websites feature a fully indexed and searchable catalog covering our entire product line of over 750,000 products and is available in 11 languages and has been custom-designed for 17 countries. This electronic catalog includes product descriptions, technical specifications and cross-referenced data in a variety of different languages through individual country sites. This website allows customers to enter orders directly and enables us to communicate new product releases, promotions and other news to our customers.

        In addition to our websites, we have, as part of our integrated business services capability, a growing e-business offering that covers order creation, authorization, order status, billing and reporting. These capabilities provide direct data transfer to customers' systems and integration with third party marketplaces used by some of our customers. Approximately 40% of North American and over 20% of European average daily order lines come through our e-business channels.

        Although we are a leader in providing action-based and content-rich web-based information, we continue to see a need for printed catalogs and other printed materials following the preferences of many customers. Our general catalogs are printed in 11 languages and include up to 46,000 products per printed catalog. The general catalogs are supplemented by several specialty catalogs for life sciences products, safety products, production supplies and services applications, science education and specific laboratory focus areas.

Manufacturers

        We distribute products from more than 5,000 manufacturers. This includes substantially all of the major manufacturers of laboratory chemicals, glassware, plasticware, instruments and other laboratory equipment, protective clothing and laboratory furniture who sell through distributors. In many cases, we believe we are a principal distributor for these major manufacturers. We are also the exclusive distributor of Merck KGaA's chemical products in the laboratory field in many Western European countries. Merck KGaA, our largest manufacturer, supplied products that accounted for approximately 13.6% of our net sales in 2003 and 13.2% of our net sales for the six months ended June 30, 2004. Our distribution arrangements with Merck KGaA are summarized below.

        Merck KGaA European Distribution Agreement.    In connection with the Acquisition, we entered into a distribution agreement with Merck KGaA to continue distributing its chemical products in many European countries on substantially the same terms as those governing the distribution of such products prior to the Acquisition. Under this agreement, we have exclusive distribution rights in the laboratory field, and non-exclusive distribution rights in the production field, in these European countries. We may not distribute other manufacturers' similar chemical products in the laboratory field in these countries, except pursuant to certain requests by customers, and we may continue to sell our private label products. Conversely, Merck KGaA may not sell directly to or appoint another distributor to sell its chemical products in the laboratory field, or sell its chemical products directly to our current customers in the production field, in these countries.

        The prices and purchase targets are agreed upon annually, taking into account market, economic and regulatory developments or reasonably foreseeable extraordinary events that are likely to have an impact on the industry pricing or sales growth in the relevant product and market segment. If our aggregate purchases of certain chemical products from Merck KGaA grow at a rate that is less than the agreed-upon Europe-wide growth rate (subject to a 50% shortfall as compared to the agreed-upon growth rate) in each of two consecutive years, and such aggregate purchases are less than 92.5% of the Europe-wide purchase targets in each such consecutive year, we will lose our exclusive rights in the laboratory field. The purchase targets and purchases are adjusted from time to time to reflect events outside our control, including customer consolidations, material adverse effects on the industry, including pricing and demand, and new product introductions by other manufacturers not matched by Merck KGaA.

        The initial term of the agreement is five years which commenced on April 7, 2004. We may extend the agreement for a second five-year term if we satisfy certain conditions, including achieving at least 95% of the cumulative Europe-wide sales targets and maintaining our market share during the initial term. Merck KGaA has the right to terminate the distribution agreement if certain events occur including, among others, if we acquire a controlling interest in certain competitive manufacturers, or certain competitive manufacturers acquire a controlling interest in us.

        Other Merck KGaA Distribution Agreements.    In connection with the Acquisition, we entered into a five-year distribution agreement with Merck KGaA to distribute its chemical products in North America on substantially the same terms as those governing their distribution prior to the Acquisition. We do not have exclusive distribution rights in North America, but we are Merck KGaA's preferred distributor of its chemical products. As Merck KGaA's preferred distributor, we are entitled to, among other things, the lowest transfer prices from Merck KGaA for so long as we maintain our market share in the laboratory field. We have the right to extend the agreement for a second five-year term unless Merck KGaA submits a termination notice at least 12 months prior to the expiration of the initial term. Merck KGaA may terminate the distribution agreement if certain events occur including, among others, if we acquire a controlling interest in certain competitive manufacturers.

        In connection with the Acquisition, we have also entered into other distribution agreements with Merck KGaA, including five-year distribution agreements with Merck KGaA to distribute its bioscience products in Europe and North America. These distribution arrangements in Europe and North America are exclusive and non-exclusive, respectively. In addition, we have entered into a supply agreement with Merck KGaA, pursuant to which it has agreed to continue to manufacture certain of our private label products for a period of three years from April 7, 2004, and thereafter to provide technical assistance in transitioning their manufacture to other manufacturers. These products are primarily sold in the U.K., and we have agreed to use our commercially reasonable efforts to convert these products to Merck KGaA-branded products to the extent that the conversion would be economically equivalent to us.

Manufacturing

        We have specialized manufacturing facilities in Briare, France; Haasrode, Belgium; Rochester, New York and Buffalo, New York. The Briare site repackages chemicals and a limited assortment of our branded glassware. Our Haasrode site produces our branded chemicals. Buffalo assembles specialized kits for our science education customers. The Rochester site is involved in the preparation of educational and natural science products. Products manufactured by us accounted for approximately 2% of our net sales in 2003.

Transition and Other Services

        We and Merck KGaA have historically performed corporate services for each other, including certain financial, administrative and information technology functions. In order to maintain continuous and efficient operations, effective as of April 7, 2004, we have entered into a transition services agreement and an information services master agreement with Merck KGaA to maintain these relationships following the Acquisition until such time as these services can be obtained internally or from other sources. The term of the transition services agreement is three years and will expire on April 7, 2007, although the recipient of the services has in most cases the right to terminate individual services upon notice as early as January 1, 2005. Certain services may be terminated on an earlier date. If any required third-party consent is not obtained, we may no longer benefit from certain group rates available to Merck KGaA. We and Merck KGaA will also continue to provide each other with certain environmental and other regulatory compliance services for a transition period following the Acquisition.

        Following the completion of the Acquisition, we and Merck KGaA have also continued to provide certain information technology services to each other consistent with the arrangements in place prior to the Acquisition, including Merck KGaA's operation and support of the main enterprise resource planning and business warehouse software and databases for our European companies. The information services master agreement will continue for an initial five-year period from the closing date of the Acquisition and will expire on April 7, 2009, although individual services may be terminated during the term following a notice period.

        Merck KGaA may terminate each of the transition services agreement and the information services master agreement if certain events occur including, among others, if we acquire a controlling interest in certain competitive manufacturers, or if certain competitive manufacturers acquire a controlling interest in us.

        The transition services agreement does not apply to certain arrangements involving Merck KGaA and us that were in place prior to the Acquisition, which continue on for their existing terms. For example, Merck KGaA continues to provide logistics services to certain of our subsidiaries until the end of 2007. Unless earlier terminated following a notice period, such logistics service arrangements will be automatically renewed for an additional three years.

        Certain subsidiaries of Merck KGaA and certain of our subsidiaries have continued to lease or sublease from one another, or otherwise share, space in various offices and warehouses in Europe and in Mexico since the completion of the Acquisition. The terms of these leasing and subleasing arrangements range from less than one year to up to six or more years and are generally at market rents and conditions. Certain other existing intercompany contracts have also remained in place since the Acquisition, and were not replaced by the transition services agreement.

Trademarks and Trade Names

        We have more than 50 different registered and unregistered service marks and trademarks for our products and services. The marks VWR, VWR International and the VWR logo are material to our business. Other trademarks that we consider significant to our business include VWR BioMarke, VWR Stocktracker, BDH, Prolabo, Cryopro, Sargent Welch, Boreal, Astroscan, Scholar, Science Kit, Scientifics, Cenco, Citri-Pure and Vial to Volume. Generally, registered trademarks have perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks, subject only to the rights of third parties to seek cancellation of the marks.

        A significant number of our marks are owned by Merck KGaA. In connection with the Acquisition, Merck KGaA agreed that it would transfer, and cause its affiliates to transfer, ownership of registrations and applications for marks owned by a Merck KGaA entity but used primarily in our business to us at Merck KGaA's cost. See "Risk Factors—Risks Related to Our Business." We have not registered and in some cases do not own the existing applications and registrations for our material trademarks or service marks in every country in which we do business.

        Our business is not dependent to a material degree on patents, copyrights or trade secrets although we consider our catalogs, websites and proprietary software integral to our operations. Although we believe we have adequate policies and procedures in place to protect our intellectual property, we have not sought patent protection for our processes nor have we registered the copyrights in any of our catalogues, websites or proprietary software. Other than licenses to commercially available third-party software, we have no licenses to intellectual property that are significant to the business.

Competition

        We operate in a highly competitive environment. We compete in the scientific supplies distribution business primarily with one other major distributor, Fisher Scientific International Inc., and with many smaller regional, local and specialty distributors, as well as with manufacturers selling directly to their customers. Competitive factors include price, service and delivery, breadth of product line, customer support, e-business capabilities and the ability to meet the special requirements of customers. We believe we compete favorably on all of these factors. We also believe that our competitive position depends not on a single factor, but upon a combination of traditional distribution services, customized services and technological innovation, practiced on a global basis.

        Some of our competitors are increasing their manufacturing operations both internally and through acquisitions of manufacturers, including manufacturers that supply products to us. As a result, we expect that some manufacturers that currently distribute their products through these competitors may transition some or all of their distribution arrangements to distributors like us that do not compete with them. To date, we have not experienced an adverse impact on our ability to continue to source products from manufacturers that have been vertically integrated, although there is no assurance that we will not experience such an impact in the future.

Government Regulation

        Some of the products we offer and our operations are subject to a number of complex and stringent laws and regulations governing the production, handling, transportation and distribution of chemicals, drugs and other similar products, including the operating and security standards of the United States Drug Enforcement Administration, the Bureau of Alcohol, Tobacco, Firearms and

Explosives, the Food and Drug Administration, the Bureau of Industry and Security and various state boards of pharmacy as well as comparable state and foreign agencies. In addition, our logistics activities must comply with the rules and regulations of the Department of Transportation, the Federal Aviation Administration and similar foreign agencies. While we believe we are in compliance in all material respects with such laws and regulations, any non-compliance could result in substantial fines or otherwise restrict our ability to provide competitive distribution services and thereby have an adverse impact on our financial condition. For information on environmental, health and safety matters, see "—Environmental, Health and Safety Matters."

Employees

        As of December 31, 2003, we had approximately 5,900 employees worldwide, including approximately 3,100 employees in North America and approximately 2,800 employees in Europe. As of June 30, 2004, we had approximately 5,900 employees, including approximately 3,150 employees in North America and approximately 2,750 employees in Europe. Approximately 8% of our employees in North America are represented by unions and virtually all of our employees in Europe are represented by workers' councils and unions. We believe our relations with our employees are good.

Properties

        We own and lease office and warehouse space in North America and Europe. We maintain our corporate headquarters in West Chester, Pennsylvania, where we lease 97,516 square feet of office space for executive, financial, information systems, marketing and other administrative activities. We also maintain our European headquarters in Zaventem, Belgium, where we lease 24,030 square feet of office space for executive, financial, information systems, marketing and other administrative activities. The following table sets forth information with respect to our significant distribution, manufacturing and other office facilities:

Location	Owned/Leased	Size	Type of Facility
Batavia, Illinois	Owned	300,000 sq. ft.	Distribution Center
Briare, France	Owned/Leased	358,675 sq. ft.	Distribution/Manufacturing Center
Bridgeport, New Jersey	Owned/Leased	466,776 sq. ft.	Distribution Center
Brisbane, California	Leased	248,280 sq. ft.	Distribution Center
Bruchsal, Germany	Owned	108,339 sq. ft.	Distribution Center
Buffalo, New York	Owned	127,000 sq. ft.	Distribution Center
Darmstadt, Germany	Leased	45,348 sq. ft.	Offices
Denver, Colorado	Leased	130,091 sq. ft.	Distribution Center
Haasrode, Belgium	Owned	201,447 sq. ft.	Distribution/Manufacturing Center
Karlskoga, Sweden	Leased	129,167 sq. ft.	Distribution Center
Lutterworth, United Kingdom	Leased	183,205 sq. ft.	Distribution Center
Milan, Italy	Leased	13,563 sq. ft.	Distribution Center
Mississauga, Ontario, Canada	Leased	114,000 sq. ft.	Distribution Center
Mollet del Valles, Spain	Leased	33,480 sq. ft.	Offices/Distribution Center
Rochester, New York	Owned	286,260 sq. ft.	Distribution/Manufacturing Center
Suwanee, Georgia	Leased	168,925 sq. ft.	Distribution Center
San Dimas, California	Leased	52,800 sq. ft.	Service Center

        We also lease over 20 service centers in North America and Europe which support our sales and warehouse functions.

Legal Proceedings

        Our business involves a risk of product liability and other claims in the ordinary course of business. We maintain insurance policies, including product liability insurance, and in many cases we have indemnification rights against such claims from the manufacturers of the products we distribute. We cannot assure you that our insurance coverage or the manufacturers' indemnity will be available in all pending or any future cases brought against us. In addition, our ability to recover under insurance or indemnification arrangements is subject to the financial viability of the insurers and manufacturers. Insurance for some liabilities, including asbestos, is not available. Accordingly, we could be subject to uninsured and unindemnified future liabilities, and an unfavorable result in a case for which adequate insurance or indemnification is not available could result in a material impact on our business, financial condition or results of operations.

        From time to time, we are named as a defendant in cases as a result of our distribution of scientific supplies, including litigation resulting from the distribution of products containing asbestos by us and certain of our predecessors. Until 1987, we distributed certain asbestos-containing products primarily for use in laboratories, including pads, protective clothing and laboratory equipment. Individuals who were exposed to these asbestos-containing products have, from time to time, brought claims against us for asbestos-related injuries. We believe that the liabilities associated with asbestos-related claims currently pending against us are not material. While liabilities arising from potential future claims could become material, we currently believe, on the basis of our claims history and related factors, that such potential future claims are not likely to have a material impact on our business, financial condition or results of operations.

Environmental, Health and Safety Matters

        We are subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations, including those pertaining to air emissions, water discharges, the handling, disposal and transport of solid and hazardous materials and wastes, the investigation and remediation of contamination and otherwise relating to health and safety and the protection of the environment and natural resources. As our global operations involve and have involved the handling, transport and distribution of materials that are or could be classified as toxic or hazardous, there is some risk of contamination and environmental damage inherent in our operations and the products we handle, transport and distribute. Our environmental, health and safety liabilities and obligations may result in significant capital expenditures and other costs, which could negatively impact our business, financial condition and results of operations. We may be fined or penalized by regulators for failing to comply with environmental, health and safety laws and regulations. In addition, contamination resulting from our current or past operations may trigger investigation or remediation obligations, which may have a material impact on our business, financial condition and results of operations.

        Based on current information, we believe that any costs we may incur relating to environmental matters will not be material. We cannot be certain, however, that identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory authorities or other unanticipated events will not arise in the future and give rise to additional environmental liabilities, compliance costs or penalties which could have a material impact on our business, financial condition or results of operations. In addition, environmental laws and regulations are constantly evolving and it is not possible to predict accurately the effect they may have in future periods.

MANAGEMENT

Directors and Executive Officers

        The following chart sets forth certain information regarding our directors and executive officers:

Name	Age	Position
Walter W. Zywottek	57	President and Chief Executive Officer and Director
Edward Orzetti	39	Executive Vice President and President, General Lab Business
Jack Wyszomierski	48	Executive Vice President and Chief Financial Officer
Stephen Kunst	55	Senior Vice President, General Counsel and Secretary
George Gunther	41	Senior Vice President and Chief Information Officer
Charles Canfield	55	Senior Vice President, Human Resources
Theodore Pulkownik	46	Senior Vice President, Strategy and Business Development
Gerard J. Christian	36	Vice President and General Manager, Science Education
B. Charles Ames	79	Director
Dr. Lewis S. Edelheit	62	Director
Brian P. Kelley	43	Director
Joseph L. Rice, III	72	Director
James W. Rogers	54	Director
Axel Ruckert	58	Director
Richard J. Schnall	35	Director
Carl T. Stocker	60	Director
Robert J. Zollars	47	Director

        Each of our directors will hold office until our next annual meeting or until a successor is elected or appointed. None of our executive officers or directors has any familial relationship with any other director or executive officer. "Familial relationship" for the purposes of this section means any relationship by blood, marriage or adoption, not more remote than first cousin.

        Walter W. Zywottek is our President and our Chief Executive Officer, positions he has held since 2002 and 2001 respectively. Mr. Zywottek has also been one of our directors since 1995. Prior to the Acquisition, Mr. Zywottek had also served as our Chairman, a position he held since July 2000. Since joining Merck KGaA in 1967, Mr. Zywottek has served in a variety of positions with Merck KGaA, and its affiliates, including positions as President and Chief Executive Officer of EM Industries, Inc. in Hawthorne, New York, from 1994 to 1998, and as Managing Director of Merck Eurolab in Brussels, Belgium, from 1999 to 2000.

        Edward Orzetti is our Executive Vice President and President, General Lab Business, positions he has held since May 2004. Prior to joining us in 2004, Mr. Orzetti was the President of Textron Fluid & Power, one of Textron, Inc.'s industrial business segments, from 2003 until 2004, and Textron's Vice President Enterprise Excellence from 2000 until 2003. From 1995 until 2000, Mr. Orzetti held various positions with the General Electric Company, most recently serving as general manager, supply chain management, for GE Supply in 2000. While at General Electric, Mr. Orzetti also directed its central European sourcing operations in the Czech Republic. Mr. Orzetti served for several years as an officer and helicopter pilot in the U.S. Army and holds a Bachelor of Science in mechanical engineering from the United States Military Academy at West Point. Mr. Orzetti also holds a Masters of Science in administration and human resource management from Central Michigan University and a Masters of Science in management, operations and strategy from the Sloan School of Management at the Massachusetts Institute of Technology.

        Jack Wyszomierski is our Executive Vice President and Chief Financial Officer, a position he has held since June 2004. Prior to joining us in 2004, Mr. Wyszomierski spent over 20 years at the Schering-Plough Corporation, a corporation that develops and markets prescription drugs, animal health products, over-the-counter drugs and personal care products. Mr. Wyszomierski held a variety of positions at Schering-Plough, most recently serving as Executive Vice President and Chief Financial Officer from 1996 until 2003. Mr. Wyszomierski is a member of the Board of Directors and the Chairman of the Audit Committee of Exelixis Corporation. Mr. Wyszomierski holds a Bachelor of Science and a Masters of Science from Carnegie Mellon University.

        Stephen Kunst is our Senior Vice President, General Counsel and Secretary, a position he has held since 2001. Mr. Kunst joined Merck KGaA's U.S. group in 1984 and, prior to assuming his present position with us, he served as counsel for EM Diagnostic Systems, Inc. from 1987 to 1989, and EMD Chemicals, Inc. from 1989 to 2001, both of which were subsidiaries of Merck KGaA.

        George Gunther is our Senior Vice President and Chief Information Officer, a position he has held since 2001, and has responsibility for our global information services. Mr. Gunther originally started with us in 1999 as our Senior Vice President and Chief Information Officer for information services in North America. From 1995 to 1999, Mr. Gunther was the Vice President for Information Technology and Chief Information Officer for Grove Worldwide, a company specializing in mobile hydraulic cranes and aerial work platforms located in Shady Grove, Pennsylvania. From 1992 to 1995, Mr. Gunther was the Director of Information Technology Center with EXEL Logistics, a company located in Mechanicsburg, Pennsylvania. From 1990 to 1992, Mr. Gunther was the Manager of Manufacturing Applications with SCM Chemicals of Baltimore, Maryland. Mr. Gunther has a Bachelor of Science in applied statistics with a minor in information systems and economics from the University of Baltimore.

        Charles Canfield is our Senior Vice President, Human Resources, a position he has held since July 2004. Prior to joining us in 2004, Mr. Canfield was the Senior Vice President, Human Resources and Communications, of the Ondeo Nalco Company from 2001 until 2003. Before joining Ondeo Nalco, Mr. Canfield had a long tenure with Moore Corporation Limited, a company specializing in the manufacture of business forms. Mr. Canfield began his career at Moore in 1973, most recently serving as the President of Moore's Canadian operating division from 1997 until 1998, and as Moore's Vice President, Corporate Human Resources and Communications, from 1988 until 1997 and from 1998 until 2001. Mr. Canfield is a member of the Board of Directors of the Human Resources Management Association of Chicago. Mr. Canfield holds a Bachelor of Science from California State University and a Masters of Business Administration from the University of Toronto.

        Theodore Pulkownik is our Senior Vice President, Strategy and Business Development, a position he has held since July 2004. Prior to joining us in 2004, Mr. Pulkownik held two positions with Standard & Poors, which is a division of the McGraw-Hill Companies. From 2002 until 2004, Mr. Pulkownik was a Managing Director of Standard & Poors Corporate Value Consulting, and from 2000 to 2002, Mr. Pulkownik was the Senior Vice President, Business Development, for Standard & Poors. Before joining Standard & Poors, Mr. Pulkownik was a Senior Vice President for Holberg Industries, a diversified private holding company located in Greenwich, Connecticut, from 1999 until 2000. From 1997 until 1999, Mr. Pulkownik was a Managing Director, Corporate Business and Development, for General Electric Capital Corporation. Mr. Pulkownik holds a Bachelor of Business Administration from the University of Wisconsin and a Masters of Business Administration from the University of Michigan.

        Gerard J. Christian is our Vice President and General Manager, Science Education, a position he has held since 2003. Mr. Christian was the President of Ward's Natural Science Establishment, Inc., which is one of our subsidiaries, from 1998 to 2003. Mr. Christian became the President of Ward's Natural Science Establishment, Inc. following our acquisition of the Science Kit companies. Mr. Christian originally started with Science Kit in 1993 after completing three years with KPMG Peat Marwick. At Science Kit, Mr. Christian was the controller for their Canadian division, where his responsibilities included managing their restructuring, and was also their Vice President of Special Projects, where his responsibilities included managing acquisition-related due diligence. Mr. Christian is a Certified Public Accountant and holds a Masters of Business Administration from the University of Buffalo.

        B. Charles Ames is one of our directors, a position he has held since the Acquisition. Mr. Ames is Vice Chairman and a principal of CD&R. Prior to joining CD&R in 1987, Mr. Ames served as Chairman and Chief Executive Officer of Reliance Electric Company, Chief Executive Officer of Acme Cleveland Corporation, and Chief Executive Officer and Chairman of The Uniroyal Goodrich Tire Company. Mr. Ames' family trust is a limited partner of CD&R Associates VI Limited Partnership. Mr. Ames is a director and shareholder of CD&R Investment Associates VI, Inc. He also serves on the Boards of Directors of Lexmark International, Inc. and Remington Arms Company, Inc. Mr. Ames holds a Ph.B from Illinois Wesleyan University and a Masters of Business Administration from Harvard Business School.

        Dr. Lewis S. Edelheit is one of our directors, a position he has held since August 31, 2004. Dr. Edelheit retired from his position as the Senior Vice President, Corporate Research and Development, for the General Electric Company in 2001. Dr. Edelheit began his long tenure at General Electric as a physicist in the General Electric Research and Development Center in 1969, and returned to General Electric in 1991 to head its research and development efforts after a stint as the President and Chief Executive Officer of Quantum Medical Systems from 1986 until 1991. Dr. Edelheit is a member of the National Academy of Engineering, the Industrial Research Institute and a Fellow of the American Physical Society. Dr. Edelheit serves as a director of Silicon Graphics, Inc., Sonic Innovations, Inc. and Hubspan, Inc. Dr. Edelheit holds a Bachelor of Science, a Masters of Science and a Ph.D. from the University of Illinois.

        Brian P. Kelley is one of our directors, a position he has held since August 31, 2004. Mr. Kelley is the President and Chief Executive Officer of SIRVA, Inc., a position he has held since 2002. Prior to joining SIRVA, Inc., Mr. Kelley was an executive for the Ford Motor Company, serving as the President of Ford's Lincoln Mercury business from 2001 until 2002, and as Ford's Vice President of Global Consumer Services from 1998 until 2001. Prior to joining Ford, Mr. Kelley was a senior executive for General Electric Company from 1994 until 1998. Mr. Kelley began his career at Proctor & Gamble in 1983, where he was ultimately responsible for some of the company's most recognized brand names. Mr. Kelley also serves as a director of SIRVA, Inc. Mr. Kelley received a Bachelor of Arts in economics from The College of Holy Cross.

        Joseph L. Rice, III is one of our directors, a position he has held since shortly after the Acquisition. Mr. Rice is one of the original partners of CD&R. Mr. Rice has spent the major portion of his business career in private equity and is one of the founders of the industry. After graduating from law school in 1960, Mr. Rice practiced law with Sullivan & Cromwell until 1966 when he entered the private equity business. In 1969, Mr. Rice co-founded Gibbons, Green & Rice, and in 1978, CD&R. Mr. Rice is a Trustee of The Chapin School, a Trustee Emeritus of Williams College and a member of the Board of Trustees of The Manhattan Institute, INSEAD's International Council and the JPMorgan National Advisory Board. Mr. Rice is a limited partner of CD&R Associates VI Limited Partnership, and a director and shareholder of CD&R Investment Associates VI, Inc. Mr. Rice is a Director of Italtel Holding S.p.A. and Uniroyal Holding, Inc. After graduating from Williams in 1954, Mr. Rice enlisted in the United State Marine Corps and served as a Lieutenant from 1954 to 1957. Mr. Rice then earned his law degree at Harvard Law School.

        James W. Rogers is one of our directors, a position he has held since the Acquisition. Mr. Rogers is an operating principal of CD&R. Prior to joining CD&R in 1998, Mr. Rogers was a Senior Vice President and a member of the Corporate Executive Council of General Electric Company. From 1995 to 1998, Mr. Rogers was President and Chief Executive Officer of GE Industrial Control Systems. Mr. Rogers is a limited partner of CD&R Associates VI Limited Partnership, and a director and shareholder of CD&R Investment Associates VI, Inc. Mr. Rogers is currently the Chairman of Brake

Bros plc and the Chairman of the Board of Directors of SIRVA, Inc. Mr. Rogers holds a Bachelor of Arts in economics from Rutgers College.

        Axel Ruckert is one of our directors, a position he has held since August 31, 2004. Mr. Ruckert is the President of Management Partenaires, a French firm specializing in turn-around management of companies experiencing financial difficulties. Since founding Management Partenaires in 1984, Mr. Ruckert has held executive positions with several companies while working to implement strategic restructurings of these companies, most recently serving as the Chairman and Chief Executive Officer of Getronics, an information technology services company, in 2003. Prior to working at Getronics, Mr. Ruckert was the Chief Executive Officer of Philips Consumer Communications from 2001 until 2002, and the Chief Operating Officer of BSN Glasspack, a European glass container manufacturer, from 1999 until 2000. Mr. Ruckert received a Master of Political Science and Economics at the Free University of Berlin and the University of Cologne.

        Richard J. Schnall is one of our directors, a position he has held since the Acquisition. Mr. Schnall is a financial principal of CD&R. Prior to joining CD&R in 1996, he worked in the Investment Banking division of Donaldson, Lufkin & Jenrette, Inc. and Smith Barney & Co. Mr. Schnall is a limited partner of CD&R Associates VI Limited Partnership, and a director and shareholder of CD&R Investment Associates VI, Inc. He serves as a director of Brake Bros plc, Global Decisions Group LLC and SIRVA, Inc. Mr. Schnall is a graduate of the Wharton School of Business at the University of Pennsylvania and holds a Masters of Business Administration from Harvard Business School.

        Carl T. Stocker is one of our directors, a position he has held since August 31, 2004. Since 1997, Mr. Stocker has owned and managed his own acquisition, investment and consulting company, CTS Enterprises, LLC. Prior to that time, Mr. Stocker served as the chief financial executive of General Electric's Industrial Systems business from 1990 until 1996, and the chief information executive from 1992 until 1996. Mr. Stocker was also a member of General Electric's Corporate Finance and Information Technology Councils during these same periods, and served as a senior integration leader for the Space Systems Division created by General Electric's acquisition of RCA. Mr. Stocker is a director of SIRVA, Inc. Mr. Stocker graduated from Wright State University in 1970 after serving with the U.S. Army.

        Robert J. Zollars is one of our directors, a position he has held since August 31, 2004. Since 1999, Mr. Zollars has been the Chairman and CEO of Neoforma, Inc., a healthcare technology company focusing on the supply chain. Prior to joining Neoforma, Mr. Zollars was the EVP and Group President of Cardinal Health, Inc., from 1997 until 1999, and was responsible for five of their wholly-owned subsidiaries. From 1992 until 1996, Mr. Zollars was the President of the Hospital Supply and Scientific Product distribution business at Baxter International. Mr. Zollars serves as a director of For Health Technologies and Alliance Medical Corp. Mr. Zollars is the Chairman of the Center for Services Leadership at Arizona State University, and is a member of the Young Presidents Organization. Mr. Zollars is a graduate of Arizona State University and holds a Masters of Business Administration from John F. Kennedy University.

Composition of our Board of Directors

        Our business and affairs are managed under the direction of our board of directors. Our board is composed of ten directors, none of whom, with the exception of Mr. Zywottek, are executive officers of our company.

Compensation of Directors

        Our directors who are not also our employees or employees or principals of CD&R are compensated pursuant to our Directors Compensation Policy. Under this policy, such directors receive an annual retainer fee of $70,000, at least 50% of which is payable in deferred shares of CDRV

Investors, Inc. common stock granted under the CDRV Investors, Inc. Stock Incentive Plan described below. Directors may elect to receive up to 100% percent of their annual retainer fee in shares granted under the CDRV Investors, Inc. Stock Incentive Plan.

        Any director serving as the chair of any of the committees of our board of directors will receive an additional $10,000 annual cash retainer fee ($15,000 in the case of the chair of the audit committee of our board of directors).

        As described in more detail below under the heading "—New Stock Incentive Plan," CDRV Investors Inc. has offered the opportunity to purchase up to 2,500 shares of its common stock to each of the five persons who became one of our directors on August 31, 2004.

        We do not pay any additional remuneration to any of our directors who are also our employees or who are employees or principals of CD&R, however all such directors are reimbursed for reasonable travel and lodging expenses incurred to attend meetings of our board of directors or a committee thereof.

Compensation of Executive Officers

        The following table sets forth the compensation earned by our Chief Executive Officer and our four additional most highly compensated executive officers (each, a "named executive officer") for the last completed fiscal year.

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)(1)	All Other Compensation ($)(2)
Walter Zywottek Director, President and Chief Executive Officer	2003	$430,500	$279,825	$14,950	$—
Walter Sobon(3) Senior Vice President and Chief Financial Officer	2003	270,000	195,102	14,190	5,580
Stephen Kunst Senior Vice President and General Counsel	2003	246,000	173,015	10,643	4,821
Paul Greant(4) General Manager Europe	2003	356,283	374,098	5,433	36,701
George Gunther Senior Vice President and Chief Information Officer	2003	222,900	171,335	14,190	3,343

(1)
Amounts reported include automobile allowances of $14,190 for Messrs. Zywottek, Sobon and Gunther, and an automobile allowance of $10,643 for Mr. Kunst. Amounts reported for Mr. Greant represent his $5,433 annual home business use allowance.

(2)
Includes a contribution to our 401(k) or other defined contribution retirement plan of $5,580 for Mr. Sobon, $4,821 for Mr. Kunst, $36,701 for Mr. Greant and $3,343 for Mr. Gunther.

(3)
Mr. Sobon was our Chief Financial Officer until June 2004.

(4)
Mr. Greant was our General Manager, Europe until June 2004.

Employment Agreements

  Employment Agreements with Named Executive Officers

        Messrs. Zywottek, Kunst and Gunther.    We are parties to employment agreements with Messrs. Zywottek, Kunst and Gunther. Pursuant to their respective agreements and as of June 30, 2004, Messrs. Zywottek, Kunst and Gunther receive annual base salaries of $600,000, $246,000 and $222,900, respectively. Each executive's base salary will be reviewed at least annually, and may be increased (but not decreased) based upon the executive's performance and consistent with our compensation practices. Messrs. Zywottek, Kunst and Gunther are also eligible to receive an annual bonus pursuant to their employment agreements that becomes earned based on the achievement of objectives established under our applicable bonus plan. The target annual bonus opportunity for Messrs. Kunst and Gunther as of June 30, 2004 was 75% of their respective base salaries. Mr. Zywottek's target annual bonus is equal to 100% of his base salary.

        The employment agreements for Messrs. Kunst and Gunther have initial three year terms that are automatically extended for consecutive one year periods unless either party chooses not to renew the applicable agreement. The employment agreements for Messrs. Kunst and Gunther further provide that if we terminate their employment without cause (as defined in the employment agreements), fail to renew their agreements at the end of any initial or any extended term, or materially demote (as so defined) them, then the applicable executive will be entitled to continued payment of his then current base salary and target annual bonus for a period of two years following any such termination or non-renewal.

        Mr. Zywottek's agreement does not have a fixed term. However, if we terminate Mr. Zywottek's employment without cause (as defined in his employment agreement), he will be entitled to continued payment of his then current base salary and continued health benefits for a period of two years following any such termination, or, if the termination of employment occurs more than 30 months after the completion of the Acquisition, for the earlier of one year or the date until he obtains new full-time employment.

        Messrs. Zywottek, Kunst and Gunther were all also offered the opportunity to participate in the initial offering under CDRV Investors, Inc.'s new stock incentive plan described below under the heading "—New Stock Incentive Plan."

        Messrs. Sobon and Greant.    Prior to their termination of employment with us in June 2004, we were parties to employment agreements with Messrs. Sobon and Greant. As of the end of 2003, Messrs. Sobon and Greant had respective annual base salaries of $270,000 and $356,283, and target annual bonus opportunities equal to 75% of their salary grade midpoints.

        Pursuant to his employment agreement and separation agreement, Mr. Sobon is entitled to receive continued payment of his base salary and target annual bonus for a period of two years following his termination of employment. During this time, Mr. Sobon will also continue to participate in our health, life insurance, 401(k) and pension plans. We expect to enter into a similar separation agreement with Mr. Greant in accordance with his severance agreement.

  Employment Agreements with new Executive Vice Presidents

        Messrs. Orzetti and Wyszomierski.    In May 2004, Mr. Orzetti joined us as our new Executive Vice President and President, General Lab Business, and Mr. Wyszomierski joined us in June 2004 as our new Executive Vice President and Chief Financial Officer. We entered into employment agreements with Messrs. Orzetti and Wyszomierski upon their commencement of employment with us, pursuant to which Mr. Orzetti receives an annual base salary of $550,000 and Mr. Wyszomierski receives an annual base salary of $350,000. Messrs. Orzetti and Wyszomierski are also eligible to receive an annual bonus pursuant to their employment agreements that becomes earned based on the achievement of objectives established under our applicable bonus plan. The target annual bonus opportunity for Mr. Orzetti is 100% of his base salary, and Mr. Wyszomierski's target annual bonus is equal to 85% of his base salary. Mr. Wyszomierski is guaranteed to receive a prorated portion of his target bonus in 2004.

        The employment agreements for Messrs. Orzetti and Wyszomierski do not have fixed terms. However, if we terminate Mr. Orzetti's employment without cause, he will be entitled to continued payment of his then current base salary and continued health benefits for a period equal to the earlier of one year following any such termination or the date that he obtains new employment. Under Mr. Orzetti's employment agreement, he is also entitled to receive an award of 5,000 restricted CDRV Investors, Inc. shares (or restricted stock units) that will generally vest on the seventh anniversary of his commencement of employment with us. Mr. Orzetti's restricted shares will all vest earlier in certain circumstances if we undergo a public offering or if we are sold to a third party unrelated to CD&R.

        Messrs. Orzetti and Wyszomierski were offered the opportunity to participate in the initial offering under CDRV Investors, Inc.'s new stock incentive plan described below under the heading "—New Stock Incentive Plan."

New Stock Incentive Plan

  General

        In connection with the Acquisition, CDRV Investors, Inc., our ultimate parent company, adopted the CDRV Investors, Inc. Stock Incentive Plan. Under this plan, CDRV Investors, Inc.'s board of directors may grant rights to purchase shares of CDRV Investors, Inc. common stock and options to purchase shares of CDRV Investors, Inc. common stock to any of our executive officers or other employees, including our named executive officers. Under the plan, the board of directors may also grant shares of CDRV Investors, Inc. common stock, rights to purchase shares of CDRV Investors, Inc. common stock and other share-based awards to our directors who are not also our employees. A total of 1,300,000 shares of CDRV Investors, Inc. common stock are available for all types of awards under this plan, however the number of available shares will be automatically reduced by shares covered by awards offered but not granted as part of our initial grants following the Acquisition. Shares subject to options that are forfeited, canceled or otherwise terminated will again be available for grant under the plan.

  Initial Offering

        Shortly after the Acquisition, CDRV Investors, Inc. made an initial offering of awards under the plan to certain of our officers and employees. Such participants were offered the opportunity to purchase shares of CDRV Investors, Inc. common stock for a purchase price equal to $100.00 per share, which we believe was the fair market value of a share on the offer date. Those employees who are not also executive officers of ours were offered financing assistance to help purchase their shares of common stock, either through a loan facility that we arranged through a third-party financial institution or, in certain limited circumstances, directly from us. As part of the offer, participants who elect to purchase a number of shares within the range offered to them will be granted options under the plan to purchase two additional shares (certain of our named executive officers will be granted options to purchase three shares for each share they purchase). All options will be granted with an exercise price of $100.00.

        On September 30, 2004, CDRV Investors Inc. closed the initial offering in respect of 184 of our officers and employees, including all of the executive officers listed under the heading "—Directors and Executive Officers." In the September 30, 2004 closing, these officers and employees purchased a total of 203,695 shares and were granted an aggregate of 429,890 options under the plan. CDRV Investors, Inc. expects to close the initial offering in respect of approximately 17 additional employees shortly.

        Additionally, CDRV Investors, Inc. has offered each of the five persons who became one of our directors on August 31, 2004 the opportunity to purchase up to 2,500 shares of its common stock for a purchase price equal to $100.00 per share. Directors were not offered the opportunity to receive any options. On September 30, 2004, CDRV Investors, Inc. closed the purchase of 2,500 shares by Messrs. Stocker and Zollars, and the purchase of 2,000 shares by Mr. Edelheit. If other directors who were offered shares of common stock elect to purchase shares, CDRV Investors, Inc. expects to close their purchases prior to December 31, 2004.

  Shares

        Each CDRV Investors, Inc. common share purchased as part of the initial offering were (and, for the remaining expected purchases, will be) purchased for $100.00, a price we believe is (and for the remaining expected purchases, will be) equal to the share's fair market value at the time of purchase. Any other shares CDRV Investors, Inc. may offer for purchase under the plan will also be offered for a purchase price equal to the fair market value of the shares, unless its board of directors determines otherwise.

        Shares purchased by our officers, employees and directors will be fully vested, but will be subject to several transfer restrictions that apply prior to a public offering by CDRV Investors, Inc. Prior to a public offering, shares may only be transferred if the transfer does not subject CDRV Investors, Inc. to reporting requirements under federal securities laws. Additionally, prior to a public offering, CDRV Investors, Inc. and CD&R Fund VI have a right of first refusal that requires participants to first offer any shares they wish to transfer to CDRV Investors, Inc. and CD&R Fund VI.

        Shares purchased by our officers and employees may generally be repurchased by CDRV Investors, Inc. and/or CD&R Fund VI for their fair market value upon a participant's termination of employment prior to a public offering (and, upon certain terminations of employment, our officers and employees may require CDRV Investors, Inc. to repurchase their purchased shares for their fair market value). All participants may also be required to sell their shares at the same price and on the same terms as CD&R Fund VI, if CD&R Fund VI enters into certain transactions with a third party purchaser at any time before there is a public market for the shares of CDRV Investors, Inc.

  Options

        The non-qualified options granted as part of CDRV Investors, Inc.'s initial offering were (and options to be granted in connection with the remaining expected stock purchases, will be) granted with an exercise price of $100.00, a price we believe is (or will be) equal to the fair market value of CDRV Investors, Inc.'s common stock on the date of grant. Any future non-qualified option grants made by CDRV Investors, Inc.'s board of directors will also have an exercise price equal to the fair market value of a share of common stock on the date of grant.

        Options granted under the plan, whether as part of the initial grant or otherwise, will generally vest ratably over a five-year time period, subject to the participant's continued employment with us. However, the vesting of options will be accelerated upon certain terminations of employment, such as due to death or disability, and if CDRV Investors, Inc. experiences a change in control (as defined in the plan) where substitute options with substantially equivalent terms and economic value are not substituted for existing options in place of accelerated vesting. CDRV Investors, Inc.'s board of directors also has the discretion to accelerate the vesting of options at any time and from time to time.

        Options will generally expire on the tenth anniversary of the grant date. However, any options that are unvested after a participant's employment terminates will terminate immediately. The term of vested options will also be reduced if a participant terminates employment with us—vested options will terminate on the earlier of (i) the 60th day after the termination of employment (180th day in the case of terminations due to death, disability or retirement at or after normal retirement age), (ii) the expiration of the normal 10-year term, and (iii) the date that options are cancelled in connection with a change in control. If a participant's employment with us is terminated for cause, all options held by the participant, whether vested or unvested, will immediately be terminated.

        Options granted under the plan cannot be transferred or assigned other than upon a participant's death by will or by the laws of descent. If CDRV Investors, Inc. or CD&R Fund VI choose to exercise their repurchase rights, options may also be transferred to CDRV Investors, Inc. or to CD&R Fund VI for their fair market value (measured as the fair market value of CDRV Investors, Inc. common stock minus the option exercise price) upon a participant's termination of employment prior to a public offering.

        The plan also contains a special provision that may apply to certain of our officers and employees if CDRV Investors, Inc. experiences a change in control. If CDRV Investors, Inc. experiences a change in control and, as a result, the accelerated vesting of a participant's options (or any other payments) would cause the participant to become subject to a special U.S. tax called the "Golden Parachute Excise Tax," then payments in respect of options and any other payments will be reduced to the extent necessary to prevent the participant from being subject to this tax.

Pension Plans

        We sponsor various retirement plans for most full-time employees, including defined benefit plans covering Messrs. Zywottek, Sobon, Gunther and Kunst.

        The following table shows the estimated annual benefits payable upon retirement to Mr. Zywottek in specified remuneration and years of service classifications under the defined benefit plan that he participates in. Merck KGaA is currently responsible for paying Mr. Zywottek's pension benefits under this plan.

	Estimated Annual Pension (Years of Service)
Remuneration
	15	20	25	30	35
$125,000	$40,626	$54,168	$67,709	$81,251	$81,251
150,000	48,751	65,001	81,251	97,502	97,502
175,000	56,876	75,835	94,793	113,752	113,752
200,000	65,001	86,668	108,335	130,002	130,002
225,000	73,126	97,502	121,887	146,252	146,252
250,000	81,251	108,335	135,419	162,503	162,503
300,000	97,502	130,002	162,503	195,003	195,003
400,000	130,002	173,336	216,670	260,004	260,004
450,000	146,252	195,003	243,754	292,505	292,505
500,000	162,503	216,670	270,838	325,005	325,005
550,000	178,753	238,337	297,921	357,506	357,506

        Mr. Zywottek's annual retirement benefit under the plan is calculated generally as the product of his covered compensation and a specified percentage of such compensation, with the applicable percentage increasing as years of credited service increase. As of June 30, 2004, Mr. Zywottek's covered compensation under the plan was $323,511, which is less than the base salary indicated under the heading "—Compensation of Executive Officers." As of June 30, 2004, Mr. Zywottek has 30 years of credited service, which is the maximum years of service he may accrue under the terms of the plan. Benefits shown in the table above are computed on the basis of straight life annuity benefits.

        Messrs. Sobon, Gunther and Kunst participate in the pension plan we sponsor covering substantially all of our full-time United States employees (except employees covered by collective bargaining agreements who participate in independently operated plans). As in effect as of June 30, 2004, annual retirement benefits under the pension plan are generally calculated as the greater of:

  •
  a participant's years of credited service multiplied by $240, and

  •
  1% of a participant's average annual compensation earned in the consecutive five year period during which the participant was most highly paid (referred to as "final average earnings"), plus an additional 0.75% of final average earnings in excess of one third of the Social Security taxable wage base in the year the participant terminates employment, in each case multiplied by the participant's years of credited service (up to a maximum of 33 years).

        Under the pension plan, final average earnings includes the participant's salary and bonus indicated under the heading "—Compensation of Executive Officers," as well as any other bonus or severance payments that a participant may become entitled to. Because the pension plan complies with ERISA and Code maximum compensation and defined benefit limitations, certain of the annual retirement benefits indicated in the table below will be paid pursuant to an unfunded benefit equalization plan, or supplemental plan, of the type permitted by ERISA. The following table shows the estimated annual benefits payable upon retirement to persons in specified remuneration and years of service classifications under the pension plan and supplemental plan.

	Estimated Annual Pension (Years of Service)
Remuneration
	15	20	25	30	35
$125,000	$29,516	$39,355	$49,194	$59,033	$64,936
150,000	36,079	48,105	60,131	72,158	79,373
175,000	42,641	56,855	71,069	85,283	93,811
200,000	49,204	65,605	82,006	98,408	108,248
225,000	55,766	74,355	92,944	111,533	122,686
250,000	62,329	83,105	103,881	124,658	137,123
300,000	75,454	100,605	125,756	150,908	165,998
400,000	101,704	135,605	169,506	203,408	223,748
450,000	114,829	153,105	191,381	229,658	252,623
500,000	127,954	170,605	213,256	255,908	281,498
550,000	141,079	188,105	235,131	282,158	310,373
600,000	154,204	205,605	257,006	308,407	339,248

        As of June 30, 2004, Messrs. Sobon, Gunther and Kunst have, for purposes of both the pension plan and the supplemental plan, an estimated 10, 5 and 4 years of respective credited service. Benefits shown in the table above are computed on the basis of straight life annuity benefits, and are not subject to deduction or offset.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        CDRV Investors, Inc. owns, through CDRV Holdings, Inc., all of the outstanding capital stock of the issuer. The following table lists all shares of common stock of CDRV Investors, Inc. beneficially owned by the following holders as of September 30, 2004:

  •
  each stockholder known to us to beneficially own more than 5% of the outstanding shares of CDRV Investors, Inc.'s common stock,

  •
  each named executive officer,

  •
  each director, and

  •
  all executive officers and directors as a group.

	Shares Outstanding After the Acquisition
Name and Address of Beneficial Owner(1)
	Number	Percent
Clayton, Dubilier & Rice Fund VI Limited Partnership(2)	4,300,000	74.82
Banc of America Capital Investors, L.P.(3)	350,000	6.09
Walter Zywottek(5)	7,500	*
Walter Sobon(6)	0	*
Stephen Kunst(5)	2,400	*
Paul Greant(6)	0	*
George Gunther(5)	1,500	*
B. Charles Ames(7)	0	*
Dr. Lewis S. Edelheit (4)	2,000	*
Brian P. Kelley	2,500	*
Joseph L. Rice, III(6)	0	*
James W. Rogers(6)	0	*
Axel Ruckert	2,500	*
Richard J. Schnall(6)	0	*
Carl T. Stocker (4)	2,500	*
Robert J. Zollars (4)	2,500	*
All directors and executive officers as a group (19 persons)	66,900	1.16
*
Less than 1%

(1)
In accordance with Rule 13d-3 under the Exchange Act, as amended, a person is deemed a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has the right to acquire beneficial ownership of within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. Each of such stockholders has sole voting and investment power as to the shares unless otherwise noted.

(2)
CD&R Associates VI Limited Partnership, a Cayman Islands exempted limited partnership, is the general partner of CD&R Fund VI and has the power to direct CD&R Fund VI as to the voting and disposition of shares held by CD&R Fund VI. CD&R Investment Associates VI, Inc., a Cayman Island exempted company, is the general partner of CD&R Associates VI Limited Partnership and has the power to direct CD&R Associates VI Limited Partnership as to its direction of CD&R Fund VI's voting and disposition of the shares held by CD&R Fund VI. No person controls the voting and disposition of CD&R Investment Associates VI, Inc., with respect to the shares owned by CD&R Fund VI. Each of CD&R Associates VI Limited Partnership and CD&R Investment Associates VI, Inc. expressly disclaims beneficial ownership of the shares owned by CD&R Fund VI. The business address for each of CD&R Fund VI, CD&R Associates VI Limited Partnership and CD&R Investment Associates VI, Inc., is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.

(3)
Banc of America Capital Investors, L.P. is a Delaware limited partnership. Banc of America Capital Management, L.P., a Delaware limited partnership, is the general partner of Banc of America Capital Investors, L.P. and has the power to direct Banc of America Capital Investors, L.P. as to the voting and disposition of shares held by Banc of America Capital Investors, L.P. BACM I GP, LLC, a Delaware limited liability company, is the general partner of Banc of America Capital Management L.P. and has the power to direct Banc of America Capital Management L.P. as to the voting and disposition of shares held by Banc of America Capital Management L.P. The business address for Banc of America Capital Investors, L.P., Banc of America Capital Management, L.P. and BACM I GP, LLC, is Bank of America Corporate Center, 100 North Tryon Street, 25th Floor, Charlotte, NC 28255.

(4)
Includes shares participants purchased on September 30, 2004 under the CDRV Investors, Inc. Stock Incentive Plan.

(5)
Messrs. Sobon and Greant were our Chief Financial Officer and General Manager, Europe, respectively, until June 2004.

(6)
Does not include 4,300,000 shares owned by Clayton Dubilier & Rice Fund VI Limited Partnership. Messrs. Ames, Rice III, Rogers and Schnall may be deemed to share beneficial ownership of the shares owned of record by Clayton Dubilier & Rice Fund VI Limited Partnership by virtue of their status as stockholders of CD&R Investment Associates VI, Inc., the general partner of CD&R Associates VI Limited Partnership. However, each of Messrs. Ames, Rice III, Rogers and Schnall expressly disclaims beneficial ownership of the shares owned by Clayton Dubilier & Rice Fund VI Limited Partnership.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Investment Fund Managed by CD&R

        Overview.    CD&R Fund VI owns approximately 74.82% of the outstanding common stock of our ultimate parent company, CDRV Investors, Inc. (after giving effect to purchases of common stock that occurred on September 30, 2004 under our management equity offering). CD&R Fund VI is a private investment fund managed by CD&R.

        The general partner of CD&R Fund VI is CD&R Associates VI Limited Partnership, a Cayman Islands exempted limited partnership. CD&R Associates VI Limited Partnership's general partner is CD&R Investment Associates VI, Inc., a Cayman Islands exempted company.

        Four of our directors, B. Charles Ames, Joseph L. Rice, III, James W. Rogers and Richard J. Schnall, are principals of CD&R, limited partners (including a family trust of Mr. Ames) of CD&R Associates VI Limited Partnership, and stockholders and directors of CD&R Investment Associates VI, Inc.

        CD&R is a private investment firm organized as a Delaware corporation. CD&R is the manager of a series of investment funds, including CD&R Fund VI. CD&R generally assists in structuring, arranging financing for and negotiating the transactions with companies in which the funds it manages invest. After the consummation of such transactions, CD&R generally provides management and financial consulting services to the companies. Such services include helping companies to establish effective banking, legal and other business relationships and assisting management in developing and implementing strategies for improving their operational, marketing and financial performance.

        Stock Purchase Agreement.    In connection with the Acquisition, CD&R Fund VI and CDRV Acquisition Corporation entered into various agreements, including a stock purchase agreement, dated as of February 15, 2004, with Merck KGaA, pursuant to which CDRV Acquisition Corporation and certain of its affiliates agreed to purchase all of the outstanding capital stock of VWR International Corporation, the holding company of VWR International, Inc., and 10% of the outstanding equity ownership interests of VWR International Immobilien GmbH that we did not own. Pursuant to these agreements, Merck KGaA agreed to not solicit certain of our employees for a period of two years following the completion of the Acquisition. Merck KGaA also agreed to not act as a distributor of certain competitive laboratory products, excluding certain products such as pharmaceutical products and ingredients, in the laboratory field in North America and many Western European countries, or own an interest in any such distributor, subject to certain ownership exceptions. This restriction expires on the third anniversary of the completion of the Acquisition. CD&R Fund VI, on the other hand, agreed to not sell any controlling interest in us or our business to any entity that derives more than 10% of its total revenues from the manufacture, distribution and sale of chemical products for industrial or R&D uses. This restriction expires upon our initial public offering of voting securities. In addition, the parties agreed to certain indemnification obligations for breaches of their respective representations, warranties and covenants.

        Consulting Agreement.    CDRV Investors, Inc., CDRV Holdings, Inc., CDRV Acquisition Corporation and CD&R entered into a Consulting Agreement immediately prior to the Acquisition, pursuant to which CD&R provides us with financial advisory and management consulting services following the consummation of the Transactions. We pay CD&R a management fee of $1.5 million annually, which will be reviewed on an annual basis. We paid CD&R a fee of $18.0 million as compensation for performing financial, investment banking, management advisory and other services in connection with the Acquisition, and reimbursed certain CD&R expenses.

        Indemnification Agreement.    CDRV Investors, Inc., CDRV Holdings, Inc., CDRV Acquisition Corporation and their respective subsidiaries entered into an Indemnification Agreement with CD&R and CD&R Fund VI immediately prior to the Acquisition, pursuant to which, following the consummation of the Transactions, we would indemnify CD&R, CD&R Fund VI, any other investment vehicle managed by CD&R, their respective directors, officers, partners, employees, agents and controlling persons, against certain liabilities arising under federal securities laws, liabilities arising out of the performance of the consulting agreement and certain other claims and liabilities.

        Stock Subscription Agreement.    CD&R Fund VI owns approximately 74.82% of the outstanding shares of common stock of CDRV Investors, Inc. (after giving effect to purchases of common stock that occurred on September 30, 2004 under our management equity offering). It subscribed for 4,800,000 shares of CDRV Investors, Inc.'s common stock for an aggregate purchase price of $480.0 million pursuant to a Stock Subscription Agreement, dated as of April 7, 2004. Pursuant to that agreement, CD&R Fund VI may designate all of the members of the Board of Directors of CDRV Investors, Inc. and certain of its direct and indirect subsidiaries. CD&R is also entitled to consult with CDRV Investors, Inc. with respect to our operations at any time, to have observers attend meetings of its Board of Directors and those of its subsidiaries, including us, and to receive all of its quarterly and annual financial reports and budgets, as well as other documents.

        On June 22, 2004, CD&R Fund VI transferred an aggregate of 500,000 shares of the common stock of CDRV Investors, Inc. to five of its limited partners pursuant to transfer agreements among the Company, CD&R Fund VI and each such transferee. Pursuant to the transfer agreements, transferees are entitled to the rights and obligations of a minority stockholder under the Registration and Participation Agreement, dated as of April 7, 2004, including the transfer restrictions, registration rights, tag-along rights and drag-along rights that are described below under the heading "—Registration and Participation Agreement."

Agreements with Management and Other Investors

        Management Equity Offerings.    Shortly after the completion of the Acquisition, CDRV Investors, Inc., our ultimate parent company, made an initial offering of its shares of common stock and options to purchase shares of its common stock to certain of our officers and employees. All of the executive officers listed under the heading "Management—Directors and Executive Officers" participated in this initial offering and purchased shares and were granted options to purchase shares in the closing that occurred on September 30, 2004. As part of this initial offering, CDRV Investors, Inc. also offered our non-employee directors listed under the heading "Management—Directors and Executive Officers" the opportunity to purchase up to 2,500 shares of its common stock. Pursuant to this offer, Messrs. Stocker and Zollars purchased 2,500 shares and Mr. Edelheit purchased 2,000 shares in the closing that occurred on September 30, 2004.

        All CDRV Investors, Inc. shares and options were offered under the CDRV Investors, Inc. Stock Incentive Plan, which was adopted in connection with the Acquisition. A description of the initial offerings under the CDRV Investors, Inc. Stock Incentive Plan, as well as a description of the key terms of such plan and the shares and options acquired thereunder, is contained under the heading "Management—New Stock Incentive Plan."

Registration and Participation Agreement

        CDRV Investors, Inc., CD&R Fund VI and certain other stockholders of CDRV Investors, Inc. entered into a Registration and Participation Agreement, dated as of April 7, 2004, pursuant to which, among other things:

        Transfer Restrictions.    Until the earlier of the initial public offering of the common stock of CDRV Investors, Inc. and the fifth anniversary of the agreement, holders of common stock of CDRV Investors, Inc. other than CD&R Fund VI are subject to certain restrictions on transfer.

        Registration Rights.    Holders of shares of common stock of CDRV Investors, Inc., including certain executive officers, are entitled to registration rights for such shares of common stock held by them:

  •
  holders constituting, at any time prior to the initial public offering of the common stock of CDRV Investors, Inc., at least 50% and thereafter, at least 25%, of the total registrable securities may request that CDRV Investors, Inc. use its best efforts to register such securities for public resale,

  •
  following the initial public offering of the common stock of CDRV Investors, Inc., under specified circumstances (and if CDRV Investors, Inc. has qualified for registration on Form S-3), certain holders other than CD&R Fund VI may request that CDRV Investors, Inc. use its best efforts to register their shares of common stock of CDRV Investors, Inc. for public resale on Form S-3, and

  •
  if CDRV Investors, Inc. registers any common stock at any time, either for its account or for the account of any stockholder, the holders of registrable securities are entitled to request that it use its best efforts to include the number of their shares of common stock that, in the opinion of the underwriters, can be sold.

        CDRV Investors, Inc. will bear all registration expenses (other than underwriting discounts) for the first four registrations, including the fees and expenses of counsel to the selling stockholders. Because only CD&R Fund VI holds more than 50% of its outstanding common stock, it is the only stockholder able to initiate the initial registration by itself. CDRV Investors, Inc. also will bear the registration expenses (other than underwriting discounts) for two registrations on Form S-3 requested by certain coinvestors of CD&R Fund VI, including the fees and expenses of counsel to the selling stockholders.

        If CDRV Investors, Inc. files a registration statement under the Securities Act with respect to a public offering of its common stock, no holders of its common stock will be permitted to effect any public sale or distribution of any shares of such stock during the 20 days before and the 180 days (or, in the case of a shelf registration, 90 days) after the effective date of the registration statement (other than as part of the public offering).

        Participation Rights.    Prior to the initial public offering of CDRV Investors, Inc., certain holders of the common stock of CDRV Investors, Inc. have the right to purchase, on a pro rata basis, additional shares of its common stock if CD&R Fund VI or any other investment vehicle managed by CD&R subscribes for additional shares of common stock, excluding any issuances by way of dividends or distributions on in kind, or stock splits, reclassifications, recapitalizations or consolidations.

        Tag-Along Rights.    Prior to such time as a public market has been established for 20% or more of the common stock of CDRV Investors, Inc., certain holders of common stock of CDRV Investors, Inc. other than CD&R Fund VI have the right to participate, on a pro rata basis and subject to the same terms and conditions, in any sale by CD&R Fund VI of more than 10% of its shares of common stock to a third party purchaser or to CDRV Investors, Inc.

        Drag-Along Rights.    Prior to such time as a public market has been established for 20% or more of the common stock of CDRV Investors, Inc., if CD&R Fund VI intends to sell more than 50% of its shares of common stock of CDRV Investors, Inc. to a third party purchaser, CD&R Fund VI will have the right to require certain other holders of common stock to participate in such sale, on a pro rata basis and subject to the same terms and conditions.

DESCRIPTION OF SENIOR SECURED CREDIT FACILITY

Senior Secured Credit Facility

        On April 7, 2004, we, with a syndicate of lenders, led by Deutsche Bank AG, New York Branch, as administrative agent, Citicorp North America Inc., as syndication agent and Bank of America, N.A., BNP Paribas and Barclays Bank PLC, as documentation agents, entered into a new senior secured credit agreement pursuant to which the Senior Secured Credit Facility is provided. The Company is the borrower under the Senior Secured Credit Facility. The following summary is a description of the principal terms of the senior secured credit agreement and the related documents governing the Senior Secured Credit Facility, which we refer to as the credit documentation.

        The Senior Secured Credit Facility consists of (1) a term loan facility providing for a loan denominated in Euros in an aggregate principal amount equal to €145.0 million (or approximately $176.6 million as of June 30, 2004, on a U.S. dollar equivalent basis), (2) a term loan facility providing for a term loan denominated in U.S. dollars in an aggregate principal amount equal to $415.0 million, and (3) a multi-currency revolving credit facility, providing for up to $150.0 million in multi-currency revolving loans to the borrower (including standby and commercial letters of credit) outstanding at any time. In connection with the completion of the Acquisition, the full amount under the term loan facility was drawn and no amount was outstanding under the multi-currency revolving credit facility. As of June 30, 2004, we had total debt outstanding under the Senior Secured Credit Facility was $591.6 million, $7.2 million in undrawn letters of credit, and up to $142.8 million of additional debt that could be incurred as revolving loans or under standby and commercial letters of credit. Undrawn amounts under the revolving credit facility are available on a revolving credit basis for general corporate purposes of the borrower and its subsidiaries. The Senior Secured Credit Facility permits one or more of our foreign subsidiaries to become foreign borrowers under the revolving credit facility upon our satisfaction of certain conditions. Revolving credit loans to any foreign subsidiary borrower may not exceed $25.0 million in the aggregate.

  Maturity; Prepayments

        The multi-currency revolving credit facility will mature in 2009. The term loan facility will mature in 2011. The principal amount of the term loan will be amortized in annual installments for the first six years and quarterly installments during the seventh year.

        The U.S. dollar-denominated term loan will be amortized on the following amortization schedule:

  •
  $4.2 million on the first six anniversaries of April 7, 2004, and $97.5 million on July 7, 2010, October 7, 2010, January 7, 2011, and at maturity.

        The Euro denominated term loan will be amortized on the following amortization schedule:

  •
  €1.5 million on the first six anniversaries of April 7, 2004, and €34.1 million on July 7, 2010, October 7, 2010, January 7, 2011 and at maturity.

        Subject to certain exceptions, the Senior Secured Credit Facility is subject to mandatory prepayment and reduction in an amount equal to:

  •
  the net proceeds of (1) any permitted receivables securitization program, (2) certain debt offerings by the borrower and its respective subsidiaries, (3) certain asset sales by the borrower and its subsidiaries and (4) certain insurance recovery and condemnation events; and

  •
  50% of excess operating cash flow (as to be defined) for any fiscal year unless certain leverage ratio targets are met.

  Security; Guarantees

        The obligations of the Company under the Senior Secured Credit Facility are guaranteed by our parent, CDRV Holdings, Inc. and each of the Company's direct and indirect domestic subsidiaries. In addition, the Senior Secured Credit Facility and the guarantees thereunder are secured by security interests in and pledges of or liens on substantially all of the tangible and intangible assets of the Company and the guarantors, including pledges of all the capital stock of all direct or indirect domestic subsidiaries of the Company and of up to 65% of the capital stock of each direct foreign subsidiary of the Company or any guarantor.

        The Senior Secured Credit Facility and the guarantees thereunder are also secured by a pledge of 65% of the capital stock of the foreign subsidiary holding companies of CDRV Holdings, Inc. and the Company, which, in turn, will hold the capital stock of certain of our foreign subsidiaries. Our foreign subsidiary holding companies may also hold intercompany debt obligations. On April 7, 2004, one of our foreign subsidiary holding companies, VWR International Holdings, Inc., extended intercompany loans to certain of our European subsidiaries totaling approximately €142 million in the aggregate.

        In the event that any foreign subsidiary of the Company borrows under the Senior Secured Credit Facility, its borrowings would be guaranteed by Holding, the Company and certain of its domestic subsidiaries, and would also be guaranteed by certain subsidiaries of that foreign subsidiary borrower. Additionally, the obligations of a foreign subsidiary borrower would be secured by not more than 65% of the stock of such foreign subsidiary borrower and by substantially all of the tangible and intangible assets of such foreign subsidiary borrower, those of the Company, certain of the Company's domestic subsidiaries and the capital stock of certain of the subsidiaries of the foreign subsidiary borrower.

  Interest

        At the borrower's election, the interest rates per annum applicable to the loans under the Senior Secured Credit Facility are based on a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate, or LIBOR, plus a borrowing margin or (2) an alternate base rate, or ABR, plus a borrowing margin for the relevant currency.

  Fees

        The borrower pays certain fees with respect to the Senior Secured Credit Facility, including (1) fees equal to 0.50% per year, payable quarterly, on the unused commitments of the lenders under the $150.0 million revolving credit facility, (2) letter of credit fees equal to the then applicable interest rate for revolving credit eurocurrency loans (currently 2.50% per year) on the aggregate amount available to be drawn under outstanding letters of credit, payable quarterly, plus a fronting bank fee to the letter of credit issuing bank in an amount equal to the greater of $500 per year or 0.25% per year on the aggregate amount available to be drawn under each issued letter of credit, payable quarterly, and (3) customary annual administration fees.

  Covenants

        Our Senior Secured Credit Facility contains a number of covenants that, among other things, limit or restrict the ability of the borrower and the guarantors to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make equity or debt investments, make acquisitions, modify terms of the indentures under which the new notes will be issued, engage in mergers or consolidations, change the business conducted by the borrower and its subsidiaries taken as a whole, or engage in certain transactions with affiliates. We are also prohibited from making capital expenditures in excess of $45.0 million during any calendar year. However, to the extent the maximum is not invested in any calendar year, up to $15.0 million may be carried forward to the succeeding calendar year and added to the $45.0 million annual limit. In addition, under our Senior Secured Credit Facility, we are required to comply with specified financial ratios and tests, including a minimum interest expense coverage ratio and a maximum leverage ratio.

        The financial covenants in the credit agreement for our Senior Secured Credit Facility specify, among other things, the following requirements for each four quarter period ended during the following test periods:

Test Period	Consolidated Debt to Credit Agreement EBITDA Leverage Ratio	Credit Agreement EBITDA to Interest Expense Ratio
July 1, 2004—December 30, 2005	7.25 to 1.00	1.80 to 1.00
December 31, 2005—December 30, 2006	7.00 to 1.00	1.90 to 1.00
December 31, 2006—December 30, 2007	6.50 to 1.00	2.00 to 1.00
December 31, 2007—December 30, 2008	6.00 to 1.00	2.10 to 1.00
December 31, 2008—December 30, 2009	5.50 to 1.00	2.20 to 1.00
December 31, 2009—December 30, 2010	5.00 to 1.00	2.30 to 1.00
December 31, 2010 and thereafter	5.00 to 1.00	2.40 to 1.00

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Credit Agreement Financial Covenants; Credit Agreement EBITDA."

  Events of Default

        Our Senior Secured Credit Facility contains customary events of default including non-payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representations or warranties in any material respect, cross default to certain other indebtedness, loss of lien perfection or priority, material judgments and change of ownership or control.

DESCRIPTION OF NOTES

General

        We issued the old senior notes, and will issue the new senior notes, under an Indenture, dated as of April 7, 2004 (the "Senior Indenture"), among the Company, as issuer, and Wells Fargo Bank, National Association, as Trustee (the "Senior Note Trustee"). We issued the old senior subordinated notes, and will issue the new senior subordinated notes, under an Indenture, dated as of April 7, 2004 (the "Senior Subordinated Indenture" and, together with the Senior Indenture, the "Indentures"), among the Company, as issuer, and Wells Fargo Bank, National Association, as Trustee (the "Senior Subordinated Note Trustee" and, together with the Senior Note Trustee, the "Trustees"). The terms of the new senior notes and new senior subordinated notes are substantially identical to the terms of the old senior notes and old senior subordinated notes, respectively, except that the new senior notes and new senior subordinated notes are registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old senior notes and old senior subordinated notes, respectively, and will not entitle their holders to registration rights. New notes will otherwise be treated as old notes for purposes of the Indentures.

        The following is a summary of certain provisions of the Indentures and the new notes. It does not restate the indenture in its entirety. The term "Company" and the other capitalized terms defined in "—Certain Definitions" below are used in this "Description of Notes" as so defined. Any reference to a "Holder" or a "Noteholder" in this Description of Notes refers to the Holders of the old senior notes or old senior subordinated notes, or the new senior notes or the new senior subordinated notes, as applicable. The old senior notes and the new senior notes, and the old senior subordinated notes and the new senior subordinated notes, respectively, are each considered collectively to be a single class for all purposes under the applicable Indenture, including, without limitation, for purposes of waivers, amendments, redemptions and offers to purchase. In this Description of Notes, any reference to (i) "Notes" refers collectively to the old notes and the new notes, unless the context otherwise requires, and (ii) a "series" of Notes refers to the old senior notes and new senior notes collectively, or the old senior subordinated notes and new senior subordinated notes collectively, as applicable.

Brief Description of the Notes

  The New Senior Notes

        The new senior notes will be:

  •
  unsecured Senior Indebtedness of the Company;

  •
  effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness and to all Indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries (other than Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under "—Subsidiary Guarantees");

  •
  pari passu in right of payment with all existing and future Senior Indebtedness of the Company; and

  •
  senior in right of payment to all existing and future Subordinated Obligations of the Company.

  The New Senior Subordinated Notes

        The new senior subordinated notes will be:

  •
  unsecured Senior Subordinated Indebtedness of the Company;

  •
  subordinated in right of payment, as set forth in the Senior Subordinated Indenture, to the payment when due of all existing and future Senior Indebtedness of the Company, including the Company's obligations under the new senior notes and the Senior Credit Facility;

  •
  effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under "—Subsidiary Guarantees");

  •
  pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company; and

  •
  senior in right of payment to all existing and future Subordinated Obligations of the Company.

Principal, Maturity and Interest

  The New Senior Notes

        The new senior notes will mature on April 15, 2012. Each new senior note will bear interest at a rate of 6 7/8% per annum from April 13, 2004, or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually in cash to Holders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date, on April 15 and October 15 of each year, commencing October 15, 2004. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months.

        An aggregate principal amount of $200.0 million of old senior notes is currently outstanding. Additional securities may be issued under the Senior Indenture in one or more series from time to time ("Additional Senior Notes"), subject to the limitations set forth under "—Certain Covenants—Limitation on Indebtedness," which will vote as a class with the senior notes and otherwise be treated as senior notes for purposes of the Senior Indenture.

  The New Senior Subordinated Notes

        The new senior subordinated notes will mature on April 15, 2014. Each new senior subordinated note will bear interest at a rate of 8% per annum from April 13, 2004, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in cash to Holders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date, on April 15 and October 15 of each year, commencing October 15, 2004. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

        An aggregate principal amount of $320.0 million of old senior subordinated notes is currently outstanding. Additional securities may be issued under the Senior Subordinated Indenture in one or more series from time to time ("Additional Senior Subordinated Notes" and, together with any Additional Senior Notes, the "Additional Notes"), subject to the limitations set forth under "—Certain Covenants—Limitation on Indebtedness," which will vote as a class with the senior subordinated notes and otherwise be treated as senior subordinated notes for purposes of the Senior Subordinated Indenture.

  Other Terms

        Principal of, and premium, if any, and interest on, the applicable Notes will be payable, and such Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the corporate trust office of the applicable Trustee), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the registered holders of such Notes as such address appears in the applicable Note Register.

        The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

        The Notes are expected to be designated for trading in The PORTALSM Market.

Optional Redemption

        The applicable series of Notes will be redeemable, at the Company's option, at any time prior to maturity at varying redemption prices in accordance with the applicable provisions set forth below.

        The new senior notes will be redeemable, at the Company's option, in whole or in part, and from time to time on and after April 15, 2008 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date. The Company may provide in such notice that payment of the redemption price and the performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The new senior notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Redemption Period	Price
2008	103.438%
2009	101.719%
2010 and thereafter	100.000%

        The new senior subordinated notes will be redeemable, at the Company's option, in whole or in part, and from time to time on and after April 15, 2009 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date. The Company may provide in such notice that payment of the redemption price and the performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a change of control. The new senior subordinated notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Redemption Period	Price
2009	104.000%
2010	102.667%
2011	101.333%
2012 and thereafter	100.000%

        In addition, at any time and from time to time on or prior to April 15, 2007, the Company at its option may redeem Notes of either series in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of such series of Notes (including the principal amount of any Additional Notes of such series), with funds in an equal aggregate amount (the "Redemption Amount") not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 106.875%, for the new senior notes, and 108.000%, for the new senior subordinated notes, in each case plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that an aggregate principal amount of Notes of the applicable series equal to at least 65% of the original aggregate principal amount of such series of Notes (including the principal amount of any Additional Notes of such series) must remain outstanding after each such redemption. "Equity Offering" means a sale of Capital Stock (x) that is a sale of Capital Stock of the Company (other than Disqualified Stock), or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the Company or any of its Restricted Subsidiaries. The Company may make such redemption upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

        At any time prior to April 15, 2008, in the case of the new senior notes, and April 15, 2009, in the case of the new senior subordinated notes, such Notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company's option, at a price (the "Redemption Price") equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of the Redemption Price and performance of the Company's obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

Selection

        In the case of any partial redemption, selection of the Notes for redemption will be made by the applicable Trustee on a pro rata basis, by lot or by such other method as such Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Subsidiary Guarantees

        After the Issue Date, the Company will cause each Significant Domestic Subsidiary that guarantees payment by the Company of any Bank Indebtedness of the Company to execute and deliver to the applicable Trustee a supplemental indenture or other instrument pursuant to which such Subsidiary will guarantee payment of the applicable series of Notes, whereupon such Subsidiary will become a Subsidiary Guarantor for all purposes under the applicable Indenture. The Company will also have the right to cause any other Subsidiary so to guarantee payment of the applicable series of Notes. No Subsidiaries will be Subsidiary Guarantors as of the Issue Date. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the applicable series of Notes. See "—Certain Covenants—Future Subsidiary Guarantors."

Ranking

  New Senior Notes

        The indebtedness evidenced by the new senior notes (a) will be unsecured Senior Indebtedness of the Company, (b) will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company, and (c) will be senior in right of payment to all existing and future Subordinated Obligations of the Company. The new senior notes will also be effectively subordinated to all secured Indebtedness and other liabilities (including trade payables) of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness of its Subsidiaries (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        Each Subsidiary Guarantee in respect of new senior notes will be unsecured Senior Indebtedness of the applicable Subsidiary Guarantor, will rank pari passu in right of payment with all existing and future Senior Indebtedness of such Person and will be senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person. Such Subsidiary Guarantee will also be effectively subordinated to all secured Indebtedness of such Person to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of such Person (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

  New Senior Subordinated Notes

        The indebtedness evidenced by the new senior subordinated notes will be unsecured Senior Subordinated Indebtedness of the Company, will be subordinated in right of payment, as set forth in the Senior Subordinated Indenture, to the payment when due of all existing and future Senior Indebtedness of the Company, including the Company's obligations under the new senior notes and the Senior Credit Facility, will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and will be senior in right of payment to all existing and future Subordinated Obligations of the Company. The new senior subordinated notes will also be effectively subordinated to any secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        Each Subsidiary Guarantee in respect of new senior subordinated notes (a) will be unsecured Senior Subordinated Indebtedness of the applicable Subsidiary Guarantor, (b) will be subordinated in right of payment, as set forth in the Senior Subordinated Indenture, to the payment when due of all existing and future Senior Indebtedness of such Person, including such Person's obligations under its Subsidiary Guarantee, if any, of the new senior notes and such Person's guarantee, if any, of the Senior Credit Facility, (c) will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Person and (d) will be senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person. Such Subsidiary Guarantee will also be effectively subordinated to any secured Indebtedness of such Person to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of such Person (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "—Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein, so long as the deposit of money or U.S. Government Obligations into such trust was made in accordance with the provisions of the Senior Subordinated Indenture described under "—Defeasance" below, and did not violate the subordination provisions of the Senior Subordinated Indenture at the time such deposit was made.

  Each Series of Notes

        A substantial part of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the applicable series of Notes, unless such Subsidiary is a Subsidiary Guarantor with respect to the applicable series of Notes. As of the Issue Date, none of the Company's Subsidiaries will be Subsidiary Guarantors. The applicable series of Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of Subsidiaries of the Company (other than Subsidiaries, if any, that may become Subsidiary Guarantors in the future with respect to the applicable series of Notes). Certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Subsidiary Guarantee of the applicable series of Notes. Such Subsidiary Guarantee, if any, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of such Subsidiaries, including certain of our domestic subsidiaries that guarantee our obligations under the Senior Credit Facility. These subsidiaries principally consist of the subsidiaries that operate the U.S. portion of our Science Education business segment. For further information on this segment, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." Although the applicable Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Company's Subsidiaries, such limitation is subject to a number of significant qualifications.

Subordination of New Senior Subordinated Notes

        Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to such Person's obligations with respect to the new senior subordinated notes or its Subsidiary Guarantee thereof, as the case may be, in accordance with the provisions of the Senior Subordinated Indenture. Such Person's obligations with respect to the new senior subordinated notes or such Person's Subsidiary Guarantee, as the case may be, will rank pari passuin right of payment with all other Senior Subordinated Indebtedness of such Person. The Senior Subordinated Indenture provides that the Company will not Incur, and will not permit any Subsidiary Guarantor to Incur, directly or indirectly, any Indebtedness that is expressly subordinated in right of payment to Senior Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is pari passu with, or subordinated in right of payment to, the new senior subordinated notes or the relevant Subsidiary Guarantee, as the case may be. Indebtedness that is unsecured or secured by a junior Lien is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured or secured by a junior Lien, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed. See "—Certain Covenants—Limitation on Layering (Senior Subordinated Notes Only)" below.

        The Company may not pay principal of, or premium (if any) or interest on, the new senior subordinated notes or make any deposit pursuant to the provisions described under "—Defeasance" below and may not otherwise purchase, redeem or otherwise retire any new senior subordinated notes (collectively, "pay the new senior subordinated notes") if (i) any Senior Indebtedness of the Company is not paid in full in cash or Cash Equivalents when due or (ii) any other default on Senior Indebtedness of the Company occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms (either such event, a "Payment Default") unless, in either case, (x) the Payment Default has been cured or waived and any such acceleration has been rescinded in writing or (y) such Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, the Company may pay the new senior subordinated notes without regard to the foregoing if the Company and the Senior Subordinated Note Trustee receive written notice approving such payment from the Representative for the Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

        In addition, during the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace period (a "Non-payment Default"), the Company may not pay the new senior subordinated notes for the period specified as follows (a "Payment Blockage Period"). The Payment Blockage Period shall commence upon the receipt by the Senior Subordinated Note Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such Non-payment Default from the Representative for such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and shall end on the earliest to occur of the following events:

        (1)   179 days shall have elapsed since such receipt of such Blockage Notice,

        (2)   the Non-payment Default giving rise to such Blockage Notice is no longer continuing (and no other Payment Default or Non-payment Default is then continuing),

        (3)   such Designated Senior Indebtedness shall have been discharged or repaid in full in cash or Cash Equivalents, or

        (4)   such Payment Blockage Period shall have been terminated by written notice to the Senior Subordinated Note Trustee and the Company from the Person or Persons who gave such Blockage Notice.

        The Company shall promptly resume payments on the new senior subordinated notes, including any missed payments, after such Payment Blockage Period ends, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, or any Payment Default otherwise exists. Not more than one Blockage Notice to the Company may be given in any 360 consecutive day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, except that if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than Bank Indebtedness, a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. In no event may the total number of days during which any Payment Blockage Period is in effect extend beyond 179 days from the date of receipt by the Senior Subordinated Note Trustee of the relevant Blockage Notice, and there must be a 181 consecutive day period during any 360 consecutive day period during which no Payment Blockage Period is in effect.

        Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, or in bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of such Senior Indebtedness in cash or Cash Equivalents before the Noteholders are entitled to receive any payment from the Company and until the Senior Indebtedness of the Company is paid in full in cash or Cash Equivalents, any payment or distribution from the Company to which Noteholders would be entitled but for the subordination provisions of the Senior Subordinated Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution from the Company is made to Noteholders that due to the subordination provisions should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

        If the Company fails to make any payment on the new senior subordinated notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Senior Subordinated Indenture and would enable the Holders of the new senior subordinated notes to accelerate the maturity thereof. See "—Defaults." If payment of the new senior subordinated notes is accelerated because of an Event of Default, the Company or the Senior Subordinated Note Trustee shall promptly notify the holders of the Designated Senior Indebtedness of the Company or the Representative of such holders of the acceleration. Such acceleration will not be effective with respect to the Company, and the Company may not pay the new senior subordinated notes, until five Business Days after such holders or the Representative of each Designated Senior Indebtedness of the Company receive notice of such acceleration and, thereafter, the Company may pay the new senior subordinated notes only if the subordination provisions of the Senior Subordinated Indenture otherwise permit payment at that time.

        By reason of such subordination provisions contained in the Senior Subordinated Indenture, in the event of liquidation, receivership, reorganization or insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, from the Company than the holders of the new senior subordinated notes. In addition, as described above, the new senior subordinated notes will be effectively subordinated, with respect to the Company's Subsidiaries that are not Subsidiary Guarantors with respect to such Notes, to the claims of creditors of those Subsidiaries.

        The terms on which each Subsidiary Guarantee in respect of the new senior subordinated notes will be subordinated to the prior payment in full of Senior Indebtedness of the relevant Subsidiary Guarantor will be substantially identical to those described above governing the subordination of the new senior subordinated notes to the prior payment in full of Senior Indebtedness of the Company.

Change of Control

        Upon the occurrence after the Issue Date of a Change of Control (as defined below), each Holder of the applicable series of Notes will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase notes of such series pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes of such series as described under "—Optional Redemption." The Transactions shall not constitute or give rise to a Change of Control.

        In the event that, at the time of such Change of Control, the terms of the Bank Indebtedness restrict or prohibit the repurchase of the applicable series of Notes pursuant to this covenant, then prior to the mailing of the notice to applicable Holders provided for in the immediately following paragraph but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control (unless the Company has exercised its right to redeem all the Notes as described under "—Optional Redemption"), the Company shall (i) repay in full all Bank Indebtedness subject to such terms or offer to repay in full all such Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the applicable series of Notes as provided for in the immediately following paragraph. The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes of such series pursuant to the provisions described below. The Company's failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (iv) and not in clause (ii) under "—Defaults" below.

        Unless the Company has exercised its right to redeem all the Notes as described under "—Optional Redemption," the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice to each Holder with a copy to the applicable Trustee stating:

          (1)   that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date);

          (2)   the circumstances and relevant facts and financial information regarding such Change of Control;

          (3)   the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);

          (4)   the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and

          (5)   if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the applicable Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

        The occurrence of a Change of Control would constitute a default under the Senior Credit Agreement. Agreements governing future Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. The Senior Credit Agreement is expected to, and the agreements governing future Indebtedness of the Company may, prohibit the Company from repurchasing the Notes upon a Change of Control unless the Indebtedness governed by the Senior Credit Agreement or the agreements governing such future Indebtedness, as the case may be, has been repurchased or repaid. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. As described above under "—Optional Redemption," the Company also has the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control or otherwise.

        The definition of Change of Control includes a phrase relating to the sale or other transfer of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders of the Notes have the right to require the Company to repurchase such Notes.

Certain Covenants

        Each Indenture contains covenants including, among others, the covenants as described below.

        Limitation on Indebtedness.    Each Indenture provides as follows:

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Subsidiary Guarantor may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be greater than 2.00:1.00.

  (b)
  Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

  (i)
  Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers' acceptances issued or created thereunder) and Indebtedness of any Foreign Subsidiary Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to

  (A)
  $800.0 million, plus

  (B)
  the amount, if any, by which (x) the Borrowing Base minus (y) the aggregate principal amount of Indebtedness Incurred by a Receivables Subsidiary and then outstanding pursuant to clause (ix) of this paragraph (b), or by a Foreign Subsidiary and then outstanding pursuant to clause (xi) of this paragraph (b), exceeds $221.9 million, plus

      (C)
      in the case of any refinancing of any Credit Facility or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

  (ii)
  Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

  (iii)
  Indebtedness represented by the new senior notes and the new senior subordinated notes, any Indebtedness (other than the Indebtedness described in clauses (i) or (ii) above) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

  (iv)
  Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding an amount equal to 5% of Consolidated Tangible Assets;

  (v)
  Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries;

  (vi)
  (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under "—Limitation on Indebtedness"), or (B) without limiting the covenant described under "—Limitation on Liens," Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under "—Limitation on Indebtedness");

  (vii)
  Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

  (viii)
  Indebtedness of the Company or any Restricted Subsidiary in respect of

  (A)
  letters of credit, bankers' acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers' compensation statutes), or

  (B)
  completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or

  (C)
  Hedging Obligations, entered into for bona fide hedging purposes, or

  (D)
  Management Guarantees, or

  (E)
  the financing of insurance premiums in the ordinary course of business;

  (ix)
  Indebtedness of a Receivables Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition;

  (x)
  Indebtedness of any Person that is assumed by the Company or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged or consolidated with or into any Restricted Subsidiary (other than Indebtedness Incurred to finance, or otherwise Incurred in connection with, such acquisition), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above; and any Refinancing Indebtedness with respect to any such Indebtedness;

  (xi)
  Indebtedness of any Foreign Subsidiary Incurred for working capital purposes in an aggregate principal amount at any time outstanding not exceeding an amount equal to the sum (determined as of the end of the most recently ended fiscal quarter for which consolidated financial statements of the Company are available) of (A) 90% of Receivables of all Foreign Subsidiaries and (B) 75% of Inventory of all Foreign Subsidiaries; and

  (xii)
  Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to 5% of Consolidated Tangible Assets.

  (c)
  For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant,

  (i)
  any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness;

  (ii)
  in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); and

  (iii)
  the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP. Any Indebtedness Incurred by the Company on the Issue Date under the Senior Credit Facility shall be classified as Incurred under paragraph (b) of this covenant, and not under paragraph (a) of this covenant.

  (d)
  For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that

  (x)
  the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date,

    (y)
    if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced and

    (z)
    the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to the Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company's option, (i) the Issue Date, (ii) any date on which any of the respective commitments under the Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence.

      The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

        Limitation on Layering (New Senior Subordinated Notes Only).    The Senior Subordinated Indenture provides as follows: The Company will not Incur any Indebtedness that is expressly subordinated in right of payment to any Senior Indebtedness of the Company, unless such Indebtedness so Incurred ranks pari passu in right of payment with, or is subordinated in right of payment to, the Company's Indebtedness with respect to the senior subordinated notes. The Company will not permit any Subsidiary Guarantor to Incur any Indebtedness that is expressly subordinated in right of payment to any Senior Indebtedness of such Subsidiary Guarantor, unless such Indebtedness so Incurred ranks pari passu in right of payment with such Subsidiary Guarantor's Subsidiary Guarantee, or is subordinated in right of payment to such Subsidiary Guarantee. Indebtedness that is unsecured or secured by a junior Lien is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured or secured by a junior Lien, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed.

        Limitation on Restricted Payments.    Each Indenture provides as follows:

  (a)
  The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to

  (i)
  declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value,

  (ii)
  purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary,

  (iii)
  voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or

    (iv)
    make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition or retirement or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

    (1)
    a Default shall have occurred and be continuing (or would result therefrom);

    (2)
    the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or

    (3)
    the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date and then outstanding would exceed, without duplication, the sum of:

    (A)
    50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on January 1, 2004 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

    (B)
    the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Board of Directors) of property or assets received (x) by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Issue Date (other than Excluded Contributions) or (y) by the Company or any Restricted Subsidiary from the issuance and sale by the Company or any Restricted Subsidiary after the Issue Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock), plus the amount of any cash and the fair value (as determined in good faith by the Board of Directors) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

    (C)
    the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of "Investment"), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date; and

    (D)
    in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments received by the

        Company or a Restricted Subsidiary and the initial amount of all such Investments constituting Restricted Payments.

(b)
The provisions of the foregoing paragraph (a) do not prohibit any of the following (each, a "Permitted Payment"):

(i)
any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) or a substantially concurrent capital contribution to the Company, in each case other than Excluded Contributions; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph (a);

(ii)
any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with the covenant described under "—Limitation on Indebtedness," (x) from Net Available Cash to the extent permitted by the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock", (y) following the occurrence of a Change of Control (or other similar event described therein as a "change of control"), but only if the Company shall have complied with the covenant described under "—Change of Control" and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

(iii)
dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph (a);

(iv)
Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v)
loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of any Parent or the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors, such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (1) $15.0 million, plus (2) $3.0 million multiplied by the number of calendar years that have commenced since the Issue Date, plus the Net Cash Proceeds received by the Company since the Issue Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (3)(B)(x) of the preceding paragraph (a);

(vi)
the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on the common stock or equity of the Company or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Company or any Parent in or from such public offering;

  (vii)
  Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed $35.0 million (net of repayments of any such loans or advances);

  (viii)
  loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

  (ix)
  payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $100,000 in the aggregate outstanding at any time;

  (x)
  dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries; and

  (xi)
  the Transactions;

provided, that (A) in the case of clauses (iii), (vi), (vii) and (ix), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in the case of clause (v), at the time of any calculation of the amount of Restricted Payments, the net amount of Permitted Payments that have then actually been made under clause (v) that is in excess of 50% of the total amount of Permitted Payments then permitted under clause (v) shall be included in such calculation of the amount of Restricted Payments, (C) in all cases other than pursuant to clauses (A) and (B) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (D) solely with respect to clause (vii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    Each Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except any encumbrance or restriction:

  (1)
  pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the Senior Indenture, the Senior Subordinated Indenture, the senior notes or the senior subordinated notes;

  (2)
  pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes the Successor Company;

  (3)
  pursuant to an agreement or instrument (a "Refinancing Agreement") effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an "Initial Agreement") or contained in any amendment, supplement or other modification to an Initial Agreement (an "Amendment"); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment are not materially less favorable to the Holders of the applicable Notes taken as a whole than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

  (4)
  (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract,

  (B)
  by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the applicable Indenture,

  (C)
  contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto,

  (D)
  pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary,

  (E)
  pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired,

  (F)
  on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business,

  (G)
  pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business),

  (H)
  that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary or

  (I)
  pursuant to Hedging Obligations;

  (5)
  with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

  (6)
  by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

  (7)
  pursuant to an agreement or instrument

  (A)
  relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Indebtedness"

  (i)
  if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the applicable

        Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or

      (ii)
      if such encumbrance or restriction is not materially more disadvantageous to the Holders of the applicable Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines that such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the applicable Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness,

    (B)
    relating to any sale of receivables by a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition to or by any Receivables Entity.

        Limitation on Sales of Assets and Subsidiary Stock.    Each Indenture provides as follows (except as described with respect to the applicable Indenture):

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

  (i)
  the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $15.0 million) in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration),

  (ii)
  in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $15.0 million or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and

  (iii)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

  (A)
  first, either (x) to the extent the Company elects (or is required by the terms of any Bank Indebtedness, any Senior Indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such reinvestment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 365 days to complete, the period of time necessary to complete such project;

      (B)
      second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the "Excess Proceeds"), to make an offer to purchase Notes of the applicable series and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay (in the case of the provisions of the Senior Indenture) any other Senior Indebtedness of the Company or a Restricted Subsidiary, or (in the case of the provisions of the Senior Subordinated Indenture) any other Senior Subordinated Indebtedness of the Company or a Restricted Subsidiary, pursuant and subject to the conditions of the applicable Indenture and the agreements governing such other Indebtedness; and

      (C)
      third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the applicable Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

        Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $20.0 million. If the aggregate principal amount of Notes of the applicable series or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

        For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash:

  (1)
  Temporary Cash Investments and Cash Equivalents,

  (2)
  the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition,

  (3)
  Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition,

  (4)
  securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days,

  (5)
  consideration consisting of Indebtedness of the Company or any Restricted Subsidiary and

  (6)
  any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to 3% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b)
In the event of an Asset Disposition that requires the purchase of applicable Notes pursuant to clause (iii)(B) of paragraph (a) above, the Company will be required to purchase applicable Notes tendered pursuant to an offer by the Company for the applicable Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the Purchase Date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the applicable Indenture. If the aggregate purchase price of the applicable Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of applicable Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (iii)(B) of paragraph (a) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (iii)(C) of paragraph (a) above. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $20.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c)
The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates.

        Each Indenture provides as follows:

(a)
The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $15.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b)
The provisions of the preceding paragraph (a) will not apply to:

(i)
any Restricted Payment Transaction,

(ii)
(1)    the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements,

    (2)
    the payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business,

    (3)
    the payment of reasonable fees to directors of the Company or any of its Subsidiaries (as determined in good faith by the Company or such Subsidiary),

    (4)
    any transaction with an officer or director in the ordinary course of business not involving more than $100,000 in any one case, or

    (5)
    Management Advances and payments in respect thereof,

  (iii)
  any transaction with the Company, any Restricted Subsidiary, or any Receivables Entity,

  (iv)
  any transaction arising out of agreements or instruments in existence on the Issue Date, and any payments made pursuant thereto,

  (v)
  any transaction in the ordinary course of business on terms not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company,

  (vi)
  any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity,

  (vii)
  the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreements, including (1) payment to CDR or any Affiliate of CDR of a fee of up to $18.0 million plus out-of-pocket expenses in connection with the Transactions, and (2) payment to CDR or any Affiliate of CDR of fees of up to $2.0 million in any fiscal year, and fees in connection with any acquisition, merger, recapitalization or similar transaction as provided in any such Management Agreement, plus all out-of-pocket expenses incurred by CDR or any such Affiliate in connection with its performance of management consulting, monitoring, financial advisory or other services with respect to the Company and its Restricted Subsidiaries, and

  (viii)
  the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions.

        Limitation on Liens (New Senior Notes Only).    The Senior Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Senior Indenture or thereafter acquired, securing any Indebtedness (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Senior Indenture and the new senior notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates or (ii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under "—Merger and Consolidation" below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

        Limitation on Liens (Senior Subordinated Notes Only).    The Senior Subordinated Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Senior Subordinated Indenture or thereafter acquired, securing any Indebtedness of the Company or any Subsidiary Guarantor that by its terms is expressly subordinated in right of payment to or ranks pari passu in right of payment with the new senior subordinated notes or such Subsidiary Guarantor's Subsidiary Guarantee thereof (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Senior Subordinated Indenture and the new senior subordinated notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the new senior subordinated notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates or (ii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under "—Merger and Consolidation" below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

        Future Subsidiary Guarantors.    Each Indenture provides as follows:

        After the Issue Date, the Company will cause each Significant Domestic Subsidiary that guarantees payment by the Company of any Bank Indebtedness of the Company to execute and deliver to the applicable Trustee a supplemental indenture or other instrument pursuant to which such Subsidiary will guarantee payment of the applicable Notes, whereupon such Subsidiary will become a Subsidiary Guarantor for all purposes under the applicable Indenture. In addition, the Company may cause any Subsidiary that is not a Subsidiary Guarantor so to guarantee payment of the Notes and become a Subsidiary Guarantor.

        Each Subsidiary Guarantor, as primary obligor and not merely as surety, will jointly and severally, irrevocably and fully and unconditionally Guarantee, on an unsecured senior basis, in the case of the new senior notes, and on an unsecured senior subordinated basis, in the case of the new senior subordinated notes, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the applicable Indenture and the applicable Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the "Subsidiary Guaranteed Obligations"). Such Subsidiary Guarantor will agree to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee or the applicable Holders in enforcing any rights under its Subsidiary Guarantee.

        The obligations of each Subsidiary Guarantor will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Bank Indebtedness), result in the obligations of such Subsidiary

Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

        Each such Subsidiary Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes of the applicable series (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other applicable Subsidiary Guaranteed Obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their permitted successors, transferees and assigns.

        Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect,

(i)
concurrently with any sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of the applicable Indenture (including the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Certain Covenants—Merger and Consolidation") by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company,

(ii)
at any time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees of payment by the Company of any Bank Indebtedness of the Company,

(iii)
upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation,

(iv)
concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary,

(v)
upon legal or covenant defeasance of the Company's obligations, or satisfaction and discharge of the applicable Indenture, or (vi) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all applicable Notes then outstanding and all other applicable Subsidiary Guaranteed Obligations then due and owing.

        In addition, the Company will have the right, upon 30 days' notice to the applicable Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment by the Company of any Bank Indebtedness of the Company to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the applicable Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

        Neither the Company nor any such Subsidiary Guarantor shall be required to make a notation on the applicable Notes to reflect any such Guarantee or any such release, termination or discharge.

        SEC Reports.    Each Indenture provides that, notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the applicable series of Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject. The Company will also, within 15 days (30 days, in the case of information, documents and reports for the quarter ended June 30, 2004) after the date on which the Company was so required to file or would be so required to file if the Company were so subject, transmit by mail to all applicable Holders, as their names and addresses appear in the applicable Note Register, and to the applicable Trustee copies of any such information, documents and reports (without exhibits) so required to be filed. The Company will be deemed to have satisfied such requirements if any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent. The Company also will comply with the other provisions of § 314(a) of the Trust Indenture Act of 1939, as amended (the "TIA").

Merger and Consolidation

        Each Indenture provides that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (i)
  the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the applicable Notes and the applicable Indenture by executing and delivering to the applicable Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to such Trustee;

  (ii)
  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

  (iii)
  immediately after giving effect to such transaction, either (A) the Successor Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," or (B) the Consolidated Coverage Ratio of the Successor Company would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

  (iv)
  each applicable Subsidiary Guarantor (other than any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the applicable Trustee, confirming its Subsidiary Guarantee; and

  (v)
  the Company will have delivered to such Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on an Officer's Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

        Any Indebtedness that becomes an obligation of the Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the applicable Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the applicable Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

        Clauses (ii) and (iii) of the first paragraph of this "Merger and Consolidation" covenant will not apply to any transaction in which (1) any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company or (2) the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. The first paragraph of this "Merger and Consolidation" covenant did not apply to the Transactions.

Defaults

        An Event of Default is defined in the applicable Indenture as:

  (i)
  a default in any payment of interest on any applicable Note when due, continued for 30 days;

  (ii)
  a default in the payment of principal of any applicable Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

  (iii)
  the failure by the Company to comply with its obligations under the first paragraph of the covenant described under "—Merger and Consolidation" above;

  (iv)
  the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under "—Change of Control" above (other than a failure to purchase Notes);

  (v)
  the failure by the Company to comply for 60 days after notice with its other agreements contained in the applicable Notes or the applicable Indenture;

  (vi)
  the failure by any applicable Subsidiary Guarantor to comply for 45 days after notice with its obligations under its applicable Subsidiary Guarantee;

  (vii)
  the failure by the Company or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $40.0 million or its foreign currency equivalent; provided, that no Default or Event of Default will be deemed to occur with respect to any such accelerated Indebtedness that is paid or otherwise acquired or retired within 20 Business Days after such acceleration (the "cross acceleration provision");

  (viii)
  certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary, or of other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person (the "bankruptcy provisions");

  (ix)
  the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $30.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary, or jointly and severally against other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person, that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the "judgment default provision"); or

  (x)
  the failure of any applicable Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the applicable Indenture) or the denial or disaffirmation in writing by any applicable Subsidiary Guarantor that is a Significant Subsidiary of its obligations under the applicable Indenture or any applicable Subsidiary Guarantee, if such Default continues for 10 days.

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the applicable Trustee or the Holders of at least 25% in principal amount of the outstanding Notes of the applicable series notify the Company of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

        If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing under the Senior Indenture, the Senior Note Trustee by notice to the Company, or the Holders of at least a majority in principal amount of the outstanding new senior notes by notice to the Company and the Senior Note Trustee, may declare the principal of and accrued but unpaid interest on all the new senior notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

        If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing under the Senior Subordinated Indenture, the Senior Subordinated Note Trustee by notice to the Company, or the Holders of at least a majority in principal amount of the outstanding new senior subordinated notes by notice to the Company and the Senior Subordinated Note Trustee, may declare the principal of and accrued but unpaid interest on all the new senior subordinated notes to be due and payable; provided that so long as any Designated Senior Indebtedness of the Company shall be outstanding, such acceleration shall not be effective until the earlier to occur of (x) five Business Days following delivery of a written notice of such acceleration of the new senior subordinated notes to the Company and the holders of all such Designated Senior Indebtedness or each Representative thereof and (y) the acceleration of any such Designated Senior Indebtedness. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the event of a declaration of acceleration in respect of the new senior subordinated notes because an Event of Default specified in clause (vii) above shall have occurred and be continuing, such declaration of acceleration of the new senior subordinated notes and such Event of Default and all consequences thereof (including any acceleration or resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Senior Subordinated Note Trustee or the Holders, and be of no further effect, if within 60 days after such Event of Default arose (x) the Indebtedness that is the basis for such Event of Default has been discharged, or (y) the holders thereof have rescinded or waived the acceleration or other event or condition (as the case may be) giving rise to such Event of Default, or (z) the default in respect of such Indebtedness that is the basis for such Event of Default has been cured.

        Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued interest on all the applicable Notes will become immediately due and payable without any declaration or other act on the part of the applicable Trustee or any applicable Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes of the applicable series may rescind any such acceleration with respect to the applicable Notes and its consequences.

        Subject to the provisions of the applicable Indenture relating to the duties of the applicable Trustee, in case an Event of Default occurs and is continuing, such Trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the applicable Indenture or the applicable Notes unless (i) such Holder has previously given the applicable Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes of the applicable series have requested the applicable Trustee in writing to pursue the remedy, (iii) such Holders have offered the applicable Trustee reasonable security or indemnity against any loss, liability or expense, (iv) such Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes of the applicable series have not given the applicable Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes of the applicable series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or of exercising any trust or power conferred on such Trustee. The applicable Trustee, however, may refuse to follow any direction that conflicts with law or the applicable Indenture or that such Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve such Trustee in personal liability. Prior to taking any action under the applicable Indenture, the applicable Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The applicable Indenture provides that if a Default occurs and is continuing and is known to the applicable Trustee, such Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any Note, the applicable Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the applicable Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Company also is required to deliver to the applicable Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, each Indenture may be amended with the consent of the Holders of a majority in principal amount of the applicable Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes of the applicable series then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes). However, without the consent of each Holder of an outstanding Note of the applicable series affected, no amendment or waiver may

  (i)
  reduce the principal amount of Notes of the applicable series whose Holders must consent to an amendment or waiver,

  (ii)
  reduce the rate of or extend the time for payment of interest on any Note of the applicable series,

  (iii)
  reduce the principal of or extend the Stated Maturity of any Note of the applicable series,

  (iv)
  reduce the premium payable upon the redemption of any Note of the applicable series, or change the date on which any Note of the applicable series may be redeemed as described under "—Optional Redemption" above,

  (v)
  make any Note of the applicable series payable in money other than that stated in such Note,

  (vi)
  impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes of the applicable series on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder's Notes of the applicable series,

  (vii)
  in the case of the Senior Subordinated Indenture, make any change to the subordination provisions of the Senior Subordinated Indenture that adversely affects the rights of any Holder of new senior subordinated notes in any material respect, or

  (viii)
  make any change in the amendment or waiver provisions described in this sentence.

        Without the consent of any applicable Holder, the Company, the applicable Trustee and (as applicable) any Subsidiary Guarantor may amend the applicable Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company or a Subsidiary Guarantor under such Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes, to secure the Notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the applicable Indenture, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to provide for or confirm the issuance of Additional Notes, to provide (in the case of the Senior Subordinated Indenture) that any Indebtedness that becomes or will become an obligation of a Successor or a Subsidiary Guarantor pursuant to a transaction governed by the provisions described under "—Merger and Consolidation" (and that is not a Subordinated Obligation) is Senior Subordinated Indebtedness for purposes of the Senior Subordinated Indenture, to make any change that does not materially adversely affect the rights of any Holder, or to comply with any requirement of the SEC in connection with the qualification of the applicable Indenture under the TIA or otherwise.

        However, the Senior Subordinated Indenture provides that no amendment may be made to the subordination provisions of the Senior Subordinated Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding (which Senior Indebtedness has been previously designated in writing by the Company to the Senior Subordinated Note Trustee for this purpose) unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

        The consent of the applicable Noteholders is not necessary under the applicable Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent holder may revoke such consent as to its Note by written notice to the applicable Trustee or the Company, received thereby before the date on which the Company certifies to such Trustee that the Holders of the requisite principal amount of Notes of the applicable series have consented to such amendment or waiver. After an amendment or waiver under the applicable Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

        The Company at any time may terminate all its obligations under the applicable Notes and the applicable Indenture ("legal defeasance"), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under certain covenants under the applicable Indenture, including the covenants described under "—Certain Covenants" and "Change of Control," the operation of the default provisions relating to such covenants described under "—Defaults" above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "—Defaults" above, and the limitations contained in clauses (iii), (iv) and (v) under "—Merger and Consolidation" above ("covenant defeasance"). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its applicable Subsidiary Guarantee.

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the applicable Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the applicable Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under "—Certain Covenants" above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix) or (x) under "—Defaults" above or because of the failure of the Company to comply with clause (iii), (iv) or (v) under "—Merger and Consolidation" above.

        Either defeasance option may be exercised to any redemption date or to the maturity date for the applicable Notes. In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the applicable Trustee money or U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay principal of, and premium (if any) and interest on, the applicable Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the applicable Trustee of an Opinion of Counsel to the effect that holders of the applicable Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (x) must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date and (y) need not be delivered if all Notes of the applicable series not theretofore delivered to the applicable Trustee for cancellation have become due and payable, will become due and payable at its Stated Maturity within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the applicable Trustee in the name, and at the expense, of the Company).

Satisfaction and Discharge

        The applicable Indenture will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the applicable Notes, as expressly provided for in such Indenture) as to all outstanding Notes of the applicable series when

(i)
either

(a)
all Notes of the applicable series previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the applicable Trustee for cancellation or

  (b)
  all Notes of the applicable series not previously delivered to the applicable Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the applicable Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company;

(ii)
the Company has irrevocably deposited or caused to be deposited with the applicable Trustee money, U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire indebtedness on the Notes of the applicable series not previously delivered to the applicable Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit;

(iii)
the Company has paid or caused to be paid all other sums payable under the applicable Indenture by the Company; and (iv) the Company has delivered to the applicable Trustee an Officer's Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the "Satisfaction and Discharge" section of the applicable Indenture relating to the satisfaction and discharge of such Indenture have been complied with, provided that any such counsel may rely on any Officer's Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the Indentures, the Notes or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

        Wells Fargo Bank, National Association is the Trustee under the Senior Indenture and is appointed by the Company as Registrar and Paying Agent with regard to the new senior notes. Wells Fargo Bank, National Association is the Trustee under the Senior Subordinated Indenture and is appointed by the Company as Registrar and Paying Agent with regard to the new senior subordinated notes.

        The applicable Indenture provides that, except during the continuance of an Event of Default, the applicable Trustee will perform only such duties as are set forth specifically in such Indenture. During the existence of an Event of Default, the applicable Trustee will exercise such of the rights and powers vested in it under the applicable Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The applicable Indenture and the TIA imposes certain limitations on the rights of the applicable Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The applicable Trustee is permitted to engage in other transactions; provided, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

Transfer and Exchange

        A Noteholder may transfer or exchange Notes in accordance with the applicable Indenture. Upon any transfer or exchange, the registrar and the applicable Trustee may require such Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such Noteholder to pay any taxes or other governmental charges required by law or permitted by the applicable Indenture. The Company is not required to transfer or exchange any Note selected for redemption or purchase or to transfer or exchange any Note for a period of 15 Business Days prior to the day of the mailing of the notice of redemption or purchase. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Governing Law

        The applicable Indenture provides that it and the applicable Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

        "Acquisition" means the acquisition by the Company of (i) all of the outstanding capital stock of VWR International Corporation and (ii) approximately 4% of the outstanding equity ownership interests of Immobilien, in each case pursuant to the Stock Purchase Agreement, dated as of February 15, 2004, by and among the Company, Merck KGaA, Merck Holding GmbH, VWR International Holding Europe GmbH and EMD Chemicals, Inc.

        "Additional Assets" means

  (i)
  any property or assets that replace the property or assets that are the subject of an Asset Disposition;

  (ii)
  any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business;

  (iii)
  the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

  (iv)
  Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on April 15, 2008, in the case of a new senior note, and April 15, 2009, in the case of a new senior subordinated note (such redemption price being that described in the second or third paragraph, respectively, of this "Optional Redemption" section) plus (2) all required remaining scheduled interest payments due on such Note through such date, computed using a discount rate equal to the Treasury Rate plus 50 basis points (or 0.50%), over (B) the principal amount of such Note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the applicable Trustee.

        "Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than

  (i)
  a disposition to the Company or a Restricted Subsidiary,

  (ii)
  a disposition in the ordinary course of business,

  (iii)
  the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable,

  (iv)
  any Restricted Payment Transaction,

  (v)
  a disposition that is governed by the provisions described under "—Merger and Consolidation,"

  (vi)
  any Financing Disposition,

  (vii)
  any "fee in lieu" or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee,

  (viii)
  any exchange of like property pursuant to Section 1031 (or any successor section) of the Code, or any exchange of equipment to be used in a Related Business,

  (ix)
  any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization,

  (x)
  any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets,

  (xi)
  any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary,

  (xii)
  a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition,

  (xiii)
  a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, or

  (xiv)
  any disposition or series of related dispositions for aggregate consideration not to exceed $5.0 million.

        "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

        "Board of Directors" means the board of directors or other governing body of the Company or, if the Company is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or governing body.

        "Borrowing Base" means the sum (determined as of the end of the most recently ended fiscal quarter for which consolidated financial statements of the Company are available) of (1) 60% of Inventory of the Company and its Restricted Subsidiaries and (2) 85% of Receivables of the Company and its Restricted Subsidiaries.

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

        "Capital Stock" of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

        "Cash Equivalents" means any of the following:

  (a)
  securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof,

  (b)
  time deposits, certificates of deposit or bankers' acceptances of

  (i)
  any lender under the Senior Credit Agreement or any affiliate thereof or

  (ii)
  any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency),

  (c)
  commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency),

  (d)
  investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and

  (e)
  investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

The Senior Subordinated Indenture provides that the items described in clauses (b)(i) and (e) of the foregoing definition shall not constitute "Cash Equivalents" in determining whether Senior Indebtedness has been paid in Cash Equivalents for purposes of the subordination provisions of the Senior Subordinated Indenture.

        "CDR" means Clayton, Dubilier & Rice, Inc.

        "CDR Fund VI" means Clayton, Dubilier & Rice Fund VI Limited Partnership, a Cayman Islands exempted limited partnership, and any successor in interest thereto.

        "CDRV Acquisition" means CDRV Acquisition Corporation, a Delaware corporation, and any successor in interest thereto.

        "CDRV Delaware" means CDRV Delaware, Inc., a Delaware corporation, and any successor in interest thereto.

        "CDRV International Holdings" means CDRV International Holdings I, Inc. (to be renamed CDRV International Holdings, Inc.), a Delaware corporation, and any successor in interest thereto.

        "CDRV Investors" means CDRV Investors, Inc., a Delaware corporation, and any successor in interest thereto.

        "Change of Control" means:

  (i)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of any Parent, no "person" shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of the Company unless such "person" shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any Permitted Holder is the "beneficial owner" shall not in any case be included in any Voting Stock of which any such "person" is the "beneficial owner";

  (ii)
  the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any "person" (as defined in clause (i) above), other than one or more Permitted Holders or any Parent, is or becomes the "beneficial owner" (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no "person" shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such "person" shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the "beneficial owner" shall not in any case be included in any Voting Stock of which any such "person" is the beneficial owner; or

  (iii)
  during any period of two consecutive years (during which period the Company has been a party to the applicable Indenture), individuals who at the beginning of such period were members of the board of directors of the Company (together with any new members thereof whose election by such board of directors or whose nomination for election by holders of Capital Stock of the Company was approved by one or more Permitted Holders or by a vote of a majority of the members of such board of directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodities Agreements" means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

        "Company" means (i) CDRV Acquisition, until its merger with VWR International, Inc., a Pennsylvania corporation, and thereafter (ii) VWR International, Inc., a Pennsylvania corporation, until its reincorporation as a Delaware corporation, and thereafter (iii) VWR International, Inc., a Delaware corporation, and any successor in interest thereto.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in each of the foregoing clauses (i) and (ii), determined for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date, on a pro forma basis to give effect to the Acquisition as if it had occurred at the beginning of such four-quarter period); provided, that

        (1)   if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

        (2)   if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a "Discharge") or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

        (3)   if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a "Sale"), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

        (4)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a "Purchase"), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

        (5)   if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

  (i)
  provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital,

  (ii)
  Consolidated Interest Expense and any Receivables Fees,

  (iii)
  depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses,

  (iv)
  any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the applicable Indenture (whether or not consummated or incurred) and

  (v)
  the amount of any minority interest expense.

        "Consolidated Interest Expense" means, for any period,

  (i)
  the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation any such interest expense consisting of

  (a)
  interest expense attributable to Capitalized Lease Obligations,

  (b)
  amortization of debt discount,

  (c)
  interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary,

  (d)
  non-cash interest expense,

  (e)
  the interest portion of any deferred payment obligation and

  (f)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, plus

  (ii)
  Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus

  (iii)
  to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP;

provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

  (i)
  any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iii) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company's equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person,

  (ii)
  any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the new senior notes, the new senior subordinated notes, the Senior Indenture or the Senior Subordinated Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that (A) subject to the limitations contained in clause (iii) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

  (iii)
  any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

  (iv)
  any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any acquisition, merger or consolidation after the Issue Date),

  (v)
  the cumulative effect of a change in accounting principles,

  (vi)
  all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

  (vii)
  any unrealized gains or losses in respect of Currency Agreements,

  (viii)
  any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

  (ix)
  any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards, and

  (x)
  to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary.

        In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof, the Company will deliver an Officer's Certificate to the applicable Trustee promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge. Notwithstanding the foregoing, for the purpose of clause (a)(3)(A) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income, without duplication, any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers are applied by the Company to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

        "Consolidated Tangible Assets" means, as of any date of determination, the total assets less the goodwill, net, and other intangible assets, net, in each case shown on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith); provided that for purposes of paragraph (b) of the covenant described in "—Certain Covenants—Limitation on Indebtedness", the covenant described under "—Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock" and the definition of "Permitted Investment," Consolidated Tangible Assets shall not be less than $945.6 million.

        "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

        "Credit Facilities" means one or more of (i) the Senior Credit Facility and (ii) other facilities or arrangements designated by the Company, in each case with one or more banks or other institutions providing for revolving credit loans, term loans, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks or other institutions or other banks or other institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term "Credit Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Currency Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

        "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Noncash Consideration" means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation.

        "Designated Senior Indebtedness," as defined in the Senior Subordinated Indenture, means with respect to a Person (i) the Bank Indebtedness under or in respect of the Senior Credit Facility and (ii) any other Senior Indebtedness of such Person that, at the date of determination, has an aggregate principal amount equal to or under which, at the date of determination, the holders thereof are committed to lend up to, at least $15.0 million and is specifically designated by such Person in an agreement or instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of such Indenture.

        "Disinterested Director" means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall not be deemed to have such a financial interest by reason of such member's holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the notes.

        "Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Contribution" means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer's Certificate of the Company and not previously included in the calculation set forth in subparagraph (a)(3)(B)(x) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" for purposes of determining whether a Restricted Payment may be made.

        "Fair Market Value" means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

        "Financing Disposition" means any sale, transfer, conveyance or other disposition of property or assets by the Company or any Subsidiary thereof to any Receivables Entity, or by any Receivables Subsidiary, in each case in connection with the Incurrence by a Receivables Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

        "Foreign Subsidiary" means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries, and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date (for purposes of the definitions of the terms "Consolidated Coverage Ratio," "Consolidated EBITDA," "Consolidated Interest Expense," "Consolidated Net Income" and "Consolidated Tangible Assets," all defined terms in the applicable Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of such Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the applicable Indenture shall be computed in conformity with GAAP.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor Subordinated Obligations" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

        "Holder" or "Noteholder" means the Person in whose name a Note of the applicable series is registered in the applicable Note Register.

        "Holding" means CDRV Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

        "Immobilien" means VWR International Immobilien GmbH, a German company, and any successor in interest thereto.

        "Incur" means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (i)
  the principal of indebtedness of such Person for borrowed money,

  (ii)
  the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

  (iii)
  all reimbursement obligations of such Person in respect of letters of credit or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

  (iv)
  all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

  (v)
  all Capitalized Lease Obligations of such Person,

  (vi)
  the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

  (vii)
  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

  (viii)
  all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

  (ix)
  to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

        The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the applicable Indenture, or otherwise shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

        "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

        "Inventory" means goods held for sale or lease by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

        "Investment" in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only,

  (i)
  "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to

  (x)
  the Company's "Investment" in such Subsidiary at the time of such redesignation less

  (y)
  the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation,

  (ii)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, and

  (iii)
  in each case under clause (i) or (ii) above, fair market value shall be as determined in good faith by the Board of Directors. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company's option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment;

provided, that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        "Investors" means

  (a)
  CDR Fund VI,

  (b)
  any of SSB Capital Partners (Master Fund) I, L.P., CGI Private Equity L.P., LLC, Banc of America Capital Investors, L.P., the partners of or other investors in CDR Fund VI, and any of the respective Affiliates of SSB Capital Partners (Master Fund) I, L.P., CGI Private Equity L.P., LLC, Banc of America Capital Investors, L.P., or any such partner or investor, that is or becomes a holder of Voting Stock of CDRV Investors prior to the first anniversary of the Issue Date,

  (c)
  any Person that directly or indirectly acquires Voting Stock of CDRV Investors from CDR Fund VI (including but not limited to by way of issuance of Voting Stock by CDRV Investors in connection with its repurchase, redemption or other retirement of Voting Stock thereof owned by CDR Fund VI) prior to the first anniversary of the Issue Date, in an aggregate amount not exceeding (as to all such Persons) ten percent (10%) of the Voting Stock of CDRV Investors owned by CDR Fund VI on the Issue Date, and any Affiliate of any such Person, and

  (d)
  any of their respective successors in interest.

        "Issue Date" means the first date on which Notes are issued.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Management Advances" means

  (1)
  loans or advances made to directors, officers or employees of any Parent, the Company or any Restricted Subsidiary

  (x)
  in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business,

  (y)
  in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or

  (z)
  in the ordinary course of business and (in the case of this clause (z)) not exceeding $5.0 million in the aggregate outstanding at any time,

  (2)
  promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors,

  (3)
  Management Guarantees, or

  (4)
  other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        "Management Agreements" means, collectively,

  (i)
  the Stock Subscription Agreements, each dated as of the Issue Date, between CDRV Investors and each of CDR Fund VI, SSB Capital Partners (Master Fund) I, L.P., CGI Private Equity L.P., LLC, and Banc of America Capital Investors, L.P.,

  (ii)
  the Consulting Agreement, dated as of the Issue Date, among CDRV Investors, Holding, CDRV Acquisition, CDRV Delaware and CDR,

  (iii)
  the Indemnification Agreement, dated as of the Issue Date, among CDRV Investors, Holding, CDRV Acquisition, CDRV Delaware, CDR and CDR Fund VI, and

  (iv)
  the Registration and Participation Agreement, dated as of the Issue Date, among CDRV Investors, CDR Fund VI and any other Person party thereto from time to time, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the applicable Indenture.

        "Management Guarantees" means guarantees

  (x)
  of up to an aggregate principal amount outstanding at any time of $20.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or

  (y)
  made on behalf of, or in respect of loans or advances made to, directors, officers or employees of any Parent, the Company or any Restricted Subsidiary

  (1)
  in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or

  (2)
  in the ordinary course of business and (in the case of this clause (2)) not exceeding $5.0 million in the aggregate outstanding at any time.

        "Management Investors" means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of "Permitted Holders", such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

        "Management Stock" means Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

        "Mergers" means the collective reference to (i) the merger of VWR International Corporation with and into VWR International, Inc., a Pennsylvania corporation, with VWR International, Inc. as the surviving corporation, (ii) the merger of CDRV Acquisition with and into VWR International, Inc., a Pennsylvania corporation, with VWR International, Inc. as the surviving corporation, and (iii) the reincorporation of VWR International, Inc., a Pennsylvania corporation, as a Delaware corporation.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of

  (i)
  all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock"),

  (ii)
  all payments made, and all installment payments required to be made, on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition,

  (iii)
  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition and

  (iv)
  any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

        "Officer" means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an "Officer" for the purposes of the applicable Indenture by the Board of Directors).

        "Officer's Certificate" means, with respect to the Company or any other obligor upon the notes, a certificate signed by one Officer of such Person.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the applicable Trustee. The counsel may be an employee of or counsel to the Company or the applicable Trustee.

        "Parent" means any of Holding, CDRV Investors, CDRV International Holdings, and any other Person that is a Subsidiary of Holding or CDRV Investors and of which the Company is a Subsidiary.

        "Parent Expenses" means

  (i)
  costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Senior Indenture, the Senior Subordinated Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder,

  (ii)
  expenses incurred by any Parent or any Subsidiary of any Parent in connection with any investment in equity ownership interests of Immobilien,

  (iii)
  indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor),

  (iv)
  other operational expenses of any Parent incurred in the ordinary course of business, and

  (v)
  fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness,

  (x)
  where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or

  (y)
  in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or

  (z)
  otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

        "Permitted Holder" means any of the following:

  (i)
  any of the Investors, Management Investors, CDR and their respective Affiliates;

  (ii)
  any investment fund or vehicle managed, sponsored or advised by CDR or any Investor or Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle;

  (iii)
  any limited or general partners of, or other investors in, any Investor or Affiliate thereof, or any such investment fund or vehicle; and

  (iv)
  any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

  (i)
  a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

  (ii)
  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

  (iii)
  Temporary Cash Investments or Cash Equivalents;

  (iv)
  receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

  (v)
  any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock";

  (vi)
  securities or other Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

  (vii)
  Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

  (viii)
  Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness";

  (ix)
  pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of "Permitted Liens" or made in connection with Liens permitted under the covenant described under "—Certain Covenants—Limitation on Liens";

  (x)
  (1) Investments in any Receivables Subsidiary, or in connection with a Financing Disposition by or to any Receivables Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, or any Parent, provided that if such Parent receives cash from the relevant Receivables Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

  (xi)
  bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

  (xii)
  Notes;

  (xiii)
  any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent, as consideration;

  (xiv)
  Management Advances; and

  (xv)
  other Investments in an aggregate amount outstanding at any time not to exceed 5% of Consolidated Tangible Assets.

        "Permitted Liens" means:

  (a)
  Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

  (b)
  carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

  (c)
  pledges, deposits or Liens in connection with workers' compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

  (d)
  pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

  (e)
  easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

  (f)
  Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

  (g)
  (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

  (h)
  Liens securing Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness";

  (i)
  Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

  (j)
  leases, subleases, licenses or sublicenses to third parties;

  (k)
  Liens securing

  (1)
  Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), (b)(vii), (b)(viii)(E), (b)(x) or (b)(xi) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," or clause (b)(iii) thereof (other than Refinancing Indebtedness Incurred in respect of Indebtedness described in paragraph (a) thereof),

  (2)
  Bank Indebtedness,

  (3)
  the applicable Notes,

  (4)
  Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor,

  (5)
  Indebtedness or other obligations of any Receivables Entity or

    (6)
    obligations in respect of Management Advances or Management Guarantees;

  (l)
  Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

  (m)
  Liens on Capital Stock or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

  (n)
  any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

  (o)
  Liens securing Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate; and

  (p)
  Liens:

  (1)
  arising by operation of law (or by agreement to the same effect) in the ordinary course of business,

  (2)
  on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets,

  (3)
  on receivables (including related rights),

  (4)
  on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose,

  (5)
  securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities,

  (6)
  in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company in favor of any Subsidiary that is not a Subsidiary Guarantor) or

  (7)
  arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Purchase Money Obligations" means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

        "Receivable" means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined in accordance with GAAP.

        "Receivables Entity" means (x) any Receivables Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

        "Receivables Financing" means any financing of Receivables of the Company or any Restricted Subsidiary that have been transferred to a Receivables Entity in a Financing Disposition.

        "Receivables Subsidiary" means a Subsidiary of the Company that (a) is engaged solely in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and (b) is designated as a "Receivables Subsidiary" by the Board of Directors.

        "refinance" means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms "refinances," "refinanced" and "refinancing" as used for any purpose in the applicable Indenture shall have a correlative meaning.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the applicable Indenture or Incurred in compliance with such Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in such Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that

  (1)
  if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the notes),

  (2)
  such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of

  (x)
  the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus

    (y)
    fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and

  (3)
  Refinancing Indebtedness shall not include

  (x)
  Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under "—Certain Covenants—Limitation on Indebtedness" or

  (y)
  Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

        "Related Business" means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the applicable Indenture, or that are related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

        "Related Taxes" means (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Company, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under "—Certain Covenants—Limitation on Restricted Payments," or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any Subsidiary thereof, or (y) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Company had filed a combined return on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

        "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

        "Restricted Payment Transaction" means any Restricted Payment permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Restricted Payments," any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term "Restricted Payment."

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "SEC" means the Securities and Exchange Commission.

        "Senior Credit Agreement" means the Credit Agreement, dated as of the Issue Date, among the Company, any other borrowers party thereto from time to time, Deutsche Bank AG, New York Branch, as administrative agent, and the lenders party thereto from time to time, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or other credit agreements or otherwise).

        "Senior Credit Facility" means the collective reference to the Senior Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or one or more other credit agreements, indentures (including the Senior Indenture or the Senior Subordinated Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term "Senior Credit Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Senior Indebtedness," as defined in the Senior Indenture, means any Indebtedness of the Company or any Restricted Subsidiary other than, in the case of the Company, Subordinated Obligations and, in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

        "Senior Indebtedness," as defined in the Senior Subordinated Indenture, means, with respect to the Company or any Subsidiary Guarantor,

  (i)
  all Bank Indebtedness,

  (ii)
  all of its obligations in respect of any Receivables Financing and

  (iii)
  the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person regardless of whether post-filing interest is allowed in such proceeding) on, and all fees and other amounts owing in respect of, all other Indebtedness of such Person, other than, in the case of the Company, Subordinated Obligations and, in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations; provided, however, that Senior Indebtedness shall not include

  (1)
  any obligation of such Person to any Restricted Subsidiary of such Person,

  (2)
  any liability for Federal, state, foreign, local or other taxes owed or owing by such Person,

  (3)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof (other than by way of letter of credit, bank guarantee, performance or other bond, or other similar obligation) or instruments evidencing such liabilities),

  (4)
  any obligation of such Person described in any of clauses (i), (ii) or (iii) above that is expressly subordinated in right of payment to any other Indebtedness of such Person,

    (5)
    any Capital Stock of such Person or

    (6)
    that portion of any Indebtedness of such Person that is Incurred by such Person in violation of the covenant described under "—Certain Covenants—Limitation on Indebtedness" (but no such violation shall be deemed to exist for purposes of this clause (6) if any holder of such Indebtedness or such holder's representative shall have received an Officer's Certificate to the effect that such Incurrence of such Indebtedness does not (or that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such covenant).

      If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

        "Senior Subordinated Indebtedness," as defined in the Senior Subordinated Indenture, means with respect to the Company or any Subsidiary Guarantor, the new senior subordinated notes (in the case of the Company) or the Subsidiary Guarantee of such Person in respect of the new senior subordinated notes (in the case of such Subsidiary Guarantor) and any other Indebtedness of such Person that ranks pari passu with the new senior subordinated notes or such Subsidiary Guarantee, as the case may be.

        "Significant Domestic Subsidiary" means any Domestic Subsidiary that is a Significant Subsidiary.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

        "Subordinated Obligations" means any Indebtedness of the Company (whether outstanding on the date of the applicable Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the applicable Notes pursuant to a written agreement.

        "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

        "Subsidiary Guarantee" means any guarantee that may from time to time be entered into by a Restricted Subsidiary of the Company pursuant to the covenant described under "—Certain Covenants—Future Subsidiary Guarantors." As used in the applicable Indenture, "Subsidiary Guarantee" refers to a Subsidiary Guarantee of the applicable Notes.

        "Subsidiary Guarantor" means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee. As used in the applicable Indenture, "Subsidiary Guarantor" refers to a Subsidiary Guarantor of the applicable Notes.

        "Successor Company" shall have the meaning assigned thereto in clause (i) under "—Merger and Consolidation."

        "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of the Issue Date, among the Company, Holding and CDRV Investors, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the applicable Indenture.

        "Temporary Cash Investments" means any of the following

  (i)
  any investment in

  (x)
  direct obligations of the United States of America or any agency or instrumentality thereof or obligations Guaranteed by the United States of America or any agency or instrumentality thereof or

  (y)
  direct obligations of any foreign country recognized by the United States of America rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization),

  (ii)
  overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by

  (x)
  any lender under the Senior Credit Agreement or any affiliate thereof or

  (y)
  a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made,

  (iii)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above,

  (iv)
  Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization),

  (v)
  Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization),

  (vi)
  Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of "A" or higher by S&P or "A2" or higher by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization),

  (vii)
  investment funds investing 95% of their assets in securities of the type described in clauses (i)- (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution),

  (viii)
  any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and

  (ix)
  similar investments approved by the Board of Directors in the ordinary course of business.

        "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-7bbbb) as in effect on the date of the applicable Indenture.

        "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Transactions" means, collectively, any or all of the following:

  (i)
  the entry into the Indentures, and the offer and issuance of the Notes,

  (ii)
  the entry into the Senior Credit Facility and Incurrence of Indebtedness thereunder by one or more of the Company and its Subsidiaries,

  (iii)
  the contribution of equity by Holding to the Company,

  (iv)
  loans by CDRV Acquisition and/or one or more of its Subsidiaries to one or more Subsidiaries of VWR International Corporation,

  (v)
  the Acquisition,

  (vi)
  the Mergers,

  (vii)
  the transfer of ownership interests in one or more Foreign Subsidiaries to VWR International Holdings,

  (viii)
  the transfer of ownership interests in one or more Domestic Subsidiaries to one or more Domestic Subsidiaries, and

  (ix)
  all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

        "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to April 15, 2008, in the case of a new senior note, and April 15, 2009, in the case of a new senior subordinated note; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "Trustee" means the party named as such in the applicable Indenture until a successor replaces it and, thereafter, means the successor.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the applicable Trustee assigned by such Trustee to administer its corporate trust matters.

        "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation either (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under "—Certain Covenants—Limitation on Indebtedness" or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officer's Certificate of the Company certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligation" means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

        "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

        "VWR International Corporation" means VWR International Corporation, a Delaware corporation, and any successor in interest thereto.

        "VWR International Holdings" means CDRV International Holdings II, Inc. (to be renamed VWR International Holdings, Inc.), a Delaware corporation, and any successor in interest thereto.

Book-Entry, Delivery and Form

        The Notes will be represented by one or more Notes in registered, global form ("Global Notes") deposited with the trustee as custodian for the Depository Trust Company ("DTC") and registered in the name of Cede & Co. as nominee of DTC, in each case for credit to the accounts of DTC participants and indirect participants (each described below) including, without limitation, Euroclear Bank S.A./N.V. (as operator of the Euroclear System, "Euroclear") and Clearstream Banking Luxembourg ("Clearstream Banking"). All interests in a Global Note may be subject to the procedures and requirements of DTC. As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Global Note for all purposes under the Indentures and the Notes.

        Except in the limited circumstances set forth below, Notes in certificated form will not be issued.

  Depository Procedures

        The operations and procedures of DTC described below are solely within their control and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.

        DTC has advised us that: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("participants") and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, which we refer to as "indirect participants," that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants.

        We expect that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the participants), the participants and the indirect participants.

        The laws of some states may require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indentures. Except as otherwise specified in the Indentures, we and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the trustee nor any of our agents nor the trustee has or will have any responsibility or liability for (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Notes or (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Interests in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds.

        DTC has advised us that it will take an action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and distribute such notes to its participants.

        Although DTC, Euroclear and Clearstream Banking have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream Banking, they are under no obligations to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Physical Notes

        Under certain limited conditions, a beneficial interest in a Global Note may be transferred or exchanged for physical notes. Interests of beneficial owners in a Global Note may not be transferred or exchanged for physical notes unless we have consented to such transfer or exchange in writing, or such transfer or exchange is made in accordance with the applicable rules and procedures of DTC. Physical notes shall be transferred to all beneficial owners in exchange for their beneficial interests in the relevant Global Note, if:

          (a)   DTC notifies us that it is unwilling or unable to continue as depositary for the Global Note or DTC ceases to be a "clearing agency" registered under the Exchange Act and in either case we are unable to locate a qualified successor depositary within 90 days;

          (b)   we, at our option, notify the trustee in writing that we are electing to cause the issuance of physical notes under the Indentures; or

          (c)   an event of default has occurred and is continuing and the trustee has received a written request from DTC to issue physical notes.

  Registration Covenant; Exchange Offer

        On April 7, 2004, the Company entered into an Exchange and Registration Rights Agreement with respect to each series of old notes (collectively, the "Exchange and Registration Rights Agreement") pursuant to which we agreed, for the benefit of the Holders of the old notes, to use our reasonable best efforts to file a registration statement under the Securities Act relating to an exchange offer and to cause it to become effective within 240 days following the Issue Date. The registration statement of which this prospectus is a part constitutes the registration statement to be filed pursuant to the Exchange and Registration Rights Agreement.

        We have further agreed to commence the exchange offer promptly after the registration statement has become effective, hold the offer open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least 10 business days, and exchange the new notes for all old notes validly tendered and not withdrawn before the expiration of the offer.

        Under existing SEC interpretations contained in several no action letters to third parties, the new notes would in general be freely transferable by Holders thereof (other than affiliates of the Company) after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each Holder of notes participating in the exchange offer, as set forth below). However, any purchaser of notes who is an "affiliate" of the Company or who intends to participate in the exchange offer for the purpose of distributing the exchange notes (1) will not be able to rely on such SEC interpretations, (2) will not be able to tender its notes in the exchange offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of new notes, broker-dealers ("Participating Broker-Dealers") receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of those new notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the new notes (other than a resale of an unsold allotment from the original sale of the notes) by delivery of the prospectus contained in the registration statement. Under the Exchange and Registration Rights Agreement, we are required to allow Participating Broker-Dealers to use the prospectus contained in the registration statement in connection with the resale of such new notes for a period of 90 days after the consummation of the exchange offer. If during such 90 day period, the registration statement is suspended by the Company or ceases to be effective such that Participating Broker-Dealers subject to such prospectus delivery requirement cannot fulfill such requirement, the Company will pay liquidated damages to such Participating Broker-Dealers in an amount calculated in a manner consistent with that specified below with respect to Registration Defaults (as defined below). Each Holder of notes (other than certain specified Holders) who wishes to exchange such notes for new notes in the exchange offer will be required to represent (1) that any new notes to be received by it will be acquired in the ordinary course of its business, (2) that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes, (3) that it is not an Affiliate of ours, (4) if it is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of new notes, (5) if it is a Participating Broker-Dealer, that it will deliver a prospectus in connection with any resale of such new notes, and (6) that it is not acting on behalf of any person who could not truthfully make the foregoing representations.

        However, if:

  (1)
  on or before the date of consummation of the exchange offer, the existing SEC interpretations are changed such that the new notes would not in general be freely transferable in such manner on such date;

  (2)
  the exchange offer has not been completed within 270 days following the Issue Date;

  (3)
  the Initial Purchasers so request with respect to old notes not eligible to be exchanged for new notes in the exchange offer and held by them following the consummation of the exchange offer; or

  (4)
  any Holder of the old notes (other than an Initial Purchaser) is not permitted by applicable law to participate in the exchange offer, or if any Holder may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the registration statement is not available for such resales by such holder (other than, in either case, due solely to the status of such Holder as an affiliate of the Company or due to such Holder's inability to make the representations referred to above), we will use our reasonable best efforts to file, as promptly as reasonably practicable, a registration statement under the Securities Act relating to a shelf registration (the "Shelf Registration Statement") of the old notes or new notes, as the case may be, for re-sale by Holders or, in the case of clause (3), of the old notes held by the Initial Purchasers for resale by the Initial Purchasers (the "Resale Registration"), and will use our reasonable best efforts to cause the Shelf Registration Statement to become effective within 150 days following the date on which the obligation to file the Shelf Registration Statement arises. We will use our reasonable best efforts to cause the Shelf Registration statement to remain effective until the earlier of two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are distributed to the public pursuant to Rule 144 or become eligible for resale pursuant to Rule 144 without volume restriction, if any. Under certain circumstances, we may suspend the availability of the Shelf Registration Statement for certain periods of time.

        We will, in the event of the Resale Registration, provide to the Holder or Holders of the applicable old notes copies of the prospectus that is a part of the Shelf Registration Statement, notify such Holder or Holders when the Resale Registration for the applicable old notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable old notes. A Holder of old notes that sells such old notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations). In addition, each such Holder of old notes will be required, among other things, to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Exchange and Registration Rights Agreement in order to benefit from the provisions regarding additional interest set forth below.

        Each Exchange and Registration Rights Agreement provides that in the event that:

  (1)
  the registration statement relating to the exchange offer is not declared effective within 240 days following the Issue Date; or

  (2)
  the exchange offer has not been consummated within 270 days following the Issue Date; or

  (3)
  if a Shelf Registration Statement is required to be filed under the Exchange and Registration Rights Agreement, the Shelf Registration Statement is not declared effective within 150 days following the date on which the obligation to file the Shelf Registration Statement arises; or

  (4)
  any Shelf Registration Statement required by the Exchange and Registration Rights Agreement is filed and declared effective, and during the period the Company is required to use its reasonable best efforts to cause the Shelf Registration Statement to remain effective (i) the Company shall have suspended and be continuing to suspend the availability of the

    Shelf Registration Statement for more than 30 days in the aggregate in any consecutive twelve-month period, or (ii) such Shelf Registration Statement ceases to be effective and such Shelf Registration Statement is not replaced within 60 days by a Shelf Registration Statement that is filed and declared effective. (any such event referred to in clauses (1) through (4), a "Registration Default"), then additional interest will accrue on the Transfer Restricted Notes (as defined below), for the period from the occurrence of a Registration Default (but only with respect to one Registration Default at any particular time) until such time as all Registration Defaults have been cured at a rate per annum equal to 0.25% during the first 90-day period following the occurrence of such Registration Default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 0.50% regardless of the number of Registration Defaults that shall have occurred and be continuing. Any such additional interest will be paid in the same manner and on the same dates as interest payments in respect of Transfer Restricted Notes. Following the cure of all Registration Defaults, the accrual of such additional interest will cease. A Registration Default with respect to a failure to file, cause to become effective or maintain the effectiveness of a Shelf Registration Statement will be deemed cured upon consummation of the exchange offer in the case of a Shelf Registration Statement required to be filed due to a failure to consummate the exchange offer within the required time period. References in this "Description of Notes," except for provisions described above under the caption "—Amendments and Waiver," to interest on the Notes shall include additional interest, if any.

        For purposes of the foregoing, "Transfer Restricted Notes" means each old note until (1) the date on which such note has been exchanged for a freely transferable new note in the exchange offer, (2) the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, or (3) the date on which such note is distributed to the public pursuant to Rule 144 of the Securities Act or is eligible for resale pursuant to Rule 144 without volume restriction, if any.

        The summary herein of certain provisions of the Exchange and Registration Rights Agreements is not a restatement of the Exchange and Registration Rights Agreements. Copies of the Exchange and Registration Rights Agreements are available as set forth under the heading "Where You Can Find More Information."

 MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following is a general discussion of the material United States federal income and estate tax considerations relating to the exchange, ownership and disposition of the notes. This discussion is based on the Code, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion only addresses tax considerations for beneficial owners of the notes that exchange the old notes for the new notes pursuant to the exchange offers and that hold the notes as "capital assets," within the meaning of the Code. Moreover, this discussion does not address all of the tax consequences that may be relevant to specific beneficial owners of the notes in light of their particular circumstances or to beneficial owners of the notes subject to special treatment under U.S. federal income tax laws (such as banks, insurance companies, tax-exempt entities, retirement plans, dealers in securities, brokers, expatriates, partnerships, other pass-through entities, persons who hold their notes as part of a straddle, hedge, conversion transaction or other integrated investment, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax or persons deemed to sell the notes under the constructive sale provisions of the Code). This discussion does not address any U.S. state and local or non-U.S. tax considerations relating to the exchange, ownership and disposition of the notes.

        As used in this discussion, the term "U.S. Holder" means a beneficial owner of a note that is a U.S. person and is not a partnership for U.S. federal income tax purposes. A U.S. person means a person that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the U.S.;

  •
  a corporation or entity taxable as a corporation created or organized in or under the laws of the U.S. or of any State or political subdivision thereof or therein, including the District of Columbia (other than a partnership that is not treated as a U.S. person under applicable Treasury regulations);

  •
  an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

  •
  a trust with respect to which a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

        The term "Non-U.S. Holder" means a beneficial owner of a note that is neither a U.S. person nor a partnership for U.S. federal income tax purposes.

        The U.S. federal income tax treatment of partnerships is complex and depends on the activities of the partnership and the status of the partners. If you are a partner in a partnership that exchanges old notes for new notes pursuant to the exchange offers, we urge you to consult your own tax advisors as to the U.S. federal tax considerations relating to the exchange, ownership and disposition of the notes.

        PROSPECTIVE BENEFICIAL OWNERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS FOR THEM RELATING TO THE EXCHANGE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

Exchange of Old Notes for New Notes Pursuant to Exchange Offers

        The exchange of an old note for a new note by a U.S. or Non-U.S. Holder pursuant to the exchange offers described under "The Exchange Offers" will not result in a taxable exchange to such U.S. or Non-U.S. Holder.

        Accordingly,

  •
  no gain or loss will be recognized by such U.S. or Non-U.S. Holder upon receipt of a new note;

  •
  the adjusted tax basis of the new note will be the same as the adjusted tax basis of the old note exchanged therefor; and

  •
  the holding period of the new note will include the holding period of the old note exchanged therefor.

        The following discussion assumes that the exchange of the old notes for the new notes pursuant to the exchange offers will not be treated as a taxable exchange and that the old notes and the new notes will be treated as the same security for U.S. federal income tax purposes.

Certain U.S. Federal Income Tax Considerations for U.S. Holders

        The following is a general discussion of certain U.S. federal income tax considerations relating to the ownership and disposition of the notes by a U.S. Holder.

  Certain Additional Payments

        In certain circumstances (see "Description of Notes—Change of Control" and "Description of Notes—Registration Covenant; Exchange Offer"), we may be obligated to pay a U.S. Holder amounts in excess of stated interest or principal on the notes. According to Treasury regulations, the possibility that any payment in excess of stated interest or principal will be made will not affect the amount or timing of interest income a U.S. Holder will recognize if there is only a remote likelihood as of the date the notes were issued that the additional payments would be made. We intend to take the position for U.S. federal income tax purposes that the likelihood that we would be obligated to make any such payments was remote as of the date the old notes were issued. Therefore, the possibility of such payments should not affect the amount, character or timing of income a U.S. Holder has recognized or will recognize. Our determination that these contingencies were remote as of the date of the old notes were issued is binding on a U.S. Holder unless such U.S. Holder discloses a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge our determination, a U.S. Holder might be required to accrue income on the notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency actually occurs, it would affect the amount and timing of the income that a U.S. Holder will recognize. The discussion below assumes that our determination that these contingencies were remote as of the date the old notes were issued is correct.

  Payment of Interest

        In general, interest paid or payable on a note will be taxable to a U.S. Holder as ordinary interest income at the time it is received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

  Bond Premium

        A U.S. Holder whose basis in a note immediately after its acquisition by such U.S. Holder exceeds all amounts payable on such note after such purchase (other than payments of qualified stated interest, within the meaning of the Code) will be considered as having purchased the note with "bond premium." A U.S. Holder generally may elect to amortize bond premium over the remaining term of the note, using a constant yield method, as an offset to interest income. An electing U.S. Holder must reduce its tax basis in the note by the amount of the aggregate amortized bond premium. The election to amortize bond premium, once made, will apply to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

  Market Discount

        If a U.S. Holder acquires a note for an amount that is less than all amounts payable on such note after the acquisition date (other than payments of qualified stated interest, within the meaning of the Code), then the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange (other than an exchange pursuant to the exchange offers) or redemption of, a note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such note at or prior to the time of such payment or disposition. Further, a disposition of a note by gift (and in certain other circumstances) could result in the recognition of market discount income, computed as if such note had been sold for its fair market value. In addition, a U.S. Holder of a note may be required to defer, until the maturity of such note or the earlier disposition of such note in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such note.

        Market discount in respect of a note is generally considered to accrue ratably during the period from the acquisition date to the maturity date of such note, unless the U.S. Holder elects to accrue market discount on the note under the constant yield method.

        A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), in which case the rules described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, will apply to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

  Sale, Exchange, Retirement or Other Disposition of the Notes

        Upon the sale, exchange (other than an exchange pursuant to the exchange offers), retirement or other disposition of a note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued and unpaid interest, which is taxable as ordinary income if not previously included in income) and such U.S. Holder's adjusted tax basis in the note. Except as described above under "—Market Discount," such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder's holding period for the note is more than one year. Long-term capital gains recognized by an individual or non-corporate U.S. Holder are generally subject to a reduced U.S. federal income tax rate. Capital losses are subject to limits on deductibility.

  Information Reporting and Backup Withholding

        In general, payments made on the notes and proceeds from the sale or other disposition of the notes may be subject to backup withholding. In general, backup withholding will apply to a non-corporate U.S. Holder if such U.S. Holder:

  •
  fails to furnish, under penalties of perjury, its Taxpayer Identification Number, or TIN (which for an individual is the holder's Social Security number);

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that it has failed to properly report payments of interest and dividends; or

  •
  under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and is a U.S. person and has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, or otherwise fails to comply with applicable requirements of the backup withholding rules.

        Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally will be allowed as a refund or a credit against such U.S. Holder's U.S. federal income tax liability, provided that the required procedures are followed.

        A U.S. Holder will also be subject to information reporting with respect to payments on the notes and proceeds from the sale or other disposition of the notes, unless such U.S. Holder is a corporation or other exempt recipient and appropriately establishes that exemption.

Certain U.S. Federal Tax Considerations for Non-U.S. Holders

        The following is a general discussion of certain U.S. federal income and estate tax considerations relating to the ownership and disposition of the notes by a Non-U.S. Holder. For purposes of the following discussion, interest on the notes, and gain on the sale, exchange, retirement or other disposition of the notes, will be considered "U.S. trade or business income" of a Non-U.S. Holder if such income or gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder. As noted above under "Certain U.S. Federal Income Tax Considerations for U.S. Holders," we intend to take the position for U.S. federal income tax purposes that the likelihood we would be obligated to pay amounts in excess of stated interest or principal on the notes is remote as of the date of the old notes were issued, and the discussion below assumes that our determination in this regard is correct.

  Payment of Interest

        Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest paid on the notes if the interest qualifies for the "portfolio interest exemption." This will be the case if each of the following requirements is satisfied:

  •
  the interest is not U.S. trade or business income;

  •
  the Non-U.S. Holder does not actually or constructively own 10% or more of our voting stock;

  •
  the Non-U.S. Holder is not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to us; and

  •
  the Non-U.S. Holder provides the withholding agent with the appropriate certification.

        The certification requirement generally will be satisfied if the Non-U.S. Holder provides the withholding agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S.

Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person. Prospective Non-U.S. Holders should consult their tax advisors regarding alternative methods for satisfying the certification requirement.

        If the portfolio interest exemption is not satisfied with respect to a Non-U.S. Holder, a 30% withholding tax will apply to interest paid on the notes to such Non-U.S. Holder, unless another exemption is applicable. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute or successor form). Alternatively, an exemption applies if the interest is U.S. trade or business income and the Non-U.S. Holder provides an appropriate statement to that effect on IRS Form W-8ECI (or suitable substitute or successor form). In the latter case, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to any such U.S. trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

  Sale, Exchange, Retirement or Other Disposition of the Notes

        Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement or other disposition of a note, unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met or (ii) the gain is U.S. trade or business income. If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the note) exceed capital losses allocable to U.S. sources. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

  Treatment of Notes for U.S. Federal Estate Tax Purposes

        A note held by an individual Non-U.S. Holder at the time of his or her death generally will not be subject to U.S. federal estate tax, provided that such individual Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock and payments of interest on such note would not have been considered U.S. trade or business income.

  Information Reporting and Backup Withholding

        Certain Non-U.S. Holders may be subject to information reporting and backup withholding with respect to payments on the Notes. Treasury regulations provide that such information reporting and backup withholding generally will not apply to payments on the notes to a Non-U.S. Holder if such Non-U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption, provided that the payor does not have actual knowledge that such Non-U.S. Holder is a U.S. person or that any other conditions of the exemption are not, in fact, satisfied.

        Additional information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of a note by a Non-U.S. Holder are as follows:

  •
  If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is neither a U.S. person nor a foreign person with certain specified U.S. connections (a "U.S. related person"), they will not be subject to information reporting or backup withholding.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S. related person, they generally will be subject to information reporting (but not backup withholding) unless the Non-U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder generally will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the required procedures are followed.

        In addition to the foregoing, the amount of interest paid on or with respect to the notes held by each Non-U.S. Holder during each calendar year and the amount of tax, if any, withheld from such payments must be reported to such Non-U.S. Holder and the IRS. Copies of the information returns reporting such interest and withholding also may be made available by the IRS to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of new notes received in exchange for old notes, where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the applicable expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days after the applicable expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker dealer that is entitled to use such documents and that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers, other than commissions or concessions of any brokers or dealers, and will indemnify certain Holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

        Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offers may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an "affiliate" of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  such new notes are acquired in the ordinary course of business;

  •
  at the time of the commencement of the exchange offers such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

  •
  such holder is not engaged in and does not intend to engage in a distribution of such new notes.

        We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offers, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in such no-action letters.

LEGAL MATTERS

        The validity of the notes has been passed upon for us by Debevoise & Plimpton LLP, New York, New York. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton LLP, is married to Joseph L. Rice, III, who is a shareholder of the general partner of the general partner of CD&R Fund VI.

EXPERTS

        The consolidated and combined financial statements and the financial statement schedules of VWR International Corporation and its subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, have been included herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the Company's adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

WHERE YOU CAN FIND MORE INFORMATION

        In connection with the exchange offers, we have filed with the SEC a registration statement on Form S-4, under the Securities Act, relating to the new notes to be issued in each exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offers, you should refer to the registration statement, including its exhibits.

        Following effectiveness of the registration statement relating to the exchange offers, we will file annual, quarterly and current reports and other information with the SEC. The indentures pursuant to which the notes are issued require us to distribute to the holders of the notes annual reports containing our financial statements audited by our independent auditors as well as other information, documents and other information we file with the SEC under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934.

        The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the internet at the SEC's website at http://www.sec.gov. The SEC's website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offers' registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

VWR International, Inc.
1310 Goshen Parkway
P.O. Box 2656
West Chester, PA 19380
(610) 431-1700

        In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by                        , 2004.

GLOSSARY OF TERMS

Acquisition	The acquisition of (i) VWR International Corporation and its subsidiaries and an approximately 4% equity ownership interest in VWR International Immobilien GmbH that we did not hold by CDRV Holdings, Inc., acting through CDRV Acquisition Corporation and its wholly-owned subsidiary, VWR International Holdings, Inc., for total consideration of approximately $1,683.4 million, consisting of approximately $1,669.1 million in cash and approximately $14.3 million of assumed debt, and (ii) the remaining approximately 6% equity ownership interest in VWR International Immobilien GmbH that we did not hold by CDRV Holdings, Inc., acting through CDRV International Holdings, Inc., from Merck KGaA for consideration of approximately $0.8 million.
CD&R	Clayton, Dubilier & Rice, Inc., a private investment firm.
CD&R Fund VI	Clayton, Dubilier & Rice Fund VI Limited Partnership.
GAAP	Accounting principles generally accepted in the U.S.
Genomics	Genomics is the systematic study of the complete DNA sequences (GENOME) of organisms.
Initial Purchasers	Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Banc of America Securities LLC, BNP Paribas Securities Corp., Barclays Capital Inc. and PNC Capital Markets, Inc.
Issuer or Company	VWR International, Inc.
Merck KGaA	Unless the context otherwise requires, Merck KGaA and its subsidiaries.
Proteomics
Proteomics represents the effort to establish the identities, quantities, structures and biochemical and cellular functions of all proteins in all organisms or organs, and how these properties may vary in space, time and physiological state.
Reorganization
The series of reorganization transactions undertaken by Merck KGaA on December 31, 2002, whereby all of its legal entities, which comprised our North American and European businesses, were contributed to VWR International Corporation and became its wholly-owned subsidiaries.
R&D	Research and development.
SEC	Securities and Exchange Commission.
Senior Secured Credit Facility
Senior secured credit facility, entered into in connection with the Transactions, among CDRV Acquisition Corporation (the rights and obligations of which were assumed by VWR International, Inc.), as borrower, Deutsche Bank AG, New York branch, as administrative agent, Citicorp North America Inc., as syndication agent, Bank of America, N.A., BNP Paribas and Barclays Bank PLC, as documentation agents, and the lenders party thereto from time to time, and as more fully described in "Description of Certain Indebtedness."

Transactions	The series of transactions, including:
(i)
The formation by CD&R Fund VI of a corporation named CDRV Investors, Inc., which had a direct wholly-owned subsidiary named CDRV Holdings, Inc., and indirect wholly-owned subsidiaries named CDRV Acquisition Corporation, CDRV International Holdings, Inc. and VWR International Holdings, Inc. that were held through CDRV Holdings, Inc.
	(ii)	The Acquisition.
(iii)
In connection with the Acquisition, the issuance by CDRV Acquisition Corporation of the old notes and entering into by CDRV Acquisition Corporation of senior secured credit facilities, which consist of a $150.0 million multi-currency revolving credit facility, a $415.0 million U.S. dollar-denominated term loan and a €145.0 million Euro-denominated term loan ($176.6 million as of June 30, 2004, on a U.S. dollar equivalent basis). See "Description of Certain Indebtedness."
(iv)
The use of net proceeds of the subscription of stock in CDRV Investors, Inc. by CD&R Fund VI and its co-investors, the offering of the old notes and the borrowings under our Senior Secured Credit Facility on April 7, 2004 to, among other things, pay Merck KGaA the cash consideration for the Acquisition, including the repayment of outstanding intercompany debt owed to Merck KGaA.
(v)
Following the Acquisition, the series of internal reorganizations undertaken by us, pursuant to which, among other things, (x) VWR International Corporation merged with and into VWR International, Inc., with VWR International, Inc. surviving, and (y) thereafter, CDRV Acquisition Corporation merged with and into VWR International, Inc., with VWR International, Inc. surviving and assuming the obligations of CDRV Acquisition Corporation under the notes and the New Senior Secured Credit Facility.
we, us, and our	VWR International, Inc. and its consolidated subsidiaries.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
VWR International Corporation:

        We have audited the accompanying consolidated balance sheets of VWR International Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and other comprehensive income (loss), and cash flows for the year ended December 31, 2003, and the combined statements of operations, shareholders' equity and other comprehensive income (loss), and cash flows of VWR International Corporation and affiliates for the years ended December 31, 2002 and 2001. These consolidated/combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated/combined financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated/combined financial statements referred to above present fairly, in all material respects, the financial position of VWR International Corporation and subsidiaries/affiliates as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

        As discussed in note 2 to the consolidated/combined financial statements, effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ KPMG LLP
Philadelphia, Pennsylvania

March 24, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
VWR International, Inc:

Under date of March 24, 2004, we reported on the consolidated balance sheets of VWR International Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and other comprehensive income (loss), and cash flows for the year ended December 31, 2003, and the combined statements of operations, shareholders' equity and other comprehensive income (loss), and cash flows of VWR International Corporation and affiliates for the years ended December 31, 2002 and 2001. In connection with our audits of the aforementioned consolidated/combined financial statements, we also audited the related consolidated/combined financial statement schedules in the registration statement. These consolidated/combined financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated/combined financial statement schedules based on our audits.

In our opinion, such consolidated/combined financial statements schedules, when considered in relation to the basic consolidated/combined financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in note 2 to the consolidated/combined financial statements, effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ KPMG LLP
Philadelphia, Pennsylvania
March 24, 2004

VWR INTERNATIONAL CORPORATION

Consolidated Balance Sheets

(Dollars in millions)

	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$28.3	$24.7
Trade accounts receivable, less reserves of $7.8 and $4.2, respectively	371.1	348.5
Trade accounts receivable from Merck KGaA and affiliates	8.9	6.8
Other receivables	18.9	19.8
Notes receivable from Merck KGaA	10.3	—
Inventories	270.9	271.1
Other current assets	25.3	31.8

Total current assets	733.7	702.7
Property and equipment, net	158.3	167.4
Investments	8.1	6.8
Goodwill, net	819.9	807.7
Other intangible assets, net	2.4	4.2
Deferred income taxes	18.2	14.0
Other assets	27.3	2.4

Total assets	$1,767.9	$1,705.2

Liabilities and Shareholders' Equity
Current liabilities:
Short-term bank debt and current portion of capital lease obligations	$10.7	$117.6
Accounts payable	188.5	166.7
Accounts payable to Merck KGaA and affiliates	50.6	55.5
Accrued expenses	120.1	119.9

Total current liabilities	369.9	459.7
Push down debt due Merck KGaA	773.3	773.3
Loans from Merck KGaA and affiliates	236.0	204.7
Capital lease obligations	6.0	5.0
Other long-term liabilities	53.3	39.8
Deferred income taxes	64.0	45.8

Total liabilities	1,502.5	1,528.3

Commitments and contingencies (note 11)
Shareholders' equity (note 1):
Shareholders' investment	—	—
Accumulated other comprehensive loss	(24.5)	(39.8)
Common stock, $0.01 par value; authorized 10,000 shares; issued and outstanding 1,474.9 shares at December 31, 2003 and 2002	—	—
Additional paid-in capital	224.8	216.7
Retained earnings	65.1	—

Total shareholders' equity	265.4	176.9

Total liabilities and shareholders' equity	$1,767.9	$1,705.2

See accompanying notes to consolidated/combined financial statements.

VWR INTERNATIONAL CORPORATION

Consolidated/Combined Statements of Operations

(Dollars in millions)

	Years ended December 31,
	2003	2002	2001
	(Consolidated)	(Combined)	(Combined)
Net sales	$2,794.2	$2,624.1	$2,522.4
Cost of goods sold	2,078.1	1,950.1	1,886.1

Gross profit	716.1	674.0	636.3
Selling, general, and administrative expenses	583.4	560.0	573.7
Restructuring and other charges	—	—	11.5

Operating income	132.7	114.0	51.1
Interest income	(1.7)	(2.4)	(3.4)
Interest expense:
Interest on push down debt	15.2	26.4	46.3
All other interest	10.9	15.4	31.2
Other income	(3.7)	(1.5)	(1.0)
Other expense	0.7	2.1	3.4

Income (loss) before income taxes and cumulative effect of a change in accounting principle	111.3	74.0	(25.4)
Income tax provision	46.2	29.7	7.0

Income (loss) before cumulative effect of a change in accounting principle	65.1	44.3	(32.4)
Cumulative effect of a change in accounting principle (note 2)	—	(43.8)	—

Net income (loss)	$65.1	$0.5	$(32.4)

See accompanying notes to consolidated/combined financial statements.

VWR INTERNATIONAL CORPORATION

Consolidated/Combined Statements of Shareholders' Equity and Other Comprehensive Income (Loss)

Years ended December 31, 2003, 2002 and 2001

(Dollars in millions)

	Common stock	Additional paid-in capital	Retained earnings	Invested equity	Accumulated other comprehensive (loss)	Total
Balance at January 1, 2001	$—	$—	$—	$195.3	$(23.5)	$171.8
Comprehensive income (loss):
Net loss	—	—	—	(32.4)	—	(32.4)
Foreign currency translation adjustment	—	—	—	—	(2.6)	(2.6)
Unrealized gain on derivatives, net of tax	—	—	—	—	0.1	0.1
Unrealized loss on investments, net of tax	—	—	—	—	(0.1)	(0.1)

Total comprehensive (loss)						(35.0)
Equity transactions with Merck KGaA and affiliates	—	—	—	37.6	—	37.6
Dividends paid to Merck KGaA and affiliates	—	—	—	(32.0)	—	(32.0)
Capital contribution for interest expense on push down debt, net of tax	—	—	—	27.8	—	27.8

Balance at December 31, 2001	—	—	—	196.3	(26.1)	170.2
Comprehensive income (loss):
Net income	—	—	—	0.5	—	0.5
Minimum pension liability, net of taxes of $13.3	—	—	—	—	(20.0)	(20.0)
Foreign currency translation adjustment	—	—	—	—	6.3	6.3

Total comprehensive (loss)						(13.2)
Capital contributions from Merck KGaA and affiliates	—	—	—	6.8	—	6.8
Dividends paid to Merck KGaA and affiliates	—	—	—	(2.8)	—	(2.8)
Capital contribution for interest expense on push down debt, net of tax	—	—	—	15.9	—	15.9
Transfer of invested equity to common stock and additional paid-in capital related to reorganization	—	216.7	—	(216.7)	—	—

Balance at December 31, 2002	—	216.7	—	—	(39.8)	176.9
Comprehensive income:
Net income	—	—	65.1	—	—	65.1
Unrealized loss on derivatives, net of tax	—	—	—	—	(0.3)	(0.3)
Minimum pension liability, net of taxes of $0.8	—	—	—	—	(1.2)	(1.2)
Foreign currency translation adjustment	—	—	—	—	16.8	16.8

Total comprehensive income						80.4
Transfers to Merck KGaA and affiliates, net	—	(1.0)	—	—	—	(1.0)
Capital contribution for interest expense on push down debt, net of tax	—	9.1	—	—	—	9.1

Balance at December 31, 2003	$—	$224.8	$65.1	$—	$(24.5)	$265.4

See accompanying notes to consolidated/combined financial statements.

VWR INTERNATIONAL CORPORATION

Consolidated/Combined Statements of Cash Flows

(Dollars in millions)

	Years ended December 31,
	2003	2002	2001
	(Consolidated)	(Combined)	(Combined)
Cash flows from operating activities:
Net income (loss)	$65.1	$0.5	$(32.4)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	32.9	32.6	82.6
(Gain) loss on sale of assets	(1.4)	(0.8)	0.2
Cumulative effect of a change in accounting principle	—	43.8	—
Interest on push down debt	9.1	15.9	27.8
Noncash impairment charges	—	0.7	7.8
Deferred income tax expense	14.0	13.1	11.1
Provision for doubtful accounts	4.0	2.7	1.9
Changes in working capital:
Trade accounts receivable	2.3	18.5	10.9
Other receivables	1.5	8.9	11.0
Inventories	13.4	2.6	13.0
Other current assets	7.8	(9.8)	(5.2)
Accounts payable trade	12.3	26.6	(3.9)
Accounts payable to Merck KGaA and affiliates	(7.7)	8.6	10.6
Accrued expenses	1.8	(7.1)	(11.9)

Net cash provided by operating activities	155.1	156.8	123.5

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	—	(3.6)
Proceeds from sale of business	—	3.0	—
Capital expenditures	(16.6)	(41.0)	(28.2)
Proceeds from sale of property and equipment	7.7	0.4	0.1
Other	—	—	0.3

Net cash used in investing activities	(8.9)	(37.6)	(31.4)

Cash flows from financing activities:
Proceeds from debt	136.2	251.6	90.9
Repayment of debt	(265.5)	(421.7)	(142.9)
Decrease in note receivable from Merck KGaA	—	25.0	—
Increase in notes receivable from Merck KGaA	(9.1)	—	(25.0)
Net change in bank checks outstanding	(5.4)	(10.9)	(4.2)
Capital contributions from Merck KGaA	—	6.8	37.6
Dividends paid to Merck KGaA	—	(2.8)	(32.0)
Other	(1.0)	—	(1.5)

Net cash used in financing activities	(144.8)	(152.0)	(77.1)

Effect of exchange rate changes on cash	2.2	3.1	(1.0)

Net increase (decrease) in cash and cash equivalents	3.6	(29.7)	14.0
Cash and cash equivalents beginning of year	24.7	54.4	40.4

Cash and cash equivalents end of year	$28.3	$24.7	$54.4

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$11.3	$14.7	$32.6
Income taxes paid, net	33.9	12.6	12.3

See accompanying notes to consolidated/combined financial statements.

VWR INTERNATIONAL CORPORATION

Notes to Consolidated/Combined Financial Statements

December 31, 2003, 2002 and 2001

(Dollars in millions)

(1)    Background and Basis of Presentation

  (a)    Background

        VWR International Corporation (VWR) distributes scientific supplies, chemicals, and equipment, primarily in North America and Europe. The business is diversified across products and services, customer groups, and geography. VWR's principal customers are pharmaceutical, biotechnology, chemical, technology, food processing, and consumer product companies; universities and research institutes; government agencies; environmental testing organizations; and primary and secondary schools.

        VWR operates in North America (United States, Canada, and Mexico) and in the following countries in Europe: Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

        VWR's North American business was formerly the VWR Scientific Products Corporation (VWRSP). In 1995, Merck KGaA, VWR's current ultimate parent company, headquartered in Darmstadt, Germany, agreed to acquire approximately 49.9% of the then-outstanding shares of VWRSP. In 1999, following a tender offer for the remaining shares, VWRSP became a wholly-owned subsidiary of Merck KGaA (collectively, the VWRSP Acquisition) (note 3).

        Effective January 1, 2001, Merck KGaA combined, for management purposes only, VWR's North American business with Merck KGaA's European business and the combined businesses operated under the name VWR International.

        On December 6, 2002, VWR was incorporated in Delaware. On December 31, 2002, Merck KGaA entered into a series of reorganization transactions whereby all of the legal entities, which comprised the North American and European businesses, were contributed to VWR and became wholly-owned subsidiaries of VWR (the Reorganization). VWR is 100% owned by subsidiaries of Merck KGaA.

        As of December 31, 2003 and 2002, 1,474.9 shares of VWR's common stock, par value $0.01 per share, were issued and outstanding. These shares have been considered outstanding from the date of the Reorganization.

  (b)    Basis of Presentation and Principles of Consolidation/Combination

        The formation of VWR and the transfer of the North American and European businesses to VWR through the Reorganization were between companies under common control and have been accounted for in a manner similar to a pooling of interests. The financial statements for the years ended December 31, 2002 and 2001 represent the combined financial statements of the two businesses that have been derived from the consolidated financial statements and accounting records of Merck KGaA using the historical results of operations and historical basis of the assets and liabilities of the individual businesses following a carve-out process for the European business in 2001 and 2002. The December 31, 2003 results are consolidated as they consist of the financial statements of the wholly-owned subsidiaries of VWR. All intercompany accounts and transactions have been eliminated.

        Management believes the assumptions underlying the 2002 and 2001 combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect

VWR's results of operations, financial position, and cash flows in the future or what its results of operations, financial position, and cash flows would have been had VWR been a stand-alone company during the periods presented. Because a direct ownership relationship did not exist among all the various units comprising VWR prior to December 31, 2002, Merck KGaA's net investment in VWR is shown as Invested Equity in the combined financial statements prior to the Reorganization. VWR began accumulating retained earnings subsequent to the date of the Reorganization.

        The financial statements, for all periods presented, do not include allocations of Merck KGaA general corporate expenses or charges for financial reporting, tax, and treasury services, as such costs have not been charged to VWR. Management does not believe that charges for such services would have been material. See note 12 for a further discussion of transactions with Merck KGaA.

        The purchase price paid by Merck KGaA for each of the VWR businesses was pushed down to the VWR financial statements from the date of acquisition and has resulted in the allocation of the purchase price to the assets and liabilities acquired and the recognition of push down debt due Merck KGaA or a contribution to shareholders' equity for cash consideration. Interest expense is recorded on this push down debt based upon Merck KGaA's intercompany interest rates, which are not necessarily indicative of rates VWR would have obtained if it were not an ultimate subsidiary of Merck KGaA. Interest expense, including tax effects, on push down debt has been included in the statements of operations, and presented as a noncash item in the accompanying statements of cash flows and a capital contribution in the statement of shareholders' equity, as this interest is not required to be paid to Merck KGaA.

        Equity transactions with Merck KGaA and affiliates represent cash and noncash transactions between VWR and Merck KGaA and its affiliates associated with carve-out, push down, and other equity transactions prior to the Reorganization.

(2)    Summary of Significant Accounting Policies

  (a)    Cash and Cash Equivalents

        Cash and cash equivalents are comprised of highly liquid investments with insignificant interest rate risk and having original maturities of three months or less. The amount of restricted cash was $2.7 and $2.8 at December 31, 2003 and 2002, respectively.

  (b)    Inventories

        Inventories are valued at the lower of cost or market, cost being determined principally by the last-in, first-out (LIFO) method for the U.S. subsidiaries and the average cost or the first-in, first-out (FIFO) method for all other subsidiaries.

  (c)    Property and Equipment

        Property and equipment are recorded at cost. Property and equipment held under capital leases are stated at the present value of minimum lease payments. Depreciation is computed using the straight-line method as follows: buildings and improvements, 10 to 40 years; equipment and software, 3 to 10 years. Property and equipment held under capital leases and leasehold improvements are amortized over the shorter of the remaining life of the lease or the useful lives of the improvements. Costs for repairs and maintenance that do not significantly increase the value or estimated lives of property and equipment are treated as expense as such expenses are incurred.

  (d)    Goodwill

        Goodwill represents the excess of costs over fair value of assets of businesses acquired. VWR adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

        In connection with SFAS No. 142's transitional goodwill impairment evaluation, VWR performed an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. To accomplish this, VWR was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. VWR was required to determine the fair value of each reporting unit, as of January 1, 2002, and compare it to the carrying amount of the reporting unit within six months of January 1, 2002. Fair value was determined using a combination of discounted cash flows and multiple of earnings valuation techniques. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit, VWR would be required to perform the second step of the transitional impairment test, as this is an indication that the reporting unit goodwill may be impaired. The second step was required for its French and Netherlands reporting units. In this step, VWR compared the implied fair value of each reporting unit's goodwill with the carrying amount of the reporting unit's goodwill, both of which were measured as of the date of adoption. The implied fair value of goodwill was determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141, Business Combinations. The residual fair value after this allocation was the implied fair value of the reporting unit goodwill. The implied fair values of these reporting units were less than their carrying amounts, and therefore VWR recognized a noncash transitional impairment loss of $43.8, which is not deductible for tax purposes. This goodwill impairment charge is presented in the statement of operations as the cumulative effect of a change in accounting principle as of January 1, 2002.

        SFAS No. 142 also requires that goodwill be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amounts. VWR has elected to perform its annual test for indications of goodwill impairment in the third quarter of each year.

        Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over the expected periods to be benefited of 40 years, and assessed for recoverability by determining whether the amortization of the goodwill balance over its remaining life could be recovered through undiscounted future operating cash flows of the acquired operation. All other intangible assets were amortized on a straight-line basis from 3 to 25 years. The amount of goodwill and other intangible asset impairment, if any, was measured based on projected discounted future operating cash flows using a discount rate reflecting VWR's average cost of funds.

        Goodwill primarily represents the excess of acquisition costs over the fair value of VWRSP's net assets from Merck KGaA's acquisition of VWRSP shares between 1995 and 1999 and goodwill associated with the European segment recorded as part of the carve-out accounting.

  (e)    Impairment of Long-Lived Assets

        VWR evaluates the recoverability of long-lived assets used in operations when events or circumstances indicate a possible inability to recover carrying amounts. Such evaluations are based on undiscounted cash flow and profitability projections. An impairment charge is recorded for the difference between the fair value and carrying value of the asset.

        In August 2001, SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets was issued. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets to be disposed of. It supersedes, with exceptions, SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and is effective for years beginning after December 15, 2001. SFAS No. 144 requires the use of a single accounting model for long-lived assets to be disposed of by sale. VWR adopted this standard on January 1, 2002, and it did not have a material effect on its results of operations, cash flows, or financial position.

        VWR recorded a noncash charge of $7.8 in 2001 related to a trademark that it no longer used and a noncash charge of $0.7 in 2002 related to a facility in France.

  (f)    Advertising

        VWR expenses advertising costs as incurred, except for certain direct-response advertising, which is capitalized and amortized over its expected period of future benefit, generally from 12 to 31 months. Capitalized direct-response advertising, which is included in other current assets and other assets, consists of catalog production and mailing costs that are expensed from the date catalogs are mailed.

The table below shows capitalized direct-response advertising and total advertising expense for each of the reporting periods.

	December 31,
	2003	2002
Capitalized direct response advertising	$7.9	$6.7
	Years ended December 31,
	2003	2002	2001
Advertising expense	$23.2	$22.0	$19.1

  (g)    Revenue Recognition

        VWR records revenue when persuasive evidence of an arrangement exists, the price is fixed or determinable, title and risk of loss have been transferred to the customer, and collectibility of the resulting receivable is reasonably assured. Risk of loss is transferred at the time of shipment or upon delivery to customers, depending upon the terms of the arrangement with the customer. Products are delivered without significant post-sale obligations to the customer. Provisions for discounts, and rebates to customers, sales returns, and other adjustments are provided for as a reduction of sales in the period the related sales are recorded. Service revenue is recognized when the services are performed.

  (h)    Shipping and Handling

        VWR records shipping and handling charges billed to customers in net sales and records shipping and handling costs in cost of goods sold for all periods presented.

  (i)    Income Taxes

        Income taxes are accounted for under SFAS No. 109, Accounting for Income Taxes, which requires the asset and liability method under which deferred income taxes are recognized for the expected net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. VWR records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized.

        Prior to the Reorganization, VWR was, in certain cases, included in consolidated tax returns with Merck KGaA affiliates, and certain entities of VWR were included in tax-sharing agreements. For purposes of the combined and consolidated financial statements, VWR's income taxes have been calculated on a separate tax return basis. Subsequent to the Reorganization, VWR will not file consolidated tax returns with any Merck KGaA affiliate.

  (j)    Insurance

        Certain insurable risks such as general liability, property damage, and workers' compensation are self-insured by VWR. However, VWR has umbrella insurance coverage for certain risk exposure subject to specified limits. Accruals for claims under VWR's self-insurance program are recorded on a claim-incurred basis.

  (k)    Pensions and Other Postretirement Plans

        VWR has defined benefit plans covering certain of its employees. The benefits include pension, salary continuance, severance, life insurance, and health care. Benefits are accrued over the employee's service period.

  (l)    Concentrations of Credit Risk

        Trade receivables reflect the diverse customer base and the customer base's wide geographic dispersion of the VWR businesses. As a result, no significant concentrations of credit risk exist.

  (m)    Foreign Currency Translation

        Assets and liabilities of VWR's foreign subsidiaries, where the functional currency is the local currency, are translated into U.S. dollars using period-end exchange rates, and income and expenses are translated using average exchange rates. Resulting translation adjustments are reported as a separate component of shareholders' equity. Foreign currency translation adjustments for exchange gains and losses on transactions are included in other expense (income), net and were as follows:

	Years ended December 31,
	2003	2002	2001
Exchange gains (losses)	$0.1	$0.5	$(0.9)

  (n)    Financial Instruments and Derivatives

        On January 1, 2001, VWR adopted SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS Nos. 133 and 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. The adoption of SFAS Nos. 133 and 138 was not material.

        VWR enters into forward currency contracts to hedge exposure to fluctuations in foreign currency rates that arise from purchasing of products that are denominated in foreign currencies. Gains and losses on the forward currency contracts generally offset gains and losses on certain firm commitments. To the extent these forward contracts are considered effective hedges, gains and losses on these positions are deferred and included in the basis of the transaction when it is completed.

        Cash flows from forward currency contracts accounted for as hedges are classified in the statement of cash flows in the same category as the item being hedged or on a basis consistent with the nature of the instrument.

  (o)    Investments

        VWR accounts for its 24% investment in a business using the equity method of accounting.

  (p)    Other Comprehensive Income (Loss)

        Components of other comprehensive income (loss) are cumulative foreign currency translation adjustments, cumulative minimum pension liability adjustments, unrealized gain (loss) on derivatives, and unrealized appreciation (depreciation) on available-for-sale investments. VWR reports other comprehensive loss in its combined/consolidated statements of shareholders' equity.

  (q)    Reclassifications

        Certain amounts from prior years have been reclassified to conform to the current year's presentation.

  (r)    Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management believes that the estimates are reasonable.

  (s)    New Accounting Standards

        SFAS No. 143, Accounting for Asset Retirement Obligations, was issued in June 2001. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost should be allocated to expense using a systematic and rational method. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. VWR adopted SFAS No. 143 on January 1, 2003, and the effect on VWR's financial statements was not material.

        In September 2001, Emerging Issues Task Force (EITF) Issue No. 01-09, Accounting for Consideration Given By a Vendor to a Customer or a Reseller of the Vendor's Products, was issued. This new guidance affects the measurement and presentation of payments made to customers by vendors and requires such payments be recorded as a reduction of vendor revenues. EITF Issue No. 01-09 became effective as of December 31, 2001 for VWR. Since VWR had historically recorded rebate, risk sharing, and related payments as reductions of revenue, the adoption of EITF Issue No. 01-09 did not have a material impact on the statements of operations.

        In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally EITF Issue No. 94-3. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost was recognized at the date of VWR's commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing the future restructuring costs as well as the amounts recognized. VWR adopted the provisions of SFAS No. 146 for restructuring activities initiated after December 31, 2002, and the effect on VWR's financial statements was not material.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an Interpretation of FASB Statements No. 5, 57, and 107 and a Rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and have not had a material effect on VWR's financial statements. A subsidiary of VWR has issued a $1.5 guarantee on behalf of a Merck KGaA affiliate.

        Effective July 1, 2003, VWR adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, and the effect on VWR's financial statements was not material.

(3)    Business Combinations, Acquisitions, and Divestitures

        During January 2001, VWR acquired a business for $3.6 that had annual revenues of approximately $8.0. Had this acquisition occurred at the beginning of 2001, the pro forma combined statement of operations would not have been materially different from the amounts reported.

        During November 2002, VWR sold a business for $3.0 that had revenues in 2002 of $7.3 and operating income of $0.9. The gain on the sale was $1.0 and is included in other income.

        SFAS No. 141, Business Combinations, was issued in June 2001. SFAS No. 141 supersedes APB Opinion No. 16 by requiring that the purchase method be used for all business combinations initiated after June 30, 2001. In contrast to APB Opinion No. 16, which required separate recognition of intangible assets that can be identified and named, SFAS No. 141 requires that they be recognized as assets apart from goodwill if they meet one of two certain criteria, the contractual-legal right criterion or the separability criterion. In addition to the disclosure requirements of APB Opinion No. 16, SFAS No. 141 requires disclosure of the primary reason for the business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001 and all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later.

  (a)    Acquisition of VWRSP in 1995 and 1999

        In July 1999, affiliates of Merck KGaA acquired through a public tender offer the remaining 50.1% of the issued and outstanding common shares of VWRSP for $584 to increase its beneficial ownership to 100%. Prior to this date, Merck KGaA beneficially owned 49.9% of VWRSP. The total cumulative purchase price paid by Merck KGaA for the 100% ownership was $792.

        The acquisition has been accounted for under the purchase method in the financial statements following the push down basis of accounting. After recording the purchase price in the VWR statements, VWR had recorded $778.8 of goodwill, $17.5 of intangible assets, and $773.3 of push down debt in addition to recording other assets and liabilities at their fair values.

        The acquired intangible assets of $17.5 include $9.7 of trademarks (useful life of 15 years), $3.3 for the customer base (useful life of 10 years), and $4.5 for the value of the workforce in place. Effective with the adoption of SFAS No. 141 on January 1, 2002, the net book value of the value of the workforce of $3.0 was reclassified to goodwill.

        Prior to January 1, 2002, goodwill was being amortized on a straight-line basis over 40 years. As of July 1999, $407.6 of goodwill was deductible for tax purposes.

  (b)    Goodwill and Other Intangible Assets

        Amortization expense related to goodwill and other intangible assets was $54.6 for the year ended December 31, 2001. Other intangible assets primarily include North American Lab distribution customer lists and trademarks. The following table reconciles previously reported net income as if the provisions of SFAS No. 142 were in effect in 2001:

Reported net loss	$(32.4)
Add back goodwill amortization, net of tax	42.5
Add back workforce amortization, net of tax	0.3

Adjusted net income	$10.4

        The changes in the carrying amount of goodwill by segment for the years presented are as follows:

	North American Lab Distribution	European Lab Distribution	Science Education	Total
Balance as of January 1, 2001	$720.7	$99.9	$77.7	$898.3
Amortization	(42.3)	(7.4)	(2.3)	(52.0)
Currency translation changes	0.1	(5.1)	—	(5.0)

Balance as of December 31, 2001	678.5	87.4	75.4	841.3
Transitional impairment loss	—	(43.8)	—	(43.8)
Workforce reclassification, net of tax	2.0	—	—	2.0
Currency translation changes	—	8.2	—	8.2

Balance as of December 31, 2002	680.5	51.8	75.4	807.7
Currency translation changes	1.0	10.6	0.6	12.2

Balance as of December 31, 2003	$681.5	$62.4	$76.0	$819.9

        The transitional impairment loss is described in note 2.

(4)    Investments

        VWR has a 24% equity investment in an independent distribution company and an option to acquire the remaining 76% for approximately $1.3. The option expires on December 31, 2011. The carrying amount of VWR's 24% investment (accounted for under the equity method) was $7.7 and $6.4 as of December 31, 2003 and 2002, respectively. Equity income was $0.6, $0.5 and $0.7 for the years ended December 31, 2003, 2002 and 2001, respectively, and is included in other income.

        In December 2003, Merck KGaA transferred a cash deposit in an independent bank in the amount of approximately $21.4 and a corresponding loan from Merck KGaA for the same amount to VWR. The 76% shareholder of the independent distribution company has loans (to entities controlled by the 76% shareholder) from the same independent bank in the amount of approximately $21.4. Effective with the transfer of the cash to VWR, VWR is required to maintain the cash deposit as long as the loans are outstanding. If the 76% shareholder defaults on the loan, the bank has the right to access the cash deposit. The cash deposit is included in other non-current assets and is presented as a noncash item in the accompanying statements of cash flows.

        In December 2003, the Financial Accounting Standards Board issued revised Interpretation No. 46, Consolidation of Variable Interest Entities. VWR believes that the entities controlled by the 76% shareholder are variable interest entities and will be subject to consolidation by VWR subsequent to the year ended December 31, 2003, as indicated by the Interpretation. As a result of the accounting consolidation, approximately $22.7 of goodwill and third-party debt would be recognized in the consolidated balance sheet for accounting purposes only, as the operations of the independent distribution company are not controlled by VWR and VWR is prohibited from acquiring the independent distribution company by a regulatory agency.

        In connection with entering into the Stock Purchase Agreement as discussed in note 16, Merck KGaA has agreed that VWR will transfer the cash deposit back to Merck KGaA and record a reduction in the corresponding loan from Merck KGaA either at, or prior to closing. In addition, VWR will also transfer the option to acquire the remaining 76% to Merck KGaA. In return, VWR will receive a right for 18 months to acquire the 76% option from Merck KGaA in return for a $21.4 payment. If this transfer occurs, the consolidation accounting discussed above will not be required.

(5)    Fair Value of Financial Instruments

        VWR's financial instruments consist primarily of cash in banks, receivables, accounts payable, debt, and forward foreign currency contracts.

        The carrying amounts for cash and cash equivalents, receivables, accounts payable, and short-term debt approximate fair value due to the short-term nature of these instruments. The carrying values of long-term debt and intercompany loans to Merck KGaA approximate the fair value due to the short-term variable interest rate structures on these loans.

        The table below shows the outstanding forward foreign currency contracts fair values and pretax earnings, included in cost of goods sold, of these contracts for each of the reporting periods.

	December 31,
	2003	2002
Outstanding contracts	$6.1	$6.0
Fair value of contracts	(0.5)	0.1
	Years ended December 31,
	2003	2002	2001
Pretax (loss) earnings	$(1.0)	$0.7	$1.1

        None of VWR's financial instruments represents a concentration of credit risk because VWR and its subsidiaries deal with various major banks worldwide, and its accounts receivable are spread among a number of customers and geographic areas. None of the off-balance-sheet financial instruments would result in a significant loss to VWR and its subsidiaries if the other party failed to perform according to the terms of its agreement, as any such loss would generally be limited to the unrealized gain on any contract.

(6)    Inventories

        Inventories consist of purchased goods for sale and are valued at the lower of cost or market. The table below shows the percentage determined using the LIFO method and amount that LIFO cost is less than current cost for each period. The cost of the remaining inventories is determined using the average cost or FIFO methods.

	December 31,
	2003	2002
Percent using LIFO method	63%	67%
Amount less than current cost	$8.7	$6.5

(7)    Property and Equipment

        Property and equipment, net, for each of the reporting periods is shown in the table below:

	December 31,
	2003	2002
Land	$10.8	$11.0
Buildings	91.8	91.8
Equipment and computer software	254.9	234.4
Capital additions in process	2.2	8.4

	359.7	345.6
Less accumulated depreciation	(201.4)	(178.2)

Net property and equipment	$158.3	$167.4

        Depreciation expense for each of the reporting periods is shown in the table below:

	Years ended December 31,
	2003	2002	2001
Depreciation expense	$31.9	$30.7	$27.8

(8)    Long-Term Borrowings and Revolving Credit Facilities

        The following is a summary of debt obligations:

	December 31,
	2003	2002
Push down debt	$773.3	$773.3
Loans from Merck KGaA and affiliates	236.0	204.7
Bank loans	9.8	116.9
Capital lease obligations	6.9	5.7
Less short-term portion	(10.7)	(117.6)

Total long-term portion	$1,015.3	$983.0

  (a)    Push Down Debt

        The push down debt reflects the debt incurred by Merck KGaA as a result of its acquisition of VWRSP. The push down debt has been classified as long-term because Merck KGaA represented to VWR in writing that it would not require payment on the debt before 12 months. The average interest rates on the push down debt were:

	Years ended December 31,
	2003	2002	2001
Average interest rate	2.0%	3.4%	6.0%

        Interest rates reflect the rates charged by Merck KGaA related to intercompany borrowing.

  (b)    Loans from Merck KGaA and Affiliates

        VWR has various loans with Merck KGaA and its affiliates. The contractual maturities of these loans are current, but these loans have been classified as long-term because Merck KGaA has represented it will not require payment on the debt before 12 months. Interest expense and the average interest rate at the end of each year on these loans were as follows:

	Years ended December 31,
	2003	2002	2001
Interest expense	$8.3	$9.8	$15.4
Average interest rate	2.8%	3.9%	3.9%

  (c)    Bank Loans

        VWR's North American business entered into a two-year, $143 term loan agreement with a bank in August 2002. On November 29, 2002, the loan was converted to a revolving credit loan (Revolving Credit) with a $100 limitation. The Revolving Credit bears interest at either the bank's prime rate or its Eurodollar interbank rate plus 0.5% and matured on November 28, 2003. Upon maturity, the Revolving Credit was renewed until March 16, 2004 with a $20 limitation. The Revolving Credit is guaranteed by Merck KGaA, for which Merck KGaA charges VWR 0.75% on the outstanding principal. Outstanding loans under this agreement were $0 and $100 at December 31, 2003 and 2002, respectively.

        VWR's European subsidiaries are operating without formal agreements with foreign banks to fund short-term needs. At December 31, 2001, a European subsidiary had a $52.9 bank loan due in 2003. This loan was guaranteed by Merck KGaA, for which Merck KGaA charged 0.75% on the outstanding principal. During 2002, this loan was repaid and replaced with a loan from a Merck KGaA affiliate.

        The bank loans had an average interest rate of 2.8% and 2.9% as of December 31, 2003 and 2002, respectively.

        VWR has no financial covenants related to bank loans.

  (d)    Capital Leases

        For the years ended December 31, 2003 and 2002, VWR added net capital leases of $1.2 and $4.2, respectively. For the year ended December 31, 2001, VWR did not enter into any new capital leases.

(9)    Income Taxes

        Taxes on income before cumulative effect of a change in accounting principle are based on income (loss) before income taxes as follows:

	Years ended December 31,
	2003	2002	2001
United States	$65.4	$49.2	$(25.5)
Foreign	45.9	24.8	0.1

Total	$111.3	$74.0	$(25.4)

        The provision for income taxes is as follows:

	Years ended December 31,
	2003	2002	2001
Current:
Federal	$18.3	$15.4	$7.5
State	2.5	1.6	(0.2)
Foreign	17.5	10.2	7.1

	38.3	27.2	14.4

Deferred:
Federal	8.1	9.9	8.4
State	2.9	3.1	1.7
Foreign	3.0	0.1	1.0

	14.0	13.1	11.1

Tax benefit on push down debt interest	(6.1)	(10.6)	(18.5)

Total tax provision	$46.2	$29.7	$7.0

        The tax benefit on push down debt interest is a noncash benefit, which is recorded in the statements of shareholders' equity.

        The reconciliation of tax computed at the U.S. federal statutory tax rate of 35% of income (loss) before income taxes and cumulative effect of a change in accounting principle to the actual income tax provision is as follows:

	Years ended December 31,
	2003	2002	2001
Statutory tax expense (benefit)	$39.0	$25.9	$(8.9)
State income taxes net of federal tax benefit	2.7	1.7	(1.3)
Foreign rate differential	(1.5)	1.6	4.0
Nondeductible goodwill amortization	—	—	10.2
Nondeductible fees	1.6	(0.3)	1.4
Change in valuation allowance	3.1	(0.2)	(0.2)
Other, net	1.3	1.0	1.8

Total tax provision	$46.2	$29.7	$7.0

        Deferred tax liabilities (assets) are comprised of the following:

	December 31,
	2003	2002
Depreciation	$14.4	$10.0
Goodwill amortization	42.4	30.9
Inventory valuation	11.1	12.9
Tax-exempt reserves	2.5	1.5
Other, net	1.7	3.2

Deferred tax liabilities	72.1	58.5

Pensions	(9.8)	(6.7)
Depreciation	(3.6)	(0.9)
Deferred income	(1.4)	(1.3)
Other compensation benefits	(3.6)	(2.6)
Net operating loss carryforwards	(9.8)	(11.0)
Inventory overhead capitalization	(4.5)	(7.3)
Goodwill	(0.9)	(1.2)
Receivables	(5.8)	(0.4)
Other, net	(0.7)	(3.0)

Deferred tax assets	(40.1)	(34.4)

Valuation allowance	12.2	7.5

Net deferred tax liability	$44.2	$31.6

        Deferred income taxes have been classified in the consolidated balance sheet as follows:

	December 31,
	2003	2002
Deferred tax (asset) liability—current	$(1.6)	$(0.2)
Deferred tax asset—noncurrent	(18.2)	(14.0)
Deferred tax liability—noncurrent	64.0	45.8

Net deferred tax liability	$44.2	$31.6

        The deferred tax (asset) liability—current is included in other current assets and accrued expenses in the accompanying balance sheets.

        VWR evaluates the realizability of deferred tax assets taking into consideration such factors as the future reversals of existing taxable temporary differences, projected future operating results, the available carryforward period, and other circumstances. Valuation allowances have been recorded for deferred tax assets related to foreign net operating loss carryforwards and other deferred tax assets which are not expected to be realizable. Management believes it is more likely than not that VWR will realize the benefits of these deductible differences, net of the existing valuation allowances.

        Neither income taxes nor foreign withholding taxes have been provided on $62.3 of cumulative undistributed earnings of foreign subsidiaries at December 31, 2003. These earnings are considered permanently invested in the business and, under the tax laws, are not subject to such taxes until distributed (see note 16).

        As of December 31, 2003, VWR has U.S. state net operating loss carryforwards of approximately $23.6 that expire at various times through 2020. In addition, VWR has foreign net operating loss carryforwards of approximately $8.3 million that expire at various times through 2008 and another $16.5 million that have indefinite expirations.

(10)    Retirement Benefits

  (a)    U.S. Defined Benefit Plan

        VWR sponsors various retirement plans for most full-time employees. Pension plan benefits for the defined benefit plan are based primarily on participants' compensation and years of credited service. It has been VWR's policy to fund the minimum amount required by local regulations of current and prior year service costs under its funded defined benefit retirement plan. VWR uses a December 31 measurement date for the plan. The change in benefit obligation, change in plan assets, and reconciliation of funded status of VWR's defined benefit plan covering substantially all of its U.S.

employees, except for employees covered by independently operated collective bargaining plans, were as follows:

	December 31,
	2003	2002
Change in benefit obligation:
Benefit obligation at January 1	$108.4	$89.9
Service cost	5.7	4.7
Interest cost	7.4	6.7
Actuarial loss	14.0	10.5
Benefits paid	(3.2)	(3.4)

Benefit obligation at December 31	$132.3	$108.4

Change in plan assets:
Fair value of plan assets at January 1	$78.7	$90.9
Actual gain (loss) on plan assets	17.6	(8.8)
Benefits paid	(3.2)	(3.4)

Fair value of plan assets at December 31	$93.1	$78.7

Reconciliation of funded status:
Unfunded status of plan	$(39.2)	$(29.7)
Unrecognized net loss	55.7	51.6
Unrecognized prior service cost	0.5	0.6

Prepaid benefit cost at December 31	$17.0	$22.5

        Amounts recognized in the consolidated balance sheet:

	December 31,
	2003	2002
Accrued benefit liability	$(18.8)	$(11.4)
Intangible asset	0.5	0.6
Accumulated other comprehensive income	35.3	33.3

Net amount recognized at end of year	$17.0	$22.5

        The accumulated benefit obligation was $111.9 and $90.4 at December 31, 2003 and 2002, respectively.

        Net periodic pension cost includes the following components:

	Years ended December 31,
	2003	2002	2001
Service cost	$5.7	$4.7	$4.0
Interest cost	7.4	6.7	5.9
Assumed return on plan assets	(9.3)	(9.4)	(8.0)
Amortization of prior service cost	0.1	0.1	—
Recognized actuarial loss	1.6	—	—

Net periodic pension cost	$5.5	$2.1	$1.9

        In addition to the net periodic cost above, the following increases in minimum liability are included in other comprehensive income:

	Years ended December 31,
	2003	2002	2001
Increase in minimum liability included in other comprehensive income	$2.0	$33.3	$—

        The net periodic pension cost and the projected benefit obligation was based on the following assumptions:

	Years ended December 31,
	2003	2002	2001
Discount rate for benefit obligations	6.25%	6.90%	7.40%
Discount rate for net periodic pension cost	6.90%	7.40%	7.75%
Assumed rate of return on plan assets	9.00%	9.00%	9.00%
Assumed annual rate of compensation increase	4.00%	4.00%	4.00%

        The table below shows the asset allocation target range and the December 31, 2003 and 2002 position for each asset class:

		December 31,
	Target range at December 31, 2003
		2003	2002
Domestic equity funds	40%–60%	62%	55%
Fixed income fund	20%–30%	27%	35%
International equity fund	0%–10%	9%	8%
Money market funds	0%–20%	2%	2%

		100%	100%

        The principal investment objective is to obtain the highest return (defined as income plus realized and unrealized capital gains and losses) consistent with the long-term security of anticipated benefit payments. This is to be achieved by (a) investing a substantial portion of fund assets in equity investments; (b) investment costs and volatility will be limited by investing the fund's core assets in passive or commingled funds that participate in a range of widely diversified equity and non-equity investments; (c) active managers will control no more than a third of the fund's assets; (d) in order to increase the stability of fund performance while maintaining expected returns, non-callable bonds, annuities or guaranteed insurance contracts may be purchased to cover payments to retired participants whenever the rate of return offered by such contracts significantly exceeds the average returns projected for other fund assets and (e) fund contributions will be set to meet an asset funding target of 125% of the present value of accumulated pension benefits. The assumed 9% rate of return on assets was based on our historical returns.

  (b)    Other U.S. Benefit Plans

        VWR also maintains a supplemental pension plan for certain senior officers. Expenses incurred under this plan were as follows:

	Years ended December 31,
	2003	2002	2001
Pension plan expenses	$0.7	$0.5	$0.3

        Certain employees are covered under union-sponsored, collectively bargained plans. Expenses under these plans as determined in accordance with negotiated labor contracts were as follows:

	Years ended December 31,
	2003	2002	2001
Pension plan expenses	$0.9	$0.9	$1.1

        Benefit expense recognized for defined contribution plans of VWR were as follows:

	Years ended December 31,
	2003	2002	2001
Benefit plan expenses	$2.0	$2.1	$1.9

        VWR provides health benefits to certain retirees and a limited number of active employees and their spouses. These benefit plans are unfunded. Shown below are the accumulated postretirement benefit obligation and the weighted average discount rate used in determining the accumulated postretirement benefit obligation. The annual cost of these plans is not material.

	December 31,
	2003	2002
Postretirement benefit obligations	$2.3	$3.0
Weighted average discount	6.25%	6.90%
Health care cost trend rate assumed for next year	13.00%	10.00%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2013	2012

        Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-Percentage- Point Increase	One-Percentage- Point Decrease
Effect on postretirement benefit obligation	$0.4	$(0.4)

  (c)    Non-U.S. Defined Benefit Plans

        VWR has defined benefit pension plans at various foreign subsidiaries. VWR's German subsidiary has two unfunded defined-benefit pension plans for current employees and retirees. VWR's French subsidiary has a defined-benefit pension plan for a certain group of employees which is closed to new participants. In addition, VWR has several small defined benefit pension plans at other location. Combined information for the German and French plans is summarized below:

	December 31,
	2003	2002
Projected benefit obligation	$22.7	$18.7
Plan assets	(1.6)	(1.3)

Funded status	$21.1	$17.4

Accrued benefit cost recognized in the balance sheet	$21.1	$16.4
Weighted average assumptions as of December 31:
Discount rate	5.9%	5.6%
Expected return on plan assets (French plan only)	3.5%	3.0%
Rate of compensation increase	3.0%	2.7%
	Years ended December 31,
	2003	2002	2001
Benefit cost recorded in the income statement	$1.6	$1.1	$0.8
Employer contributions	0.8	0.5	0.4
Plan participants' contribution	—	—	—
Benefits paid	1.0	0.9	0.5

  (d)    Non-U.S. Multiemployer Plans

        VWR's UK and Switzerland subsidiaries have employees that participate in Merck KGaA-sponsored defined-benefit pension plans, which are treated as multiemployer plans. VWR's contribution to these multiemployer plans was $2.3, $2.5 and $0.9 for the years ended December 31, 2003, 2002 and 2001, respectively. Should VWR withdraw from these plans in the future, VWR may have an obligation from the plan for a portion of its unfunded benefit obligation. No provision has been made for this in these financial statements, since VWR continues to participate in these multiemployer plans. VWR's estimated share of the unfunded UK liability at December 31, 2003, based on proportional allocations and assumptions, was $5.3, and depending on the methodology and assumptions used, the unfunded liability could vary from this amount (see note 16).

  (e)    Other Postemployment Benefits

        Certain of VWR's European subsidiaries provide postemployment benefits in the form of lump-sum cash payments to employees when they leave VWR, regardless of their reason for leaving. VWR estimates and accrues a liability for these benefits. The largest such plans are in France and Italy. The combined liability recorded for these plans was $1.9 and $2.5 at December 31, 2003 and 2002, respectively.

(11)    Commitments and Contingencies

        VWR leases office and warehouse space and computer equipment under operating leases, certain of which extend up to 15 years, subject to renewal options. Rental expense is shown in the table below.

	Years ended December 31,
	2003	2002	2001
Rental expense	$30.5	$33.0	$28.3

        Future minimum lease payments as of December 31, 2003, under noncancelable operating leases having initial lease terms of more than one year are as follows:

Years ended December 31:
2004	$20.6
2005	16.4
2006	12.6
2007	10.1
2008	7.8
Thereafter	29.5

Total minimum payments	$97.0

        VWR is involved in various environmental, contractual and product liability cases and claims which are considered routine to VWR's business and from time to time VWR is named as a defendant in cases as a result of our distribution of scientific supplies, including litigation resulting from the distribution of products containing asbestos by VWR and certain of its predecessors. While the impact of this litigation has typically been immaterial, there can be no assurance that the impact of the pending and any future claims will not be material to our business, financial condition or results of operations in the future.

        VWR was party to a distribution agreement, which required VWR to purchase a minimum dollar amount of products. At the end of 2001, the accumulated shortfall under the contract was approximately $5.7. During 2002, VWR terminated the agreement and the other party waived any accumulated shortfall.

(12)    Transactions with Merck KGaA

        Merck KGaA (Merck KGaA and/or affiliates) and VWR have entered into various transactions and agreements in the ordinary course of business. Prior to entering into agreements with Merck KGaA, VWR and Merck KGaA conducted business with each other in a manner that was not materially different than those described below. The following summarizes significant transactions between VWR and Merck KGaA:

  (a)    Sales to Merck KGaA

        VWR sells products to Merck KGaA for which it is paid in the normal course of business.

  (b)    Purchases from Merck KGaA

        VWR purchases certain chemical products for resale from Merck KGaA for which it pays Merck KGaA in the normal course of business. VWR and Merck KGaA have entered into two contracts that provide for VWR to be the exclusive distributor of certain Merck KGaA products in certain countries (territories) and the nonexclusive distributor in certain other territories. These two contracts for North American and European territories expire on December 31, 2007 and can be extended by mutual agreement for an additional three-year period.

        VWR had an additional agreement related to the purchase of additional chemical products for the North American territory that expired on December 31, 2003. VWR and Merck KGaA continue to operate under the terms of the contract, although it is no longer in effect. A similar additional agreement exists related to European territories that expires on December 31, 2007, and can be extended by mutual agreement for an additional three-year period. The expired contract for North American and the European contracts contain provisions related to price adjustments based upon volume and growth. Merck KGaA also may alter certain terms of the European agreement if minimum purchases levels are not achieved.

        Merck KGaA manufactures certain other products for VWR for resale under various trade names.

  (c)    Logistics Services in Europe

        Under the terms of an agreement that expires on December 31, 2007, which can be extended by mutual agreement for an additional three-year period, Merck KGaA provides certain logistics services to VWR, including shipment of Merck KGaA-manufactured products to VWR and shipment of Merck KGaA-manufactured product directly to VWR's customers. VWR pays a transaction fee to Merck KGaA for these services.

  (d)    Systems/Technology Services

        Under the terms of an agreement that expires on December 31, 2004, which is extended automatically if neither party terminates it, Merck KGaA provides technology, infrastructure services, and support at specified rates to VWR's European operations. Payment is made in the normal course of business. VWR can terminate the agreement if it is no longer part of Merck KGaA for a payment that approximates the book value of the hardware used to support VWR. VWR and Merck KGaA also provide additional technology, infrastructure services, and support to each other for which each is paid in the normal course of business.

  (e)    Other Services Provided by VWR and by Merck KGaA

        Merck KGaA and VWR provide certain administrative and other services to each other, including the use of facilities. Payments are made in the normal course of business. The charges are made using different methods, including relative percentages of operating expenses, assets, and headcount. VWR and Merck KGaA consider these expenses to be reasonable charges for the utilization of services. VWR also utilizes Merck KGaA systems for financial reporting, tax, and treasury services without charge. Management does not believe that charges for such services would have been material.

  (f)    Insurance Programs

        VWR is also part of several Merck KGaA insurance programs for which VWR makes payments in the normal course of business to independent insurance companies/brokers.

        The following table summarized the transactions between VWR and Merck KGaA during the periods:

	Years ended December 31,
	2003	2002	2001
Sales to Merck KGaA, included in net sales	$29.1	$21.4	$22.1
Purchases from Merck KGaA, included in cost of goods sold and inventory	243.6	228.7	217.0
Services provided by Merck KGaA included in selling, general, and administrative expenses	16.4	18.5	15.7
Services provided to Merck KGaA included in selling, general, and administrative expenses	4.4	7.1	0.6

(13)    Restructuring and Other Charges

        Restructuring and other charges include expenses related to streamlining VWR's operations in North America and Europe and in 2001 noncash charges for the impairment of intangible assets.

        During 2001, VWR recorded a pretax restructuring charge of $11.5 to reflect the reorganization of the businesses and impairment charge on certain intangible assets. VWR made the decision to use the name VWR International as a corporate and trade name on a global basis. This decision resulted in recording a non-cash charge of $7.8 for the impairment of existing trade names in the North American Lab segment. Additional charges of $2.5 and $1.2 were taken during 2001 in the North American Lab and European Lab segments, respectively, and resulted primarily from ongoing streamlining and reorganizations of VWR's businesses. Severance and related expenses were $3.4, and exit costs were $0.3. The expenses were paid in 2001.

(14)    Accounts Payable

        VWR maintains a centralized cash management system for its U.S. accounts payable. Accordingly, included in accounts payable at December 31, 2003 and 2002 are approximately $11.0 and $16.4, respectively, of remittances that had not cleared.

(15)    Segment and Geographical Financial Information

        VWR reports financial results on the basis of the following three business segments: North American laboratory distribution, or North American Lab, European laboratory distribution, or European Lab, and Science Education. Both the North American Lab and European Lab segments are comprised of the distribution of scientific supplies to customers engaged in pharmaceutical, biotechnology, chemical, technology, food processing, governmental agencies, colleges and universities and environmental organizations. Science Education is comprised of the distribution of scientific supplies and specialized kits to primary and secondary schools as well as distribution of scientific supplies to universities and research institutes.

        Selected business segment financial information for the years ended December 31, 2003, 2002 and 2001 is presented below. Inter-segment activity has been eliminated. Therefore, revenues reported for each operating segment are substantially all from external customers.

	Years ended December 31,
	2003	2002	2001
Net Sales
North American Lab	$1,734.3	$1,694.1	$1,621.9
European Lab	932.6	794.1	763.7
Science Education	127.3	135.9	136.8

Total	$2,794.2	$2,624.1	$2,522.4

Operating Income
North American Lab	$82.8	$71.2	$23.1
European Lab	35.9	24.0	7.8
Science Education	14.0	18.8	20.2

Total	$132.7	$114.0	$51.1

Capital Expenditures
North American Lab	$9.2	$21.6	$15.0
European Lab	7.2	16.0	9.8
Science Education	0.2	3.4	3.4

Total	$16.6	$41.0	$28.2

Depreciation and Amortization
North American Lab	$19.3	$17.5	$59.7
European Lab	12.6	14.1	21.6
Science Education	1.0	1.0	1.3

Total	$32.9	$32.6	$82.6

Sales
United States	$1,683.4	$1,678.2	$1,618.8
International	1,110.8	945.9	903.6

Consolidated Total	$2,794.2	$2,624.1	$2,522.4

	December 31,
	2003	2002
Property and equipment
United States	$84.0	$95.6
International	74.3	71.8

Consolidated Total	$158.3	$167.4

Assets
North American Lab	$1,135.2	$1,154.5
European Lab	496.4	413.1
Science Education	136.3	137.6

Total	$1,767.9	$1,705.2

(16)    Subsequent Event

        On February 15, 2004, Merck KGaA and CDRV Acquisition Corporation entered into a Stock Purchase Agreement. CDRV Acquisition Corporation is wholly-owned subsidiary of an independent third party. The Stock Purchase Agreement specifies that Merck KGaA will sell all of the outstanding shares of VWR capital stock to CDRV Acquisition Corporation, as a result of which VWR will become a wholly-owned subsidiary of CDRV Acquisition Corporation. Consummation of the sale is subject to various conditions, including the receipt of required regulatory approvals. Closing of the transaction is expected to occur in early April, 2004. Merck KGaA will receive $1.68 billion in exchange for its shares of VWR, less any debt retained by VWR at closing and debt that has been repaid by VWR subsequent to January 31, 2004.

        In connection with entering into the Stock Purchase Agreement, VWR has entered into new agreements with Merck KGaA that will replace many of the agreements with Merck KGaA described in note 12, Transactions with Merck KGaA. These agreements include a transition services agreement, sales to Merck KGaA, purchases from Merck KGaA, logistics services in Europe, systems and technology services among others. These new agreements will become effective upon the closing of the acquisition by CDRV Acquisition Corporation described above. In the event that VWR withdraws from the UK and Switzerland Merck KGaA sponsored defined benefit plans, Merck KGaA under the terms of the agreement, has agreed to deliver fully funded plans to CDRV.

        In connection with the pending acquisition, VWR plans to repatriate $36.0 of unremitted earnings from Canada to the U.S. before the closing. VWR does not expect there to be an incremental tax effect associated with this transaction.

 VWR INTERNATIONAL CORPORATION
Schedule II—Valuation and Qualifying Accounts
Years ended December 31, 2003, 2002 and 2001
(Dollars in millions)

	Balance at Beginning of Year	Charged to Income	Foreign Currency Translation Adjustments	Deductions From Reserves (1)	Balance at End of Year
Year ended December 31, 2003
Allowance for doubtful receivables	$4.2	$4.0	$0.6	$(1.0)	$7.8
Year ended December 31, 2002
Allowance for doubtful receivables	4.0	2.7	0.7	(3.2)	4.2
Year ended December 31, 2001
Allowance for doubtful receivables	9.2	1.9	(0.5)	(6.6)	4.0

(1)
Bad debts charged off, less recoveries.

VWR INTERNATIONAL, INC.

Consolidated Balance Sheets

(Dollars in millions, except share data)

	Successor June 30 2004	Predecessor December 31 2003
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$88.7	$28.3
Trade accounts receivable, less reserves of $7.6 and $7.8, respectively	388.8	371.1
Trade accounts receivable from Merck KGaA and affiliates	8.5	8.9
Other receivables	12.6	18.9
Notes receivable from Merck KGaA and affiliates	—	10.3
Inventories	263.2	270.9
Other current assets	27.5	25.3

Total current assets	789.3	733.7
Property and equipment, net	149.6	158.3
Investments	7.9	8.1
Goodwill, net	861.5	819.9
Other intangible assets, net	561.7	2.4
Deferred income taxes	37.4	18.2
Other assets	51.2	27.3

Total assets	$2,458.6	$1,767.9

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term bank debt and current portion of capital lease obligations	$63.7	$10.7
Accounts payable	276.1	188.5
Accounts payable to Merck KGaA and affiliates	43.0	50.6
Accrued expenses	142.0	120.1

Total current liabilities	524.8	369.9
Long-term debt	1,062.2	—
Push down debt due Merck KGaA	—	773.3
Loans from Merck KGaA and affiliates	—	236.0
Capital lease obligations	5.6	6.0
Other long term liabilities	80.5	53.3
Deferred income taxes	244.1	64.0

Total liabilities	1,917.2	1,502.5

Commitments and contingences (note 6)
Shareholders' equity (note 1);
Common stock (Successor), $0.01 par value; 100 shares authorized, issued and outstanding at June 30, 2004	—	—
Common stock (Predecessor), $0.01 par value; 10,000 shares authorized; 1,479.9 shares issued and outstanding at December 31, 2003	—	—
Additional paid-in capital	530.5	224.8
Retained earnings	8.5	65.1
Accumulated other comprehensive income (loss)	2.4	(24.5)

Total shareholders' equity	541.4	265.4

Total liabilities and shareholders' equity	$2,458.6	$1,767.9

See accompanying notes to consolidated financial statements.

VWR INTERNATIONAL, INC.

Consolidated Statements of Operations

(Dollars in millions)

(unaudited)

	Three Months Ended June 30, 2004
	Successor April 7- June 30, 2004	Predecessor April 1- April 6, 2004	Predecessor Three Months Ended June 30, 2003
Net sales	$676.0	$59.4	$699.7
Cost of goods sold	504.9	44.3	520.1

Gross profit	171.1	15.1	179.6
Selling, general and administrative expenses	139.4	11.7	146.8

Operating income	31.7	3.4	32.8
Interest income	(0.1)	—	(0.2)
Interest expense:
Interest on push down debt	—	0.3	3.9
All other interest	16.0	—	2.7
Other expense (income)	0.5	0.4	(0.8)

Income before income taxes	15.3	2.7	27.2
Income tax provision	6.8	1.1	11.3

Net income	$8.5	$1.6	$15.9

See accompanying notes to consolidated financial statements.

VWR INTERNATIONAL, INC.

Consolidated Statements of Operations

(Dollars in millions)

(unaudited)

	Six Months Ended June 30, 2004
			Predecessor Six Months Ended June 30, 2003
	Successor April 7- June 30, 2004	Predecessor January 1- April 6, 2004

Net sales	$676.0	$793.2	$1,363.7
Cost of goods sold	504.9	588.0	1,011.7

Gross profit	171.1	205.2	352.0
Selling, general and administrative expenses	139.4	163.7	292.1

Operating income	31.7	41.5	59.9
Interest income	(0.1)	(0.2)	(0.3)
Interest expense:
Interest on push down debt	—	4.1	8.1
All other interest	16.0	1.7	5.8
Other expense (income)	0.5	0.1	(2.5)

Income before income taxes	15.3	35.8	48.8
Income tax provision	6.8	15.1	20.3

Net income	$8.5	$20.7	$28.5

See accompanying notes to consolidated financial statements.

VWR INTERNATIONAL, INC.

Consolidated Statements of Shareholders' Equity and Other Comprehensive Income (Loss)

(Dollars in millions, except share data)

(unaudited)

For the Period January 1–April 6, 2004 (Predecessor)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total
Balance at January 1, 2004	$—	$224.8	$65.1	$(24.5)	$265.4
Comprehensive income (loss):
Net income	—	—	20.7	—	20.7
Unrealized gain on derivatives, net of tax	—	—	—	0.2	0.2
Foreign currency translation adjustment	—	—	—	(3.7)	(3.7)

Total comprehensive income					17.2

Capital contribution for interest expense on push down debt, net of tax	—	2.5	—	—	2.5

Balance at April 6, 2004	$—	$227.3	$85.8	$(28.0)	$285.1

For the Period April 7–June 30, 2004 (Successor)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total
Balance at April 7, 2004	$—	$—	$—	$—	$—
Issuance of 100 shares of common stock, net of expenses	—	530.5	—	—	530.5
Comprehensive income:
Net income	—	—	8.5	—	8.5
Foreign currency translation adjustment	—	—	—	2.4	2.4

Total comprehensive income					10.9

Balance at June 30, 2004	$—	$530.5	$8.5	$2.4	$541.4

See accompanying notes to consolidated financial statements.

VWR INTERNATIONAL, INC.

Consolidated Statements of Cash Flows

(Dollars in millions)

(unaudited)

	Six Months Ended June 30, 2004
	Successor April 7- June 30, 2004	Predecessor January 1- April 6, 2004	Predecessor Six Months Ended June 30, 2003
Cash flows from operating activities:
Net income	$8.5	$20.7	$28.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8.1	8.9	16.3
Loss on sale of assets	—	—	0.7
Interest on push down debt, net of tax	—	2.5	4.9
Amortization of debt issuance costs	0.9	—	—
Deferred income tax expense	0.9	2.5	7.4
Provision for doubtful accounts	1.2	1.0	1.3
Changes in working capital:
Trade accounts receivable	2.6	(27.2)	(18.7)
Other receivables	0.3	8.7	5.5
Inventories	(0.6)	17.5	9.1
Other assets	(11.1)	1.9	(7.0)
Accounts payable trade	36.9	53.3	19.8
Accounts payable to Merck KGaA and affiliates	(15.0)	8.4	(9.4)
Other liabilities	14.1	(0.7)	8.2

Net cash provided by operating activities	46.8	97.5	66.6

Cash flows from investing activities:
Payment to Merck KGaA and affiliates to acquire business, net of cash acquired of $130.8	(1,538.3)	—	—
Transaction costs	(18.8)	—	—
Science education acquisition of a business	(2.7)	—	—
Capital expenditures	(3.0)	(3.3)	(10.3)
Proceeds from sale of property and equipment	—	0.4	1.9

Net cash used in investing activities	(1,562.8)	(2.9)	(8.4)

Cash flows from financing activities:
Proceeds from debt	1,149.2	13.3	118.2
Repayment of debt	(39.8)	(6.8)	(160.7)
Decrease in notes receivable from Merck KGaA and affiliates	—	4.1	—
Increase in notes receivable from Merck KGaA and affiliates	—	—	(1.6)
Net change in bank checks outstanding	1.4	(2.1)	(6.7)
Issuance of 100 shares of common stock, net of expenses	530.5	—	—
Cash paid for debt issuance costs	(36.5)	—	—
Other	—	—	(1.0)

Net cash provided by (used in) financing activities	1,604.8	8.5	(51.8)

Effect of exchange rate changes on cash	(0.1)	(0.6)	1.0

Net increase in cash and cash equivalents	88.7	102.5	7.4
Cash and cash equivalents beginning of period	—	28.3	24.7

Cash and cash equivalents end of period	$88.7	$130.8	$32.1

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$3.9	$1.3	$6.1
Income taxes paid, net	$17.6	$4.2	$14.9

See accompanying notes to consolidated financial statements.

VWR INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

(Dollars in millions)

(unaudited)

(1) Background and Basis of Presentation

  (a)
  Background

        VWR International, Inc. and its predecessor, VWR International Corporation, ("VWR", the "Company" or "we"), distribute scientific supplies, chemicals, and equipment, primarily in North America and Europe. The business is diversified across products and services, customer groups, and geography. VWR's principal customers are pharmaceutical, biotechnology, chemical, technology, food processing, and consumer product companies; universities and research institutes; government agencies; environmental testing organizations; and primary and secondary schools.

        VWR operates in North America (United States, Canada, and Mexico) and in the following countries in Europe: Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

        Until April 7, 2004, VWR International Corporation was a wholly-owned subsidiary of Merck KGaA, headquartered in Darmstadt, Germany. As more fully discussed in note 2, on April 7, 2004, Merck KGaA sold all of the outstanding shares of capital stock of VWR International Corporation to CDRV Acquisition Corporation ("CDRV"), a wholly-owned subsidiary of a third party, for a purchase price of approximately $1,683.4, consisting of approximately $1,669.1 in cash and approximately $14.3 of assumed debt (the "Acquisition"). In addition direct acquisition costs of approximately $77.5 were incurred. CDRV financed the Acquisition through a $549.2 equity investment, approximately $1,110.5 in various debt instruments and available cash of $70.1 and accrued expenses of $16.8.

        In connection with the Acquisition, VWR International, Inc. issued $200 of 6 7/8% Unsecured Senior Notes due 2012 and $320 of 8% Unsecured Senior Subordinated Notes due 2014. Following the completion of the Acquisition, there were a series of internal reorganizations, pursuant to which, among other things, (i) VWR International Corporation merged with and into VWR International, Inc., with VWR International, Inc. surviving, and (ii) thereafter, CDRV merged with and into VWR International, Inc., with VWR International, Inc. surviving and assuming the obligations of CDRV under the Senior Credit Facility and the Unsecured Notes. The prospectus, of which the accompanying consolidated financial statements are a part, contains additional details relating to the Acquisition, the Company's new capital structure and financial covenants associated with the new capital structure.

        The term "successor" refers to VWR International, Inc. following the Acquisition. The term "predecessor" refers to VWR International Corporation prior to the change in control on April 7, 2004. CDRV had no operations prior to the Acquisition.

  (b)
  Basis of Presentation

        The accompanying consolidated financial statements include the accounts of VWR and its subsidiaries after elimination of all intercompany balances and transactions.

        The financial statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The December 31, 2003 balance sheet has been derived from the balance sheet included in the audited consolidated financial statements. The Company believes that the disclosures are adequate to make the information presented not misleading when read in conjunction with the audited financial statements. The accounting policies as described in the predecessor audited financial statements are consistent with the accounting policies adopted by the successor.

        The financial information presented herein reflects all adjustments (consisting only of normal-recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. Operating results for the period from January 1, 2004 to April 6, 2004 or the period from April 7, 2004 to June 30, 2004 are not necessarily the results to be expected for other interim periods of the full year. Certain amounts from prior periods have been reclassified to conform to the current presentation.

(2) Business Combinations and Acquisitions

  (a)
  Acquisition of VWR International Corporation by CDRV

        On February 15, 2004, Merck KGaA and CDRV entered into a Stock Purchase Agreement, which was consummated on April 7, 2004. The Acquisition was accounted for under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations." Under purchase accounting, tangible and identifiable intangible assets acquired and liabilities assumed will be recorded at their respective fair values. The valuations and other studies which will provide the basis for such an allocation have not progressed to a stage where there is sufficient information to make a final allocation in the accompanying successor financial statements. Accordingly, the purchase accounting adjustments made in the accompanying financial statements are preliminary. Once the final allocation is determined, in accordance with accounting principles generally accepted in the United States, any remaining excess of the investment over identifiable net assets acquired will be adjusted through goodwill.

        The excess investment made by CDRV over the estimates of the fair market value of the identifiable assets and liabilities of the Company as of April 7, 2004 was approximately $859.6 and is reflected as goodwill in the accompanying unaudited consolidated balance sheet as of June 30, 2004.

Purchase price	$1,669.1
Estimated Buyer transaction costs	18.8
Net tangible assets acquired	(266.3)
Intangible assets acquired	(562.0)

Goodwill	$859.6

        As of April 7, 2004, management began to assess and formulate a plan to exit certain facilities in our European operations that will also involve operational restructuring. Management has not yet completed these plans, and as a result, the outlines of the plans are considered preliminary. Upon completion and execution of the plan, certain assets may be sold or impaired and certain liabilities may be incurred which could result in additional adjustments to the values assigned to such items in purchase accounting. Management anticipates the final formulation of the plan will be completed within one year of the Acquisition date. It is anticipated that VWR will withdraw from the UK and Switzerland Merck KGaA sponsored defined benefit plans and under the terms of the Agreement, Merck KGaA has agreed to deliver fully funded plans to the Company.

        In connection with the Acquisition, management determined that initially certain employees will be terminated and has announced the benefit arrangements to those employees. These activities primarily surround the Company's decision to restructure certain executive level and country management positions. As a result, approximately $5.7 in severance costs and other related exit costs have been accrued for in purchase accounting in accordance with Emerging Issues Task Force ("EITF") 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. None of these accruals have been utilized as of June 30, 2004.

        The following unaudited pro forma financial information presents a summary of consolidated results of operations of the Company as if the Acquisition had occurred as of January 1, 2003.

	Six Months Ended June 30, 2004	Year Ended December 31, 2003
Net sales	$1,469.2	$2,794.2
Income before income taxes	36.7	60.2
Net income	20.6	34.4

These unaudited pro forma results have been prepared for comparative purposes only and primarily include adjustments for a consulting advisory fee, interest expense, depreciation, amortization and income taxes. These results do not purport to be indicative of the results of operations which actually would have resulted had the Acquisition occurred at the beginning of 2003, or of the future operations of the successor Company.

  (b) Accounting for Goodwill and Intangible Assets

        As of June 30, 2004 the amounts assigned to goodwill and intangibles from the Acquisition are preliminary as the valuations and other studies which will provide the basis for the allocation of fair value to assets and liabilities have not progressed to a stage where there is sufficient information to make a final allocation in the accompanying financial statements.

The changes in the carrying amount of goodwill by segment for the six months ended June 30, 2004 are as follows:

	North American Lab	European Lab	Science Education	Total
Predecessor:
Balance as of December 31, 2003	$681.5	$62.4	$76.0	$819.9
Currency translation changes	—	(2.0)	—	(2.0)

Balance as of April 6, 2004	$681.5	$60.4	$76.0	$817.9

	North American Lab	European Lab	Science Education	Total
Successor: Preliminary allocation
Balance as of April 7, 2004	$569.6	$212.3	$77.7	$859.6
Currency translation changes	—	1.9	—	1.9

Balance as of June 30, 2004	$569.6	$214.2	$77.7	$861.5

As outlined in SFAS No. 142, "Goodwill and Other Intangible Assets" goodwill is not amortized but instead is tested at least annually for impairment and expensed against earnings when its implied fair value is less than its carrying amount. Certain intangibles with a finite life, however, are required to be amortized. The following preliminary schedule sets forth the major classes of intangible assets held at June 30, 2004:

	Lives	Successor June 30, 2004
Amortized Intangibles:
Customer Relationships in North America	33	$240.0
Customer Relationships in Europe	20	70.5
Chemical Supply Agreements	10	30.2
Other	various	4.2
Less: Accumulated Amortization		(3.3)

Amortized Intangibles, net		341.6
Unamortized Intangibles:
Trademarks and Tradenames		220.1

Total Intangible Assets		$561.7

        Other intangible assets of $2.4 as of December 31, 2003 were primarily comprised of trademarks and the customer base related to the VWRSP Acquisition that is discussed further in note 2(d).

        The estimated amortization expense for each of the five succeeding years and thereafter is as follows:

Years ended December 31:
2004 (1)	$7.0
2005	13.9
2006	13.9
2007	13.9
2008	13.9
Thereafter	279.0

$341.6

(1)
Amount represents estimated amortization expense for the remaining six months ending December 31, 2004.

  (c) Science Education Acquisition

        On June 1, 2004, our Science Education segment acquired certain assets of a business with annual revenues of approximately $2 that focuses on providing math kits and supplies primarily to the publisher textbook market. The purchase price was $2.7 and was funded from operations. Based on the preliminary purchase price allocation, the Company has recorded net working capital and equipment of $0.6 and other amortizable intangible assets of $2.1. Had this acquisition occurred at the beginning of 2003, the pro forma consolidated statements of operations would not have been materially different from the amounts reported.

  (d) Acquisition of VWRSP in 1995 and 1999

        VWR's North American business was formerly VWR Scientific Products Corporation ("VWRSP"). In 1995, Merck KGaA, agreed to acquire approximately 49.9% of the then outstanding shares of VWRSP. In July 1999, affiliates of Merck KGaA acquired through a public tender offer the remaining 50.1% of the issued and outstanding common shares of VWRSP for $584 to increase its beneficial ownership to 100% (collectively, the VWRSP Acquisition). The total cumulative purchase price paid by Merck KGaA for the 100% ownership was $792.

        The 1999 acquisition has been accounted for under the purchase method in the financial statements following the push down basis of accounting through April 7, 2004. After recording the purchase price in the VWR statements, VWR had recorded $778.8 of goodwill, $17.5 of intangible assets, and $773.3 of push down debt in addition to recording other assets and liabilities at their fair values.

        Interest expense was recorded on pushdown debt based upon Merck KGaA's intercompany interest rates, which were not necessarily indicative of rates VWR would have obtained if it were not an ultimate subsidiary of Merck KGaA. Interest expense, including tax effects, on push down debt has been included in the statements of operations, and presented as a noncash item in the accompanying statements of cash flows and a capital contribution in the statement of shareholders' equity, as this interest was not required to be paid to Merck KGaA.

        The acquired intangible assets of $17.5 included $9.7 of trademarks (useful life of 15 years), $3.3 for the customer base (useful life of 10 years), and $4.5 for the value of the workforce in place.

(3)    Investments

        VWR has a 24% equity investment in an independent distribution company and in connection with the Acquisition, acquired from Merck KGaA the right for 18 months to acquire an option to acquire the remaining 76% for $21.4. The carrying amount of VWR's 24% investment (accounted for under the equity method) was $7.5 and $7.7 as of June 30, 2004 and December 31, 2003, respectively.

        In December 2003, Merck KGaA transferred a cash deposit in an independent bank in the amount of approximately $21.4 and a corresponding loan from Merck KGaA for the same amount to VWR. The 76% shareholder of the independent distribution company has loans (to entities controlled by the 76% shareholder) from the same independent bank in the amount of approximately $21.4. Effective with the transfer of the cash to VWR, VWR was required to maintain the cash deposit as long as the loans were outstanding. If the 76% shareholder defaults on the loan, the bank has the right to access the cash deposit. The cash deposit is included in other non-current assets at December 31, 2003.

        During the first quarter of 2004 and in connection with entering into the Stock Purchase Agreement as discussed in note 2, VWR transferred the cash deposit back to Merck KGaA and recorded a reduction in the corresponding loan from Merck KGaA. In addition, VWR transferred the option to acquire the remaining 76% to Merck KGaA. In return, VWR received a right for 18 months to acquire the 76% option from Merck KGaA in return for a $21.4 payment. The Company believes that its equity investment does not qualify as a variable interest entity, as defined in December 2003 by the Financial Accounting Standards Board ("FASB") with its issuance of revised Interpretation No. 46, Consolidation of Variable Interest Entities. These transactions are presented as non cash items in the accompanying consolidated statement of cash flows.

(4)    Long-Term Borrowings and Revolving Credit Facilities

        The following is a summary of our debt obligations:

	Successor June 30, 2004	Predecessor December 31, 2003
Senior Secured Credit Facility	$591.6	$—
6 7/8% Unsecured Senior Notes	200.0	—
8% Unsecured Senior Subordinated Notes	320.0	—
Pushdown debt due Merck KGaA	—	773.3
Loans from Merck KGaA and affiliates	—	236.0
Loan from CDRV Holdings, Inc.	0.6	—
Bank loans	12.8	9.8
Capital lease obligations	6.5	6.9

Total debt	1,131.5	1,026.0
Less short term portion	(63.7)	(10.7)

Total long term portion	$1,067.8	$1,015.3

  (a) Senior Secured Credit Facility

        The Senior Secured Credit Facility provides for aggregate maximum borrowings of approximately $741.6 under (1) a term loan facility providing for a loan denominated in Euros in an aggregate principal amount equal to €145.0 million (or approximately $176.6 as of June 30, 2004, on a U.S. dollar equivalent basis), (2) a term loan facility providing for a term loan denominated in U.S. Dollars in an aggregate principal amount equal to $415.0, and (3) a multi-currency revolving credit facility, providing for up to $150.0 in multi-currency revolving loans (including standby and commercial letters of credit) outstanding at any time. Undrawn amounts under the multi-currency revolving credit facility will be available on a revolving credit basis for general corporate purposes. No amounts were outstanding under the multi-currency revolving credit facility at June 30, 2004.

        The term loan facilities will mature in 2011 and the multi-currency revolving credit facility will mature in 2009. The principal amount of the term loans will be amortized in annual installments for the first six years and quarterly installments during the seventh year.

        The U.S. dollar-denominated term loan will be amortized on the following amortization schedule:

  •
  $4.2 on the first six anniversaries of the closing date of our Senior Secured Credit Facility; April 7, 2004; and $97.5 on July 7, 2010, October 7, 2010, January 7, 2011, and at maturity.

        The Euro denominated term loan will be amortized on the following amortization schedule:

  •
  €1.5 million on the first six anniversaries of the closing date of our Senior Secured Credit Facility, and €34.1 million on July 7, 2010, October 7, 2010, January 7, 2011, and at maturity.

        On July 30, 2004, we elected to repay $50.0 on the term loan facilities. The U.S. dollar denominated term loan was reduced by $35.1 and the Euro denominated term loan was reduced by $14.9. The prepayment amount has been classified as short-term bank debt at June 30, 2004.

        Subject to certain exceptions, the Senior Secured Credit Facility is expected to be subject to mandatory prepayment and reduction in an amount equal to:

  •
  The net proceeds of (1) any permitted receivables securitization program, (2) certain debt offerings, (3) certain asset sales and (4) certain insurance recovery and condemnation events; and

  •
  50% of excess operating cash flow (as defined) for any fiscal year unless certain leverage ratio targets are met.

  Security; Guarantees

        The obligations under the Senior Secured Credit Facility are guaranteed by our parent, CDRV Holdings, Inc., and each significant direct and indirect domestic subsidiary of VWR, as that term is defined in the credit agreement. As of June 30, 2004, none of the domestic subsidiaries of VWR met the definition of significant under the credit agreement. In addition, the Senior Secured Credit Facility and the guarantees thereunder are secured by security interests in and pledges of or liens on substantially all of the tangible and intangible assets of VWR and its subsidiaries.

        The Senior Secured Credit Facility and the guarantees thereunder will also be secured by a pledge of 65% of the capital stock of the foreign subsidiary holding companies of CDRV Holdings, Inc. and VWR, which in turn, will hold the capital stock of certain of our foreign subsidiaries.

  Interest

        At our election, the interest rates per annum applicable to the U.S. dollar-denominated term loan will be based on a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate, or LIBOR, plus a borrowing margin or (2) an alternate base rate, or ABR, plus a borrowing margin. At our election, the interest rates per annum applicable to the Euro denominated term loan will be based on a fluctuating rate of interest measured by reference to either (1) an adjusted EURIBOR plus a borrowing margin or (2) ABR plus a borrowing margin. As of June 30, 2004, the interest rates on the U.S. dollar denominated and Euro denominated term loans were 3.77% and 4.83%, respectively.

        Effective July 21, 2004, VWR entered into an interest rate cap to hedge a portion of the variability of cash flows related to potential changes in interest rates on €35.0 million of our Euro denominated term loan. The instrument has a 5.0% EURIBOR cap that terminates on July 21, 2006.

  Covenants

        Our Senior Secured Credit Facility contains a number of covenants that, among other things, limit or restrict our ability to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make acquisitions, modify terms of the indentures, engage in mergers or consolidations, change the business conducted by us taken as a whole, make capital expenditures, or engage in certain transactions with affiliates. In addition, under our Senior Secured Credit facility, beginning July 1, 2004 we will be required to comply with specified financial ratios and tests, including a minimum interest expense coverage ratio, a maximum leverage ratio, and maximum capital expenditures test. As of June 30, 2004, the Company was in compliance with all covenants.

  (b) The Senior and Senior Subordinated Notes

        The 6 7/8% unsecured Senior Notes mature on April 15, 2012. The 8% unsecured Senior Subordinated Notes mature on April 15, 2014. Both the Senior and Senior Subordinated Notes require semiannual cash interest payments on April 15 and October 15 to holders of record at the close of business as of the preceding April 1 and October 1. The Senior Subordinated Notes are subordinated in right of payment to all secured debt of the Company and the Senior Notes.

        Under the Senior Indenture and the Senior Subordinated Indenture, additional securities may be issued in one or more series from time to time, subject to limitations set forth under certain covenants.

  (c) Push Down Debt due Merck KGaA

        The push down debt reflects the debt incurred by Merck KGaA as a result of its acquisition of VWRSP. The average interest rates, which reflect the rates charged by Merck KGaA related to intercompany borrowing, on the push down debt was 2.0% for the predecessor periods in 2004 and the three months ended June 30, 2003 and 2.1% for the six months ended June 30, 2003. This debt was extinguished in connection with the Acquisition.

  (d) Loans from Merck KGaA and Affiliates

        VWR had various loans with Merck KGaA and its affiliates. The contractual maturities of these loans were current, but these loans have been classified as long-term because Merck KGaA had represented it would not require payment on the debt before 12 months. A portion of the cash consideration for the Acquisition of VWR by CDRV Acquisition Corporation was used to repay all debt owing to Merck KGaA outstanding on the closing date. Interest expense and the average interest rate at the end of each period on these loans were as follows:

	Predecessor Jan. 1- April 6, 2004	Predecessor Six Months Ended June 30, 2003
Interest expense	$1.4	$4.0
Average interest rate	2.9%	3.8%

  (e) Bank Loans

        Bank loans represent amounts owed by certain European subsidiaries that are operating without formal agreements with foreign banks to fund short-term needs. The bank loans had an average interest rate of 3.4% and 2.8% as of June 30, 2004 and December 31, 2003, respectively. This debt was assumed in connection with the Acquisition. VWR had no financial covenants related to bank loans as of June 30, 2004.

(5)    Retirement Benefits

  U.S. Defined Benefit Plan

        VWR sponsors various retirement plans for most full-time employees. Pension plan benefits for the defined benefit plan are based primarily on participants' compensation and years of credited service. It has been VWR's policy to fund the minimum amount required by local regulations of current and prior year service costs under its funded defined benefit retirement plan.

        Net periodic pension cost includes the following components and assumptions:

	Three Months Ended June 30, 2004			Six Months Ended June 30, 2004
			Predecessor Three Months Ended June 30, 2003			Predecessor Six Months Ended June 30, 2003
	Successor April 7- June 30, 2004	Predecessor April 1- April 6, 2004		Successor April 7- June 30, 2004	Predecessor January 1- April 6, 2004
Components of net periodic benefit cost:
Service cost of benefits earned	$1.6	$0.1	$1.4	$1.6	$1.8	$2.8
Interest cost on projected benefits obligation	1.8	0.2	1.9	1.8	2.2	3.8
Expected return on plan assets	(1.7)	(0.2)	(2.3)	(1.7)	(2.5)	(4.6)
Recognized net actuarial loss	—	—	0.4	—	0.8	0.8

Net periodic pension cost	$1.7	$0.1	$1.4	$1.7	$2.3	$2.8

Assumed rate of return on plan assets	8.25%	9.00%	9.00%	8.25%	9.00%	9.00%

        The Company intends to make a contribution to the U.S. defined benefit plan of approximately $6.1 during 2004.

(6)    Commitments and Contingencies

        VWR is involved in various environmental, contractual and product liability cases and claims which are considered routine to VWR's business and from time to time VWR is named as a defendant in cases as a result of our distribution of scientific supplies, including litigation resulting from the distribution of products containing asbestos by VWR and certain of its predecessors. While the impact of this litigation has typically been immaterial, there can be no assurance that the impact of the pending and any future claims will not be material to our business, financial condition or results of operations in the future.

(7)    Transactions with Related Parties

        Merck KGaA (Merck KGaA and/or affiliates) and VWR have entered into various transactions and agreements in the ordinary course of business. Prior to the entering into agreements with Merck KGaA, VWR and Merck KGaA conducted business with each other in a manner that was not materially different than those described below. In connection with the Acquisition, the Company entered into new agreements with Merck KGaA that are described below. The following summarizes significant transactions between VWR and Merck KGaA:

  (a)    Sales to Merck KGaA

        VWR sells products to Merck KGaA for which it is paid in the normal course of business.

  (b)    Purchases from Merck KGaA

        VWR purchases certain chemical products for resale from Merck KGaA for which it pays Merck KGaA in the normal course of business. VWR and Merck KGaA have entered into two contracts that provide for VWR to be the exclusive distributor of certain Merck KGaA products in the laboratory field in certain countries (territories) and the nonexclusive distributor in certain other territories. These two contracts for North American and European territories expire on April 6, 2009 and may be extended for an additional five year term, each subject to the occurrence of certain conditions.

        In connection with the Acquisition, we have also entered into other distribution agreements with Merck KGaA, including five-year distribution agreements with Merck KGaA to distribute its bioscience products in Europe and North America. These distribution arrangements in Europe and North America are exclusive and non-exclusive, respectively. In addition, we have entered into a supply agreement with Merck KGaA, pursuant to which it has agreed to continue to manufacture certain of our private label products for a period of three years from April 7, 2004, and thereafter to provide technical assistance in transitioning their manufacture to other manufacturers. These products are primarily sold in the U.K., and we have agreed to use our commercially reasonable efforts to convert these products to Merck KGaA-branded products to the extent that the conversion would be economically equivalent to us.

  (c)    Logistics Services in Europe

        Under the terms of an agreement that expires on December 31, 2007, Merck KGaA continues to provide logistics services to certain of our subsidiaries. Unless earlier terminated following a notice period, such logistics service arrangements will be automatically renewed for an additional three years.

  (d)    Systems/Technology Services

        Following the completion of the Acquisition, we and Merck KGaA have also continued to provide certain information technology services to each other consistent with the arrangements in place prior to the Acquisition, including Merck KGaA's operation and support of the main enterprise resource planning and business warehouse software and databases for our European companies. The information services master agreement will continue for an initial five-year period from April 7, 2004, although individual services may be terminated during the term following a notice period.

  (e)    Other Services Provided by VWR and by Merck KGaA

        We and Merck KGaA have historically performed corporate services for each other, including certain financial and administrative functions. In order to maintain continuous and efficient operations following the completion of the Acquisition, we have entered into a transition services agreement with Merck KGaA to maintain these relationships following the Acquisition until such time as these services can be obtained internally or from other sources. The term of the transition services agreement is three years from April 7, 2004, although the recipient of the services has in most cases, the right to terminate individual services upon notice as early as January 1, 2005. Certain services may be terminated on an earlier date. If any required third-party consent is not obtained, we may no longer benefit from certain group rates available to Merck KGaA. We and Merck KGaA will also continue to provide each other with certain environmental and other regulatory compliance services for a transition period following the Acquisition.

        Certain subsidiaries of Merck KGaA and certain of our subsidiaries have continued to lease or sublease from one another, or otherwise share, space in various offices and warehouses in Europe and in Mexico since the completion of the Acquisition. The terms of these leasing and subleasing arrangements range from less than one year to up to six or more years and are generally at market rents and conditions. Certain other existing intercompany contracts have also remained in place since the Acquisition, and were not replaced by the transition services agreement.

        The following table summarized the transactions between VWR and Merck KGaA during the periods when VWR was a wholly-owned subsidiary of Merck KGaA:

	Predecessor April 1- April 6, 2004	Three Months Ended June 30, 2003	Predecessor January 1- April 6, 2004	Six Months Ended June 30, 2003
Sales to Merck KGaA, included in net sales	$0.6	$7.7	$8.4	$13.8
Purchases from Merck KGaA, included in cost of goods sold and inventory	5.5	62.3	76.0	122.7
Services provided by Merck KGaA included in selling, general and administrative expenses	0.2	4.3	3.3	7.8
Services provided to Merck KGaA included in selling, general and administrative expenses	0.1	1.0	1.5	2.0

        Merck KGaA continues to be a significant supplier to VWR. Purchases from Merck KGaA, included in cost of goods sold and inventory were approximately $59.7 for the period April 7, 2004-June 30, 2004.

  (f)    Transactions with Clayton, Dubilier & Rice, Inc.

        Under the terms of a consulting agreement between the Company and Clayton, Dubilier & Rice, Inc. ("CD&R") dated April 7, 2004, the Company paid CD&R $18 for transaction services rendered in connection with the Acquisition. In addition, the consulting agreement includes an annual consulting fee of $1.5 for financial advisory and management consulting services. The consulting agreement terminates upon the earlier of (1) April 7, 2014; (2) the date on which an investment fund managed by CD&R no longer owns, directly or indirectly, any shares of the capital stock of the Company or its successor company; or (3) upon thirty days written notice of either party.

(8)    Accounts Payable

        VWR maintains a centralized cash management system for its U.S. and Canadian accounts payable. Accordingly, included in accounts payable at June 30, 2004 and December 31, 2003 are approximately $10.3 and $11.0, respectively, of remittances that had not cleared.

(9)    Segment Financial Information

        VWR reports financial results on the basis of the following three business segments: North American laboratory distribution, or North American Lab, European laboratory distribution, or European Lab, and Science Education. Both the North American Lab and European Lab segments are comprised of the distribution of scientific supplies to customers engaged in pharmaceutical, biotechnology, chemical, technology, food processing, governmental agencies, colleges and universities and environmental organizations. Science Education is comprised of the distribution of scientific supplies and specialized kits to primary and secondary schools as well as distribution of scientific supplies to universities and research institutes.

        Selected business segment financial information is presented below. Inter-segment activity has been eliminated. Therefore, revenues reported for each operating segment are substantially all from external customers.

	Three Months Ended June 30, 2004			Six Months Ended June 30, 2004
	Successor April 7- June 30, 2004	Predecessor April 1- April 6, 2004	Predecessor April 1- June 30, 2003	Successor April 7- June 30, 2004	Predecessor January 1- April 6, 2004	Predecessor January 1- June 30, 2003
Net Sales
North American Lab	$427.6	$36.0	$442.0	$427.6	$486.5	$857.7
European Lab	221.1	21.6	226.0	221.1	283.0	452.7
Science Education	27.3	1.8	31.7	27.3	23.7	53.3

Total	$676.0	$59.4	$699.7	$676.0	$793.2	$1,363.7

Operating Income
North American Lab	$26.7	$2.2	$21.8	$26.7	$28.5	$40.3
European Lab	2.4	1.2	6.7	2.4	13.1	16.8
Science Education	2.6	—	4.3	2.6	(0.1)	2.8

Total	$31.7	$3.4	$32.8	$31.7	$41.5	$59.9

	Successor June 30, 2004	Predecessor December 31, 2003
Assets
North American Lab	$1,567.1	$1,135.2
European Lab	749.8	496.4
Science Education	141.7	136.3

Total	$2,458.6	$1,767.9

(10)    Recent Accounting Pronouncements

       In December 2003, the FASB issued Staff Position No. 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") ("FSP 106-1"). FSP 106-1 permits a sponsor of a post-retirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the Act. The election to defer accounting for the Act must be made before net periodic postretirement benefit costs for the period that includes the Act's enactment are first included in reported financial information. In accordance with FSP 106-1, the Company elected to defer the accounting for the Act until final guidance is issued by the FASB. In May 2004, the FASB issued final guidance in the form of FSP106-2. The Company will be required to adopt FSP106-2 beginning with the third quarter of 2004. The adoption of this staff position is not anticipated to have a material effect on the Company's financial position or results of operations.

        In March 2004, the FASB issued Proposed Statement of Financial Accounting Standards, Share Based Payment, an amendment of FASB Statements No. 123 and 95. During August 2004, our ultimate parent introduced a share-based compensation arrangement as a component of its compensation plans for our employees. The potential impact on future operating results of the Company from the proposed standard is not known at this time.

        During June 2004, the FASB issued Proposed Interpretation Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143. This proposed Interpretation would clarify that a legal obligation to perform an asset retirement activity that is conditional on a future event is within the scope of FASB Statement No. 143. If the Interpretation is issued, its adoption is not expected to have a material effect on the Company's financial position or results of operations.

        Also during June 2004, the FASB issued a Proposed Statement of Financial Accounting Standards, Fair Value Measurements. The proposed Statement provides guidance for how to measure fair value and would apply broadly to financial and non-financial assets and liabilities measured at fair value under other pronouncements. The potential impact of this proposed statement on future operating results is not known at this time.

        During July 2004, the FASB instructed its staff to research the cost-benefit considerations of eliminating the exception to recognizing deferred taxes on investments in foreign subsidiaries, as allowed in SFAS No. 109, "Accounting for Income Taxes." Eliminating the exception for investments in foreign subsidiaries could significantly increase the amount of tax expenses and deferred tax liabilities we recognize.

VWR International, Inc.

Offers to Exchange
its 6 7/8% Senior Notes due 2012

and

its 8% Senior Subordinated Notes due 2014

PROSPECTUS

, 2004

DEALER PROSPECTUS DELIVERY OBLIGATION

Until                        , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        VWR International, Inc. is a corporation incorporated in the State of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit of proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        The certificate of incorporation of VWR International, Inc. provides for the indemnification of directors, officers and employees to the fullest extent permitted by the DGCL. In addition, as permitted by the DGCL, the certificate of incorporation provides that VWR International, Inc.'s directors shall have no personal liability to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to the combined company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

        VWR International, Inc.'s by-laws provide for the indemnification of all current and former directors and all current or former officers to the fullest extent permitted by the DGCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits.

        The following exhibits are included as exhibits to this Registration Statement.

Exhibit Number	Description
2.1	Agreement and Plan of Merger and Plan of Reorganization, dated as of April 7, 2004, among VWR International, Inc. and CDRV Acquisition Corporation.*
3.1	Certificate of Incorporation of VWR International, Inc.*
3.2	Amended and Restated Bylaws of VWR International, Inc.*
4.1
Credit Agreement, dated as of April 7, 2004, among CDRV Acquisition Corporation (the rights and obligations of which thereunder are to be assumed by VWR International, Inc.), the Foreign Subsidiary Borrowers from time to time parties thereto, the several Lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent, Citicorp North America, Inc., as Syndication Agent, and Bank of America, N.A., BNP Paribas and Barclays Bank PLC, as Documentation Agents.*
4.2	Assumption Agreement, dated as of April 7, 2004, between CDRV Acquisition Corporation and VWR International, Inc.*
4.3
Guarantee and Collateral Agreement, dated as of April 7, 2004, made by CDRV Holdings, Inc., CDRV Acquisition Corporation (the rights and obligations of which are to be assumed by VWR International, Inc.) and certain of its Subsidiaries in favor of Deutsche Bank AG, New York Branch, as Administrative Agent.*
4.4
Indenture, dated as of April 7, 2004, by and among CDRV Acquisition Corporation, as Issuer, the Subsidiary Guarantors from time to time parties thereto, as Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee, relating to the 6 7/8% Senior Notes due 2012 of CDRV Acquisition Corporation.*
4.5
Indenture, dated as of April 7, 2004, by and among CDRV Acquisition Corporation, as Issuer, the Subsidiary Guarantors from time to time parties thereto, as Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee, relating to the 8% Senior Subordinated Notes due 2014 of CDRV Acquisition Corporation.*
4.6
Supplemental Indenture, dated as of April 7, 2004, among VWR International, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to the 6 7/8% Senior Notes due 2012 of CDRV Acquisition Corporation.*
4.7
Supplemental Indenture, dated as of April 7, 2004, among VWR International, Inc., and Wells Fargo Bank, National Association, as Trustee, relating to the 8% Senior Subordinated Notes due 2014 of CDRV Acquisition Corporation.*
4.8
Exchange and Registration Rights Agreement, dated as of April 7, 2004, among CDRV Acquisition Corporation, and Deutsche Bank Securities Inc., for itself and on behalf of the Purchasers (as defined therein), relating to the 6 7/8% Senior Notes due 2012 of CDRV Acquisition Corporation.*
4.9
Exchange and Registration Rights Agreement, dated as of April 7, 2004, among CDRV Acquisition Corporation, and Deutsche Bank Securities Inc., for itself and on behalf of the Purchasers (as defined therein), relating to the 8% Senior Subordinated Notes due 2014 of CDRV Acquisition Corporation.*
4.10	Form of 6 7/8% Senior Notes due 2012 of CDRV Acquisition Corporation.*
4.11	Form of 8% Senior Subordinated Notes due 2014 of CDRV Acquisition Corporation.*
5.1	Opinion of Debevoise & Plimpton LLP.***

10.1	Consulting Agreement, dated as of April 7, 2004, by and among CDRV Investors, Inc., CDRV Holdings, Inc., CDRV Acquisition Corporation, CDRV Delaware, Inc. and Clayton, Dubilier & Rice, Inc.*
10.2
Indemnification Agreement, dated as of April 7, 2004, among CDRV Investors, Inc., CDRV Holdings, Inc., CDRV Acquisition Corporation, CDRV Delaware, Inc., Clayton, Dubilier & Rice, Inc. and Clayton, Dubilier & Rice Fund VI Limited Partnership.*
10.3
Registration and Participation Agreement, dated as of April 7, 2004, among CDRV Investors, Inc., Clayton, Dubilier & Rice Fund VI Limited Partnership, Banc of America Capital Investors, L.P., SSB Capital Partners (Master Fund) I, L.P., and CGI Private Equity L.P., LLC.*
10.4	Stock Subscription Agreement, dated April 7, 2004, between CDRV Investors, Inc. and Clayton, Dubilier & Rice Fund VI Limited Partnership.*
10.5	VWR International, Inc. Directors Compensation Policy*
10.6	CDRV Investors, Inc. Stock Incentive Plan*
10.7	Form of Employee Stock Subscription Agreement*
10.8	Form of Stock Option Agreement*
10.9	Pension Contract for Walter Zywottek*
10.10	VWR International, Inc. Retirement Plan*
10.11	VWR Corporation Supplemental Benefits Plan*
10.12	Employment Agreement, among VWR International Inc. and Walter Zywottek*
10.13	Employment Agreement, among VWR International Inc. and Jack Wyszomierski*
10.14	Employment Agreement, among VWR International Inc. and Edward H. Orzetti*
10.15	Employment Agreement, among VWR International Inc. and George Gunther*
10.16	Letter of Employment for George A. Gunther*
10.17	Employment Agreement, among VWR International Inc. and Charles F. Canfield*
10.18	Employment Agreement, among VWR International Inc. and Ted Pulkownik*
10.19	Employment Agreement, among VWR International Inc. and Stephen J. Kunst*
10.20	Letter of Employment for Stephen J. Kunst*
10.21	Employment Agreement, among VWR International Inc. and Gerard Christian*
10.22	Letter of Employment for Gerard J. Christian*
12.1	Computation of Ratio of Earnings to Fixed Charges.*
21.1	List of subsidiaries.*
23.1	Consent of KPMG LLP.**
24.1	Power of Attorney (included on the signature page of this Registration Statement).
25.1	Statement of Eligibility of Wells Fargo Bank, N.A. on Form T-1.*
99.1	Form of Letter of Transmittal.**

99.2	Form of Notice of Guaranteed Delivery.**
99.3	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner.**

*
Previously filed as an exhibit to the VWR International Inc. Form S-4, filed August 30, 2004 and incorporated herein by reference.

**
Filed herewith.

***
To be filed by amendment.

(b)	Financial Statement Schedule Financial schedules filed as part of this registration statement:
	1.	Schedule II—Valuation and Qualifying Accounts of VWR International Corporation appears on page F-34 of this prospectus.

ITEM 22. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (b)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (c)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (5)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (6)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, VWR International, Inc. has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on October 20, 2004.

VWR INTERNATIONAL, INC.
By:	/s/ STEPHEN KUNST
Name: Stephen Kunst Title: Senior Vice President, General Counsel and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on October 20, 2004 by the following persons in the capacities indicated.

Signature	Title

/s/ WALTER W. ZYWOTTEK* Walter W. Zywottek	President, Chief Executive Officer and Director
/s/ JACK L. WYSZOMIERSKI* Jack L. Wyszomierski	Executive Vice President and Chief Financial Officer
/s/ B. CHARLES AMES* B. Charles Ames	Director
/s/ JOSEPH L. RICE, III* Joseph L. Rice, III	Director
/s/ JAMES W. ROGERS* James W. Rogers	Director
/s/ RICHARD J. SCHNALL* Richard J. Schnall	Director
*By:	/s/ STEPHEN KUNST Stephen Kunst Attorney-in-fact

 POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen Kunst and Jack Wyszomierski, jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on October 20, 2004 by the following persons in the capacities indicated.

Signature	Title

/s/ LEWIS S. EDELHEIT Lewis S. Edelheit	Director
Brian P. Kelley	Director
/s/ AXEL RUCKERT Axel Ruckert	Director
/s/ CARL T. STOCKER Carl T. Stocker	Director
/s/ ROBERT J. ZOLLARS Robert J. Zollars	Director

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger and Plan of Reorganization, dated as of April 7, 2004, among VWR International, Inc. and CDRV Acquisition Corporation.*
3.1	Certificate of Incorporation of VWR International, Inc.*
3.2	Amended and Restated Bylaws of VWR International, Inc.*
4.1
Credit Agreement, dated as of April 7, 2004, among CDRV Acquisition Corporation (the rights and obligations of which thereunder are to be assumed by VWR International, Inc.), the Foreign Subsidiary Borrowers from time to time parties thereto, the several Lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent, Citicorp North America, Inc., as Syndication Agent, and Bank of America, N.A., BNP Paribas and Barclays Bank PLC, as Documentation Agents.*
4.2	Assumption Agreement, dated as of April 7, 2004, between CDRV Acquisition Corporation and VWR International, Inc.*
4.3
Guarantee and Collateral Agreement, dated as of April 7, 2004, made by CDRV Holdings, Inc., CDRV Acquisition Corporation (the rights and obligations of which are to be assumed by VWR International, Inc.) and certain of its Subsidiaries in favor of Deutsche Bank AG, New York Branch, as Administrative Agent.*
4.4
Indenture, dated as of April 7, 2004, by and among CDRV Acquisition Corporation, as Issuer, the Subsidiary Guarantors from time to time parties thereto, as Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee, relating to the 6?% Senior Notes due 2012 of CDRV Acquisition Corporation.*
4.5
Indenture, dated as of April 7, 2004, by and among CDRV Acquisition Corporation, as Issuer, the Subsidiary Guarantors from time to time parties thereto, as Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee, relating to the 8% Senior Subordinated Notes due 2014 of CDRV Acquisition Corporation.*
4.6
Supplemental Indenture, dated as of April 7, 2004, among VWR International, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to the 6?% Senior Notes due 2012 of CDRV Acquisition Corporation.*
4.7
Supplemental Indenture, dated as of April 7, 2004, among VWR International, Inc., and Wells Fargo Bank, National Association, as Trustee, relating to the 8% Senior Subordinated Notes due 2014 of CDRV Acquisition Corporation.*
4.8
Exchange and Registration Rights Agreement, dated as of April 7, 2004, among CDRV Acquisition Corporation, and Deutsche Bank Securities Inc., for itself and on behalf of the Purchasers (as defined therein), relating to the 6?% Senior Notes due 2012 of CDRV Acquisition Corporation.*
4.9
Exchange and Registration Rights Agreement, dated as of April 7, 2004, among CDRV Acquisition Corporation, and Deutsche Bank Securities Inc., for itself and on behalf of the Purchasers (as defined therein), relating to the 8% Senior Subordinated Notes due 2014 of CDRV Acquisition Corporation.*
4.10	Form of 6 7/8% Senior Notes due 2012 of CDRV Acquisition Corporation.*
4.11	Form of 8% Senior Subordinated Notes due 2014 of CDRV Acquisition Corporation.*

5.1	Opinion of Debevoise & Plimpton LLP.***
10.1	Consulting Agreement, dated as of April 7, 2004, by and among CDRV Investors, Inc., CDRV Holdings, Inc., CDRV Acquisition Corporation, CDRV Delaware, Inc. and Clayton, Dubilier & Rice, Inc.*
10.2
Indemnification Agreement, dated as of April 7, 2004, among CDRV Investors, Inc., CDRV Holdings, Inc., CDRV Acquisition Corporation, CDRV Delaware, Inc., Clayton, Dubilier & Rice, Inc. and Clayton, Dubilier & Rice Fund VI Limited Partnership.*
10.3
Registration and Participation Agreement, dated as of April 7, 2004, among CDRV Investors, Inc., Clayton, Dubilier & Rice Fund VI Limited Partnership, Banc of America Capital Investors, L.P., SSB Capital Partners (Master Fund) I, L.P., and CGI Private Equity L.P., LLC.*
10.4	Stock Subscription Agreement, dated April 7, 2004, between CDRV Investors, Inc. and Clayton, Dubilier & Rice Fund VI Limited Partnership.*
10.5	VWR International, Inc. Directors Compensation Policy*
10.6	CDRV Investors, Inc. Stock Incentive Plan*
10.7	Form of Employee Stock Subscription Agreement*
10.8	Form of Stock Option Agreement*
10.9	Pension Contract for Walter Zywottek*
10.10	VWR International, Inc. Retirement Plan*
10.11	VWR Corporation Supplemental Benefits Plan*
10.12	Employment Agreement, among VWR International Inc. and Walter Zywottek*
10.13	Employment Agreement, among VWR International Inc. and Jack Wyszomierski*
10.14	Employment Agreement, among VWR International Inc. and Edward H. Orzetti*
10.15	Employment Agreement, among VWR International Inc. and George Gunther*
10.16	Letter of Employment for George A. Gunther*
10.17	Employment Agreement, among VWR International Inc. and Charles F. Canfield*
10.18	Employment Agreement, among VWR International Inc. and Ted Pulkownik*
10.19	Employment Agreement, among VWR International Inc. and Stephen J. Kunst*
10.20	Letter of Employment for Stephen J. Kunst*
10.21	Employment Agreement, among VWR International Inc. and Gerard Christian*
10.22	Letter of Employment for Gerard J. Christian*
12.1	Computation of Ratio of Earnings to Fixed Charges.*
21.1	List of subsidiaries.*
23.1	Consent of KPMG LLP.**
24.1	Power of Attorney (included on the signature page of this Registration Statement).

25.1	Statement of Eligibility of Wells Fargo Bank, N.A. on Form T-1.*
99.1	Form of Letter of Transmittal.**
99.2	Form of Notice of Guaranteed Delivery.**
99.3	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner.**

*
Previously filed as an exhibit to the VWR International Inc. Form S-4, filed August 30, 2004 and incorporated herein by reference.

**
Filed Herewith.

***
To be filed by amendment.

QuickLinks

The date of this prospectus is , 2004.
TABLE OF CONTENTS
SUMMARY
Our Business
Our Industry
The Transactions
Summary of the Terms of the Exchange Offers
Summary of the Terms of the Notes
Risk Factors
RISK FACTORS
Risks Related to the Notes
Risks Related to Our Business
FORWARD-LOOKING STATEMENTS
MARKET AND INDUSTRY DATA
THE EXCHANGE OFFERS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
VWR International, Inc. Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended December 31, 2003 (Dollars in millions)
For the Six Months Ended June 30, 2004 (Dollars in millions)
VWR International, Inc. Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Dollar in millions) (Unaudited)
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
GLOBAL RESEARCH LABORATORY INDUSTRY
BUSINESS
MANAGEMENT
Summary Compensation Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF SENIOR SECURED CREDIT FACILITY
DESCRIPTION OF NOTES
MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
GLOSSARY OF TERMS
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
VWR INTERNATIONAL CORPORATION Consolidated Balance Sheets (Dollars in millions)
VWR INTERNATIONAL CORPORATION Consolidated/Combined Statements of Operations (Dollars in millions)
VWR INTERNATIONAL CORPORATION Consolidated/Combined Statements of Shareholders' Equity and Other Comprehensive Income (Loss) Years ended December 31, 2003, 2002 and 2001 (Dollars in millions)
VWR INTERNATIONAL CORPORATION Consolidated/Combined Statements of Cash Flows (Dollars in millions)
VWR INTERNATIONAL CORPORATION Notes to Consolidated/Combined Financial Statements December 31, 2003, 2002 and 2001 (Dollars in millions)
VWR INTERNATIONAL CORPORATION Schedule II—Valuation and Qualifying Accounts Years ended December 31, 2003, 2002 and 2001 (Dollars in millions)
VWR INTERNATIONAL, INC. Consolidated Balance Sheets (Dollars in millions, except share data)
VWR INTERNATIONAL, INC. Consolidated Statements of Operations (Dollars in millions) (unaudited)
VWR INTERNATIONAL, INC. Consolidated Statements of Operations (Dollars in millions) (unaudited)
VWR INTERNATIONAL, INC. Consolidated Statements of Shareholders' Equity and Other Comprehensive Income (Loss) (Dollars in millions, except share data) (unaudited)
VWR INTERNATIONAL, INC. Consolidated Statements of Cash Flows (Dollars in millions) (unaudited)
VWR INTERNATIONAL, INC. Notes to Consolidated Financial Statements (Dollars in millions) (unaudited)
VWR International, Inc.
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX